                                                                    EXHIBIT 99.1


                                  [MDSI LOGO]

                                                                   June 17, 2004

Dear Shareholders and Optionholders of
  MDSI Mobile Data Solutions Inc. ("MDSI"):

     The Board of Directors cordially invites you to attend a special meeting of common shareholders ("MDSI Shareholders") and optionholders ("MDSI Optionholders") to be held at 9:00 a.m. (Vancouver time) on August 4, 2004, at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia.

     At the meeting, MDSI Shareholders and MDSI Optionholders (together, "MDSI Securityholders") will be asked to approve an arrangement (the "Arrangement") in which MDSI will become an indirect wholly-owned subsidiary of At Road, Inc. ("@Road"), a leading provider of mobile resource management services, based in Fremont, California.

     MDSI's management expects that the combination of @Road and MDSI will position the combined entity to use software sales and installation strategies to offer new services and subscriptions to a worldwide market and to further penetrate key vertical markets, including utilities, telco, cable, and broadband markets.

     It is important that your MDSI Common Shares and/or MDSI Options be voted at the meeting. Whether or not you are able to attend, we urge you to complete the enclosed form of proxy and return it in the envelope provided or by fax to
1.866.249.7775 (within North America) or 1.416.263.9524 (outside North America), not later than 9:00 a.m. (Vancouver time) on July 30, 2004. Submitting a proxy will not prevent you from voting in person if you attend the meeting, but will ensure that your vote will be counted if you are unable to attend. If you require any assistance in completing your proxy, please call Tammy Ross of MDSI at 604.207.6112. If you are not registered as an MDSI Shareholder, but hold your MDSI Common Shares through a broker or other intermediary, you should follow the instructions provided by your broker or intermediary to vote your MDSI Common Shares.

     Included with this letter, in addition to the form of proxy, is a notice of the special meeting and management proxy circular (the "Circular"), together with a CD-ROM containing certain ancillary documents which are incorporated by reference in the Circular. IF YOU WOULD LIKE A PAPER COPY OF ANY OF THE MATERIALS ON THE CD-ROM, PLEASE REQUEST THESE COPIES FROM TAMMY ROSS OF MDSI AT
604.207.6112 OR BY E-MAIL TO TROSS@MDSI.CA. Included among the documents on the enclosed CD-ROM is a copy of MDSI's Form 10-K in respect of its fiscal year ended December 31, 2003.

     The Circular contains both a summary and a detailed description of the Arrangement. We have provided the brief description of the Arrangement below to assist you in making your decision BUT YOU SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THE CIRCULAR. IF YOU REQUIRE ASSISTANCE, CONSULT YOUR FINANCIAL, LEGAL OR OTHER PROFESSIONAL ADVISORS.

     Under the Arrangement, an MDSI Shareholder may elect to receive any of the following in exchange for his or her MDSI Common Shares:

     (i)   0.75 of an @Road Common Share per MDSI Common Share;

     (ii) 0.75 of an Exchangeable Share per MDSI Common Share (an election available only to Canadian Residents); or

     (iii) US $9.00 in cash per MDSI Common Share, subject to adjustment, based on a maximum aggregate of US $19.5 million cash payable to all MDSI Securityholders.

     An MDSI Shareholder may only choose one of the above types of consideration with respect to all of his or her MDSI Common Shares.

     MDSI Shareholders who are Canadian residents may elect to receive cash, @Road Common Shares or Exchangeable Shares. MDSI Shareholders who are not Canadian residents may only elect to receive cash or

@Road Common Shares. In the event that proration of the cash portion of the consideration is necessary, Canadian residents will receive the balance of their consideration in Exchangeable Shares, and MDSI Shareholders who are not Canadian residents will receive the balance of their consideration in @Road Common Shares.

     The total cash to be paid by @Road under the Arrangement to MDSI Securityholders will not exceed US $19.5 million (the "Maximum Cash Consideration"). If MDSI Securityholders in aggregate elect to receive more cash than the Maximum Cash Consideration, each MDSI Securityholder electing to receive cash will receive a pro rata portion of the Maximum Cash Consideration (such that the total amount of cash paid to MDSI Securityholders electing cash equals the Maximum Cash Consideration), plus @Road Common Shares or Exchangeable Shares. The number of @Road Common Shares or Exchangeable Shares to be received by an MDSI Securityholder in lieu of cash is calculated using a deemed value of US $12.00 per @Road Common Share or Exchangeable Share. This deemed value approximated the trading price of the @Road Common Shares on April 12, 2004, the date immediately prior to the public announcement of the Transaction.

     The value on the date of closing of the consideration to be received by an MDSI Securityholder who elects cash will depend on the trading price of @Road Common Shares on the date of closing of the Transaction. For example, if the pro-rated amount of cash received by an MDSI Shareholder is US $3.00, an MDSI Shareholder electing cash would receive the balance of the consideration due in the form of one-half of an @Road Common Share or one-half of an Exchangeable Share (applying the deemed price of US $12.00). In these circumstances, if the trading price of an @Road Common Share at the time of closing of the Transaction is, for example, US $10.00, the total immediate dollar value received per share by an MDSI Shareholder at closing would be US $8.00. However, if, for example, the trading price of an @Road Common Share at closing is US $6.00, the total value per share received by an MDSI Shareholder at closing would be US $6.00. The closing trading price for the @Road Common Shares on June 16, 2004 was US $8.43 per share.

     The Exchangeable Shares will enable MDSI Shareholders who are Canadian residents and who file the necessary election to realize a Canadian tax deferral in certain circumstances, as described in the Circular. Each Exchangeable Share will be exchangeable at any time for one @Road Common Share and will have economic and voting rights that are, as nearly as practicable, the same as the rights of @Road Common Shares, including rights to dividends and an effective right to vote at meetings of holders of @Road Common Shares.

     MDSI Optionholders may elect either a cash exercise or cashless exercise in connection with exercising their MDSI Options as part of the Transaction. Currently unvested MDSI Options will be deemed to be conditionally vested for purposes of participating in the Transaction, and all MDSI Options may be conditionally exercised subject to completion of the Arrangement. Upon completion of the Arrangement, MDSI Optionholders will receive, according to their election and in lieu of the MDSI Common Shares to which they would otherwise be entitled: (i) @Road Common Shares; (ii) Exchangeable Shares (in the case of Canadian residents); or (iii) cash, subject to adjustment based on the Maximum Cash Consideration. MDSI Optionholders holding MDSI Options with an exercise price less than the value of the consideration the MDSI Optionholder would receive in the Arrangement and who do not make an election will be deemed (unless they instruct otherwise) to have elected a cashless exercise and to have elected to receive Exchangeable Shares (if a Canadian resident) or @Road Common Shares (if not a Canadian resident). MDSI Optionholders are advised that any Canadian income tax liability realized as a result of the exercise of their MDSI Options cannot be deferred through an election to receive Exchangeable Shares.

     THE BOARD OF DIRECTORS HAS CONSIDERED THE ARRANGEMENT AT LENGTH AND HAS DETERMINED THAT THE ARRANGEMENT IS FAIR TO MDSI SECURITYHOLDERS AND IS IN THE BEST INTERESTS OF MDSI. The Board of Directors came to these determinations based on, among other things, the opinions of Bear, Stearns & Co. Inc. (MDSI's financial advisor) and RBC Capital Markets rendered in respect of the proposed Transaction. These opinions state, as of their respective dates, that the consideration to be received by the MDSI Shareholders was fair to the MDSI Shareholders from a financial point of view. THE BOARD OF DIRECTORS HAS APPROVED THE ARRANGEMENT AND RECOMMENDS THAT MDSI SECURITYHOLDERS VOTE FOR THE ARRANGEMENT.

     Closer to the anticipated effective date of the Arrangement, MDSI will mail to MDSI Shareholders and MDSI Optionholders separate forms (a blue form for MDSI Shareholders and a yellow form for MDSI Optionholders) to enable MDSI Shareholders and MDSI Optionholders to elect the type of consideration they wish to receive in the Arrangement and, in the case of MDSI Optionholders, to indicate if they wish to conditionally exercise their MDSI Options on a cash or a cashless basis. If you are both an MDSI Shareholder and an MDSI Optionholder, you will receive two packages, one containing a blue form for your use as an MDSI Shareholder and the other containing a yellow form, for your use as an MDSI Optionholder. These forms will contain complete instructions on how to make your election and exchange your shares or options. DO NOT SEND US YOUR SHARE CERTIFICATES (OR YOUR CHEQUE OR BANK DRAFT IN RESPECT OF A CASH EXERCISE OF OPTIONS) AT THIS TIME. PLEASE WAIT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL (OR CONDITIONAL EXERCISE) AND ELECTION FORM. You will not actually receive your cash and/or Exchangeable Shares or @Road Common Shares until the Arrangement is completed and you have returned your properly completed documents, including your letter of transmittal (or conditional exercise) and election form and share certificates (or your cheque or bank draft in respect of a cash exercise of options). MDSI Shareholders who do not file a valid and timely election will be deemed to have elected to receive @Road Common Shares, except for MDSI Shareholders who are identified by MDSI or by an intermediary to be Canadian residents, in which case such MDSI Shareholders will be deemed to have elected to receive Exchangeable Shares. MDSI Optionholders who do not file a valid and timely election will be deemed (unless they direct otherwise) to have elected a cashless exercise and will receive @Road Common Shares unless they are identified as Canadian residents, in which case they will receive Exchangeable Shares.

     Subject to the approval of the Supreme Court of British Columbia, the satisfaction of customary closing conditions and the approval of the Arrangement by the MDSI Securityholders, it is anticipated that the Arrangement will be completed in the third quarter of 2004. Currently, the closing of the Arrangement is scheduled for on or about August 13, 2004.

     On behalf of MDSI, I would like to thank all MDSI Securityholders for their ongoing support as we prepare to take part in this important event in the history of MDSI.

                                         Yours very truly,

                                         (DYSTHE SIG)

                                         Erik Dysthe
                                         Chairman and Chief Executive Officer

                                  [MDSI LOGO]

                         PLAN OF ARRANGEMENT INVOLVING

                        MDSI MOBILE DATA SOLUTIONS INC.

                                      AND

                                 AT ROAD, INC.

                  NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS

                                      AND

                           MANAGEMENT PROXY CIRCULAR
                                       OF
                        MDSI MOBILE DATA SOLUTIONS INC.

                                 JUNE 17, 2004

     THE SECURITIES TO BE ISSUED IN THIS TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     THE INFORMATION CONCERNING AT ROAD, INC. AND ITS SUBSIDIARIES, CONTAINED IN THIS CIRCULAR, AND INCLUDING THE CONTENTS OF THE CD-ROM, HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS, RECORDS AND INFORMATION ON FILE WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NASDAQ AND OTHER PUBLIC SOURCES OR HAS BEEN PROVIDED BY AT ROAD, INC. FOR INCLUSION IN THIS CIRCULAR. ALTHOUGH MDSI MOBILE DATA SOLUTIONS INC. HAS NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS CONTAINED HEREIN TAKEN FROM OR BASED ON SUCH DOCUMENTS, RECORDS OR INFORMATION PROVIDED BY AT ROAD, INC. ARE UNTRUE OR INCOMPLETE, MDSI MOBILE DATA SOLUTIONS INC. ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN SUCH DOCUMENTS, RECORDS OR INFORMATION OR FOR ANY FAILURE BY AT ROAD, INC. TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO MDSI MOBILE DATA SOLUTIONS INC.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES TO BE ISSUED IN THIS TRANSACTION, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES TO BE ISSUED IN THIS TRANSACTION WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION OR BE TREATED AS A REPRESENTATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS CIRCULAR.

     MDSI MOBILE DATA SOLUTIONS INC. SECURITYHOLDERS SHOULD BE AWARE THAT THE PUBLIC DISCLOSURE DOCUMENTS OF AT ROAD, INC. HAVE BEEN FILED IN ACCORDANCE WITH THE SECURITIES LAWS OF THE UNITED STATES, AND THESE REQUIREMENTS MAY DIFFER FROM THOSE OF THE PROVINCES AND TERRITORIES OF CANADA. IN ADDITION, THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THE PUBLIC DISCLOSURE DOCUMENTS OF AT ROAD, INC. HAVE NOT BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF MDSI MOBILE DATA SOLUTIONS INC.

     NEITHER THE @ROAD COMMON SHARES NOR THE EXCHANGEABLE SHARES TO BE ISSUED UNDER THE TRANSACTION HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND ARE BEING ISSUED IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 3(A)(10) THEREOF ON THE BASIS OF THE APPROVAL OF THE COURT AS DESCRIBED UNDER "THE TRANSACTION -- COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION". THE SOLICITATION OF PROXIES IS NOT SUBJECT TO THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "U.S. EXCHANGE ACT") BY VIRTUE OF AN EXEMPTION APPLICABLE TO PROXY SOLICITATION BY FOREIGN PRIVATE ISSUERS AS DEFINED IN RULE 3B-4 OF THE U.S. EXCHANGE ACT. ACCORDINGLY, THIS CIRCULAR HAS BEEN PREPARED IN ACCORDANCE WITH THE APPLICABLE DISCLOSURE REQUIREMENTS IN CANADA. RESIDENTS OF THE UNITED STATES SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT THAN THOSE OF THE UNITED STATES APPLICABLE TO PROXY STATEMENTS UNDER THE U.S. EXCHANGE ACT.

                  NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS
                        MDSI MOBILE DATA SOLUTIONS INC.

     NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders of common shares ("MDSI Shareholders") and the holders of options to purchase common shares ("MDSI Optionholders" and, together with MDSI Shareholders, the "MDSI Securityholders") of MDSI Mobile Data Solutions Inc. ("MDSI") will be held at Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia on August 4, 2004 at 9:00 a.m. (Vancouver time) for the following purpose:

     1. For the MDSI Securityholders to consider, pursuant to an order of the Supreme Court of British Columbia dated June 17, 2004 (the "Interim Order") and, if deemed advisable, to pass a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act involving, among other things, the acquisition by Orion Exchangeco, Ltd. ("Exchangeco"), an indirect British Columbia subsidiary of At Road, Inc. ("@Road"), of all of the outstanding common shares (the "MDSI Common Shares") of MDSI in exchange for shares of common stock of @Road, exchangeable shares of Exchangeco, cash or a combination thereof, all as more particularly described in the accompanying management proxy circular of MDSI (the "Circular").

     The MDSI Board of Directors has fixed 5:00 p.m. (Vancouver time) on June 14, 2004 as the record date for determining MDSI Securityholders who are entitled to receive notice of the Meeting.

     The Arrangement is described in the Circular, which forms part of this notice ("Notice"). The full text of the Arrangement Resolution is set out at Appendix A to the Circular.

     All MDSI Securityholders are entitled to vote on the Arrangement Resolution. Only one form of proxy accompanies this Notice, either a blue proxy for use by MDSI Shareholders or a yellow proxy for use by MDSI Optionholders. If you are both an MDSI Shareholder and an MDSI Optionholder, you will receive two packages containing this Notice and an accompanying form of proxy.

     WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY EITHER IN THE ADDRESSED ENVELOPE ENCLOSED TO THE CORPORATE SECRETARY OF MDSI MOBILE DATA SOLUTIONS INC., C/O COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1, ATTENTION: STOCK TRANSFER SERVICES, OR BY FAX TO 1.866.249.7775 (WITHIN NORTH AMERICA) OR 1.416.263.9524 (OUTSIDE NORTH AMERICA) (ATTENTION: STOCK TRANSFER SERVICES).

     PROXIES MUST BE RECEIVED BY NO LATER THAN 9:00 A.M. (VANCOUVER TIME) ON JULY 30, 2004 OR, IN THE EVENT THAT THE MEETING IS ADJOURNED OR POSTPONED, THEN NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME THE ADJOURNED MEETING IS RECONVENED OR THE POSTPONED MEETING IS CONVENED. PROXIES MAY ALSO BE DEPOSITED WITH THE SCRUTINEERS OF THE MEETING, TO THE ATTENTION OF THE CHAIR OF THE MEETING, AT OR IMMEDIATELY PRIOR TO THE COMMENCEMENT OF THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU REQUIRE ANY ASSISTANCE IN COMPLETING YOUR PROXY, PLEASE CALL TAMMY ROSS OF MDSI AT 604.207.6112.

     DATED at Vancouver, British Columbia, this 17th day of June, 2004.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        (DYSTHE SIG)

                                        Erik Dysthe
                                        Chairman of the Board

                               TABLE OF CONTENTS

                                              PAGE
                                             -------
TABLE OF CONTENTS...........................       i
DOCUMENTS ON THE ENCLOSED
  CD-ROM....................................     iii
QUESTIONS AND ANSWERS ABOUT THE
  ARRANGEMENT...............................       v
SUMMARY.....................................       1
GLOSSARY OF TERMS...........................      13
INFORMATION CONCERNING THE MEETING..........      22
  Purpose of the Meeting....................      22
  Date, Time and Place of Meeting...........      22
  Solicitation and Appointment of Proxies...      22
  Non-Registered Holders....................      22
  Revocation of Proxies.....................      23
  Voting of Proxies.........................      23
  Record Date, MDSI Securityholders Entitled
    to Vote and Required Vote...............      23
  Dissenters' Rights........................      24
  Other Business............................      24
REPORTING CURRENCIES AND ACCOUNTING
  PRINCIPLES................................      25
CANADIAN/U.S. EXCHANGE RATES................      25
FORWARD LOOKING STATEMENTS..................      25
THE TRANSACTION.............................      26
  Background................................      26
  Recommendation of the MDSI Board of
    Directors...............................      28
  Summary of Fairness Opinions..............      30
  Interests of Management and Other Persons
    in the Transaction......................      34
  Transaction Mechanics.....................      35
  Description of Exchangeable Shares........      37
  Ranking...................................      42
  Certain Restrictions......................      42
  Amendment and Approval....................      42
  @Road Support Obligations.................      42
  The Combination Agreement.................      44
  Voting Agreement..........................      50
  Court Approval of the Arrangement and
    Completion of the Transaction...........      50
  MDSI Affiliate Agreement..................      51
  Procedure for Exchange of Share
    Certificates by MDSI Shareholders.......      51
  Procedure for Conditionally Exercising
    MDSI Options............................      52
  Stock Exchange Listings...................      52
  Eligibility for Investment in Canada......      52
  Regulatory Matters........................      53
  Resale of Exchangeable Shares and @Road
    Common Shares Received in the
    Arrangement.............................      53

                                              PAGE
                                             -------
  Ongoing Canadian Reporting Obligations....      54
TAX CONSIDERATIONS..........................      55
  Canadian Federal Income Tax Considerations
    for MDSI Shareholders and MDSI
    Optionholders...........................      55
  United States Federal Income Tax
    Considerations to MDSI Shareholders.....      63
  U.S. Federal Income Tax Consequences of
    the Arrangement to U.S. Holders.........      65
  U.S. Federal Income Tax Consequences of
    the Arrangement to Non-U.S. Holders.....      67
  Information Reporting; Backup Withholding
    Tax.....................................      69
MARKET PRICES OF @ROAD COMMON SHARES AND
  MDSI COMMON SHARES........................      70
  Common Share Prices.......................      70
RISK FACTORS................................      71
  Risks Associated with the Transaction.....      71
  Risks Associated with @Road's Business....      73
COMPARISON OF SHAREHOLDER RIGHTS............      81
  Vote Required for Extraordinary
    Transactions............................      81
  Amendment to Governing Documents..........      81
  Dissenters' Rights........................      81
  Oppression Remedy.........................      82
  Derivative Action.........................      82
  Shareholder Consent in Lieu of Meeting....      83
  Director Qualifications...................      83
  Election of Directors.....................      83
  Fiduciary Duties of Directors and
    Officers................................      83
  Indemnification of Officers and
    Directors...............................      84
  Director Liability........................      84
  Anti-Takeover Provisions and Interested
    Stockholder Transactions................      84
DISSENTING SHAREHOLDERS' RIGHTS.............      85
BUSINESS OF @ROAD...........................      89
CAPITALIZATION OF @ROAD.....................      92
  Exchangeco Share Capital..................      94
  Callco Share Capital......................      95
BUSINESS OF MDSI............................      96
CAPITALIZATION OF MDSI......................      97
LEGAL MATTERS...............................      97
ENFORCEABILITY OF CIVIL LIABILITIES.........      97
EXPERTS.....................................      98
WHERE YOU CAN FIND INFORMATION..............      98
HISTORICAL AND PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS.........     F-1
APPROVAL OF THE MDSI BOARD OF DIRECTORS.....     C-1

                                              PAGE
                                             -------
APPENDICES*
APPENDIX A: Arrangement Resolution..........     A-1
APPENDIX B: Interim Order and Notice of
  Hearing of Petition.......................     B-1
APPENDIX C: Plan of Arrangement and
  Exchangeable Share Provisions.............    CC-1
APPENDIX D: Section 190 of the CBCA.........     D-1
APPENDIX E: Bear Fairness Opinion...........     E-1

                                              PAGE
                                             -------
APPENDIX F: RBC Fairness Opinion............    FF-1
APPENDIX G: Consent of Independent
  Registered Chartered Accountants..........     G-1
APPENDIX H: Consent of Independent
  Registered Public Accounting Firm.........     H-1
APPENDIX I: Instructions to View Documents
  on CD-ROM.................................     I-1

---------------

* IN ADDITION TO THE APPENDICES, THERE ARE FURTHER DOCUMENTS PROVIDED ON THE ENCLOSED CD-ROM. THE INFORMATION ENCLOSED ON THE CD-ROM IS INCORPORATED BY REFERENCE IN THIS CIRCULAR. A LISTING OF THIS INFORMATION IS PROVIDED AT PAGE
  (III) UNDER THE HEADING "DOCUMENTS ON THE ENCLOSED CD-ROM".

                        DOCUMENTS ON THE ENCLOSED CD-ROM

     The documents listed below (the "Documents") are included on the CD-ROM accompanying and forming an integral part of this Circular.

AGREEMENTS RELATING TO THE ARRANGEMENT

1.   Combination Agreement.

2.   Amendment No. 1 to the Combination Agreement.

3.   Voting Agreement.

4.   Plan of Arrangement and Exchangeable Share Provisions.

5.   Support Agreement.

6.   Voting and Exchange Trust Agreement.

7.   Affiliate Agreement.

@ROAD DOCUMENTS

8. Annual report on Form 10-K for the year ended December 31, 2003 (including management's discussion and analysis).

9. Proxy statement dated April 29, 2004 with respect to the annual meeting of stockholders held on June 18, 2004.

10. Quarterly report on Form 10-Q for the quarter ended March 31, 2004.

11. Current reports on Form 8-K filed on January 8, 2004, February 5, 2004, April 8, 2004, April 13, 2004, April 22, 2004, April 30, 2004 and May 25,
    2004.

MDSI DOCUMENTS

12. Annual report on Form 10-K for the year ended December 31, 2003 (including management's discussions and analysis).

13. Proxy circular dated May 17, 2004 with respect to the annual and special meeting of shareholders held on June 14, 2004.

14. Audited consolidated financial statements for the fiscal year ended December 31, 2003 prepared using Canadian GAAP.

15. Quarterly report on Form 10-Q for the quarter ended March 31, 2004.

16. Canadian Quarterly Report for the quarter ended March 31, 2004.

17. Current reports on Form 8-K filed on December 18, 2003, April 13, 2004 and April 27, 2004.

18. Material change report dated April 22, 2003 enclosing Combination Agreement.

19. Press release dated April 27, 2004 with respect to its financial results for the quarter ended March 31, 2004.

20. Report of Voting Results filed June 15, 2004, with respect to the annual and special meeting of shareholders held on June 14, 2004.

     The Documents have been previously filed, as applicable, with Canadian and/or U.S. securities authorities pursuant to the relevant securities laws of each country. All of the Documents are publicly available and may be viewed by any person at the places and in the manner described below under "Availability of the Documents on the Internet" and "Where You Can Find Information". The Documents should be read and reviewed by MDSI Securityholders in considering whether or not to vote in favour of the Arrangement Resolution.

VIEWING AND SOFTWARE FORMATS

     The Documents on the enclosed CD-ROM have been stored in Adobe Acrobat format. To view the Documents you will require access to a computer on which Adobe Acrobat Reader is available. For your convenience, Adobe Acrobat Reader has been included on the CD-ROM enclosed with this Circular. To install Adobe Acrobat Reader, please follow the instructions printed on the last page of this Circular.

AVAILABILITY OF THE DOCUMENTS ON THE INTERNET

     The Documents are also publicly available free of charge on the Internet and may be accessed as follows:

     A. all of the Documents relating to MDSI are available on MDSI's website at "www.mdsi.ca";

     B. for Documents relating to MDSI filed with the Canadian securities regulatory authorities, you may also go to "www.sedar.com", "Company Profiles", then click on the letter "M" in the "Public Companies" category, then select "MDSI Mobile Data Solutions Inc.";

     C. all of the Documents relating to @Road are available on the @Road website at "www.road.com"; and

     D. for Documents relating to either MDSI or @Road filed with the SEC, you may also go to "www.sec.gov", then, under the sub-heading "Filings and Forms (EDGAR)", click on "Search for Company Filings". Under the sub-heading "General Purpose Searches", click on "Companies & Other Filers", then in the search box called "Company Name", type (without quotes) either "MDSI" or "At Road" and hit "Enter".

PAPER COPY AVAILABILITY

     If you (a) are unable to view the Documents on the CD-ROM for any reason whatsoever, (b) are unable to access the Documents on the Internet at the Internet addresses specified above, or (c) would like an identical paper version of any or all of the Documents for any reason whatsoever, please contact Tammy Ross of MDSI by telephone at 604.207.6112, by facsimile at 604.207.6062, or by e-mail at tross@mdsi.ca, any time prior to the date of the Meeting, and a copy of any or all of the Documents requested will be provided to you without charge by e-mail, pre-paid mail or pre-paid overnight courier, at your option and where practical. MDSI will pay all mailing and shipping costs associated with such a request.

                  QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT

     The following questions and answers are intended to assist MDSI Securityholders in making a decision on how to vote at the Meeting and to make the necessary elections concerning the Arrangement. A more detailed description of these matters follows these questions and answers.

Q.  WHEN AND WHERE IS THE MEETING TO CONSIDER THE ARRANGEMENT?

A. The meeting will take place on August 4, 2004, at 9:00 a.m. (Vancouver time) at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia.

    MDSI Securityholders may participate in the decision as to whether or not to approve the Arrangement Resolution either by attending the Meeting in person or by completing and returning the enclosed form of proxy. MDSI Shareholders should use the blue form of proxy, and MDSI Optionholders should use the yellow form of proxy.

    MDSI Shareholders who hold their MDSI Common Shares through a broker or other intermediary may provide voting instructions to their broker or other intermediary by following the instructions provided by their broker or other intermediary on how to do this.

Q.  WHY SHOULD I VOTE IN FAVOUR OF THE ARRANGEMENT?

A. The Arrangement is the result of a process commenced by a special committee of the MDSI Board of Directors in February, 2002, in response to the challenges facing MDSI in growing its markets and obtaining additional funding to augment its business lines. This special committee considered various strategic alternatives for MDSI, including a variety of potential business combinations and third party financing alternatives. Throughout 2002 and 2003, the special committee engaged in various business discussions with potential partners, purchasers and investors. In August, 2003, MDSI engaged Bear, Stearns & Co. Inc. as its financial advisor to assist with this process.

    The proposed Arrangement with @Road is the result of this process and the MDSI Board of Directors recommends that MDSI Securityholders vote in favour of the proposed Arrangement. In reaching this conclusion, the MDSI Board of Directors has considered all factors that they believe to be relevant, including opinions received from Bear, Stearns & Co. Inc. and RBC Capital Markets that, as of the respective dates of the opinions, the consideration to be received by MDSI Shareholders under the Arrangement was fair to MDSI Shareholders from a financial point of view.

    In deciding whether to vote in favour of the Arrangement, MDSI Securityholders should consider not only the recommendation of the MDSI Board of Directors and the information contained or incorporated by reference in this Circular, but should also consider such additional information about the business and prospects of MDSI and @Road, including securities regulatory filings after the date hereof, as is available to them at the time of the Meeting.

Q.  WHAT WILL MDSI SECURITYHOLDERS RECEIVE AS A RESULT OF THE ARRANGEMENT?

A. An MDSI Shareholder may elect to receive any of the following in exchange for his or her MDSI Common Shares:

     (i)   0.75 of an @Road Common Share per MDSI Common Share;

     (ii) 0.75 of an Exchangeable Share per MDSI Common Share (an election available only to Canadian Residents); or

     (iii) US $9.00 in cash per MDSI Common Share, subject to adjustment, based on a maximum aggregate of US $19.5 million cash payable to all MDSI Securityholders.

    An MDSI Shareholder may only choose one of the above types of consideration with respect to all of his or her MDSI Common Shares.

    An MDSI Optionholder may elect either a cash or cashless exercise of his or her MDSI Options on a conditional basis, subject to closing of the Transaction, and may further elect any of (i), (ii) or (iii) above in respect of the MDSI Common Shares he or she is entitled to as a result of the conditional exercise of options pursuant to the Arrangement.

Q. WHAT HAPPENS IF THE CAP OF US $19.5 MILLION IS REACHED BY MDSI SECURITYHOLDERS ELECTING TO RECEIVE CASH?

A. If the amount of cash which would be paid to MDSI Securityholders electing cash would exceed the US $19.5 million cap, the US $19.5 million in cash will be shared pro rata among the MDSI Securityholders electing cash. The difference between US $9.00 and the actual amount of cash received by such MDSI Securityholders will be paid in @Road Common Shares or Exchangeable Shares, calculated using a deemed value of US $12.00 per share for the @Road Common Shares and the Exchangeable Shares.

    For example, if the pro-rated share of cash received by an MDSI Securityholder is US $3.00, the MDSI Securityholder would receive one-half of an @Road Common Share or one-half of an Exchangeable Share in addition to the US $3.00 cash. In these circumstances, if the actual trading price of @Road Common Shares at the time of closing of the Transaction is, for example, US $10.00, the total value received per share at the time of closing by an MDSI Securityholder would be US $8.00, based on US $3.00 in cash and one-half of an @Road Common Share or Exchangeable Share valued at US $10.00 (which is US $5.00). However, if, for example, the trading price of an @Road Common Share at closing is US $6.00, the total value per share received by an MDSI Shareholder would be US $6.00 based on US $3.00 in cash and one-half of an @Road Common Share or Exchangeable Share valued at US $6.00 (which is US $3.00). The closing trading price for the @Road Common Shares on June 16, 2004 was US $8.43 per share.

Q. WHAT DETERMINES THE VALUE AT THE TIME OF CLOSING OF THE CONSIDERATION THAT I WILL RECEIVE FOR MY MDSI COMMON SHARES?

A. The value at the time of closing of the consideration which you will receive for your MDSI Common Shares (or, if you are an MDSI Optionholder, for the number of MDSI Common Shares which would be issuable upon the completion of the Arrangement as a result of the conditional exercise of your MDSI Options) depends upon (i) whether you elect to receive @Road Common Shares, Exchangeable Shares or cash in exchange for your MDSI Common Shares; (ii) if you elect to receive cash, the prorated share of the Maximum Cash Consideration that you are entitled to receive; and (iii) the trading price of the @Road Common Shares on the date of completion of the Arrangement. If you are a holder of @Road Common Shares or Exchangeable Shares after closing, the value of your investment will fluctuate with the trading price of those shares. Historically, the trading price of @Road Common Shares has been volatile.

Q.  IS IT BETTER TO MAKE A CASH ELECTION UNDER CERTAIN CIRCUMSTANCES?

A. This is an individual decision for each MDSI Securityholder, based on a consideration of all of the factors he or she may consider as relevant, including his or her assessment of the investment merits of the @Road Common Shares or the Exchangeable Shares and the individual's tax circumstances. MDSI Securityholders are advised to contact their broker or other financial advisor for assistance in determining which election is appropriate, given the individual's particular circumstances. Neither MDSI nor @Road is providing any advice or making any recommendation as to which election any MDSI Securityholder should make.

    Generally speaking, if the trading price of the @Road Common Shares is less than US $12.00 at closing, an MDSI Securityholder will maximize the immediate dollar value received at the time of closing by electing the cash alternative. If the trading price of @Road's Common Shares is greater than US $12.00 at closing, an MDSI Securityholder will maximize the immediate dollar value received at closing by electing to receive @Road Common Shares or Exchangeable Shares. This example does not, however, take into account factors such as the tax consequences of a course of action for an individual MDSI Securityholder, or such MDSI Securityholder's assessment of the investment merits of the @Road Common Shares or the Exchangeable Shares. MDSI Securityholders are urged to consult their own brokers and professional advisors.

Q.  WHAT ARE EXCHANGEABLE SHARES?

A. The Exchangeable Shares are shares in Exchangeco, an indirectly wholly-owned subsidiary of @Road, which have economic and voting rights that are, as nearly as practicable, the same as the rights of the @Road Common Shares and which can be exchanged at any time by the holder for @Road Common Shares. Electing to receive Exchangeable Shares will give MDSI Shareholders who are Canadian residents and who file the appropriate election under Section 85 of the Income Tax Act (Canada) an opportunity to defer liability for certain Canadian income taxes. MDSI Optionholders are advised that an election to receive Exchangeable Shares cannot be used to defer liability for taxes payable on income resulting from the exercise of his or her MDSI Options. The Exchangeable Shares will be eligible investments for RRSPs. After five years, @Road may redeem the Exchangeable Shares for @Road Common Shares. The Exchangeable Share alternative is available only to MDSI Securityholders resident in Canada.

Q.  HOW DO I MAKE MY ELECTION IF I AM AN MDSI SHAREHOLDER?

A. Soon after receiving this Circular, you will receive a Letter of Transmittal and Election Form which you should complete and return. The Letter of Transmittal and Election Form to be completed by MDSI Shareholders is blue. Your Letter of Transmittal and Election Form must be received by Computershare Trust Company of Canada by 5:00 p.m. (Vancouver time) on the Election Date, currently anticipated to be August 11, 2004, or you will be deemed to have elected to receive @Road Common Shares (unless you are identified as a Canadian Resident, in which case you will be deemed to have elected to receive Exchangeable Shares).

    If you hold your MDSI Common Shares through your broker or other intermediary, you will receive instructions from your broker or other intermediary as to how to make your elections.

Q.  HOW DO I MAKE ELECTIONS IF I AM AN MDSI OPTIONHOLDER?

A. Soon after receiving this Circular, you will receive a Conditional Exercise and Election Form which you should complete and return. The Conditional Exercise and Election Form is yellow.

    MDSI Optionholders may make elections with respect to (a) the manner of exercise of their options and (b) the form of consideration they will receive in exchange for the MDSI Common Shares issuable upon the exercise of their options. Each election is further described below.

    Elections with respect to the exercise of your MDSI Option. MDSI Optionholders may conditionally exercise their MDSI Options by paying the cash exercise price or by exchanging their MDSI Options on a cashless basis. An MDSI Optionholder who elects to exercise for cash must enclose a certified cheque or bank draft for the exercise price when returning the Conditional Exercise and Election Form.

    An MDSI Optionholder who conditionally elects a cashless exercise will be deemed to have conditionally sold his options to MDSI in consideration for MDSI Common Shares in an amount equal to the MDSI Shares issuable on a cash exercise less the number of MDSI Shares having a value (as determined by a prescribed formula) equal to the exercise price payable under such MDSI Options. An MDSI Optionholder electing a cashless exercise need not make any cash payment when returning the yellow "Conditional Exercise and Election Form" mentioned above.

    If the Transaction does not close, conditionally vested and conditionally exercised MDSI Options will be returned to their status as unvested and unexercised MDSI Options. If the Transaction closes, MDSI Options not exercised pursuant to the Transaction will be terminated.

    Election with respect to the exercise of MDSI Common Shares issuable upon the exercise of MDSI Options. An MDSI Optionholder may elect to exchange his or her MDSI Common Shares issuable upon the exercise or cashless exchange of MDSI Options for @Road Common Shares, Exchangeable Shares or cash as more fully described under "Questions and Answers About the Arrangement -- Q. What will I receive as a result of the Transaction?"

    Your elections must be received by Computershare Trust Company of Canada by 5:00 p.m. (Vancouver time) on the Election Date, currently anticipated to be August 11, 2004. If you do not file an election and if your options are in-the-money as of the Effective Date, unless you direct otherwise, you will be deemed to have elected (a) a cashless exercise of the MDSI Options held by you and (b) to receive, in exchange for the MDSI Common Shares issuable upon the exercise or cashless exchange of your MDSI Options, Exchangeable Shares if you are a Canadian Resident or @Road Common Shares if you are not a Canadian Resident.

Q.  WHAT HAPPENS IF MY MDSI COMMON SHARES ARE HELD IN ESCROW UNDER THE ESOP?

A. If you own MDSI Common Shares which are held in escrow (the "Escrowed Shares") pursuant to the Employee Share Ownership Plan ("ESOP") under the British Columbia Employee Investment Act (the "EIA"), you will be able to instruct the escrow trustee to exercise all of the rights pursuant to the Arrangement with respect to your Escrowed Shares and can exchange such Escrowed Shares for cash consideration, @Road Common Shares or Exchangeable Shares. Under the EIA, an MDSI Shareholder who exchanges Escrowed Shares will be required to repay the provincial tax credit received with respect to such exchanged Escrowed Shares and Computershare Trust Company of Canada (via the ESOP Plan Administrator) is authorized to withhold such payment on behalf of MDSI. The
     Company has been informed by the Ministry of Small Business and Economic Development of British Columbia ("Ministry") that, upon application by Exchangeco, and subject to final approval by the Ministry of such revised escrow arrangements, holders of Escrowed Shares who agree to exchange their Escrowed Shares solely for Exchangeable Shares and agree to have such Exchangeable Shares held in escrow for the duration of the holding period for the Escrowed Shares as required under the EIA will not be required to refund the provincial tax credits received with respect to such Escrowed Shares.

Q.  WHEN DO YOU EXPECT THE ARRANGEMENT TO BE COMPLETED?

A. We currently anticipate that the Arrangement, if approved by MDSI Securityholders and by the Court, will close in the third quarter of 2004, provided that the other closing conditions described in the Circular are satisfied. Closing of the Arrangement is currently scheduled for on or about August 13, 2004.

Q. WHAT WILL HAPPEN IF THE @ROAD TRANSACTION IS NOT APPROVED AT THE MEETING OR DOES NOT CLOSE?

A. MDSI will continue to operate its existing business, and may consider other strategic alternatives at that time, but there are no assurances that MDSI would enter into any other strategic alternative. A termination fee of either US $3.1 million or US $4 million is payable by MDSI to @Road in certain circumstances such as if the MDSI Board of Directors recommends an alternative acquisition transaction prior to the termination of the proposed Transaction.

Q.  WHOM DO I CALL IF I HAVE MORE QUESTIONS?

A. If you have further questions, please contact Glenn Y. Kumoi, Vice President, Chief Legal Officer & Corporate Secretary. Glenn's phone number is 604.207.6402 and his e-mail address is gkumoi@mdsi.ca.

                                    SUMMARY

     The following is a summary of certain information contained in this Circular (including certain information contained on the enclosed CD-ROM and incorporated herein by reference). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Circular (including on the CD-ROM), all of which are important and should be reviewed carefully. Capitalized terms used in this summary without definition have the meanings ascribed to them in the Glossary of Terms or elsewhere in this Circular.

DATE, PLACE AND PURPOSE OF THE MEETING

     The Meeting will be held at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia on August 4, 2004 at 9:00 a.m. (Vancouver time). The purpose of the Meeting is to consider the Arrangement Resolution. See "Information Concerning the Meeting".

     Approval of the Arrangement Resolution requires the affirmative vote of not less than 66 2/3% of the votes validly cast at the Meeting by MDSI Securityholders, voting together as a single class. MDSI Optionholders will have one vote for each MDSI Common Share for which their MDSI Options are exercisable.

THE COMPANIES

@ROAD.

     @Road is a leading provider of mobile resource management services, which are business productivity solutions that enable the effective management of mobile resources. @Road mobile resource management services allow customers to improve productivity by enabling the effective management of the activities of their mobile workers and assets and their goods and services. In addition, @Road services allow customers to increase the utility of their mobile resources and decrease costs of operations by facilitating business processes, such as event confirmation, signature verification, forms processing, project management and timekeeping while their workers are in the field. @Road services also provide location, reporting, dispatch, messaging, and other management services which are designed to be easy to implement and use. @Road began offering MRM services in 1998 and now has approximately 330 employees. @Road provides its services to more than 130,000 subscribers in North America. @Road has headquarters in Fremont, California, and secure networked data centres on both U.S. coasts. See "Business of @Road."

MDSI.

     MDSI is a leading provider of mobile workforce management software which allows companies to manage field resources more effectively. Headquartered in Richmond, British Columbia, Canada, MDSI was founded in 1993 and has approximately 350 employees. MDSI has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. See "Business of MDSI".

THE TRANSACTION

     @Road is acquiring MDSI through its indirectly wholly-owned British Columbia incorporated subsidiary, Exchangeco. If approved by the MDSI Securityholders and the Court, the Transaction will be implemented by way of a Plan of Arrangement under the CBCA pursuant to the terms of the Combination Agreement.

     A copy of the Combination Agreement is included on the CD-ROM accompanying this Circular. MDSI encourages MDSI Securityholders to read the Combination Agreement as it is the principal agreement between @Road and MDSI that governs the Transaction. See "The Transaction -- The Combination Agreement". The Plan of Arrangement and the Exchangeable Share Provisions are attached as Appendix C to this Circular. MDSI encourages MDSI Securityholders to read the Plan of Arrangement and the Exchangeable Share Provisions. See "The Transaction -- Transaction Mechanics" and "The Transaction -- Description of Exchangeable Shares".

     It is anticipated that the Arrangement will become effective in the third quarter of 2004 after the required MDSI Securityholder and Court approvals have been obtained and all other conditions to closing have been satisfied or waived. The Effective Date is currently scheduled for on or about August 13, 2004. See "The Transaction -- The Combination Agreement -- Effective Date of the Arrangement".

RECOMMENDATION TO SECURITYHOLDERS

     The Arrangement is the result of a process, which commenced in February, 2002 of considering MDSI's strategic alternatives. Since that date, a special committee of the MDSI Board of Directors has considered a variety of potential combinations and third party financings, prior to the MDSI Board of Directors recommending the Arrangement.

     THE MDSI BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION CONTEMPLATED BY THE ARRANGEMENT IS IN THE BEST INTERESTS OF MDSI AND IS FAIR TO THE MDSI SECURITYHOLDERS. ACCORDINGLY, THE MDSI BOARD OF DIRECTORS RECOMMENDS THAT MDSI SECURITYHOLDERS VOTE FOR THE ARRANGEMENT RESOLUTION.

     See "The Transaction -- Recommendation of the MDSI Board of Directors".

FAIRNESS OPINIONS

     In deciding to approve the Arrangement, the MDSI special committee and the MDSI Board of Directors considered a fairness opinion delivered by its financial advisor, Bear, Stearns & Co. Inc., as well as a fairness opinion rendered by RBC Capital Markets. Bear and RBC have each opined, as of April 12, 2004, and subject to and based on the various considerations referred to in their respective opinions, that the consideration to be received by MDSI Shareholders pursuant to the Arrangement was fair to the MDSI Shareholders from a financial point of view. The opinions of Bear and RBC are attached as Appendices E and F, respectively, to this Circular. MDSI ENCOURAGES MDSI SECURITYHOLDERS TO READ THESE OPINIONS IN THEIR ENTIRETY. See "The Transaction -- Fairness Opinions".

WHAT MDSI SHAREHOLDERS MAY ELECT TO RECEIVE IN THE TRANSACTION

     An MDSI Shareholder may elect to receive any of the following for his or her MDSI Common Shares:

     (i)   0.75 of an @Road Common Share per MDSI Common Share;

     (ii) 0.75 of an Exchangeable Share per MDSI Common Share (an election available only to Canadian Residents); or

     (iii) US $9.00 in cash per MDSI Common Share, subject to adjustment, based on a maximum aggregate of US $19.5 million cash payable to all MDSI Securityholders.

     An MDSI Shareholder may only choose one of the above types of consideration with respect to all of his or her MDSI Common Shares.

     MDSI Securityholders who are Canadian Residents may elect to receive Exchangeable Shares, @Road Common Shares or cash. MDSI Securityholders who are not Canadian Residents may elect to receive @Road Common Shares or cash. MDSI Securityholders who are Canadian Residents and who do not make an election will be deemed to have elected to receive Exchangeable Shares and MDSI Securityholders who are not Canadian Residents and who do not make an election will be deemed to have elected to receive @Road Common Shares.

     The total cash to be paid by @Road to MDSI Securityholders under the Arrangement will not exceed US $19.5 million. If MDSI Securityholders in aggregate elect to receive more cash than the Maximum Cash Consideration, each MDSI Securityholder electing to receive cash will receive a pro rata portion of the Maximum Cash Consideration (such that the total amount of cash paid to all MDSI Securityholders electing cash equals the Maximum Cash Consideration). In the event that proration of the cash portion of the consideration is necessary, Canadian Residents will receive the balance of their consideration in Exchangeable Shares, and MDSI Securityholders who are not Canadian Residents will receive the balance of their consideration in @Road Common Shares.

     The pro-rated amount of cash that each MDSI Securityholder will receive will be determined by multiplying (a) the amount of cash that such MDSI Securityholder has elected to receive by (b) the ratio of (i) the Maximum Cash Consideration to (ii) the total cash which would have been payable to all MDSI Securityholders who have elected to receive cash for their MDSI Common Shares. The number of Exchangeable Shares or @Road Common Shares that an MDSI Securityholder will receive in lieu of cash, will be equal to the number of Exchangeable Shares or @Road Common Shares (valued at a fixed price of US $12.00 for each Exchangeable Share or @Road Common Share) necessary to make up the difference between US $9.00 per MDSI Common Share and the pro-rated cash consideration per MDSI Common Share received by that MDSI Securityholder. For example, if the pro-rated share of cash receivable is US $3.00 the cash balance will be US $6.00 and the MDSI Securityholder will receive US $3.00 cash plus one-half of an @Road Common Share or of an Exchangeable Share.

     The value of the consideration received by an MDSI Securityholder depends on (a) whether the MDSI Securityholder elects to receive @Road Common Shares, Exchangeable Shares or cash in exchange for his or her MDSI Common Shares; (b) if the MDSI Securityholder elects cash, the prorated share of the Maximum Cash Consideration that the MDSI Securityholder is entitled to receive; and (c) the trading price of the @Road Common Shares on the date of closing of the Transaction.

     The following table illustrates, by way of examples, the consideration to be paid by @Road to MDSI Securityholders making the cash election and the value of such consideration under various circumstances:

                                   NUMBER OF @ROAD        PER SHARE VALUE OF CONSIDERATION ASSUMING THAT THE PER SHARE
ASSUMING THE PRO RATA CASH        COMMON SHARES OR                TRADING PRICE OF @ROAD COMMON SHARES IS (3)
CONSIDERATION PAYABLE FOR EACH   EXCHANGEABLE SHARES    ----------------------------------------------------------------
MDSI COMMON SHARE IS (1)             PAYABLE (2)          $5.00        $9.00        $12.00        $15.00        $20.00
------------------------------   -------------------    ---------    ---------    ----------    ----------    ----------
US $9.00....................     0 shares               US $9.00     US $9.00     US $ 9.00     US $ 9.00     US $ 9.00
US $8.00....................     0.0833 shares          US $8.42     US $8.75     US $ 9.00     US $ 9.25     US $ 9.67
US $7.00....................     0.1667 shares          US $7.83     US $8.50     US $ 9.00     US $ 9.50     US $10.33
US $6.00....................     0.25 shares            US $7.25     US $8.25     US $ 9.00     US $ 9.75     US $11.00
US $5.00....................     0.3334 shares          US $6.67     US $8.00     US $ 9.00     US $10.00     US $11.67
US $4.00....................     0.4167 shares          US $6.08     US $7.75     US $ 9.00     US $10.25     US $12.33
US $3.00....................     0.5 shares             US $5.50     US $7.50     US $ 9.00     US $10.50     US $13.00
US $2.25....................     0.5625 shares          US $5.06     US $7.31     US $ 9.00     US $10.69     US $13.50
PER SHARE VALUE OF CONSIDERATION ASSUMING THAT MDSI
  SECURITYHOLDER ELECTED TO RECEIVE 0.75 @ROAD
  COMMON SHARES OR EXCHANGEABLE SHARES FOR EACH MDSI
  COMMON SHARE (4)..................................    US $3.75     US $6.75      US $9.00     US $11.25     US $15.00

---------------

(1) The actual cash consideration to be received for each MDSI Common Share will depend on the total number of MDSI Common Shares for which cash elections are made. Since the Maximum Cash Consideration is US $19.5 million, if more than approximately 2,166,667 MDSI Common Shares are subject to the cash election, the cash payable by @Road for each MDSI Common Share will decline on a pro rata basis and the difference in value (US $9.00 less the actual cash paid) will be paid by issuing either @Road Common Shares or Exchangeable Shares at a deemed value of US $12.00 per share.

(2) Rounded to the nearest whole 0.0001 share. The number of @Road Common Shares or Exchangeable Shares to be paid by @Road for each MDSI Common Share will be calculated at a deemed value of US $12.00 per share.

(3) Rounded to the nearest whole cent. @Road Common Shares are trading on the Nasdaq National Market in U.S. dollars. An application has been made to list the Exchangeable Shares for trading on the TSX in Canadian dollars. The market price of @Road Common Shares and Exchangeable Shares will fluctuate. @Road Common Shares and Exchangeable Shares may trade at different prices. The trading price for @Road Common Shares may change between the time of an election and the Effective Time of the Arrangement.

(4) Rounded to the nearest 0.0001 share. The Exchange Ratio is 0.75 @Road Common Shares or 0.75 Exchangeable Shares for each MDSI Common Share. The Exchange Ratio will not fluctuate with changes in share price. The market price of @Road Common Shares and Exchangeable Shares will fluctuate.

     The foregoing table is only for illustrative purposes. The actual value of the consideration an MDSI Securityholder will receive will depend on a number of factors, including but not limited to, fluctuations in the trading price of @Road Common Shares and Exchangeable Shares from the time an election is made to the time an MDSI Securityholder sells his or her shares, the number of MDSI Securityholders making the cash election, tax considerations, investment considerations and other individual considerations. MDSI Securityholders are strongly encouraged to obtain advice from their own investment and tax advisors.

THE EXCHANGEABLE SHARES

     The Exchangeable Shares will be issued by Exchangeco. Application has been made to list the Exchangeable Shares on the TSX, subject to Exchangeco meeting the original listing requirements of the TSX and subject to the satisfaction of the customary requirements of the TSX.

     The Exchangeable Shares provide the holder with a security having, as nearly as practicable, economic terms and voting rights equivalent to those of the @Road Common Shares. Electing to receive Exchangeable Shares will give MDSI Shareholders who are Canadian residents and who file the appropriate election under Section 85 of the Income Tax Act (Canada) an opportunity to defer liability for certain Canadian income taxes. MDSI Optionholders are advised that an election to receive Exchangeable Shares cannot be used to defer liability for taxes payable on income resulting from the exercise of his or her MDSI Options. The Exchangeable Shares will be eligible investments for RRSPs. The Exchangeable Share alternative is available only to MDSI Securityholders resident in Canada.

     The attributes of the Exchangeable Shares include the following:

     Exchangeable for @Road Common Shares. A holder of an Exchangeable Share will have the right at any time to exchange the Exchangeable Share for an @Road Common Share on a one-to-one basis. If @Road or Exchangeco is liquidated or dissolved, then prior to @Road's or Exchangeco's liquidation or dissolution, all Exchangeable Shares will be exchanged for an equal number of @Road Common Shares.

     Dividends and Other Distributions. Holders of Exchangeable Shares will receive dividends and other distributions that are economically equivalent to dividends and other distributions paid on @Road Common Shares.

     Voting rights. At the Effective Time, @Road will issue to the Trustee a single Series A Preferred Share of @Road (the "Special Voting Share"), which share will entitle the Trustee to a number of votes at a meeting of holders of @Road Common Shares equal to the number of votes to which the holders of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by @Road and subsidiaries of @Road or held by persons directly or indirectly controlled by or under common control with @Road) would be entitled if all such Exchangeable Shares were exchanged by the holders thereof for @Road Common Shares pursuant to the terms of the Exchangeable Share Provisions. In connection with any vote of holders of @Road Common Shares, each holder of an Exchangeable Share can require the Trustee to vote, in the manner he or she instructs, the number of votes attached to the Special Voting Share held by the Trustee which is equal to the number of Exchangeable Shares which he or she holds. See "The Transaction -- Description of Exchangeable Shares", "Business of @Road", "Exchangeco Share Capital" and "@Road Capital Stock".

     Mandatory Exchange of Exchangeable Shares. On and after the fifth anniversary of the Effective Date, Exchangeco can require that all, but not less than all, of the outstanding Exchangeable Shares be purchased from the holders of Exchangeable Shares in consideration for payment of the Redemption Price. A mandatory exchange will also occur before the fifth anniversary of the Effective Date upon the occurrence of certain other events. See "The Transaction -- Description of Exchangeable Shares -- Early Redemption".

WHAT MDSI OPTIONHOLDERS MAY ELECT TO RECEIVE IN THE TRANSACTION

     MDSI Optionholders may conditionally exercise their outstanding and vested options (including any unvested option, the vesting of which is accelerated by virtue of the Arrangement) contingent upon closing of the Arrangement.

     Conditional Exercise and Election Forms (which are yellow forms) will be mailed to MDSI Optionholders not less than 21 days prior to the Election Deadline. MDSI Optionholders may conditionally elect to exercise their options either for cash or on a cashless basis and may also indicate whether they wish to receive @Road Common Shares, Exchangeable Shares or cash (subject to adjustment as described in "What MDSI Shareholders May Elect to Receive in the Transaction" above) pursuant to the Arrangement in exchange for the MDSI Common Shares that they are entitled to upon the exercise of such options. MDSI Optionholders should be aware that they will not be entitled to defer tax on income realized on the exercise of their MDSI Options by electing to receive Exchangeable Shares. An MDSI Optionholder who elects to exercise options for cash must enclose a certified cheque or bank draft with his or her validly completed and delivered Conditional Exercise and Election Form in an amount equal to the aggregate exercise price of the MDSI Optionholder's options that are being exercised.

     An MDSI Optionholder who elects a cashless exercise will be deemed, on a conditional basis, immediately prior to the Effective Time, to have transferred his or her outstanding MDSI Options (including options subject to accelerated vesting) to MDSI in exchange for a number of MDSI Common Shares equal to (a) the number of MDSI Common Shares that the MDSI Optionholder would be otherwise entitled upon a cash exercise of such person's options reduced (b) by the number of MDSI Common Shares necessary to be withheld to satisfy the exercise price of the options being exercised (converted to US $ using the Exchange Rate), calculated by valuing the MDSI Common Shares withheld as payment for the aggregate exercise price at 0.75 of the weighted average trading price of the @Road Common Shares on NASDAQ for the ten trading days preceding the Election Deadline. Fractional shares will be rounded down to the nearest whole share.

     Only MDSI Optionholders whose MDSI Options are in-the-money on the Effective Date will receive consideration under the Arrangement. MDSI Optionholders who fail to complete an election form will be deemed to have elected a cashless exercise and will be deemed to have elected to receive Exchangeable Shares if they are Canadian Residents or @Road Common Shares if they are not Canadian Residents. All unexercised MDSI Options will terminate and be null and void upon closing of the Arrangement. If the Arrangement does not close, no conditional acceleration will occur and all options will retain their original vesting status, and any cheques or bank drafts delivered in respect of cash exercises will be returned.

PROCEDURES FOR ELECTIONS AND ELECTION DEADLINE

     An MDSI Shareholder must properly complete and return a blue Letter of Transmittal and Election Form, together with the MDSI Common Share certificates and all other required documents, in order to obtain the consideration that such MDSI Shareholder is entitled to receive under the Arrangement.

     An MDSI Optionholder must properly complete and return a yellow Conditional Exercise and Election Form, and all other required documents (including, in the case of MDSI Optionholders making a cash exercise election, a certified cheque or bank draft for an amount equal to the exercise price of such holder's options) in order to obtain the consideration that MDSI Optionholder is entitled to receive under the Arrangement.

     Letters of Transmittal and Election Forms, including Conditional Exercise and Election Forms, must be submitted by the Election Deadline, which is currently anticipated to be at 5:00 p.m. (Vancouver time) on August 11, 2004, at the places specified for deposit in the Letter of Transmittal (or Conditional Exercise) and Election Form. See "The Transaction -- Procedure for Exchange of Share Certificates by MDSI Shareholders".

     MDSI Securityholders should not send any share certificates or any cheques or bank drafts in respect of cash exercises of options, if applicable, to MDSI until they have received a copy of the Letter of Transmittal and Election Form, and/or Conditional Exercise and Election Form which will be mailed to MDSI Securityholders not less than 21 days before the Election Date. These forms will contain complete instructions on how to make elections and exchange MDSI Common Shares.

     MDSI Securityholders holding MDSI Common Shares through a broker or other intermediary will receive instructions from their broker or intermediary as to how to make elections.

STRUCTURE OF THE TRANSACTION

     The following chart shows the relationship between @Road, MDSI, Exchangeco, Callco and the former MDSI Securityholders after the Arrangement is completed.

                                     CHART
---------------

Footnotes:

(1) Pursuant to the Voting and Exchange Trust Agreement, the Trustee has agreed to exercise the Voting Rights attaching to the Special Voting Share in accordance with instructions received from holders of Exchangeable Shares.

(2) Pursuant to the Exchangeable Share Provisions, Callco has an overriding right, in the event that a holder of Exchangeable Shares delivers a Retraction Request to Exchangeco requesting that the holder's Exchangeable Shares be redeemed by Exchangeco, to purchase directly from the holder those Exchangeable Shares that are the subject of the Retraction Request for consideration payable in @Road Common Shares.

(3) Pursuant to the Support Agreement, @Road has committed to do all that is reasonably necessary or desirable to maintain the economic equivalence of the Exchangeable Shares with the @Road Common Shares, including not declaring or paying dividends on @Road Common Shares without causing Exchangeco to contemporaneously declare and pay similar dividends on the Exchangeable Shares.

CONDITIONS TO CLOSING

MUTUAL CONDITIONS

     Each party's obligation to complete the Arrangement is subject to the satisfaction or waiver, where permissible, of the following conditions:

     - approval of the Arrangement by the MDSI Securityholders at the Meeting in the manner required by applicable laws (including any conditions imposed by the Interim Order);

     - receipt of the Interim Order and the Final Order in form and on terms satisfactory to @Road and MDSI, and the Interim Order and/or the Final Order have not been set aside or modified in a manner unacceptable to @Road and MDSI;

     - all orders required from the applicable Canadian Securities Regulatory Authorities shall have been obtained;

     - effectiveness of the Form S-3 under the 1933 Act and receipt by @Road of all United States state securities or "blue sky" authorizations necessary to issue the @Road Common Shares;

     - no provision of any applicable laws and no judgment, injunction, order or decree is in effect which prevents the consummation of the Arrangement or the transactions contemplated by the Combination Agreement;

     - if required, a Notification Form: Listing of Additional Shares shall have been filed with NASDAQ to list the @Road Common Shares issuable pursuant to the Transaction, and, if permitted by the rules of the TSX, the Exchangeable Shares issuable pursuant to the Transaction shall have been listed on the TSX subject to the filing of required documentation; and

     -  receipt of the Appropriate Regulatory Approvals.

CONDITIONS IN FAVOUR OF MDSI

     MDSI will not be required to complete the Transaction unless the following conditions are met, or waived:

     - the representations and warranties made by @Road and Exchangeco are accurate in all material respects;

     - @Road and Exchangeco have performed or complied in all material respects with the agreements and covenants as required by the Combination Agreement; and

     - all necessary resolutions of the @Road Board of Directors and the board of directors of Exchangeco have been adopted and all other necessary corporate actions to permit the consummation of the Arrangement have been taken by @Road and Exchangeco.

CONDITIONS IN FAVOUR OF @ROAD

     @Road will not be required to complete the Transaction unless the following conditions are met, or waived:

     - the representations and warranties made by MDSI are accurate in all material respects;

     - MDSI has performed or complied in all material respects with the agreements and covenants as required by the Combination Agreement;

     - all necessary resolutions of the MDSI Board of Directors have been adopted and all other necessary corporate actions to permit the consummation of the Arrangement have been taken by MDSI;

     - holders of no more than five percent of the outstanding MDSI Common Shares have exercised Dissent Rights;

     - certain required third party authorizations and consents have been obtained;

     - MDSI has a net working capital at the Effective Time, calculated in accordance with US GAAP, of at least US $6.5 million; and

     - no judgment or order has been issued by any Governmental Entity and no action, suit, filing, inquiry, request for information, application or proceeding shall be pending, shall have been threatened or taken by any person in any jurisdiction, that in the reasonable opinion of @Road, would be reasonably likely to: (i) have the effect of enjoining or prohibiting the consummation of the Arrangement or subjecting the Arrangement to any restriction, qualification or modification that is material to @Road, including but not limited to a divestiture or hold separate order; or (ii) materially and adversely affect the right of @Road to conduct the business of MDSI as currently conducted, or to own, use or exploit MDSI's assets, in each case taking into account the activities reflected in the Arrangement or @Road or MDSI's performance of their respective obligations pursuant to the Combination Agreement.

     See "The Transaction -- The Combination Agreement -- Conditions to
Closing".

COURT APPROVAL

     Subject to the terms of the Combination Agreement and provided that the Arrangement has been approved by the MDSI Securityholders in the manner required by the Interim Order, MDSI will make application for the Final Order approving the Arrangement at a hearing currently scheduled for August 11, 2004.

     The Notice of Hearing of Petition included as Appendix B to this Circular sets forth further particulars and instructions. At the hearing, every person whose rights and interests are affected by the Arrangement will be entitled to make representations to the Court.

     The Court will be requested to consider the fairness of the Arrangement and each of the transactions contemplated thereunder to MDSI Securityholders and will be advised that @Road and Exchangeco will rely on an exemption from registration pursuant to Section 3(a)(10) of the 1933 Act based on the Court's approval of the Arrangement for the issuance of the @Road Common Shares and Exchangeable Shares under the Arrangement. The Court's approval, if obtained, will constitute the basis for an exemption from the registration requirements of the 1933 Act with respect to the @Road Common Shares and Exchangeable Shares issued under the Arrangement at the Effective Time.

     The authority of the Court is very broad. The Court may make any inquiry it considers appropriate and may make any order it considers appropriate with respect to the Arrangement. The Court will consider, among other things, the fairness of the Arrangement to MDSI Securityholders. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

     See "Court Approval of the Arrangement and Completion of the Transaction".

NON-SOLICITATION

     MDSI has agreed not to solicit or encourage any Acquisition Proposals or engage in discussions or negotiations or disclose any non-public information to any person in connection with any Acquisition Proposal. Nevertheless, MDSI is permitted to consider, negotiate, and/or discuss an Acquisition Proposal which the Board reasonably believes is a Superior Proposal and to accept a Superior Proposal prior to the Meeting under certain conditions. @Road has the right to match any Acquisition Proposal that the MDSI Board of Directors has determined to be a Superior Proposal. In certain circumstances, such as if the MDSI Board of Directors withdraws its recommendation of the Arrangement and enters into an alternative Acquisition Proposal, or approves, recommends or accepts a Superior Proposal, and @Road or MDSI terminates the Combination Agreement, MDSI must pay @Road the Termination Fee, in accordance with the terms of the Combination Agreement.

     See "The Transaction -- The Combination Agreement -- Additional Agreements -- Non-Solicitation" and "The Transaction -- The Combination Agreement -- Termination and Payment of Termination Fee".

TERMINATION OF THE COMBINATION AGREEMENT

     @Road and MDSI may agree to terminate the Combination Agreement and abandon the Arrangement at any time, even after MDSI Securityholders have approved the Arrangement. In addition, either @Road or MDSI may terminate the Combination Agreement, and abandon the Arrangement, subject to certain exceptions, if any of the following occurs:

     -  the Arrangement is not consummated by September 30, 2004, provided that:
        i) if the only condition to effect the Arrangement remaining to be satisfied is the effectiveness of the Form S-3, the termination date will be automatically extended to November 30, 2004, and ii) if the Meeting date is postponed beyond August 4, 2004, the termination date will be automatically extended by the number of days of postponement of the Meeting;

     -  the Court does not issue the Final Order relating to the Arrangement;

     -  a law or final court order prohibits the Transaction;

     -  the MDSI Securityholders do not approve the Arrangement at the Meeting;
        or

     - the other party has breached any of its representations, warranties, agreements or covenants to the degree specified in the Combination Agreement and fails to cure that breach within 30 days of delivery of written notice of such breach by the non-breaching party.

     In addition, @Road may terminate the Combination Agreement and abandon the Arrangement if any of the following occurs (each of the following a "Triggering Event"):

     - the MDSI Board of Directors or any committee of the MDSI board of directors withdraws, amends, modifies, or changes its recommendation to MDSI Securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement in a manner adverse to @Road;

     - the MDSI Board of Directors or any committee of the MDSI Board of Directors approves or recommends any Acquisition Proposal;

     - the MDSI Board of Directors fails to re-affirm its recommendation to MDSI Securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement promptly following the request of @Road to do so;

     - MDSI enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal;

     - MDSI breaches its agreement not to solicit set forth in the Combination Agreement; or

     - a tender or exchange offer relating to securities of MDSI is commenced by a party unaffiliated with @Road and MDSI fails to send to its Securityholders, within ten business days after such tender or exchange offer is first published, a statement recommending rejection of such tender or exchange offer.

     In addition, MDSI may terminate the Combination Agreement and abandon the Arrangement if the MDSI Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the MDSI Board of Directors, and only after MDSI has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and MDSI's other obligations set forth in the Combination Agreement.

TERMINATION FEE

     MDSI will be required to pay the Termination Fee if @Road terminates the Combination Agreement as a result of the occurrence of a Triggering Event.

     MDSI will also be required to pay the Termination Fee if MDSI terminates the Combination Agreement in the event that the MDSI Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the MDSI Board of Directors, and only after MDSI has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and MDSI's other obligations set forth in the Combination Agreement.

     MDSI will be required to pay a lesser termination fee of US $3.1 million, upon the occurrence of all of the following, if either MDSI or @Road terminates the Combination Agreement:

     -  the MDSI Securityholders do not approve the Arrangement at the Meeting;

     - following the date of the Combination Agreement and prior to the termination of the Combination Agreement, an Acquisition Proposal shall have been publicly announced or generally disclosed by MDSI or the other party making such Acquisition Proposal to the MDSI Shareholders; and

     - within 12 months following the termination of the Combination Agreement, an Acquisition Proposal is consummated or MDSI enters into an agreement or letter of intent providing for an Acquisition Proposal, in either case, which constitutes a Superior Proposal (as compared to the transactions contemplated by the Combination Agreement on the date of the termination of the Combination Agreement), with any party.

     In no event will more than one termination fee be payable in connection with the termination of the Combination Agreement. See "The Transaction -- The Combination Agreement -- Termination and Payment of Termination Fee".

VOTING AGREEMENT

     In order to facilitate the consummation of the Transaction and in consideration thereof, the Voting Agreement Shareholders entered into the Voting Agreement with @Road. Under the terms of the Voting Agreement, the Voting Agreement Shareholders agreed to vote all of their MDSI Common Shares: (i) in favour of approval and adoption of the Combination Agreement, the Arrangement and all the transactions contemplated by the Combination Agreement and otherwise in such manner as may be necessary to consummate the Arrangement; and (ii) against any action, proposal, agreement or transaction, including, but not limited to, any alternative transaction that could be reasonably expected to result in any of the conditions to MDSI's obligations under the Combination Agreement not being fulfilled or that could reasonably be expected to impede, interfere with or prevent, delay, postpone, discourage or adversely affect the Combination Agreement, the Arrangement or the Voting Agreement. The Voting Agreement Shareholders have also agreed not to sell, transfer, assign, pledge or otherwise convey their MDSI Common Shares or take certain actions with respect to their MDSI Common Shares.

     In addition, the Voting Agreement Shareholders have agreed to execute a proxy in favour of @Road with respect to the voting of the MDSI Common Shares upon the request of @Road. The Voting Agreement terminates upon the earlier to occur of the completion of the Arrangement or the termination of the Combination Agreement. The name of each Voting Agreement Shareholder and the number of outstanding MDSI Common Shares held by each Shareholder and subject to the Voting Agreement are set forth in the Voting Agreement.

     As of the date of this Circular, the number of MDSI Common Shares covered by the Voting Agreement is approximately 810,256 (including options to purchase approximately 347,375 MDSI Common Shares).

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     When considering the recommendation of the MDSI Board of Directors that they should vote in favour of the Transaction, MDSI Securityholders should be aware that a number of directors and officers of MDSI may have interests in the Transaction different from, or in addition to, the interests of MDSI Securityholders.

     Robert C. Harris, Jr., a director of MDSI, is also Senior Managing Director of Bear, Stearns & Co. Inc., the financial advisor to MDSI in respect of the Transaction. Pursuant to the terms of Bear's engagement letter with MDSI, Bear will receive from MDSI (i) a fee of US $750,000 upon its delivery of the Bear Fairness Opinion in connection with the proposed Transaction, and (ii) upon the completion of the proposed Transaction (or, in lieu thereof, if MDSI completes a similar transaction within 18 months after termination of Bear's engagement), a fee equal to 2.5% of the aggregate value of the proposed Transaction for services rendered by Bear as financial advisor to MDSI (which fee would have been approximately US $1.5 million based on the closing trading price of the @Road Common Shares on June 3, 2004). MDSI has also agreed to indemnify Bear and certain related persons against various liabilities in connection with their engagements, including various liabilities under securities legislation. Mr. Harris abstained from voting with respect to the resolution of the MDSI Board of Directors approving, and recommending to MDSI Securityholders, the Arrangement.

     MDSI has employment agreements containing termination provisions with eleven officers. These provisions entitle these officers to receive payments ranging in amounts up to twenty-four times their monthly base compensation if the officer is terminated within a period of time after a change of control of MDSI. Options granted to these officers vest on a change of control of MDSI. Consummation of the Transaction will constitute a change of control under such agreements. @Road has entered into or is negotiating amended and restated employment agreements with certain executive officers of MDSI providing for their continued employment with MDSI following the Arrangement and granting them certain severance benefits in the event of termination of their employment by @Road.

     In addition, to the extent permitted under applicable law, @Road has also agreed that the indemnification rights of the directors and officers of MDSI with respect to acts or omissions occurring before the Effective Time will continue for up to six years following the Effective Date. Subject to certain exceptions, @Road has also agreed to provide directors' and officers' insurance to MDSI directors and officers with respect to acts or omissions occurring before the Effective Time for six years following the Effective Date. See "The Transaction -- Interests of Certain Persons in the Transaction".

DISSENT RIGHTS

     MDSI Registered Shareholders are entitled to exercise Dissent Rights in accordance with the provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order. Completion of the Transaction is conditional on Dissent Rights not having been exercised by the holders of more than five percent of the outstanding MDSI Common Shares.

     An MDSI Registered Shareholder who wishes to dissent must provide a Dissent Notice to MDSI by 5:00 p.m. (Vancouver time) on the Business Day before the Meeting (or any adjournment or postponement thereof). IT IS IMPORTANT THAT MDSI REGISTERED SHAREHOLDERS WHO WISH TO DISSENT COMPLY STRICTLY WITH THE DISSENT PROCEDURES DESCRIBED IN THIS CIRCULAR, WHICH ARE DIFFERENT FROM THE STATUTORY DISSENT PROCEDURES OF THE CBCA. SEE "DISSENTING SHAREHOLDER RIGHTS". A Dissenting Shareholder will not be allowed to withdraw his or her dissent without the consent of MDSI, which consent must be authorized by @Road.

     A Dissenting Shareholder will not be entitled to make any election for the consideration he or she receives and there can be no assurance that the amount received as fair value for such Dissenting Shareholder's MDSI Common Shares will be more than or equal to the consideration under the Arrangement.

FRACTIONAL SHARES

     Neither @Road nor Exchangeco will issue fractional shares to MDSI Shareholders. MDSI Shareholders will receive cash for any fractional interest. See "The Transaction -- Transaction Mechanics -- Fractional Shares".

REGULATORY APPROVALS

     The consummation of the Transaction is subject to certain securities regulatory approvals, including a Form S-3 Registration Statement having become effective under the 1933 Act (and associated 'blue sky' authorizations having been received), TSX approval in connection with the listing of the Exchangeable Shares on the TSX. If required, @Road will file a Notification Form Listing of Additional Shares with NASDAQ. See "The Transaction -- Regulatory Matters".

MATERIAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT

     This summary is qualified in its entirety by the more detailed summary of Canada and U.S. tax consequences under the heading "Tax Considerations". MDSI Securityholders should read carefully the information under "Tax Considerations" which qualifies the information set forth below, and should consult their tax advisors. No advance income tax rulings have been sought or obtained with respect to any of the transactions described in this Circular.

     Canada. An MDSI Shareholder who is a Canadian Resident and who holds MDSI Common Shares as capital property will, unless he or she elects to receive Exchangeable Shares and an election is made pursuant to Section 85 of the Canadian Tax Act, realize a capital gain (or sustain a capital loss) equal to the amount by which the fair market value of any cash, @Road Common Shares, Exchangeable Shares and Ancillary Rights received by such MDSI Shareholder, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the MDSI Shareholder of such MDSI Common Shares. An MDSI Shareholder who is an Eligible Holder and who exchanges MDSI Common Shares for consideration that includes Exchangeable Shares may elect with Exchangeco in prescribed form pursuant to Section 85 of the Canadian Tax Act so that generally, the MDSI Shareholder will realize a capital gain only to the extent that the fair market value of any cash, @Road Common Shares and Ancillary Rights received by such MDSI Shareholder, net of any reasonable costs of disposition, exceeds the adjusted cost base to the MDSI Shareholder of such MDSI Common Shares.

     An MDSI Optionholder who exercises an MDSI Option which is in-the-money on the Effective Date will realize a taxable benefit in 2004 in an amount equal to the MDSI Option Benefit. MDSI Optionholders may be eligible to deduct, in computing their taxable income, an amount equal to 50% of the taxable benefit resulting from the exercise of such MDSI Options. A Section 85 election cannot be used to defer tax on income resulting from the exercise of MDSI Options.

     An MDSI Shareholder whose MDSI Common Shares are subject to escrow under the EIA may be subject to the "clawback" of provincial tax credits associated with the exchange of those MDSI Common Shares for Exchangeable Shares, @Road Common Shares or cash pursuant to the Arrangement.

     An MDSI Shareholder who is not a Canadian resident will generally not be subject to any Canadian income tax with respect to the disposition of such MDSI Shareholder's MDSI Common Shares pursuant to the Arrangement.

     United States. The exchange of MDSI Common Shares for @Road Common Shares, cash or a combination of @Road Common Shares and cash pursuant to the Arrangement will be a taxable exchange for United States federal income tax purposes. Consequently, a U.S. Holder will recognize a gain or loss equal to the difference between the U.S. Holder's basis in its MDSI Common Shares and the sum of (a) the fair market value of the @Road Common Shares received in the exchange on the Effective Date and (b) the amount of cash received.

     Non-U.S. Holders will not be subject to United States federal income tax on the gain realized as a result of an exchange of MDSI Common Shares for Exchangeable Shares, @Road Common Shares, cash or a combination of the foregoing pursuant to the Arrangement, unless the gain, if any, is effectively connected with a United States trade or business of the Non-U.S. Holder or, in the case of a gain realized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

                               GLOSSARY OF TERMS

     Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders. These defined terms are not used in the Appendices included herein.

     "1933 ACT" means the United States Securities Act of 1933, as amended;

     "1934 ACT" means the United States Securities Exchange Act of 1934, as amended;

     "ACQUISITION PROPOSAL" means, other than the business combination transaction contemplated by the Combination Agreement, any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving MDSI or the acquisition or purchase of 15% or more of any class of equity securities of MDSI, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of any equity securities of MDSI, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 15% or more of the book or market value of assets (including, without limitation, securities of any subsidiary of MDSI) of MDSI and its subsidiaries, taken as a whole;

     "AFFILIATE" has the meaning set out in the Securities Act, unless otherwise expressly stated in this Circular;

     "AFFILIATE AGREEMENT" means a letter substantially in the form and content enclosed on the CD-ROM accompanying this Circular;

     "AMENDMENT NO. 1 TO THE COMBINATION AGREEMENT" means the amendment to the Combination Agreement dated June 15, 2004;

     "ANCILLARY RIGHTS" means the Automatic Exchange Right, the Exchange Right and the Voting Rights;

     "APPROPRIATE REGULATORY APPROVALS" means the sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if the prescribed time lapses after notice has been given and no objection is made) of Governmental Entities, or self-regulatory organizations;

     "@ROAD" means At Road, Inc., a corporation existing under the laws of the State of Delaware;

     "@ROAD BOARD OF DIRECTORS" means the board of directors of @Road;

     "@ROAD BY-LAWS" means the amended and restated by-laws of @Road, as amended from time to time;

     "@ROAD CALL RIGHT" means the right of @Road to purchase, or to cause Callco to purchase, from all but not less than all of the holders of Exchangeable Shares (other than @Road and its affiliates) all but not less than all of the Exchangeable Shares held by each such holder on payment by @Road or Callco, as the case may be, of an amount per Exchangeable Share equal to the sum of (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the date of purchase of the Exchangeable Shares, plus (ii) the full amount of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Callco or @Road from such holder;

     "@ROAD CERTIFICATE" means the amended and restated Certificate of Incorporation of @Road as filed with the Secretary of State of the State of Delaware, as amended from time to time;

     "@ROAD COMMON SHARES" means the shares of common stock of @Road, with par value US $0.0001 per share;

     "@ROAD CONTROL TRANSACTION" means any merger, amalgamation, tender offer, material sale of shares or rights or interest therein or thereto or similar transactions involving @Road, or any proposal to carry out the same which would result in the holders of @Road Common Shares prior to such transaction holding less than 50% of the outstanding voting securities of the surviving entity;

     "@ROAD SHAREHOLDER" means a holder of @Road Common Shares;

     "ARRANGEMENT" means the proposed arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section
8.4 of the Combination Agreement or Article 6 of the Plan of Arrangement, or made at the direction of the Court in the Final Order;

     "ARRANGEMENT RESOLUTION" means the special resolution of the MDSI Securityholders concerning the Arrangement set out in Appendix A to this Circular;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of MDSI in respect of the Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made;

     "AUTOMATIC EXCHANGE RIGHT" means the benefit of @Road's obligation, upon the occurrence of a Liquidation Event, to effect the automatic exchange of Exchangeable Shares for @Road Common Shares pursuant to the Voting and Exchange Trust Agreement;

     "BEAR" means Bear, Stearns & Co. Inc., financial advisor to MDSI;

     "BEAR FAIRNESS OPINION" means the opinion of Bear dated April 12, 2004, delivered to the MDSI Board of Directors and described under the heading "The Transaction -- Fairness Opinions", a copy of which is attached as Appendix E to this Circular;

     "BENEFICIARY" means a registered holder from time to time of Exchangeable Shares, other than @Road and its affiliates;

     "BUSINESS DAY" means any day on which commercial banks are open for business in Vancouver, British Columbia and San Francisco, California, other than a Saturday, a Sunday or a day observed as a holiday in either Vancouver, British Columbia or San Francisco, California under applicable laws;

     "CALLCO" means 3087761 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of @Road;

     "CALL RIGHTS" means, collectively, the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right;

     "CANADIAN DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than Canadian dollars at any date, the product obtained by multiplying such foreign currency amount by the Currency Exchange Rate on such date;

     "CANADIAN GAAP" means Canadian generally accepted accounting principles;

     "CANADIAN RESIDENT" means a resident of Canada for purposes of the Canadian Tax Act;

     "CANADIAN TAX ACT" means the Income Tax Act (Canada) and the regulations promulgated thereunder, in each case as amended;

     "CBCA" means the Canada Business Corporations Act and the regulations promulgated thereunder, in each case as amended;

     "CRA" means the Canada Revenue Agency;

     "CDS" means The Canadian Depository for Securities Limited;

     "CIRCULAR" means the notice of special meeting and this management proxy circular relating to the Meeting, together with all Appendices to this management proxy circular;

     "CODE" means the United States Internal Revenue Code of 1986, as amended;

     "COMBINATION AGREEMENT" means the Combination Agreement dated as of April 12, 2004 between @Road, Exchangeco and MDSI, as amended by Amendment No. 1 to the Combination Agreement; and as may be further amended, supplemented and/or restated prior to the Effective Date, providing for, among other things, the Arrangement;

     "COMPANY ADVERSE RECOMMENDATION CHANGE" means an action whereby the MDSI Board of Directors (i) withholds, withdraws or modifies, or proposes publicly to withhold, withdraw or modify, in a manner adverse to @Road, the approval, recommendation or declaration of advisability by the MDSI Board of Directors or any such committee of the Arrangement or the Combination Agreement; (ii) recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any Acquisition Proposal or Superior Proposal; or (iii) approves or recommends, or proposes publicly to approve or recommend, or allow MDSI or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, combination agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal or Superior Proposal;

     "CONDITIONAL EXERCISE AND ELECTION FORM" means the yellow conditional exercise and election form to be sent to MDSI Optionholders, together with the notice of Election Date, at least 21 days prior to the Election Date and which, when duly completed and returned, will enable MDSI Optionholders conditionally to elect either a cash exercise or a cashless exercise of their MDSI Options under the Arrangement;

     "CONFIDENTIALITY AGREEMENT" means the Mutual Non-Disclosure Agreement dated as of June 17, 2002, between @Road and MDSI;

     "COURT" means the Supreme Court of British Columbia;

     "CURRENCY EXCHANGE RATE" means the noon spot exchange rate on a particular date for a foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on that date for the foreign currency expressed in Canadian dollars as may be deemed by the @Road Board of Directors to be appropriate for such purpose;

     "CURRENT MARKET PRICE OF AN @ROAD COMMON SHARE" means in respect of an @Road Common Share, on any date, the Canadian Dollar Equivalent of the average of the closing prices of @Road Common Shares during a period of 20 consecutive trading days ending on the trading date immediately before such date on the NASDAQ, or, if the @Road Common Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the @Road Common Shares are listed or quoted, as the case may be, as may be selected by the @Road Board of Directors for that purpose; provided, however, that if in the opinion of the @Road Board of Directors the public distribution or trading activity of @Road Common Shares during such period does not create a market which reflects the fair market value of an @Road Common Share, the Current Market Price of an @Road Common Share will be determined by the @Road Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the @Road Board of Directors will be conclusive and binding;

     "DGCL" means Delaware General Corporation Law;

     "DEMAND FOR PAYMENT" means a written notice to MDSI by a Dissenting Shareholder demanding payment of the fair value of his or her MDSI Common Shares in compliance with the Dissent Procedures;

     "DEPOSITARY" means Computershare Trust Company of Canada;

     "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

     "DISSENT NOTICE" means the written objection of an MDSI Registered Shareholder to the Arrangement Resolution, submitted to MDSI in accordance with the Dissent Procedures;

     "DISSENT PROCEDURES" means the dissent procedures described in the Circular under the heading "Dissenting Shareholders' Rights";

     "DISSENT RIGHTS" means the rights of an MDSI Registered Shareholder to dissent from the Arrangement Resolution in compliance with the Dissent Procedures;

     "DISSENTING SHAREHOLDER" means an MDSI Registered Shareholder who exercises the Dissent Rights in strict compliance with the Dissent Procedures;

     "DPSP" means a deferred profit sharing plan (as defined under the Canadian Tax Act);

     "EFFECTIVE DATE" means the date shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement;

     "EFFECTIVE TIME" means 12:01 a.m. (Vancouver time) on the Effective Date;

     "EIA" means the Employee Investment Act (British Columbia) and the regulations promulgated thereunder in each case as amended.

     "ELECTED AMOUNT" means the amount selected by an Eligible Holder to be the proceeds of disposition of the MDSI Common Shares in an election made pursuant to Section 85 of the Canadian Tax Act;

     "ELECTION DATE" means, unless otherwise agreed in writing by @Road and MDSI, the date which is two Business Days before the Effective Date, and which Election Date is currently anticipated to be August 11, 2004;

     "ELECTION DEADLINE" means 5:00 p.m. (Vancouver time) at the place of deposit on the Election Date;

     "ELIGIBLE HOLDER" means an MDSI Shareholder that is (i) a Canadian Resident, other than one who is exempt from tax under Part I of the Canadian Tax Act, or (ii) a partnership that owns MDSI Common Shares, if one or more of its members would be an Eligible Holder if the member held the shares directly;

     "EQUIVALENT DIVIDEND" means a dividend on the Exchangeable Shares, as provided for by the Exchangeable Share Provisions, that is declared and paid on the same day as any dividend declared or paid on the @Road Common Shares;

     "EQUIVALENT STOCK SUBDIVISION" means a subdivision of the outstanding Exchangeable Shares that is effected by Exchangeco in lieu of any Equivalent Dividend that is a stock dividend, and which is an economically equivalent subdivision of the outstanding Exchangeable Shares determined in accordance with the Support Agreement;

     "ESCROWED SHARES" means any MDSI Common Shares which were issued under the ESOP and are, as of the Effective Date held in escrow pursuant to the Escrow Agreement dated July 23, 1996 among the Montreal Trust Company of Canada, Royal Trust Corporation and MDSI;

     "ESOP" means the Employee Share Ownership Program established pursuant to the MDSI Mobile Data Solutions Inc. 2002 Stock Purchase Plan;

     "EXCHANGE PUT RIGHT" means the right of a holder of Exchangeable Shares, pursuant to the Exchangeable Share Provisions, to require @Road to purchase all or any part of the Exchangeable Shares of the holder upon the occurrence of a failure of either Exchangeco or Callco to complete any redemption, retraction, distribution or liquidation in respect of, or purchase Exchangeable Shares required to be completed by it as contemplated by the Exchangeable Share Provisions, by the Notice of Articles or Articles of Exchangeco or in the Voting and Exchange Trust Agreement (unless Callco or any other person controlled by @Road shall have otherwise purchased such Exchangeable Shares in accordance with the provisions of the Notice of Articles or Articles of Exchangeco or the Voting and Exchange Trust Agreement within the delays afforded to it pursuant thereto);

     "EXCHANGE RATE" means the noon buying rate in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York, as of the Election Deadline;

     "EXCHANGE RATIO" means, subject to adjustment, if any, as provided in
Section 2.4 of the Plan of Arrangement, 0.75;

     "EXCHANGE RIGHT" means the right granted to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries, upon the occurrence and during the continuance of an Insolvency Event, to require @Road to purchase from each and any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights for a purchase price equal to the Exchangeable Share Price pursuant to the Voting and Exchange Trust Agreement;

     "EXCHANGEABLE SHARE PRICE" means, with respect to each Exchangeable Share, the sum of: (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right or the Exchange Put Right, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale;

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, substantially as set out as Appendix 1 to the Plan of Arrangement attached as Appendix C to this Circular;

     "EXCHANGEABLE SHARE VOTING EVENT" means any matter that holders of Exchangeable Shares are entitled to vote on as shareholders of Exchangeco, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter that holders of Exchangeable Shares are entitled to vote on (or instruct the Trustee to vote on) in their capacity as Beneficiaries under the Voting and Exchange Trust Agreement;

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

     "EXCHANGECO" means Orion Exchangeco, Ltd., a corporation existing under the laws of British Columbia, and a wholly-owned subsidiary of Callco;

     "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter that holders of Exchangeable Shares are entitled to vote on as shareholders of Exchangeco in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval of the change would be required to maintain the economic equivalence of the Exchangeable Shares and the @Road Common Shares;

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied by the Court at any time prior to the Effective Time, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

     "GOVERNMENTAL ENTITY" means any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation, NASDAQ or the TSX;

     "HOLDERS" means, collectively, U.S. Holders and Non-U.S. Holders;

     "INSOLVENCY EVENT" means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Exchangeco's failure to contest in good faith such proceedings commenced in respect of Exchangeco within 30 days of becoming aware of the proceedings, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to
Section 6.6 of the Exchangeable Share Provisions;

     "INTERIM ORDER" means the interim order and petition of the Court in respect of the Arrangement dated June 17, 2004, a copy of which is attached as Appendix B to this Circular;

     "INTERMEDIARY" means an intermediary that a Non-Registered Holder may deal with, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed RRSPs, RRIFs, RESPs and similar plans, and their nominees;

     "IRS" means the United States Internal Revenue Service;

     "LETTER OF TRANSMITTAL AND ELECTION FORM" means the blue letter of transmittal and election form to be sent to MDSI Registered Shareholders (other than Dissenting Shareholders) prior to the Election Date and which, when duly completed and returned with a certificate or certificates for MDSI Common Shares, will enable MDSI Shareholders to exchange such certificate(s) for the consideration to be received under the Arrangement;

     "LIQUIDATION AMOUNT" means, with respect to each Exchangeable Share, the sum of: (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the Liquidation Date and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date;

     "LIQUIDATION CALL RIGHT" means the overriding right of Callco, in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco, to purchase from all but not less than all of the holders of Exchangeable Shares (other than @Road and its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder for a purchase price per share equal to Liquidation Amount;

     "LIQUIDATION DATE" means the effective date of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs;

     "LIQUIDATION EVENT" means (i) any determination by the @Road Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to @Road or to effect any other distribution of @Road's assets among its stockholders for the purpose of winding-up its affairs, or (ii) receipt by @Road of notice of, or @Road otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of @Road or to effect any other distribution of assets of @Road among its stockholders for the purpose of winding-up its affairs, in each case where @Road has failed to contest in good faith any such proceeding commenced in respect of @Road within 30 days of becoming aware of the proceeding;

     "MATERIAL ADVERSE EFFECT" means, when used in connection with @Road or MDSI, any change, event, circumstance or effect that is or would be reasonably expected to be materially adverse to the business, assets (including intangible assets), prospects, financial condition, or results of operations of such party taken as a whole with its subsidiaries; provided, however, that a change in the trading price or the trading volume of such party's equity securities shall not be deemed in and of themselves, either alone or in combination, to constitute a Material Adverse

Effect with respect to such party; provided, further, however, that a Material Adverse Effect shall not be deemed to have occurred as a result of the impact of any change in the business, assets (including intangible assets), prospects, financial condition, or results of operations of MDSI or any of its subsidiaries arising out of or relating to any fact, event, circumstance or exception specifically disclosed in the MDSI Disclosure Letter;

     "MATERIAL SUBSIDIARY" means a subsidiary (i) the assets of which exceed 5% of the total assets of the ultimate parent corporation on a consolidated basis as at the end of the last completed fiscal year of the ultimate parent corporation or (ii) of which the ultimate parent corporation's direct or indirect equity interest in the income (before income taxes and extraordinary items) exceeds 5% of such income of the ultimate parent corporation on a consolidated basis during the last completed fiscal year of the ultimate parent corporation;

     "MAXIMUM CASH CONSIDERATION" means US $19.5 million;

     "MDSI" means MDSI Mobile Data Solutions Inc., a corporation existing under the laws of Canada;

     "MDSI ARTICLES" means the articles of incorporation of MDSI, as amended from time to time;

     "MDSI BOARD OF DIRECTORS" means the board of directors of MDSI;

     "MDSI BY-LAWS" means the by-laws of MDSI, as amended from time to time;

     "MDSI COMMON SHARES" means the common shares of MDSI, with no par value;

     "MDSI OPTION BENEFIT" means the amount by which the fair market value of an MDSI Share acquired upon the exercise of an MDSI Option exceeds the sum of the exercise price payable for the acquisition of such share under such MDSI Option and any amount paid by the MDSI Optionholder to acquire such MDSI Option.

     "MDSI OPTIONHOLDER" means a holder of MDSI Options;

     "MDSI OPTIONS" means the MDSI Common Share purchase options granted under MDSI's 2000 Stock Option Plan, 1999 Stock Option Plan, 1998 Stock Option Plan, 1997 Stock Option Plan, 1996 Stock Option Plan, 1995 Stock Option Plan and the 1998 Stock Option Plan for Connectria Corporation (formerly Catalyst Solutions Group, Inc.);

     "MDSI REGISTERED SHAREHOLDER" means a registered holder of MDSI Common Shares;

     "MDSI RIGHTS AGREEMENT" means the Shareholder Rights Plan Agreement dated as of December 17, 2003 between MDSI and Computershare Trust Company of Canada, as Rights Agent, which agreement has terminated in accordance with its terms;

     "MDSI RIGHTS PLAN" means the shareholder rights plan of MDSI established pursuant to the MDSI Rights Agreement, which plan has been terminated;

     "MDSI SECURITYHOLDER" means an MDSI Shareholder and/or an MDSI
Optionholder;

     "MDSI SHAREHOLDER" means a holder of MDSI Common Shares;

     "MEETING" means the special meeting of the MDSI Securityholders to be held on August 4, 2004 and all adjournments and postponements of the special meeting;

     "MEETING MATERIALS" means the Circular and the forms of proxy for use in connection with the Meeting;

     "MINISTRY" means the Ministry of Small Business and Economic Development of British Columbia;

     "NASDAQ" means the Nasdaq National Market;

     "NON-BINDING INDICATION OF INTEREST" means the term sheet dated September 24, 2003, submitted to Bear on behalf of @Road;

     "NON-REGISTERED HOLDER" means an MDSI Shareholder who is a beneficial owner of MDSI Common Shares and is not an MDSI Registered Shareholder;

     "NON-RESIDENT MDSI SHAREHOLDER" means an MDSI Shareholder who, at the Effective Time, for purposes of the Canadian Tax Act and any applicable income tax convention, is not and has not been resident or deemed to be resident in Canada at any time while the MDSI Shareholder has held MDSI Common Shares;

     "NON-U.S. HOLDER" means a beneficial owner of MDSI Common Shares, @Road Common Shares, or Exchangeable Shares, as the case may be, other than a U.S. Holder;

     "NOTICE" means the notice of special meeting of MDSI Securityholders dated June 17, 2004;

     "NOTICE OF HEARING OF PETITION" means the Notice of Hearing of Petition in connection with the Final Order, a copy of which is attached as Appendix B to this Circular;

     "OFFER TO PAY" means the written offer of MDSI to each Dissenting Shareholder who has or is deemed to have sent a Demand for Payment to pay for his or her MDSI Common Shares in an amount considered by the MDSI Board of Directors to be the fair value of the shares, all in compliance with the Dissent Procedures;

     "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

     "PIPER JAFFRAY" means Piper Jaffray & Co., financial advisor to @Road;

     "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content attached as Appendix C to this Circular, as amended or varied in accordance with its terms or the terms of the Combination Agreement or at the direction of the Court in the Final Order;

     "RBC" means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

     "RBC FAIRNESS OPINION" means the opinion of RBC dated April 12, 2004, delivered to the MDSI Board of Directors and described under the heading "The Transaction -- Fairness Opinions", a copy of which is attached as Appendix F to this Circular;

     "RECORD DATE" means June 14, 2004;

     "REDEMPTION CALL RIGHT" means the overriding right of Callco, notwithstanding the proposed redemption of Exchangeable Shares by Exchangeco pursuant to the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than @Road and its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each holder in exchange for the Redemption Call Purchase Price, as set out in the Plan of Arrangement;

     "REDEMPTION CALL PURCHASE PRICE" means, with respect to each Exchangeable Share, the sum of (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the Redemption Date, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date;

     "REDEMPTION DATE" means the date, if any, established by the board of directors of Exchangeco for the redemption by Exchangeco, pursuant to the Exchangeable Share Provisions, of all but not less than all of the outstanding Exchangeable Shares, which date will be no earlier than the fifth anniversary of the Effective Date, except in certain circumstances described under the heading "The Transaction -- Description of Exchangeable Shares -- Retraction, Redemption and Call Rights Applicable to Exchangeable Shares -- Early Redemption";

     "REDEMPTION PRICE" means, with respect to each Exchangeable Share, and provided Callco has not exercised its Redemption Call Right, the sum of (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the Redemption Date, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date;

     "REGISTERED PLANS" means, collectively, RESPs, RRIFs, RRSPs, DPSPs and similar plans;

     "RESP" means a registered education savings plan (as defined in the Canadian Tax Act);

     "RETRACTED SHARES" means the Exchangeable Shares in respect of which a holder has exercised the right under Article 6 of the Exchangeable Share Provisions to require Exchangeco to redeem such shares, as described under the heading "The Transaction -- Description of Exchangeable Shares -- Retraction, Redemption and Call Rights Applicable to Exchangeable Shares -- Retraction of Exchangeable Shares";

     "RETRACTION CALL RIGHT" means the overriding right of Callco to purchase all but not less than all the Retracted Shares directly from the holder in exchange for the Retraction Price;

     "RETRACTION DATE" means the Business Day on which a holder of Exchangeable Shares desires to have Exchangeco redeem the Retracted Shares, provided that such date shall not be less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by Exchangeco and further provided that, in the event that no such Business Day is specified by the holder of Exchangeable Shares in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction

Request is received by Exchangeco, as set out in the Exchangeable Share Provisions and described under the heading "The Transaction -- Description of Exchangeable Shares -- Retraction, Redemption and Call Rights Applicable to Exchangeable Shares -- Retraction of Exchangeable Shares";

     "RETRACTION PRICE" means, with respect to each Exchangeable Share, the amount per Exchangeable Share equal to the sum of (i) the Current Market Price of an @Road Common Share on the last Business Day prior to the Retraction Date, and (ii) on the designated payment date therefore, the full amount of all declared but unpaid dividends on any Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date;

     "RETRACTION REQUEST" means a duly executed request for redemption made by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions or any other form that may be acceptable to Exchangeco;

     "RIGHT" means a right to purchase an MDSI Common Share, upon the terms and subject to the conditions set forth in the MDSI Rights Agreement;

     "RIGHTS AGENT" means Computershare Trust Company of Canada;

     "RRIF" means a registered retirement income fund (as defined in the Canadian Tax Act);

     "RRSP" means a registered retirement savings plan (as defined in the Canadian Tax Act);

     "SEC" means the United States Securities and Exchange Commission;

     "SECURITIES ACT" means the Securities Act (British Columbia) and the rules, regulations and policies made thereunder, each as amended from time to time prior to the Effective Date;

     "SPECIAL COMMITTEE" means the Strategic Review Committee of the MDSI Board of Directors, established in 2002 to consider strategic alternatives for MDSI, and consisting of David R. Van Valkenburg, Marc Rochefort and Peter Ciceri;

     "SPECIAL VOTING SHARE" means the single Series A Preferred Stock of @Road issued to the Trustee pursuant to the Voting and Exchange Trust Agreement;

     "SUBSIDIARY" means, when used with reference to @Road or MDSI, any person of which such party (either alone or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such person;

     "SUPERIOR PROPOSAL" means any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving MDSI or the acquisition or purchase of 50% or more of any class of equity securities of MDSI, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of MDSI, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 50% or more of the book or market value of assets (including, without limitation, securities of any subsidiary of MDSI) of MDSI and its subsidiaries, taken as a whole, which the MDSI Board of Directors reasonably believes in good faith, after consultation with MDSI's financial advisor, (i) is superior from a financial point of view to the MDSI Shareholders to the transactions contemplated by the Combination Agreement and (ii) is reasonably capable of being consummated by the person making such Acquisition Proposal (including, if applicable, obtaining any necessary financing), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal;

     "SUPPORT AGREEMENT" means the Exchangeable Share Support Agreement to be made between @Road and Exchangeco in connection with the Plan of Arrangement substantially in the form enclosed on the CD-ROM accompanying this Circular, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

     "TAX PROPOSALS" means all proposed amendments to the Canadian Tax Act publicly announced by the Minister of Finance prior to the Effective Date;

     "TERMINATION FEE" means a fee equal to US $4 million;

     "TRANSACTION" means the transactions contemplated by the Combination Agreement including, without limitation, the Arrangement;

     "TRANSFER AGENT" means Computershare Trust Company of Canada;

     "TRIGGERING EVENT" means any of the following events: (i) the MDSI Board of Directors or any committee thereof, for any reason, has withheld, withdrawn or has amended, modified or changed (including the taking of a position specified in Section 6.2(b) of the Combination Agreement) in a manner adverse to @Road its recommendation in favour of, the adoption and approval of the Combination Agreement or the approval of the transactions contemplated by the Combination Agreement; (ii) the MDSI Board of Directors or any committee thereof has approved or recommended any Acquisition Proposal; (iii) the MDSI Board of Directors has failed to re-affirm its recommendation in favour of the adoption and approval of the Combination Agreement and the approval of the transactions contemplated by the Combination Agreement promptly following the request of @Road to do so; (iv) MDSI enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (v) MDSI has breached its obligations under the terms of Section 6.2 of the Combination Agreement; or (vi) a tender or exchange offer relating to securities of MDSI has been commenced by a person unaffiliated with @Road, and MDSI has not sent to its Securityholders, within ten (10) business days after such tender or exchange offer is first published, a statement disclosing that MDSI recommends rejection of such tender or exchange offer;

     "TRUSTEE" means Computershare Trust Company of Canada;

     "TSX" means The Toronto Stock Exchange;

     "U.S. GAAP" means United States generally accepted accounting principles;

     "U.S. HOLDER" means a beneficial owner of MDSI Common Shares or @Road Common Shares, as the case may be, that, for U.S. federal income tax purposes, is (a) a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust;

     "VOTING AGREEMENT" means the agreement dated April 12, 2004 among @Road and the Voting Agreement Shareholders;

     "VOTING AGREEMENT SHAREHOLDERS" means the MDSI Shareholders who are signatories to the Voting Agreement; and

     "VOTING AND EXCHANGE TRUST AGREEMENT" means the agreement to be made between @Road, Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form enclosed on the CD-ROM accompanying this Circular, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree; and

     "VOTING RIGHTS" means the voting rights attached to the Special Voting Share held by the Trustee in respect of which the Beneficiaries are, in accordance with the Voting and Exchange Trust Agreement, entitled to instruct the Trustee to vote.

                       INFORMATION CONCERNING THE MEETING

PURPOSE OF THE MEETING

     THE INFORMATION CONTAINED IN THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF MDSI FOR USE AT THE MEETING. At the Meeting, MDSI Securityholders will consider and vote upon the Arrangement Resolution and such other business as may properly come before the Meeting.

     THE MDSI BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION CONTEMPLATED BY THE ARRANGEMENT RESOLUTION IS FAIR TO THE MDSI SECURITYHOLDERS AND IN THE BEST INTERESTS OF MDSI AND RECOMMENDS THAT MDSI SECURITYHOLDERS VOTE TO APPROVE THE ARRANGEMENT RESOLUTION. See "The Transaction -- Recommendation of the MDSI Board of Directors".

DATE, TIME AND PLACE OF MEETING

     The Meeting will be held on August 4, 2004, at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia at 9:00 a.m. (Vancouver time).

SOLICITATION AND APPOINTMENT OF PROXIES

     THE PERSONS NAMED IN THE APPLICABLE ENCLOSED FORM OF PROXY (A BLUE PROXY FOR USE BY MDSI SHAREHOLDERS OR A YELLOW PROXY FOR USE BY MDSI OPTIONHOLDERS) ARE REPRESENTATIVES OF THE MANAGEMENT OF MDSI AND ARE DIRECTORS OR OFFICERS OF MDSI. AN MDSI SECURITYHOLDER WHO WISHES TO APPOINT SOME OTHER PERSON TO REPRESENT SUCH MDSI SECURITYHOLDER AT THE MEETING MAY DO SO BY CROSSING OUT THE NAMES ON THE APPLICABLE FORM OF PROXY AND INSERTING THE NAME OF THE PERSON PROPOSED IN THE BLANK SPACE PROVIDED IN THE ENCLOSED FORM OF PROXY OR BY COMPLETING ANOTHER ACCEPTABLE FORM OF PROXY. SUCH OTHER PERSON NEED NOT BE AN MDSI SECURITYHOLDER. IF THE MDSI SECURITYHOLDER IS NOT AN INDIVIDUAL, IT MUST HAVE THE PROXY EXECUTED BY A DULY AUTHORIZED OFFICER OR PROPERLY APPOINTED ATTORNEY. MDSI SECURITYHOLDERS WHO REQUIRE ASSISTANCE IN COMPLETING THEIR PROXY SHOULD CALL TAMMY ROSS OF MDSI AT 604.207.6112.

     To be valid, proxies must be signed, dated and either deposited with the Corporate Secretary of MDSI, c/o Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J ZY1 (Attention: Stock Transfer Services) or sent by fax to 1.866.249.7775 (within North America) or
1.416.263.9524 (outside North America) (Attention: Stock Transfer Services) not later than 9:00 a.m. (Vancouver time) on July 30, 2004 or, in the event the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Meeting is reconvened or the postponed Meeting is convened. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting, or any adjournment or postponement thereof. An undated but executed proxy will be deemed to be dated the date of this Circular.

     It is expected that solicitation of proxies will be made primarily by mail but proxies may also be solicited personally by employees or agents of MDSI. @Road will assist with the solicitation of proxies as requested by MDSI. MDSI has retained Advantage Proxy to assist in the solicitation of proxies and may also retain other persons as it deems necessary to aid in the solicitation of proxies with respect to the Meeting. Advantage Proxy will be paid a fee in the range of approximately US $5,000 to US $7,500 for proxy solicitation services provided to MDSI. The total cost of soliciting proxies and mailing the Meeting Materials in connection with the Meeting will be borne by MDSI.

NON-REGISTERED HOLDERS

     MDSI Securityholders, or the persons they appoint as their proxyholders, are permitted to vote at the Meeting. In many cases, MDSI Common Shares beneficially owned by Non-Registered Holders are registered either:

     (i)   in the name of an Intermediary; or

     (ii) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant.

     In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, MDSI is distributing copies of the Meeting Materials to clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

     (a) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. This form of proxy need not be signed by the Non-Registered Holder and the Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Computershare Trust Company of Canada as described above; or

     (b) more typically, be given a voting instruction form which must be completed, signed and returned to the Intermediary by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

     The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the MDSI Common Shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form from his or her Intermediary wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the instructions on the form. NON-REGISTERED HOLDERS SHOULD CAREFULLY FOLLOW THE INSTRUCTIONS OF THEIR INTERMEDIARIES AND THEIR SERVICE COMPANIES TO ENSURE THAT THEIR MDSI COMMON SHARES ARE VOTED.

REVOCATION OF PROXIES

     An MDSI Securityholder who has given a proxy may revoke the proxy by:

     (i) completing and signing a proxy bearing a later date and depositing it with Computershare Trust Company of Canada as described above;

     (ii) depositing an instrument in writing executed by the MDSI Securityholder or by the MDSI Securityholder's attorney authorized in writing (a) at the registered office of MDSI at any time up to and including the last Business Day preceding the day of the Meeting, or any adjournment or postponement of the Meeting, at which the proxy is to be used or (b) with the scrutineers of the Meeting, to the attention of the chair of the Meeting, prior to the commencement of the Meeting on the day of the Meeting, or any adjournment or postponement thereof; or

     (iii)  in any other manner permitted by law.

     A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive the Meeting Materials and a vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or a waiver of the right to receive Meeting Materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

VOTING OF PROXIES

     Two forms of proxy are being provided by MDSI management for use at the Meeting, a blue form of proxy for use by MDSI Shareholders and a yellow form of proxy for use by MDSI Optionholders.

     The management representatives designated in the enclosed form of proxy will vote the securities in respect of which they are appointed proxyholders on any ballot that may be called for in accordance with the instructions of the MDSI Securityholder as indicated on the form of proxy. IN THE ABSENCE OF SUCH DIRECTION, THE SECURITIES WILL BE VOTED BY THE MANAGEMENT REPRESENTATIVES FOR THE ARRANGEMENT RESOLUTION.

RECORD DATE, MDSI SECURITYHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

     Each MDSI Shareholder of record at 5:00 p.m. (Vancouver time) on the Record Date, June 14, 2004, is entitled to receive notice of the Meeting and will be entitled to one vote for each MDSI Common Share held on all matters proposed to come before the Meeting, except to the extent that the MDSI Shareholder has transferred any MDSI Common Shares after the Record Date and the transferee of such shares establishes ownership of them and makes a written demand, not later than 5:00 p.m. (Vancouver time), ten business days preceding the Meeting or, if the Meeting is adjourned or postponed, ten business days before any adjournment or postponement thereof, to be included in the list of MDSI Shareholders entitled to vote at the Meeting, in which case the transferee will be entitled to vote such shares.

Each MDSI Optionholder of record at 5:00 p.m. (Vancouver time) on the Record Date will be entitled to one vote for each MDSI Common Share such holder would receive upon a valid exercise of the MDSI Options held by such holder.

     The presence in person or represented by proxy of two MDSI Securityholders representing not less than 5% of the aggregate number of outstanding MDSI Common Shares and additional MDSI Common Shares that would be outstanding upon the valid exercise of all outstanding MDSI Options and who are entitled to attend and vote at the Meeting is necessary to constitute a quorum at the Meeting. On June 14, 2004, MDSI had issued and outstanding 8,320,596 MDSI Common Shares and MDSI Options entitling the holders thereof to acquire 1,057,921 MDSI Common Shares.

     The Arrangement Resolution requires the affirmative vote of not less than 66 2/3% of the votes cast by MDSI Securityholders present in person or represented by proxy and entitled to vote at the Meeting. For these purposes, any spoiled votes, illegible votes, defective votes and abstentions will not be considered votes cast.

     To the knowledge of the directors and officers of MDSI, as of June 14, 2004, no person beneficially owned or exercised control directly or indirectly over MDSI Common Shares carrying more than 10% of all the votes attached to all of the MDSI Common Shares. As of June 14, 2004, directors and officers of MDSI beneficially owned an aggregate of 553,358 MDSI Common Shares (approximately 7% of the aggregate MDSI Common Shares then outstanding) and MDSI Options to acquire 609,625 MDSI Common Shares (approximately 7% of the aggregate of the MDSI Common Shares outstanding and MDSI Common Shares that may be acquired pursuant to the exercise of such MDSI Options) entitled to notice of the Meeting.

DISSENTERS' RIGHTS

     MDSI Registered Shareholders who oppose the Arrangement Resolution are entitled to dissent in accordance with the Dissent Procedures. See "Dissenting Shareholder Rights".

OTHER BUSINESS

     The management of MDSI does not intend to present and does not have any reason to believe that others will present, at the Meeting, any item of business other than those set forth in this Circular. However, if any other business is properly presented at the Meeting and may properly be considered and acted upon, proxies will be voted by those named in the applicable form of proxy in their sole discretion, including with respect to any amendments or variations to the matters identified in the Meeting Materials.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

     The historical financial statements of, and the summaries of historical financial information concerning, MDSI contained or incorporated by reference in this Circular are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP. Historical financial statements of MDSI prepared in accordance with Canadian GAAP are included on the CD-ROM accompanying this Circular. Certain information concerning MDSI contained in this circular is in Canadian dollars.

     The historical financial statements of, and the summaries of historical financial information concerning, @Road contained in this Circular are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

                          CANADIAN/U.S. EXCHANGE RATES

     In this Circular, dollar amounts are expressed either in Canadian dollars (Cdn $) or U.S. dollars (US $).

     The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada noon spot exchange rate.

                                                     YEAR ENDED DECEMBER 31                5 MONTHS
                                           ------------------------------------------    ENDED MAY 31
                                            1999     2000     2001     2002     2003         2004
                                           ------   ------   ------   ------   ------   --------------
High.....................................  1.5298   1.5593   1.6021   1.6132   1.5747       1.3968
Low......................................  1.4433   1.4341   1.4936   1.5110   1.2924       1.2692
Average..................................  1.4857   1.4852   1.5484   1.5704   1.4010       1.3343
Period End...............................  1.4433   1.5002   1.5926   1.5796   1.2924       1.3634

     On June 14, 2004, the exchange rate for one U.S. dollar expressed in Canadian dollars was 1.3683 based upon the Bank of Canada noon spot exchange rate.

                           FORWARD LOOKING STATEMENTS

     This Circular contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (United States). Words such as "will", "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify these forward-looking statements. Specifically, and without limiting the generality of the foregoing, all statements included in this Circular that address activities, events or developments that either @Road or MDSI expects or anticipates will or may occur in the future, including such things as future capital (including the amount and nature thereof), business strategies and measures to implement such strategies, competitive strengths, goals, expansion and growth, or references to the future success of @Road or MDSI, their respective subsidiaries and the companies, joint ventures or partnerships in which @Road or MDSI has equity investments are forward-looking statements. Actual results could differ materially from those reflected in the forward-looking statements as a result of (i) the risk factors described under the heading "Risk Factors", (ii) general economic market or business conditions,
(iii) the opportunities (or lack thereof) that may be presented to and pursued by @Road or MDSI, (iv) competitive actions by other companies, (v) changes in laws and (vi) other factors, many of which are beyond the control of @Road and MDSI.

     All written and oral forward-looking statements attributable to @Road or MDSI, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Readers of this Circular are cautioned not to place undue reliance on forward-looking statements contained in this Circular, which reflect the analysis of the management of @Road and MDSI, as appropriate, only as of the date of this Circular. Neither @Road nor MDSI undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events.

     Forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                THE TRANSACTION

BACKGROUND

     The provisions of the Combination Agreement are the result of arm's length negotiations conducted among representatives of MDSI and @Road and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the Combination Agreement.

     In February 2002, in order to make a more thorough assessment of potential growth and funding opportunities, the MDSI Board of Directors formed a Special Committee consisting of David R. Van Valkenburg, Marc Rochefort and Peter Ciceri to consider various strategic alternatives for MDSI, including business combination transactions or third party investments. Throughout 2002 and early 2003, this Special Committee engaged in various business discussions with potential partners, purchasers and investors. In April 2003, MDSI entered into serious discussions with a third party about a possible combination transaction, but no agreement was finalized and, accordingly, the possible transaction was never publicly announced.

     In June 2002, MDSI and @Road commenced discussions about a potential combination and on June 21, 2002 entered into a confidentiality agreement to permit the exchange of information concerning their respective businesses, organizations, financial conditions and results of operations. Between June 2002 and August 2003, representatives of MDSI and @Road had numerous conversations regarding the merits of a potential strategic combination.

     On August 7, 2003, Bear was retained as financial advisor to the Special Committee with respect to exploring strategic alternatives available to MDSI, including a possible sale of MDSI, a combination or third party financing. In September 2003, MDSI publicly announced that it had retained Bear as its financial advisor. During the subsequent months, discussions occurred with a number of the most logical, potential, strategic and financial parties and with other potential strategic and financial partners, including @Road, which eventually submitted a formal proposal to MDSI.

     On September 6, 2003, MDSI and @Road and their respective financial advisors met in Fremont, California to discuss the potential terms and conditions under which @Road would acquire MDSI. Between September 15 and September 17, 2003, MDSI and @Road and their respective financial advisors, including the auditors to @Road, met at MDSI's headquarters in Richmond, British Columbia to perform mutual diligence. Discussions were suspended from June, 2003 until September, 2003 while @Road was completing a secondary offering of securities.

     On September 24, 2003, Piper Jaffray submitted to Bear, on behalf of @Road, a term sheet detailing the terms and conditions under which it would agree to acquire MDSI (the "Non-Binding Indication of Interest"). On September 30, 2003, a meeting of the Special Committee was convened at which the committee members were briefed by MDSI's legal advisors on the material terms of the Non-Binding Indication of Interest received from @Road by MDSI. Following discussion about the proposed terms and structure of the transaction and the associated benefits and risks, the Special Committee authorized management and MDSI's legal advisors to respond to the @Road proposal by circulating a revised draft of the Non-Binding Indication of Interest.

     On October 1, 2003, a meeting of the Special Committee was held at which MDSI's legal advisors briefed the Special Committee on the continuing discussions between the @Road and MDSI legal teams regarding the terms of the Non-Binding Indication of Interest and the structure of the proposed transaction. On October 3, 2003, the Special Committee held a meeting at which MDSI's senior management and legal and financial advisors provided an update regarding the ongoing negotiations with @Road and its advisors with respect to the terms of the Non-Binding Indication of Interest.

     On October 4, 2003, the Special Committee met with its legal and financial advisors to discuss the exchangeable share structure of the proposed transaction, as well as the consideration that would be received by holders of MDSI Common Shares. The Special Committee authorized Bear to negotiate further with @Road regarding certain features of the proposed transaction.

     On October 6, 2003, a meeting of the Special Committee was convened to discuss the continuing negotiations between MDSI and @Road with MDSI's legal and financial advisors. Following discussion about the proposed terms and structure of the transaction and the associated benefits and risks, the Special Committee authorized MDSI's senior management to finalize the terms of the Non-Binding Indication of Interest.

     From October 8, 2003 to October 16, 2003, representatives of MDSI, together with MDSI's advisors, conducted a due diligence review of @Road, which included numerous meetings and discussions between representatives of MDSI and @Road and their respective advisors. Between October 7, 2003 and October 23, 2003, MDSI and @Road and their respective legal and financial advisors negotiated the terms of the definitive agreements in connection with the Transaction, including the Combination Agreement, the Plan of Arrangement and all the exhibits to those agreements. Throughout the period that the parties were negotiating the proposed Transaction, @Road conducted a due diligence review of MDSI, which included numerous meetings and discussions between representatives of @Road and their respective advisors.

     On October 14, 2003, the Special Committee held a meeting to review the terms of the then current draft of the Combination Agreement and timeline related to the proposed transaction. MDSI's legal advisors also provided a summary of the due diligence on @Road completed to date. On October 19, 2003, a meeting of the Special Committee was convened to review the results of the due diligence reviews of @Road conducted by representatives of MDSI and its advisors. The Special Committee also considered whether it would be advisable to obtain a fairness opinion from another financial advisor and directed MDSI's senior management to contact other financial advisors regarding a possible engagement.

     On October 20, 2003, a Special Committee meeting was held at which MDSI's senior management and their legal and financial advisors reviewed with the Special Committee the then current drafts of the definitive transaction documents and provided an update on certain due diligence matters.

     On October 22, 2003, the Special Committee convened a meeting at which MDSI's financial advisors outlined the status of negotiations with @Road and its advisors. Concerns regarding certain revenue recognition policies employed by MDSI were discussed. In late October, 2003, following extensive review and analysis, and consultation with MDSI's auditors, the MDSI Board of Directors concluded that it was necessary to restate its financial results for certain prior periods. MDSI and @Road agreed to defer finalization of the negotiations pending finalization of such restatements. Thereafter, the parties had various discussions regarding the status of the restatements.

     On March 26, 2004, representatives of MDSI and @Road met in San Francisco, California to re-commence their discussion of the proposed combination and to receive an update on the financial and business performance of their respective companies. Between March 27, 2004 and April 2, 2004, representatives of MDSI, together with MDSI's advisors, conducted further, detailed due diligence on @Road at the executive offices of @Road in Fremont, California, which included numerous meetings and discussions between representatives of MDSI and @Road and their respective advisors.

     Between March 30, 2004 and April 12, 2004, MDSI and @Road and their respective legal and financial advisors completed the negotiation of the terms of the definitive agreements in connection with the Transaction, including the Combination Agreement, the Plan of Arrangement and all the exhibits to those agreements. These negotiations involved numerous phone calls between the parties involved in the negotiations.

     On April 3, 2004, the Special Committee retained RBC to provide a separate fairness opinion in connection with the Transaction. On April 8, 2004, the MDSI Board of Directors convened a meeting at which MDSI's advisors and management updated the board on the results of their ongoing due diligence review of @Road. The MDSI Board of Directors approved, ratified and confirmed the terms of the engagement letter with Bear pursuant to which Bear was engaged to provided financial advisory services and to render a fairness opinion in connection with the Transaction. The MDSI Board of Directors also approved, ratified and confirmed the terms of the engagement letter with RBC pursuant to which RBC was engaged to render a second fairness opinion in connection with the Transaction. Davis & Company advised the MDSI Board of Directors regarding the fiduciary duties owed by the MDSI Board of Directors to the MDSI Shareholders. MDSI management and their advisors discussed with the MDSI Board of Directors the current terms of the proposed transaction as agreed to with @Road. The MDSI Board of Directors approved the form of the Combination Agreement and all associated exhibits and schedules, subject to the ongoing negotiation and satisfactory resolution of certain key issues, and authorized members of MDSI's senior management to finalize and execute the documents related to the Transaction. The MDSI Board of Directors also reviewed the 2002 Employee Stock Purchase Plan and approved the suspension of the plan upon execution of the Combination Agreement and the termination of the plan upon the Effective Time of the Arrangement. The MDSI Board of Directors also discussed and approved the conditional acceleration of options under the MDSI's 2000 Stock Option Plan and the provision for the cashless exercise of such options. Finally, the MDSI Board of Directors considered and approved the deferral, effective upon execution of the Combination Agreement, of the "separation time" under the MDSI Rights Plan until after ten (10) business days after the earlier of the termination of the Combination Agreement or the Effective Time of the Arrangement. The MDSI Rights Plan was not ratified by MDSI Shareholders in accordance with TSX requirements at the annual and special meeting of the MDSI Shareholders held on June 14, 2004 and, accordingly, has terminated in accordance with its terms.

     On April 12, 2004, the Special Committee held a meeting to review and consider the fairness opinions prepared and presented by Bear and RBC. After reviewing both fairness opinions and the accompanying presentations, the Special Committee further considered the merits of the proposed transaction and its proposed terms and voted unanimously to recommend to the MDSI Board of Directors that MDSI enter into the Combination Agreement with @Road and that the MDSI Board of Directors recommend to the MDSI Securityholders that they vote in favour of the resolution approving the Arrangement.

     Immediately after the meeting of the Special Committee, a meeting of the MDSI Board of Directors was convened at which MDSI management and MDSI's advisors discussed with the MDSI Board of Directors the fully negotiated terms of the Transaction as agreed to with @Road. MDSI's legal counsel reviewed for the MDSI Board of Directors the changes to the terms of the definitive agreements since the last meeting of the MDSI Board of Directors. Bear delivered its oral opinion to the opinion, subsequently confirmed in writing, that, as of that date, the consideration to be received by the MDSI Shareholders in the Transaction was fair, from a financial point of view, to MDSI Shareholders. RBC delivered its oral opinion on April 12, 2004 to the Special Committee, subsequently confirmed by delivery of a written opinion dated April 12, 2004, that, as of that date, the consideration under the Arrangement was fair, from a financial point of view, to MDSI Shareholders. The Special Committee provided its recommendation to the MDSI Board of Directors that MDSI enter into the Combination Agreement with @Road. Davis & Company reviewed for the MDSI Board of Directors the fiduciary duties owed by the Board to the MDSI Shareholders. The MDSI Board of Directors considered the recommendation of the Special Committee, the results of the due diligence investigation, the terms of the definitive agreements, and the potential advantages and risks associated with the Transaction and, after discussing and considering the analyses and opinions of Bear and RBC, unanimously approved the Combination Agreement and the transactions contemplated by the Combination Agreement, authorized management to enter into the Combination Agreement and related agreements, and resolved to recommend to the MDSI Shareholders that they vote in favour of the resolution approving the Plan of Arrangement.

     On April 12, 2004, the @Road Board of Directors also met with senior management and the legal and financial advisors to @Road at a special meeting of the @Road Board of Directors to discuss the status of negotiations with and due diligence of MDSI and the directors' comments on the draft of the Combination Agreement. After management provided its view of the proposed Transaction, Piper Jaffray presented its analysis of various information to serve as the basis for evaluating the Transaction. Following this presentation, Piper Jaffray responded to questions raised by the @Road Board of Directors regarding its analysis. The @Road Board of Directors then engaged in a full discussion of the proposed Transaction, including the strategic benefits of the Transaction, the terms and conditions of the proposed Combination Agreement and the analysis of Piper Jaffray. The @Road Board of Directors concluded that the Combination Agreement was fair to and in the best interests of @Road and its stockholders. Accordingly, the @Road Board of Directors approved the Arrangement, the Combination Agreement and the related documents and authorized management to proceed with the execution of the Combination Agreement and the related documents.

     Before the opening of the markets on April 13, 2004, MDSI and @Road issued a joint press release publicly announcing the Transaction.

     On April 23, 2004, MDSI received an unsolicited competing proposal from a third party. The MDSI Board of Directors met and discussed the proposal. After a full discussion, the MDSI Board of Directors concluded that there was not sufficient information to conclude that the proposal was a "superior proposal" as defined in the Combination Agreement. Subsequently, Mr. Erik Dysthe responded in writing that MDSI was unable to have any discussions with the third party. On May 11, 2003, MDSI again received an unsolicited acquisition proposal from the third party. The MDSI Board of Directors determined that it was permitted to consider this proposal under the terms of the Combination Agreement. After a full discussion, the MDSI Board of Directors felt that further negotiations were required with the third party in connection with its proposal. After these further negotiations, the discussions between MDSI and the third party were terminated.

RECOMMENDATION OF THE MDSI BOARD OF DIRECTORS

     THE MDSI BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION CONTEMPLATED BY THE ARRANGEMENT IS FAIR TO THE MDSI SECURITYHOLDERS AND IN THE BEST INTERESTS OF MDSI. ACCORDINGLY, THE MDSI BOARD OF DIRECTORS HAS APPROVED THE ARRANGEMENT AND RECOMMENDS THAT MDSI SECURITYHOLDERS VOTE FOR THE ARRANGEMENT RESOLUTION.

     In making this recommendation, the MDSI Board of Directors considered a number of factors including:

     (i) that the Transaction consideration, considered at the time of announcement of the Transaction, represented a substantial premium to the trading price of the MDSI Common Shares reported on the TSX for a variety of measurement periods;

     (ii) a sensitivity analysis of the impact of variations of the price of @Road Common Shares prior to the Effective Date;

     (iii) the trading volumes and the price volatility of the @Road Common Shares and the impact that variations of @Road operating and financial results prior to the Effective Date will have on the value of the consideration received by MDSI Securityholders pursuant to the Transaction;

     (iv) an earnings per share accretion analysis of the impact of the Transaction on @Road;

     (v) a discounted cash flow analysis of MDSI's internal management forecasts and a comparison of the results with the consideration being offered in the Transaction;

     (vi) a comparison of implied enterprise value to trailing twelve month revenue multiples for comparable transactions during the last three years;

     (vii) the Bear Fairness Opinion and the RBC Fairness Opinion as to the fairness of the consideration to be received by MDSI Shareholders in the Transaction;

     (viii) the view of MDSI's management as to the prospects for other potential acquirors having an interest in acquiring all or part of MDSI in a transaction that would result in value to the MDSI Securityholders superior to that offered under the Transaction;

     (ix) the right of the MDSI Board of Directors, prior to the Meeting, to enter into discussions and negotiations and provide information to any person in response to a bona fide written Acquisition Proposal from such person and to terminate the Combination Agreement in favour of a Superior Proposal provided certain conditions are met (see "The Transaction -- The Combination Agreement -- Covenants -- Covenants Regarding Non-Solicitation");

     (x) the circumstances in which the Combination Agreement may be terminated, the amount of certain fees due upon termination and the circumstances in which such fees are payable;

     (xi) the course of negotiations through which the terms of the Combination Agreement were agreed;

     (xii) that MDSI Shareholders who are Canadian Residents will be able to exchange their MDSI Common Shares for Exchangeable Shares under the Arrangement on a full or partial tax-deferred basis under the Canadian Tax Act (see "Tax Considerations -- Canadian Federal Income Tax Considerations for MDSI Shareholders and MDSI Optionholders -- MDSI Shareholders Resident in Canada");

     (xiii) that the Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada, will be qualified investments that are not "foreign property" under the Canadian Tax Act for Registered Plans;

     (xiv) the terms and conditions of the Combination Agreement, including the reasonableness of the restrictions on the conduct of MDSI's business until completion of the Transaction;

     (xv) that the Arrangement Resolution must be approved by not less than 66 2/3% of the votes cast at the Meeting by MDSI Securityholders, and must also be approved by the Court which will consider, among other things, the fairness of the Arrangement to MDSI Securityholders; and

     (xvi) that under the Arrangement, MDSI Registered Shareholders have Dissent Rights.

     In reaching its determination, the MDSI Board of Directors also considered and evaluated, among other things:

     A. information concerning the business, operations, property, assets, financial condition, operating results and prospects of MDSI and @Road;

     B. the results of the due diligence review conducted by MDSI's management and legal advisors with respect to @Road's business and operations;

     C. current industry, economic and market conditions and trends and the MDSI Board of Directors' expectations as to the prospects for future business conditions; and

     D. historical market prices and trading information with respect to MDSI Common Shares and @Road Common Shares.

     In view of the variety of factors considered in connection with its evaluation of the Transaction, the MDSI Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the Arrangement to MDSI Securityholders.

SUMMARY OF FAIRNESS OPINIONS

     Pursuant to letter agreements dated August 7, 2003 and April 3, 2004 with Bear (its financial advisor in connection with the Transaction) and RBC, respectively, MDSI retained Bear and RBC to provide to the MDSI Board of Directors their opinions as to the fairness of the consideration to be received by MDSI Shareholders in the Transaction.

     At the meeting of the MDSI Board of Directors on April 12, 2004, Bear and RBC rendered their oral opinions, and subsequently confirmed in writing that, as of that date, based upon and subject to the considerations described in the Bear Fairness Opinion and the RBC Fairness Opinion, the consideration to be received by MDSI Shareholders in the Transaction was fair to MDSI Shareholders from a financial point of view.

     MDSI has agreed to pay Bear a fee for rendering financial advisory services in connection with the Transaction and to pay RBC a fee for rendering its fairness opinion. A substantial portion of Bear's fee is contingent upon successful consummation of the Transaction. MDSI has also agreed to indemnify Bear and RBC and certain related persons against various liabilities in connection with their engagements, including various liabilities under securities legislation.

     Robert C. Harris, Jr., a Senior Managing Director of Bear, is a director of MDSI and beneficially owns shares of MDSI's common stock constituting less than a 2% interest in MDSI as of December 31, 2003 (on a fully diluted basis). In the ordinary course of business, Bear and its affiliates may actively trade the securities of @Road and/or MDSI for Bear's own account and for the account of Bear's customers and, accordingly, may at any time hold a long or short position in such securities.

     Other than in respect of the RBC Fairness Opinion, RBC has not been engaged to provide any financial advisory services and has not participated in any financing involving MDSI or @Road or any of their respective associates or affiliates, within the past two years, other than an engagement in 2002 to provide financial advisory services to MDSI in connection with a review of strategic alternatives, and an engagement in 2003 to provide a fairness opinion to a committee of independent members of the MDSI Board of Directors in connection with a potential transaction. The compensation of RBC in respect of the RBC Fairness Opinion does not depend in whole or in part on the conclusions reached in the RBC Fairness Opinion or the successful outcome of the Arrangement.

THE BEAR FAIRNESS OPINION

     Bear formally advised the Board of Directors of MDSI that the consideration to be received by MDSI Shareholders in the Transaction is fair, from a financial point of view, to MDSI Shareholders. Bear has delivered to the Board of Directors its written opinion dated April 12, 2004, a copy of which is as attached as Appendix E to this Circular and is incorporated herein by reference. MDSI Securityholders are urged to, and should, read the full text of the Bear Fairness Opinion for a complete description of the factors considered, the assumptions made and the limitations on the review undertaken by Bear in rendering its opinion. This summary of the Bear Fairness Opinion is qualified in its entirety by the full text of such opinion.

     The Bear Fairness Opinion addresses only the fairness of the consideration to be received by MDSI Shareholders under the Transaction from a financial point of view and does not constitute a recommendation to any MDSI Shareholder as to how to vote at the Meeting. Bear also did not, in considering fairness from a financial point of view, assess the income tax consequences of the Transaction to MDSI Shareholders.

     In connection with rendering its opinion, Bear:

     (a)   reviewed the Combination Agreement;

     (b) reviewed the @Road Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2003, the @Road Quarterly Reports on Form 10-Q for the periods ended

           March 31, 2003, June 30, 2003 and September 30, 2003, and the @Road Reports on Form 8-K for the three years ended April 12, 2004 (including amendments to the foregoing);

     (c) reviewed MDSI's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, and its Reports on Form 8-K for the three years ended the date April 12, 2004 (including amendments to the foregoing);

     (d) reviewed certain operating and financial information relating to MDSI's business and prospects, including projections for 2004, all as prepared and provided to Bear by MDSI's management;

     (e) reviewed certain operating and financial information relating to the business and prospects, including certain estimates for the first quarter of 2004, of @Road, all as prepared and provided to Bear by management of @Road;

     (f) discussed with certain members of MDSI's senior management MDSI's business, operations, historical financial results, projected financial results for 2004 and future prospects;

     (g) discussed with certain members of the senior management of @Road the business, operations, historical financial results, projected subscribers and net income of @Road for the first quarter of 2004, Wall Street consensus estimates of the performance of @Road in 2004 (the "Wall Street Consensus Estimates") and future prospects;

     (h) reviewed the historical prices, trading multiples and trading volumes of the common stock of @Road and MDSI;

     (i) reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear deemed generally comparable to @Road and MDSI, as appropriate;

     (j) performed comparable company analysis and comparable transaction analysis based upon, among other things, (i) financial data, stock market performance data and trading multiples of companies which Bear deemed generally comparable to @Road and MDSI and (ii) a review of the terms of recent mergers and acquisitions involving companies which Bear deemed generally comparable to @Road and MDSI; and

     (k) conducted such other studies, analyses, inquiries and investigations as Bear deemed appropriate.

     Bear relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear or discussed with Bear by MDSI and @Road, including certain first quarter 2004 estimates provided to Bear by @Road and the Wall Street Consensus Estimates. With respect to financial projections furnished to or discussed with Bear by MDSI and the first quarter 2004 estimates furnished to or discussed with Bear by @Road, Bear relied on representations that such projections and estimates were reasonably prepared and reflected the best currently available estimates and judgments of the senior management of MDSI and @Road, respectively, as to the expected future performance of MDSI and @Road, respectively. With respect to the Wall Street Consensus Estimates, Bear assumed that such estimates were reasonably prepared, and Bear relied on representations that such estimates did not materially differ from the best current estimates and judgments of the senior management of @Road as to the expected future performance of @Road. Further, Bear did not take into account the amount and timing of any potential revenue and cost savings synergies and related expenses which may result from the Transaction. Bear did not assume responsibility for the independent verification of any such information or of the projections provided to Bear, and Bear further relied upon the assurances of the senior management of MDSI and @Road that they were unaware of any facts that would make the information, projections and estimates provided to Bear incomplete or misleading.

     In preparing the Bear Fairness Opinion, Bear neither performed nor obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of @Road and MDSI, nor was Bear furnished with any such appraisals. Bear assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Combination Agreement and the Plan of Arrangement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on @Road, MDSI, their respective shareholders, or Exchangeco.

     The Bear Fairness Opinion does not express any opinion as to the price or range of prices at which the shares of common stock of @Road may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of @Road or Exchangeco, as appropriate, may trade subsequent to the consummation of the Transaction.

     The Bear Fairness Opinion was provided solely for the benefit and use of the Special Committee and does not constitute a recommendation to the Board of Directors of MDSI or any MDSI Securityholder as to how to vote in connection with the Transaction. The Bear Fairness Opinion does not address MDSI's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for MDSI or the effects of any other transaction in which MDSI might engage. The Bear Fairness Opinion may not be relied upon by anyone other than the Special Committee and is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without the prior written consent of Bear. The Bear Fairness Opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Bear, as of the date thereof. Bear has assumed no responsibility for updating or revising the Bear Fairness Opinion based on circumstances or events occurring after the date thereof.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analysis and the application of these methods to particular circumstances involved. Fairness opinions, thus, do not lend themselves to partial analysis or summary description. Bear believes that all of its analyses must be considered as a whole. Selecting portions of the analyses or the factors considered or any one analysis or factor, without considering all factors and analyses together, could, in the view of Bear, create an incomplete and misleading view of the processes underlying the Bear Fairness Opinion.

     Pursuant to the terms of Bear's engagement letter with MDSI, MDSI has agreed to pay Bear (i) a fee of US $750,000 upon its delivery of the Bear Fairness Opinion, and (ii) upon the completion of the Transaction (or, in lieu thereof, if MDSI completes a similar transaction within 18 months after termination of Bear's engagement), a fee (the "Transaction fee") equal to 2.5% of the aggregate value of the Transaction, for services rendered by Bear as financial advisor to MDSI. The Transaction fee, which will vary depending on the closing trading price of the @Road Common Shares on the Transaction's closing date, would have been approximately US $1.5 million based on the closing trading price of the @Road Common Shares on June 3, 2004. MDSI has also agreed to reimburse Bear for all out-of-pocket expenses incurred by Bear in connection with the Transaction, including fees and disbursements of its legal counsel and other advisors. In addition, MDSI has agreed to indemnify Bear (including its affiliates, employees and other agents) against various liabilities in connection with its engagement, including various liabilities under securities legislation.

     In the ordinary course of business, Bear and its affiliates may actively trade the securities of @Road and/or MDSI for Bear's own account and for the account of Bear's customers and, accordingly, may at any time hold a long or short position in such securities. Robert C. Harris, Jr., a Senior Managing Director of Bear, is a director of MDSI and beneficially owns MDSI Common Shares constituting less than a 2% interest in MDSI as of December 31, 2003 (on a fully diluted basis).

     The Bear Fairness Opinion and the analyses performed in connection with the preparation of the opinion were only one of many factors considered by the MDSI Board of Directors in its evaluation of the Transaction and should not be viewed as determinative of the views of the MDSI Board of Directors or management with respect to the Transaction.

THE RBC FAIRNESS OPINION

     RBC advised the Special Committee orally on April 12, 2004 that, as of that date, the consideration to be received by MDSI Shareholders under the Arrangement was fair, from a financial point of view, to MDSI Shareholders and subsequently delivered its written opinion dated April 12, 2004, a copy of which is attached as Appendix F to this Circular. MDSI Securityholders are urged to, and should read the full text of the RBC Fairness Opinion for a complete description of the factors considered, the assumptions made and the limitations on the review undertaken by RBC in rendering its opinion.

     The RBC Fairness Opinion addresses only the fairness of the consideration to be received by MDSI Shareholders under the Arrangement from a financial point of view and does not constitute a recommendation to any MDSI Securityholder as to how to vote at the Meeting. This summary of the RBC Fairness Opinion is qualified in its entirety by the full text of such opinion. The RBC Fairness Opinion was prepared in accordance with the guidelines of the Investment Dealers Association of Canada. In preparing the RBC Fairness Opinion, RBC did not prepare a valuation of MDSI or @Road or any of their securities or assets, and the RBC Fairness Opinion should not be construed as such.

     In connection with rendering its opinion, RBC reviewed and relied upon or carried out, among other things:

     (a) the then-most recent drafts of the Combination Agreement and the Voting Agreement;

     (b) the audited financial statements of MDSI and @Road for each of the five years ended December 31, 2003;

     (c) the unaudited interim reports of MDSI and @Road for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

     (d) the annual reports of MDSI and @Road for each of the two years ended December 31, 2002;

     (e) the 10K filings of MDSI and @Road for each of the two years ended December 31, 2003;

     (f) the Management Proxy Circular of MDSI and the Definitive Proxy Statement of @Road for each of the two years ended December 31, 2002;

     (g) the internal forecast of MDSI prepared by management of MDSI for the year ending December 31, 2004;

     (h) the internal strategic plan of MDSI prepared in 2003 by management of MDSI;

     (i)   discussions with senior management of MDSI and @Road;

     (j)   discussions with MDSI's legal counsel;

     (k) public information relating to the business, operations, financial performance and stock trading history of MDSI and @Road and other selected public companies considered by RBC to be relevant;

     (l) public information with respect to other transactions of a comparable nature considered by RBC to be relevant;

     (m)  public information regarding the mobile workforce management industry;

     (n)   discussions with the financial advisor of MDSI;

     (o) representations contained in a certificate addressed to RBC from senior officers of MDSI as to the completeness and accuracy of the information upon which the RBC Fairness Opinion is based; and

     (p) such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

     In preparing the RBC Fairness Opinion, to the best of RBC's knowledge, RBC was not denied access by MDSI or @Road to any information requested by RBC. RBC was not provided with a certificate from @Road containing representations from senior officers of @Road as to the completeness and accuracy of the information upon which the RBC Fairness Opinion is based and, as such, the RBC Fairness Opinion is qualified by the lack of such certificate. As the auditors of MDSI declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited financial statements of MDSI and on the reports of the auditors thereon. RBC relied upon and, subject to the exercise of RBC's professional judgment and except as expressly described in the RBC Fairness Opinion, assumed, without independent verification, the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by RBC from public sources, senior management of MDSI and @Road and their consultants and advisors. The RBC Fairness Opinion is conditional upon the completeness, accuracy, and fair presentation of such information.

     The RBC Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the RBC Fairness Opinion and the condition and prospects, financial and otherwise, of MDSI and @Road and their respective subsidiaries and affiliates, as they were reflected in the information used by RBC in preparing the RBC Fairness Opinion, and as they were represented to RBC in discussions with management of MDSI and @Road. RBC made several assumptions in preparing the RBC Fairness Opinion, including that all of the conditions required to implement the Arrangement will be met as well as numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

     In considering the fairness of the consideration offered under the Arrangement, from a financial point of view, to the MDSI Shareholders, RBC principally considered and relied upon the following:

     (a)   a review of the consideration offered under the Arrangement;

     (b) a comparison of the consideration offered under the Arrangement to the results of a discounted cash flow analysis of MDSI;

     (c) a comparison of selected financial multiples, to the extent publicly available, of selected precedent transactions with the multiples implied by the consideration offered under the Arrangement;

     (d) a comparison of the premiums to trading prices paid in selected precedent transactions with the premiums implied by the consideration offered under the Arrangement in relation to various trading prices of the MDSI Common Shares;

     (e) a comparison of selected market valuation multiples of MDSI and other comparable, publicly traded companies with the multiples implied by the consideration offered under the Arrangement;

     (f)   an analysis of the liquidity of the MDSI Common Shares; and

     (g) a review of the process that the MDSI Board of Directors undertook with the assistance of its financial advisor to solicit offers to acquire, enter a business combination with, or make an investment in, MDSI.

     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the RBC Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The RBC Fairness Opinion is not to be construed as a recommendation to any MDSI Securityholder as to how to vote at the Meeting or for which consideration they should elect to receive.

     The RBC Fairness Opinion was provided solely for the use of the Special Committee and may not be used by any other person or relied upon by any other person other than the Special Committee and the MDSI Board of Directors without the express prior written consent of RBC. The RBC Fairness Opinion was given as of the date thereof and RBC has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the RBC Fairness Opinion which may come or be brought to RBC's attention after the date of the RBC Fairness Opinion. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the RBC Fairness Opinion after the date of the RBC Fairness Opinion, RBC reserves the right to change, modify or withdraw the RBC Fairness Opinion.

     The RBC Fairness Opinion represents the opinion of RBC and the form and content thereof have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters. RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of MDSI, @Road, Exchangeco or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to MDSI, @Road, Exchangeco or the Arrangement.

INTERESTS OF MANAGEMENT AND OTHER PERSONS IN THE TRANSACTION

     In considering the recommendation of the MDSI Board of Directors with respect to the Transaction, MDSI Securityholders should be aware that certain members of MDSI's management and the MDSI Board of Directors have certain interests in connection with the Transaction, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Transaction. The MDSI Board of Directors is aware of these interests and considered them along with the other matters described above in "Recommendation of the MDSI Board of Directors".

COMPENSATION ARRANGEMENTS

     Robert C. Harris, Jr., a director of MDSI, is also Senior Managing Director of Bear, the financial advisor to MDSI in respect of the Transaction. Pursuant to the terms of Bear's engagement letter with MDSI, Bear will receive from MDSI
(i) a fee of US $750,000 upon its delivery of the Bear Fairness Opinion in connection with the proposed

Transaction, and (ii) upon the completion of the proposed Transaction (or, in lieu thereof, if MDSI completes a similar transaction within 18 months after termination of Bear's engagement), a fee equal to 2.5% of the aggregate value of the proposed Transaction for services rendered by Bear as financial advisor to MDSI (which fee would have been approximately US $1.5 million based on the closing trading price of the @Road Common Shares on June 3, 2004). Mr. Harris abstained from voting with respect to the resolution of the MDSI Board of Directors approving the Transaction and its recommendation to MDSI Shareholders.

     MDSI has employment agreements containing termination provisions with 11 officers. These provisions entitle these officers to receive payments ranging in amounts up to twenty four times their monthly base compensation if the officer is terminated within a period of time after a change of control of MDSI. Consummation of the transaction will constitute a change of control under these agreements and options, as applicable. Also, the vesting of options to acquire MDSI Common Shares held by all MDSI officers and employees will conditionally accelerate in connection with the Transaction. @Road has entered into or is negotiating amended and restated employment agreements with certain officers of MDSI providing for their continued employment after closing of the Transaction and granting certain severance benefits of termination by @Road other than for cause.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF MDSI

     The Combination Agreement provides that, to the extent permitted under applicable law, @Road will cause MDSI to fulfil its obligations with respect to certain rights to indemnification for acts or omissions occurring prior to the Effective Date existing as of the date of the Combination Agreement in favour of the directors and officers of MDSI as provided in its governing documents or pursuant to any indemnification agreements. The Combination Agreement also provides that for six years after the Effective Date, @Road will cause MDSI to maintain in effect directors' and officers' liability insurance substantially the same and containing substantially similar terms and conditions for acts and omissions prior to the Effective Time as under the current policies of the directors' and officers' insurance maintained by MDSI on the date of the Combination Agreement, provided that, in no event will @Road or MDSI be required to expend in excess of US $1,438,250 to acquire a six-year tail insurance policy at the time of closing of the Transaction.

TRANSACTION MECHANICS

THE ARRANGEMENT

General

     The Combination Agreement provides for the acquisition of MDSI by Exchangeco, an indirect subsidiary of @Road, by way of a court-approved plan of arrangement under Section 192 of the CBCA, pursuant to which each MDSI Shareholder (other than an MDSI Shareholder who exercises his or her Dissent Rights and other than @Road and its affiliates) may elect, subject to certain proration adjustments discussed below, as consideration for his or her MDSI Common Shares:

     (i)   0.75 of an @Road Common Share per MDSI Common Share;

     (ii) 0.75 of an Exchangeable Share per MDSI Common Share (an election available only to Canadian Residents); or

     (iii) US $9.00 in cash per MDSI Common Share, subject to adjustment, based on a maximum aggregate of US $19.5 million cash payable to all MDSI Securityholders.

     An MDSI Shareholder may only choose one of the above types of consideration with respect to all of his or her MDSI Common Shares.

@ROAD COMMON SHARES AND EXCHANGEABLE SHARES

     Each MDSI Shareholder (other than an MDSI Registered Shareholder who exercises his or her Dissent Rights and @Road and its affiliates, if applicable) may elect to receive a fraction of either an Exchangeable Share or an @Road Common Share equal to the Exchange Ratio for each MDSI Common Share held. MDSI Shareholders who are not Canadian Residents, however, may not elect to receive Exchangeable Shares and any such election by an MDSI Shareholder who is not a Canadian Resident will be deemed to be an election to receive @Road Common Shares.

     If an MDSI Shareholder (other than an MDSI Registered Shareholder who exercises his or her Dissent Rights and @Road and its affiliates, if applicable) fails to make a valid election by the Election Deadline to receive cash, shares or a combination of cash and shares as described above, such MDSI Shareholder will be deemed to have elected to receive

(a) a fraction of an Exchangeable Share equal to the Exchange Ratio for each MDSI Common Share held by such holder if the holder is a Canadian Resident, or
(b) a fraction of an @Road Common Share equal to the Exchange Ratio for each MDSI Common Share held by such holder if the holder is not a Canadian Resident.

EXCHANGE RATIO

     The Exchange Ratio for the purposes of calculating the number of Exchangeable Shares or @Road Common Shares that an MDSI Shareholder is entitled to receive is, subject to adjustment, 0.75. Adjustments will be made to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into @Road Common Shares or MDSI Common Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to @Road Common Shares or MDSI Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time.

     The actual value of a fraction of an Exchangeable Share or a fraction of an @Road Common Share issued in exchange for an MDSI Common Share under the Arrangement may be more than, less than, or equal to the US $9.00 in cash per MDSI Common Share that may be elected under the Arrangement. The factors that could cause the value of such fraction of an Exchangeable Share or such fraction of an @Road Common Share to differ from US $9.00 include (i) the difference in the actual currency exchange rate and the assumed currency exchange rate used in calculating the Exchange Ratio; and (ii) the market value of the @Road Common Shares at the Effective Time.

FRACTIONAL SHARES

     No fractions of Exchangeable Shares or @Road Common Shares will be issued in exchange for MDSI Common Shares pursuant to the Arrangement and such fractional interests will not entitle the owner to exercise any rights as a shareholder of Exchangeco or @Road. In lieu of any fractional securities, each holder otherwise entitled to a fraction of an Exchangeable Share or an @Road Common Share will be entitled to receive a cash payment equal to such person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares, on a best efforts basis as there is no guarantee of a market for the shares, representing an accumulation of all fractional interests in Exchangeable Shares or @Road Common Shares, as the case may be, to which all such persons would otherwise be entitled. A check for the amount payable in lieu of fractional shares will be forwarded to persons who have complied with the procedures described in "The Transaction -- Procedure for Exchange of Share Certificates by MDSI Shareholders" as soon as practicable after the Effective Date. See "The Transaction -- Procedure for Exchange of Share Certificates by MDSI Shareholders".

CASH

     The total cash to be paid by @Road under the Arrangement to MDSI Securityholders will not exceed the Maximum Cash Consideration. If MDSI Securityholders in aggregate elect to receive more cash than the Maximum Cash Consideration, each MDSI Securityholder electing to receive cash will receive a pro rata share of the Maximum Cash Consideration (such that the total amount of cash paid to MDSI Securityholders electing cash equals the Maximum Cash Consideration), plus Exchangeable Shares (for Canadian Residents) or @Road Common Shares (for MDSI Securityholders that are not Canadian Residents), as determined by the formulas described below.

     The pro-rated amount of cash that each MDSI Securityholder will receive will be determined by multiplying (a) the amount of cash that each MDSI Securityholder has elected to receive by (b) the ratio of (i) the Maximum Cash Consideration to (ii) the total cash which would have been payable to all MDSI Securityholders who have elected to receive cash for their MDSI Common Shares. The number of Exchangeable Shares or @Road Common Shares that an MDSI Securityholder will receive in lieu of cash, will be equal to the number of Exchangeable Shares or @Road Common Shares (valued at a notional fixed price of US $12.00 for each Exchangeable Share or @Road Common Share) necessary to make up the difference between US $9.00 per MDSI Common Share and the pro-rated cash consideration per MDSI Common Share received by that MDSI Securityholder.

MDSI OPTIONS

     MDSI Optionholders may conditionally exercise their outstanding and vested MDSI Options (including conditionally vested options) contingent upon the closing of the Arrangement. Any unvested MDSI Option, the vesting of which is accelerated by virtue of the Arrangement, will be deemed to be conditionally vested and exercisable only as part of the Arrangement. If the Arrangement does not close, no conditional acceleration will occur and all options will retain their original vesting status.

     MDSI Optionholders who wish to conditionally exercise their vested options (including options exercisable by virtue of conditional accelerated vesting) may do so by validly completing and delivering the Conditional Exercise and Election Forms, which are expected to be mailed to them not less than 21 days prior to Election Deadline. MDSI Optionholders may elect either a cash exercise or a cashless exercise of their options and may also indicate whether they wish to receive @Road Common Shares, Exchangeable Shares or cash (subject to prorating described above), pursuant to the Arrangement in exchange for the MDSI Common Shares issued to the MDSI Optionholder upon the exercise of their stock options. A Section 85 election under the Canadian Tax Act will not defer the tax payable on income resulting from the exercise or sale of an MDSI Option.

     An MDSI Optionholder who elects a cash exercise must enclose a certified cheque or bank draft with the Conditional Exercise and Election Form in an amount equal to the aggregate exercise price of the MDSI Optionholder's options that are being exercised.

     An MDSI Optionholder who elects a cashless exercise must do so on a validly completed and delivered Conditional Exercise and Election Form. An MDSI Optionholder who elects a cashless exercise will be deemed to have transferred his outstanding vested options (including options subject to accelerated vesting) to MDSI in exchange for a number of MDSI Common Shares equal to the number of MDSI Common Shares that the MDSI Optionholder would be otherwise entitled upon a cash exercise of such person's options reduced by the number of MDSI Common Shares necessary to be withheld to satisfy the exercise price of the options being sold (converted to US $ using the Exchange Rate) and valuing such withheld MDSI Common Shares at 0.75 of the weighted average trading price of the @Road Common Shares on NASDAQ for the last ten trading days preceding the Election Deadline. The Conditional Exercise and Election Form, when properly completed and returned together with all other required documents, will enable each MDSI Optionholder to obtain the consideration that the MDSI Optionholder is entitled to receive under the Arrangement.

     All Options that are in-the-money immediately prior to the Effective Date and in respect of which no election has been made will be deemed, unless the holder otherwise directs, to be elected on a cashless basis and the MDSI Optionholder will be deemed to have elected to receive Exchangeable Shares if a Canadian Resident and @Road Common Shares if not a Canadian Resident. All other unexercised MDSI Options will terminate and be null and void upon closing of the Arrangement.

     See "The Transaction -- Arrangements Respecting MDSI Options".

DESCRIPTION OF EXCHANGEABLE SHARES

     The Exchangeable Shares will be issued by Exchangeco and will be exchangeable at any time on a one-for-one basis, at the option of the holder, for @Road Common Shares. An Exchangeable Share will provide a holder with economic terms and voting rights which are, as nearly as practicable, equivalent to those of an @Road Common Share. Application has been made to list the Exchangeable Shares on the TSX, subject to Exchangeco meeting the original listing requirements of the TSX and subject to the satisfaction of the customary requirements of the TSX. The @Road Common Shares issued as part of the Arrangement or as a result of the exchange of the Exchangeable Shares are expected to be listed on NASDAQ. MDSI Shareholders who are Canadian Residents and who receive Exchangeable Shares under the Arrangement may, upon filing the necessary tax elections, obtain a full or partial deferral of taxable capital gains for Canadian federal income tax purposes in certain circumstances. See "Tax Considerations -- Canadian Federal Income Tax Considerations for MDSI Shareholders and MDSI Optionholders". A Section 85 election is not available under the Tax Act to defer tax on income resulting from the exercise or sale of an MDSI Option.

     On the Effective Date, @Road, Exchangeco and the Trustee will enter into the Voting and Exchange Trust Agreement. By furnishing instructions to the Trustee under the Voting and Exchange Trust Agreement, holders of the Exchangeable Shares will be able to exercise essentially the same voting rights with respect to @Road as they would have if they were @Road Shareholders. Holders of Exchangeable Shares will also be entitled to receive from Exchangeco dividends that are equivalent to any cash dividends paid on @Road Common Shares from time to time. The Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other change to the capital structure of @Road so as to maintain the initial one-to-one relationship between the Exchangeable Shares and the @Road Common Shares.

RETRACTION, REDEMPTION AND CALL RIGHTS APPLICABLE TO EXCHANGEABLE SHARES

Retraction of Exchangeable Shares

     Subject to the exercise by Callco of the Retraction Call Right described below, a holder of Exchangeable Shares will be entitled at any time following the Effective Time to retract (i.e., to require Exchangeco to redeem) any or all of the Exchangeable Shares owned by the holder and to receive an amount per share equal to the Retraction Price. A holder of Exchangeable Shares may retract the holder's Exchangeable Shares by presenting to Exchangeco or its transfer agent (i) certificates representing the number of Exchangeable Shares the holder desires to retract, (ii) such other documents as may be required to effect the retraction of such Exchangeable Shares and (iii) a duly executed Retraction
Request:

     - specifying the number of Exchangeable Shares the holder desires to retract;

     - stating the Retraction Date on which the holder desires to have Exchangeco redeem the Exchangeable Shares; and

     -  acknowledging the Retraction Call Right.

     When a holder of Exchangeable Shares makes a Retraction Request, Callco will have an overriding Retraction Call Right to purchase all but not less than all of the Exchangeable Shares subject to the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify Exchangeco of its determination to do so within five Business Days of notification given by Exchangeco to Callco of receipt of the Retraction Request. If Callco notifies Exchangeco within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Callco will acquire the Retracted Shares in exchange for the Retraction Price. In the event that Callco does not so notify Exchangeco, and provided that the Retraction Request is not revoked by the holder in the manner described below, Exchangeco will redeem the Retracted Shares on the Retraction Date.

     A holder may revoke a Retraction Request by giving notice in writing to Exchangeco at any time prior to the close of business on the Business Day immediately preceding the Retraction Date, in which case the Retracted Shares will neither be purchased by Callco nor be redeemed by Exchangeco. If the Retraction Request is not revoked on or prior to the close of business on the Business Day immediately preceding the Retraction Date, the Retracted Shares will either be purchased by Callco or redeemed by Exchangeco. Callco or Exchangeco, as the case may be, will then deliver or cause Exchangeco's transfer agent to deliver the Retraction Price to such holder by mailing:

     - certificates representing the number of @Road Common Shares equal to the number of Exchangeable Shares purchased or redeemed, registered in the name of the holder or such other name as the holder may request; and

     - if applicable, a cheque for the aggregate amount of dividends payable to the holder,

to the address recorded in the securities register of Exchangeco or to the address specified in the holder's Retraction Request or by holding the same for the holder to pick up at the registered office of Exchangeco or the office of the transfer agent as specified by Exchangeco, in each case less any amounts required to be withheld because of applicable taxes.

     If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all of the Retracted Shares tendered by a retracting holder, and provided Callco has not exercised its Retraction Call Right with respect to such Retracted Shares, Exchangeco will redeem only those Retracted Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to provisions of applicable law. The Trustee, on behalf of the holder of any Retracted Shares not so redeemed by Exchangeco or purchased by Callco, will require @Road to purchase the Retracted Shares not redeemed on the Retraction Date or as soon as reasonably practicable thereafter, pursuant to the Exchange Right.

REDEMPTION OF EXCHANGEABLE SHARES

     Subject to applicable law and the exercise by Callco of Redemption Call Right, at any time on or after the fifth anniversary of the Effective Date, Exchangeco may, and in the event of certain circumstances described below under "Early Redemption" will, redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Redemption Price. Exchangeco will, at least 60 days prior to the Redemption Date, or such number of days as the board of directors of Exchangeco may determine to be reasonably practicable under the circumstances in respect of a Redemption Date arising in connection with, among other events, an @Road Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Exchangeco or the purchase of the Exchangeable Shares by Callco pursuant to the Redemption Call Right described below. On or after the Redemption Date and provided Callco has not exercised its Redemption Call Right, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and other documents as may be required by Exchangeco at the office of Exchangeco's transfer agent or the registered office of Exchangeco, Exchangeco will deliver the Redemption Price to such holder by mailing:

     - certificates representing the aggregate number of @Road Common Shares equal to the number of Exchangeable Shares purchased or redeemed, registered in the name of the holder or such other name as the holder may request; and

     - if applicable, a cheque for the aggregate amount of dividends payable to the holder,

to the address recorded in the securities register of Exchangeco or by holding the same for the holder to pick up at the registered office of Exchangeco or the office of Exchangeco's transfer agent as specified in the written notice of redemption, in each case less any amounts required to be withheld because of applicable taxes.

     Callco will have an overriding Redemption Call Right to purchase on the Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by @Road and its affiliates) for a purchase price per share equal to the Redemption Call Purchase Price. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their Exchangeable Shares to Callco. If Callco exercises the Redemption Call Right, Exchangeco's right and obligation to redeem the Exchangeable Shares on the Redemption Date will terminate.

EARLY REDEMPTION

     IN CERTAIN CIRCUMSTANCES, THE EXCHANGEABLE SHARES MAY BE REDEEMED BY EXCHANGECO PRIOR TO THE FIFTH ANNIVERSARY OF THE EFFECTIVE DATE. Early redemption may occur upon:

     1. the date that there are outstanding less than 10% of the number of Exchangeable Shares issued on the Effective Date (other than Exchangeable Shares held by @Road and its affiliates) and the board of directors of Exchangeco decides to accelerate the redemption of the Exchangeable Shares prior to the fifth anniversary of the Effective Date;

     2. the occurrence of an @Road Control Transaction, provided that the board of directors of Exchangeco determines (A) that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with the @Road Control Transaction and (B) that the redemption of the Exchangeable Shares is necessary to enable the completion of the @Road Control Transaction;

     3. a proposal being made for an Exchangeable Share Voting Event, provided that the board of directors of Exchangeco determines that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date) in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event; or

     4. the failure by the holders of the Exchangeable Shares to approve or disapprove, as applicable, an Exempt Exchangeable Share Voting Event.

PURCHASE FOR CANCELLATION

     Subject to applicable law and any applicable requirements of any stock exchange where the Exchangeable Shares are listed or quoted, Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares, by tender to all holders of record of Exchangeable Shares then outstanding or through the facilities of any such stock exchange, at any price per share together with an amount equal to all declared and unpaid dividends for which the record date has occurred prior to the date of purchase.

     In addition, subject to applicable law, Exchangeco may at any time and from time to time purchase for cancellation Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

VOTING, DIVIDEND AND LIQUIDATION RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES

     On the Effective Date, @Road, Exchangeco and the Trustee will enter into the Voting and Exchange Trust Agreement.

VOTING RIGHTS WITH RESPECT TO EXCHANGEABLE SHARES

     Except as required by law or under the Support Agreement, the terms of the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, the holders of Exchangeable Shares are not entitled to receive notice of, attend or vote at any meeting of shareholders of Exchangeco. See "Certain Restrictions" and "Amendment and Approval" below.

VOTING RIGHTS WITH RESPECT TO @ROAD COMMON SHARES

     Under the Voting and Exchange Trust Agreement, @Road will issue to the Trustee the Special Voting Share, which share will entitle the Trustee to a number of votes at meetings of shareholders of @Road equal to the number of votes that holders of Exchangeable Shares (other than Exchangeable Shares held by @Road and its affiliates) would have, from time to time, if they exchanged their Exchangeable Shares for @Road Common Shares.

     Each Beneficiary on the record date for any meeting at which @Road Shareholders are entitled to vote will be entitled to instruct the Trustee to vote the Special Voting Share held by the Trustee in respect of each Exchangeable Share held on behalf of the Beneficiary. The Trustee will exercise (either by proxy or in person) the Voting Rights only as directed by the relevant Beneficiary and, in the absence of voting instructions from a Beneficiary, will not exercise such votes. A Beneficiary may, upon request to the Trustee, obtain a proxy from the Trustee entitling the Beneficiary to vote directly at the meeting that number of @Road Common Shares held by the Trustee that corresponds to the number of Exchangeable Shares held by the Beneficiary.

     Either the Trustee or @Road will send to each Beneficiary notice of each meeting at which @Road Shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the Beneficiary may instruct the Trustee to exercise the Voting Rights to which the Beneficiary is entitled. Such mailing by the Trustee or @Road will commence on the same day as @Road sends such notice and materials to @Road Shareholders. Either the Trustee or @Road will also send to each Beneficiary copies of all information statements, interim and annual financial statements, reports and other materials sent by @Road to @Road Shareholders at the same time as these materials are sent to @Road Shareholders. To the extent that such materials are provided to the Trustee by @Road, the Trustee will also send to each Beneficiary all materials sent by third parties to @Road Shareholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to the Trustee. @Road may undertake to provide the materials to each Beneficiary in lieu of the Trustee distributing the materials.

     All rights of a holder of Exchangeable Shares to instruct the Trustee to exercise Voting Rights will cease immediately before the exchange (whether by redemption, retraction, or through the exercise of the Call Rights) of all of such holder's Exchangeable Shares for @Road Common Shares and upon the liquidation, dissolution or winding-up of Exchangeco or @Road.

DIVIDEND RIGHTS

     Subject to applicable law, holders of Exchangeable Shares will be entitled to receive dividends (i) in the case of a cash dividend declared on the @Road Common Shares, in an amount of cash for each Exchangeable Share corresponding to the cash dividend declared on each @Road Common Share, (ii) in the case of a stock dividend declared on the @Road Common Shares to be paid in @Road Common Shares, in the number of Exchangeable Shares for each Exchangeable Share as is equal to the number of @Road Common Shares to be paid on each @Road Common Share, or (iii) in the case of a dividend declared on the @Road Common Shares in property other than cash or @Road Common Shares, in the type and amount of property as is the same as, or economically equivalent to (as determined by the board of directors of Exchangeco in good faith and in its sole discretion), the type and amount of property declared as a dividend on each @Road Common Share. Cash dividends on the Exchangeable Shares are payable in U.S. dollars or the Canadian Dollar Equivalent thereof, at the option of Exchangeco. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as the relevant date for the corresponding dividends on the @Road Common Shares. See "Business of @Road -- Dividend Policy".

     In the case of a stock dividend declared on the @Road Common Shares to be paid in @Road Common Shares, in lieu of declaring a corresponding stock dividend on the Exchangeable Shares, the board of directors of Exchangeco may, in good faith and in its discretion and subject to applicable law, subdivide, redivide or change each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of (i) one @Road Common Share and (ii) the number of @Road Common

Shares to be paid as a stock dividend on each @Road Common Share. Such subdivision will become effective on the payment date for the dividend declared on the @Road Common Shares without any further act on the part of the board of directors of Exchangeco. The record date to determine holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of Exchangeable Shares and the effective date of the subdivision will be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on @Road Common Shares.

LIQUIDATION RIGHTS WITH RESPECT TO EXCHANGECO

     On the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the Exchangeable Shares will have, subject to applicable law, preferential rights to receive from Exchangeco the Liquidation Amount for each Exchangeable Share held. When a liquidation, dissolution or winding-up occurs, Callco will have an overriding Liquidation Call Right to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by @Road and its affiliates) from the holders of Exchangeable Shares on the Liquidation Date for a purchase price per share equal to the Liquidation Amount, which will be fully paid and satisfied by the delivery of one @Road Common Share and any dividends payable on such Exchangeable Share.

     If an Insolvency Event occurs, and while it continues, each holder of Exchangeable Shares (other than @Road and its affiliates) will be entitled to instruct the Trustee to exercise the Exchange Right with respect to Exchangeable Shares held by such holder, thereby requiring @Road to purchase such Exchangeable Shares from the holder. As soon as practicable after the occurrence of an Insolvency Event or any event which may, with the passage of time and/or the giving of notice, become an Insolvency Event, Exchangeco or @Road will give written notice of the event to the Trustee. As soon as practicable after receiving the notice, the Trustee will notify each holder of Exchangeable Shares of the event or potential event and advise the holder of its Exchange Right. The purchase price payable by @Road for each Exchangeable Share purchased under the Exchange Right will be equal to the Liquidation Amount on the last Business Day prior to the day of closing of the purchase and sale of the Exchangeable Share under the Exchange Right.

LIQUIDATION RIGHTS WITH RESPECT TO @ROAD

     In order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of @Road Common Shares, prior to the effective time of a Liquidation Event, each Exchangeable Share will, pursuant to the Automatic Exchange Right, automatically be exchanged for @Road Common Shares equal to the Liquidation Amount under the Voting and Exchange Trust Agreement. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as @Road may reasonably require, @Road will deliver to the holder certificates representing an equivalent number of @Road Common Shares. For a description of the obligations of @Road relating to the dividend and liquidation rights of the holders of Exchangeable Shares, see "Certain Restrictions" and "@Road Support Obligations" below.

WITHHOLDING RIGHTS

     Each of @Road, Callco, Exchangeco, Exchangeco's transfer agent and the Trustee will be entitled to deduct and withhold from any dividend or other consideration otherwise payable to any holder of Exchangeable Shares or @Road Common Shares such amounts as each of @Road, Callco, Exchangeco, Exchangeco's transfer agent or the Trustee is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder of the Exchangeable Shares or @Road Common Shares, as the case may be, in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the dividend or other consideration otherwise payable to the holder, @Road, Callco, Exchangeco, Exchangeco's transfer agent and the Trustee are authorized to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to @Road, Callco, Exchangeco, Exchangeco's transfer agent or the Trustee, as the case may be, to enable it to comply with the deduction or withholding requirement and @Road, Callco, Exchangeco, Exchangeco's transfer agent or the Trustee, as the case may be, will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale. In the Voting and Exchange Trust Agreement, @Road will represent and warrant that, based upon facts known to it as of the

Effective Date, it has no intention on the Effective Date to deduct or withhold from any consideration paid to holders of Exchangeable Shares any amounts under the Code.

RANKING

     The Exchangeable Shares will have a preference over the common shares of Exchangeco and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs. See "Exchangeco Share Capital".

CERTAIN RESTRICTIONS

     So long as any of the Exchangeable Shares are outstanding, Exchangeco will not, without the approval of the holders of the Exchangeable Shares as described below under "Amendment and Approval":

     A. pay any dividends on the common shares of Exchangeco or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares of Exchangeco or any other shares ranking junior to the Exchangeable Shares;

     B. redeem, purchase or make any capital distribution in respect of common shares of Exchangeco or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of Exchangeco or any other distribution of assets of Exchangeco;

     C. redeem or purchase any other shares of Exchangeco ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of Exchangeco or any other distribution of assets of Exchangeco; or

     D. issue any Exchangeable Shares or any other shares of Exchangeco ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of Exchangeable Shares.

     These restrictions do not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the @Road Common Shares have been declared and paid on the Exchangeable Shares.

AMENDMENT AND APPROVAL

     The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that approval or consent be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on the resolution at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 20% of the outstanding Exchangeable Shares are present in person or represented by proxy. In the event that no quorum is present at such meeting within one-half hour after the time appointed for the meeting, the meeting will be adjourned to a place and time (not less than five days later) designated by the chair of the meeting. At the adjourned meeting, the holders of Exchangeable Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed at the adjourned meeting by the affirmative vote of not less than 66 2/3% of the votes cast on the resolution will constitute the approval or consent of the holders of the Exchangeable Shares.

@ROAD SUPPORT OBLIGATIONS

     On the Effective Date, @Road and Exchangeco will enter into the Support Agreement. Pursuant to the Support Agreement, @Road will make the following covenants for so long as any Exchangeable Shares (other than Exchangeable Shares owned by @Road or its affiliates) remain outstanding:

     A. @Road will not declare or pay any dividend on the @Road Common Shares unless (i) Exchangeco shall on the same day declare or pay, as the case may be, an equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend") and (ii) Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend; or, if the dividend is a stock dividend, in lieu of such dividend Exchangeco effects an economically equivalent (as determined in accordance with the Support Agreement) subdivision of the outstanding Exchangeable Shares (an "Equivalent Stock Subdivision");

     B. @Road will advise Exchangeco sufficiently in advance of the declaration by @Road of any dividend on @Road Common Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend on the @Road Common Shares; or, the record date and the effective date for the Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the @Road Common Shares;

     C. @Road will ensure that the record date for any dividend declared on the @Road Common Shares is not less than ten Business Days after the declaration date of the dividend;

     D. @Road will take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by @Road or its affiliates) upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered @Road Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

     E. @Road will take all such actions and do all such things as are reasonably necessary or desirable to (i) perform its obligations upon exercise of the @Road Call Right, and (ii) enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right or by @Road of the @Road Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Callco or @Road to deliver or cause to be delivered @Road Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the @Road Call Right or the Redemption Call Right, as the case may be; and

     F. @Road will ensure that Callco does not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Exchangeco nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Exchangeco; and

     G. @Road will recognize the right of a holder of Exchangeable Shares to exercise its Exchange Put Right in the manner provided for in the Exchangeable Share Provisions.

     The Support Agreement and the Exchangeable Share Provisions provide that so long as any Exchangeable Shares not owned by @Road or its affiliates are outstanding, @Road will not, without the prior approval of Exchangeco and the holders of the Exchangeable Shares given in the manner described above under "Amendment and Approval", and subject to certain exceptions, issue or distribute @Road Common Shares, securities exchangeable for or convertible into or carrying rights to acquire @Road Common Shares, rights, options or warrants to subscribe for or to purchase @Road Common Shares, evidences of indebtedness or other assets of @Road, to all or substantially all of the then outstanding holders of @Road Common Shares, nor will @Road subdivide, redivide or change the @Road Common Shares, unless the same or an economically equivalent distribution or change is simultaneously made to the Exchangeable Shares (or in the rights of the holders thereof). The board of directors of Exchangeco is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as, or economically equivalent to, any proposed distribution on or change to the @Road Common Shares. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the @Road Common Shares which is recommended by the @Road Board of Directors and in connection with which the Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco under the Redemption Call Right, @Road will use reasonable best efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of @Road Common Shares.

     In order to assist @Road in complying with its obligations under the Support Agreement and to permit Callco to exercise the Call Rights, Exchangeco is required to notify @Road and Callco if certain events occur, such as the liquidation, dissolution or winding-up of Exchangeco, Exchangeco's receipt of a Retraction Request from a holder of Exchangeable Shares, the determination of a Redemption Date and the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares.

     Under the Support Agreement, @Road has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any of its affiliates on any matter considered at meetings of holders of Exchangeable Shares, although it will appoint proxyholders with respect to such Exchangeable Shares for the sole purpose of attending meetings of the holders of Exchangeable Shares in order to be counted as part of the quorum for such meetings. @Road has also agreed to use reasonable best efforts to enable Exchangeco to maintain a listing for the Exchangeable Shares on a Canadian stock exchange.

     With the exception of administrative changes for the purpose of adding covenants, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of @Road, Exchangeco and Callco are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares given in the manner described above under "Amendment and Approval".

THE COMBINATION AGREEMENT

     The following is a summary of the material terms of the Combination Agreement and is subject to, and qualified in its entirety by, the full text of the Combination Agreement which is included on the CD-ROM accompanying this Circular. MDSI Securityholders are urged to read the Combination Agreement in its entirety.

EFFECTIVE DATE OF THE ARRANGEMENT

     After obtaining the approval of the MDSI Securityholders, upon the other conditions in the Combination Agreement, including receipt of the Appropriate Regulatory Approvals, being satisfied or waived (if permitted) and upon the Final Order becoming effective, MDSI will send the Articles of Arrangement to the Director for endorsement and filing. The Arrangement will become effective when the Director issues the certificate of arrangement, such date of issuance of the certificate of arrangement to be the Effective Date of the Arrangement. The Effective Date is currently expected to occur on or about August 13, 2004.

REPRESENTATIONS AND WARRANTIES

     The Combination Agreement contains certain representations and warranties of MDSI relating to MDSI's organization, qualification and subsidiaries' articles of incorporation and by-laws; capitalization; authority to enter into the Combination Agreement; absence of any breach of organizational documents, law or certain material agreements as a result of execution and delivery of the Combination Agreement; consents and approvals; absence of defaults under governing documents or material agreements; reports and financial statements; liabilities; absence of a Material Adverse Effect since December 31, 2003; absence of litigation; employee benefit plans; labour matters; restrictions on its business activities; title to its properties; taxes; compliance with certain environmental laws and regulations; intellectual property; agreements, contracts and commitments; insurance policies; product warranties; business practices; transactions with interested parties; board approvals with respect to the Combination Agreement and the Transactions; required corporate approvals; MDSI Rights Agreement; brokers and opinions of its financial advisors.

     In addition, the Combination Agreement contains certain representations and warranties of @Road relating to its organization, qualification and subsidiaries' certificate of incorporation and by-laws; capitalization; authority to enter into the Combination Agreement; absence of any breach of organizational documents, law or certain material agreements as a result of the execution and delivery of the Combination Agreement; absence of defaults under governing documents or material agreements; SEC filings and financial statements; absence of a Material Adverse Effect since December 31, 2003; absence of litigation; taxes; brokers; intellectual property and insurance policies.

ADDITIONAL AGREEMENTS

Additional Agreements of MDSI

     Under the Combination Agreement, MDSI has agreed to a number of additional agreements, including the following:

     - The Transaction. MDSI and its subsidiaries will use reasonable best efforts to perform all of their obligations under the Combination Agreement, to co-operate with @Road in connection with the Combination Agreement and to do what is necessary or desirable to consummate and make effective the Transaction as soon as reasonably practicable;

     - Securityholder Approvals. MDSI and its subsidiaries will use reasonable best efforts to obtain the requisite approvals and/or waivers from MDSI Securityholders with respect to the Arrangement;

     - Third Party Approvals. MDSI and its subsidiaries will use reasonable best efforts to obtain all necessary waivers, consents and approvals required from any third parties to any material loan agreements, leases or other material contracts, including regulatory approvals from Governmental Entities;

     - Filings and Registrations. MDSI and its subsidiaries will use reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities;

     - Interim and Final Orders. MDSI and its subsidiaries will carry out the terms of the Interim Order and the Final Order applicable to them and use reasonable best efforts to comply promptly with all legal requirements with respect to the Transaction;

     - Notice of Material Change. MDSI and its subsidiaries will promptly advise @Road of: (i) any event occurring subsequent to the date of the Combination Agreement that would render any representation or warranty of MDSI untrue or inaccurate; (ii) any event that has a Material Adverse Effect on MDSI; and (iii) any material breach by MDSI of any covenant or agreement contained in the Combination Agreement;

     - Affiliate Agreements. MDSI will use its reasonable best efforts to obtain Affiliate Agreements with those persons who, in its reasonable judgment, may be deemed to be affiliates of MDSI within the meaning of Rule 145 under the 1933 Act;

     - Employee Share Purchase Plan. MDSI will suspend further issuances of MDSI Common Shares under its employee share purchase plan effective April 12, 2004;

     - Closing Date Balance Sheet. MDSI will deliver to @Road an unaudited consolidated balance sheet as of the last business day of the most recently completed full month ending immediately preceding the Effective Time (or, if the Effective Time is before the 15th day of the month, as of the last business day of the month immediately preceding the most recently completed full month ending immediately preceding the Effective
        Time);

     - Employees. MDSI and its subsidiaries will reasonably cooperate and assist @Road in connection with its efforts to discuss and enter into continuing employment arrangements with those MDSI employees and employees of its subsidiaries designated by @Road; and

     - Voting Arrangement. MDSI will use reasonable best efforts to cause certain of its executive officers to execute and deliver voting agreements, if not concurrently delivered with the Combination Agreement.

ADDITIONAL AGREEMENTS OF @ROAD

     Under the Combination Agreement, @Road has agreed to a number of additional agreements, including the following:

     - The Transaction. @Road and its subsidiaries will use reasonable best efforts to perform all of their obligations under the Combination Agreement, to co-operate with MDSI in connection with the Combination Agreement and to do what is necessary or desirable to consummate and make effective the Transaction as soon as reasonably practicable;

     - Regulatory Approvals. @Road will apply for and use its reasonable best efforts to obtain all necessary regulatory approvals, including using reasonable best efforts to (i) cause the Exchangeable Shares to be listed on the TSX, such listing to be effective prior to or at the Effective Time, and to maintain the listing of the Exchangeable Shares if permitted under the rules of the TSX, for so long as there are Exchangeable Shares outstanding; and (ii) cause the listing on NASDAQ of the @Road Common Shares to be issued at the Effective Time and from time to time upon exchange of the Exchangeable Shares;

     - Filings and Registrations. @Road will use its reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities;

     - Interim and Final Orders. @Road will carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable best efforts to comply promptly with all legal requirements with respect to the Transaction;

     - Director Indemnification. @Road will cause MDSI, after the Effective Time, to maintain in effect, directors' and officers' liability insurance for directors and officers of MDSI who are currently covered by MDSI's liability insurance policies with respect to future claims arising out of facts or events arising before the Effective Time, but will not be required to spend more than US $1,438,250 for a six-year tail insurance policy to satisfy this requirement;

     - Tax Matters. @Road and Exchangeco will not take any action not contemplated by the Transaction which would reasonably be expected to prevent the exchange of the MDSI Common Shares by MDSI Shareholders that are Canadian Residents for purposes of the Canadian Tax Act from being treated as a tax-deferred transaction for holders who are otherwise eligible for such treatment; and

     - Notice of Material Change. @Road will promptly advise MDSI of: (i) any event occurring subsequent to the date of the Combination Agreement that would render any representation or warranty of @Road untrue or inaccurate; (ii) any event that has a Material Adverse Effect on @Road; and (iii) any material breach by @Road or Exchangeco of any covenant or agreement contained in the Combination Agreement;

NON-SOLICITATION

     In the Combination Agreement, MDSI has agreed that it will not, and will not authorize any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees, representatives or agents, directly or indirectly, to (a) solicit, initiate, encourage or otherwise knowingly facilitate any Acquisition Proposal or any inquiries or proposals relating to any Acquisition Proposal, and (b) participate in any discussions or negotiations with, or disclose any non-public information relating to MDSI or its subsidiaries or afford access to the properties, books or records of MDSI or its subsidiaries to, any person (other than @Road or its designees) concerning or in connection with an Acquisition Proposal regarding any Acquisition Proposal. Notwithstanding the foregoing, MDSI may, prior to approval of the Arrangement by the MDSI Securityholders, participate in any discussions or negotiations with, or provide information in accordance with the Combination Agreement to, any person who has delivered an unsolicited, bona fide written Acquisition Proposal, if:

     -  the Acquisition Proposal is made to MDSI and is not withdrawn;

     - the MDSI Board of Directors reasonably believes in good faith, after consultation with its financial advisors, that the Acquisition Proposal, if completed, would be a Superior Proposal;

     - the MDSI Board of Directors reasonably believes in good faith, after consultation with outside legal counsel, that the failure to engage in such negotiations or discussions or to provide such information would be inconsistent with the duties of the MDSI Board of Directors set out in
        Section 122 of the CBCA;

     - MDSI obtains a confidentiality agreement that is substantively the same as the Confidentiality Agreement, including a standstill provision at least as stringent as that contained in the Confidentiality Agreement;

     - at the time of or prior to furnishing any non-public information to a person making an Acquisition Proposal, MDSI furnishes such non-public information to @Road (to the extent such non-public information was not previously furnished); and

     - MDSI notifies @Road promptly, and in any event within 24 hours, of any Acquisition Proposal or Superior Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal or Superior Proposal and the material terms and conditions of any such Acquisition Proposal or Superior Proposal (including any changes thereto).

     In addition, MDSI has agreed that neither the MDSI Board of Directors nor any committee of MDSI's Board of Directors will (a) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to @Road, the approval, recommendation or declaration of advisability by MDSI's Board of Directors or any such committee of the Arrangement or the Combination Agreement, (b) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal or Superior Proposal, or (c) approve or recommend, or publicly propose to approve or recommend, or allow MDSI or any or its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, combination agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any Acquisition Proposal or Superior Proposal (any action described in the foregoing clauses (a), (b) or (c) being referred to as a "Company Adverse Recommendation Change"). Notwithstanding the foregoing, MDSI's Board of Directors may, prior to the Meeting, make a Company Adverse Recommendation Change if, prior to taking such action, MDSI's Board of Directors received advice of MDSI's outside legal counsel that such action is required in order to discharge properly the fiduciary duties of MDSI's Board of Directors, provided that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after 72 hours following receipt by @Road of written notice from MDSI advising @Road that the MDSI Board of Directors intends to make such a Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal.

     During the 72 hour period referred to above, @Road may, but is not obligated to, propose revised terms of the Combination Agreement. The MDSI Board of Directors is obligated to review any proposal by @Road to amend the terms of the Combination Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal by @Road upon acceptance by MDSI would result in the Superior Proposal ceasing to be a Superior Proposal. If the MDSI Board of Directors so determines, it must enter into an amended agreement with @Road reflecting the amended proposal. If the MDSI Board of Directors continues to believe, in good faith and after consultation with its financial advisors and its outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amended proposal from @Road, then MDSI may, subject to the terms of the Combination Agreement and payment of the Termination Fee, terminate the Combination Agreement, and accept, approve, recommend or enter into an agreement with respect to the Superior Proposal.

CONDITIONS TO CLOSING

Mutual Conditions

     Each party's obligation to complete the Arrangement is subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

     - approval of the Arrangement by the MDSI Securityholders at the Meeting in the manner required by applicable laws (including any conditions imposed by the Interim Order);

     - receipt of the Interim Order and the Final Order in form and on terms satisfactory to @Road and MDSI, and the Interim Order and/or the Final Order have not been set aside or modified in a manner unacceptable to @Road and MDSI;

     - all orders required from the applicable Canadian Securities Regulatory Authorities shall have been obtained;

     - effectiveness of the Form S-3 under the 1933 Act and receipt by @Road of all United States state securities or "blue sky" authorizations necessary to issue the @Road Common Shares;

     - no provision of any applicable laws and no judgment, injunction, order or decree is in effect which prevents the consummation of the Arrangement or the transactions contemplated by the Combination Agreement;

     - if required, a Notification Form: Listing of Additional Shares shall have been filed with NASDAQ to list the @Road Common Shares issuable pursuant to the Transaction, and, if permitted by the rules of the TSX, the Exchangeable Shares issuable pursuant to the Transaction shall have been listed on the TSX subject to the filing of required documentation; and

     - receipt of the Appropriate Regulatory Approvals (see "Regulatory Matters" below).

CONDITIONS TO OBLIGATIONS OF MDSI

     The Combination Agreement provides that the obligation of MDSI to complete the Arrangement is subject to the fulfilment of a number of additional conditions, each of which may be waived by MDSI, including the following:

     - the representations and warranties of @Road and Exchangeco contained in the Combination Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of @Road and Exchangeco contained in the Combination Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Combination Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except that the accuracy of the representations and warranties that by their terms speak as of a specified date will be determined as of such date, and MDSI receives a certificate with respect to the foregoing signed on behalf of @Road by an authorized officer of @Road;

     - the performance by @Road and Exchangeco of, and compliance with, their respective covenants and agreements to be performed before the Effective Time under the Combination Agreement in all material respects; and MDSI receives a certificate with respect to the foregoing signed on behalf of @Road by an authorized officer of @Road; and

     - the adoption by the @Road Board of Directors and the board of directors of Exchangeco of all necessary resolutions, and the taking of all other necessary corporate action by @Road and Exchangeco, to permit the consummation of the Arrangement.

CONDITIONS TO OBLIGATIONS OF @ROAD AND EXCHANGECO

     The Combination Agreement provides that the obligation of @Road and Exchangeco to complete the Arrangement is subject to the fulfilment of a number of additional conditions, each of which may be waived by @Road, including the following:

     - the representations and warranties of MDSI contained in the Combination Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of MDSI contained in the Combination Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Combination Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except that the accuracy of the representations and warranties that by their terms speak as of a specified date will be determined as of such date, and @Road receives a certificate with respect to the foregoing signed on behalf of MDSI by the Chief Executive Officer and the Chief Financial Officer of MDSI;

     - MDSI's performance of, and compliance with, its covenants and agreements under the Combination Agreement in all material respects, and @Road receives a certificate with respect to the foregoing signed on behalf of MDSI by the Chief Executive Officer and the Chief Financial Officer of MDSI;

     - adoption by the MDSI Board of Directors of all necessary resolutions, and the taking of all other necessary corporate action by MDSI and its subsidiaries, to permit the consummation of the Arrangement, and the MDSI Board of Directors shall have made and shall not have modified or amended, in any material respect, prior to the Meeting, an affirmative recommendation that the holders of MDSI Common Shares approve the Arrangement and the waiver of the Rights Agreement;

     - the holders of no more than 5% of the issued and outstanding MDSI Common Shares shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) or shall have given notice of their intent to exercise their Dissent Rights in respect of the Arrangement;

     - all necessary authorizations, consents, approvals of, or notifications to any third party, either identified in the MDSI disclosure letter or the absence of which would be reasonably likely to have a Material Adverse Effect on MDSI, have been obtained, in each case in form and substance reasonably satisfactory to @Road;

     - MDSI has net working capital, calculated in accordance with U.S. GAAP as MDSI's current assets less current liabilities, at the Effective Time of at least US $6.5 million; and

     - no judgment or order has been issued by any Governmental Entity and no action, suit, filing, inquiry, request for information, application or proceeding is pending, is threatened or has been taken by any person in any jurisdiction, that in the reasonable opinion of @Road, would be reasonably likely to: (i) have the effect of enjoining or prohibiting the consummation of the Arrangement or subjecting the Arrangement to any restriction, qualification or modification that is material to @Road, including but not limited to a divestiture or hold separate order; or
        (ii) materially and adversely affect the right of @Road to conduct the business of MDSI as currently conducted, or to own, use or exploit MDSI's assets, in each case taking into account the activities reflected in the Arrangement or the performance of @Road or MDSI of their respective obligations pursuant to the Combination Agreement.

TERMINATION AND PAYMENT OF TERMINATION FEE

     @Road and MDSI may agree to terminate the Combination Agreement and abandon the Arrangement at any time, even after MDSI Securityholders have approved the Arrangement. In addition, either @Road or MDSI may terminate the Combination Agreement, and abandon the Arrangement, subject to certain exceptions, if any of the following occurs:

     -  the Arrangement is not consummated by September 30, 2004, provided that:
        i) if the only condition to effect the Arrangement remaining to be satisfied is the effectiveness of the Form S-3, the termination date will be automatically extended to November 30, 2004, and ii) if the Meeting date is postponed beyond August 4, 2004, the termination date will be automatically extended by the number of days of postponement of the Meeting;

     -  the court fails to issue the Final Order relating to the Arrangement;

     -  a law or final court order prohibits the Transaction;

     -  the MDSI Securityholders do not approve the Arrangement at the Meeting;
        or

     - the other party has breached any of its representations, warranties, agreements or covenants to the degree specified in the Combination Agreement and fails to cure that breach within 30 days of delivery of written notice of such breach by the non-breaching party.

     In addition, @Road may terminate the Combination Agreement and abandon the Arrangement if any of the following occurs (each of the following a "Triggering Event"):

     - the MDSI Board of Directors or any committee of the MDSI board of directors withdraws, amends, modifies, or changes its recommendation to MDSI Securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement in a manner adverse to @Road;

     - the MDSI Board of Directors or any committee of the MDSI Board of Directors approves or recommends any Acquisition Proposal;

     - the MDSI Board of Directors fails to re-affirm its recommendation to MDSI Securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement promptly following the request of @Road to do so;

     - MDSI enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal;

     - MDSI breaches its agreement not to solicit set forth in the Combination Agreement; or

     - a tender or exchange offer relating to securities of MDSI is commenced by a party unaffiliated with @Road and MDSI fails to send to its Securityholders, within ten business days after such tender or exchange offer is first published, a statement recommending rejection of such tender or exchange offer.

     In addition, MDSI may terminate the Combination Agreement and abandon the Arrangement if the MDSI Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the MDSI Board of Directors, and only after MDSI has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and MDSI's other obligations set forth in the Combination Agreement.

TERMINATION FEE

     MDSI will be required to pay the Termination Fee if @Road terminates the Combination Agreement as a result of the occurrence of a Triggering Event.

     MDSI will also be required to pay the Termination Fee if MDSI terminates the Combination Agreement in the event that the MDSI Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the MDSI Board of Directors, and only after MDSI has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and MDSI's other obligations set forth in the Combination Agreement.

     MDSI will be required to pay a termination fee of US $3.1 million upon the occurrence of all of the following if either MDSI or @Road terminates the Combination Agreement:

     -  the MDSI Securityholders do not approve the Arrangement at the Meeting;

     - following the date of the Combination Agreement and prior to the termination of the Combination Agreement, an Acquisition Proposal shall have been publicly announced or generally disclosed by MDSI or the other party making such Acquisition Proposal to the MDSI Shareholders; and

     - within 12 months following the termination of the Combination Agreement, an MDSI Acquisition is consummated or MDSI enters into an agreement or letter of intent providing for an MDSI Acquisition, in either case, which constitutes a Superior Proposal (as compared to the transactions contemplated by the Combination Agreement on the date of the termination of the Combination Agreement), with any party.

     In no event will more than one termination fee be payable in connection with the termination of the Combination Agreement.

VOTING AGREEMENT

     In order to facilitate the consummation of the Transaction and in consideration thereof, the Voting Agreement Shareholders entered into the Voting Agreement with @Road. Under the terms of the Voting Agreement, the Voting Agreement Shareholders agreed to vote all of their MDSI Common Shares: (i) in favour of approval and adoption of the Combination Agreement, the Arrangement and all the transactions contemplated by the Combination Agreement and otherwise in such manner as may be necessary to consummate the Arrangement; and (ii) against any action, proposal, agreement or transaction, including, but not limited to, any alternative transaction that could be reasonably expected to result in any of the conditions to MDSI's obligations under the Combination Agreement not being fulfilled or that could reasonably be expected to impede, interfere with or prevent, delay, postpone, discourage or adversely affect the Combination Agreement, the Arrangement or the Voting Agreement. The Voting Agreement Shareholders have also agreed not to sell, transfer, assign, pledge or otherwise convey their MDSI Common Shares or take certain actions with respect to their MDSI Common Shares.

     In addition, the Voting Agreement Shareholders have agreed to execute a proxy in favour of @Road with respect to the voting of the MDSI Common Shares upon the request of @Road. The Voting Agreement terminates upon the earlier to occur of the completion of the Arrangement or the termination of the Combination Agreement. The name of each Voting Agreement Shareholder and the number of outstanding MDSI Common Shares held by each shareholder and subject to the Voting Agreement are set forth in the Voting Agreement and are incorporated herein by reference.

     @Road does not have any right to dispose of (or direct the disposition of) any MDSI Common Shares pursuant to the Voting Agreement. Accordingly, @Road expressly disclaims beneficial ownership of all such shares.

     As of the date of this Circular, the number of MDSI Common Shares covered by the Voting Agreement is approximately 810,256 (including options to purchase approximately 347,375 MDSI Common Shares).

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

     The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, MDSI obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of each of the Interim Order and the Notice of Hearing of Petition is attached as Appendix B to this Circular.

     The hearing in respect of the Final Order is expected to be held on August 11, 2004, subject to approval of the Arrangement Resolution by the MDSI Securityholders. In accordance with the Interim Order, should the Court adjourn the hearing to a later date, notice of the later date will be given to those who have filed and delivered an appearance in accordance with the Interim Order. Any MDSI Securityholder who wishes to appear or be represented and to present evidence or arguments must serve and file an appearance as set out in the Rules of Court of the Court and in the Interim Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

     The Court will be requested to consider the fairness of the Arrangement and each of the transactions contemplated thereunder to MDSI Securityholders and will be advised that @Road and Exchangeco will rely on an exemption from registration pursuant to Section 3(a)(10) of the 1933 Act based on the Court's approval of the Arrangement for the issuance of the @Road Common Shares and Exchangeable Shares under the Arrangement. The Court's approval, if obtained, will constitute the basis for an exemption from the registration requirements of the 1933 Act with respect to the @Road Common Shares and Exchangeable Shares under the Arrangement.

     After the Final Order becomes effective and the other conditions in the Combination Agreement are satisfied or waived, the Articles of Arrangement for MDSI will be filed with the Director under the CBCA to give effect to the Arrangement, the Voting and Exchange Trust Agreement and the Support Agreement will be executed and delivered and the various other documents necessary to consummate the transactions contemplated under the Combination Agreement will be executed and delivered.

     The Arrangement will become effective when the Director issues the certificate of arrangement. Currently, the Effective Date is expected to occur on or about August 13, 2004.

MDSI AFFILIATE AGREEMENT

     MDSI has agreed to use its reasonable best efforts to cause each person who may be deemed to be an affiliate (as such term is used in Rule 145 promulgated under the 1933 Act) of MDSI to execute and deliver to @Road an Affiliate Agreement. Each Affiliate Agreement provides that the affiliate of MDSI will not sell, transfer or otherwise dispose of any Exchangeable Shares or @Road Common Shares issued to it in connection with the Arrangement unless (i) such sale, transfer or other disposition is made in conformity with the limitations of Rule 145(d) promulgated under the 1933 Act, (ii) such sale, transfer or other disposition has been registered under the 1933 Act or (iii) in the opinion of counsel reasonably acceptable to @Road, such sale, transfer or other disposition is otherwise exempt from registration under the 1933 Act.

PROCEDURE FOR EXCHANGE OF SHARE CERTIFICATES BY MDSI SHAREHOLDERS

     MDSI will mail to MDSI Shareholders (other than Dissenting Shareholders), not less than 21 days prior to the Election Date, a Letter of Transmittal and Election Form. The Letter of Transmittal and Election Form (a blue form for MDSI Shareholders), when properly completed and duly executed and returned together with a certificate or certificates representing MDSI Common Shares and all other required documents, will enable each MDSI Shareholder (other than Dissenting Shareholders and @Road and its affiliates) to obtain cash, a certificate representing Exchangeable Shares or @Road Common Shares, or a combination thereof, together with a cash payment, if any, in lieu of fractional shares, which such holder is entitled to receive under the Arrangement. See "The Transaction -- Transaction Mechanics". The Letter of Transmittal and Election Form must be submitted, as described below, by the Election Deadline.

     On and after the Effective Time, all certificates that represented MDSI Common Shares immediately prior to the Effective Time will cease to represent any rights with respect to MDSI Common Shares and will only represent the right to receive the consideration under the Arrangement, together with the amount of cash, if any, payable in lieu of fractional shares. No dividends or other distributions, if any, in respect of @Road Common Shares or Exchangeable Shares, declared after the Effective Time and payable to holders of record after the Effective Time, will be paid to the holders of any unsurrendered certificates formerly representing MDSI Common Shares until the certificates representing MDSI Common Shares are surrendered and delivered as provided in the Plan of Arrangement. Subject to applicable law, after a former MDSI Shareholder of record surrenders and exchanges the certificates representing MDSI Common Shares, that holder will be entitled to receive any such dividends or distributions declared after the Effective Time and prior to the exchange of the certificates representing MDSI Common Shares, without interest, which will have become payable with respect to the number of @Road Common Shares or Exchangeable Shares to which the holder is entitled.

     Any cash consideration that remains undistributed to the MDSI Shareholders after nine months have elapsed following the Effective Date will be delivered to Exchangeco by the Depositary, upon demand, and any former MDSI Shareholders who have not previously surrendered and exchanged their certificates formerly representing MDSI Common Shares may thereafter look only to Exchangeco for payment of their claim for the consideration under the Arrangement or dividends or distributions with respect to @Road Common Shares or Exchangeable Shares.

     Any use of mail to transmit certificate(s) for MDSI Common Shares and the related Letter of Transmittal and Election Form is at the risk of the holder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

     A cheque in the amount payable to the former MDSI Shareholder and/or certificates representing the appropriate number of Exchangeable Shares or @Road Common Shares issuable to a former MDSI Shareholder who has complied with the procedures set out in this section "Procedures for Exchange of Share Certificates by MDSI Shareholders", as well as a cheque in the amount, if any, payable in lieu of fractional Exchangeable Shares or @Road Common Shares will, as soon as practicable after the Effective Date (i) be forwarded to the holder at the address specified in the Letter of Transmittal and Election Form by insured first class mail or (ii) be made available at the offices of the Depositary for pick up by the holder as requested by the holder in the Letter of Transmittal and Election Form.

     Where a certificate for MDSI Common Shares has been destroyed, lost or stolen, the registered holder of that certificate should immediately contact the Depositary at 1.800.564.6253 regarding the issuance of a replacement certificate. The Letter of Transmittal and Election Form should be completed and forwarded to the Depositary together with a letter stating the loss. The Depositary will respond with the replacement requirements, which must be properly completed and submitted in good order to the Depositary on or prior to the fifth anniversary of the Effective Date.

PROCEDURE FOR CONDITIONALLY EXERCISING MDSI OPTIONS

     Conditional Exercise and Election Forms (which are yellow forms) will be mailed to MDSI Optionholders not less than 21 days prior to the Election Deadline. MDSI Optionholders may elect to conditionally exercise their options either for cash or on a cashless basis and may also indicate whether they wish to receive cash (subject to adjustment as described in "What MDSI Shareholders May Elect to Receive in the Arrangement", above), Exchangeable Shares or @Road Common Shares pursuant to the Arrangement. An MDSI Optionholder who elects to exercise options for cash (including MDSI Options subject to conditional vesting) must enclose a certified cheque or bank draft with his or her Conditional Exercise and Election Form in an amount equal to the aggregate exercise price of the MDSI Optionholder's options that are being exercised.

     An MDSI Optionholder who elects a cashless exercise will be deemed to have transferred his outstanding MDSI Options (including MDSI Options subject to conditional vesting) to MDSI in exchange for a number of MDSI Common Shares equal to (a) the number of MDSI Common Shares that the MDSI Optionholder would be otherwise entitled upon a cash exercise of such person's options reduced (b) by the number of MDSI Common Shares necessary to be withheld to satisfy the exercise price of the MDSI Options being transferred (converted to US $ using the Exchange Rate), calculated by valuing the MDSI Common Shares withheld as payment for the aggregate exercise price at 0.75 of the weighted average trading price of the @Road Common Shares on NASDAQ for the last ten trading days preceding the Election Deadline. Fractional shares will be rounded down to the nearest whole share. The Conditional Exercise and Election Form, when properly completed and returned together with all other required documents, will enable each MDSI Optionholder to receive the consideration that the MDSI Optionholder is entitled to receive under the Arrangement. In-the-money MDSI Options that are not exercised will be deemed to be exercised on a cashless basis.

     If the Arrangement does not close, all conditionally vested and conditionally exercised options will return to their original status as unvested and unexercised options. All unexercised MDSI Options will terminate and be null and void upon the Effective Time of the Arrangement.

     Any use of mail to transmit the certified cheque or bank draft representing the exercise price of MDSI Options and the related Conditional Exercise and Election Form is at the risk of the holder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

STOCK EXCHANGE LISTINGS

MDSI COMMON SHARES

     The MDSI Common Shares will be delisted from the TSX and NASDAQ on or after the Effective Date.

EXCHANGEABLE SHARES

     Application has been made to list the Exchangeable Shares on the TSX, subject to Exchangeco meeting the original listing requirements of the TSX and subject to the satisfaction of the customary requirements of the TSX. There is no current intention to list the Exchangeable Shares on any other stock exchange.

@ROAD COMMON SHARES

     The @Road Common Shares are traded on NASDAQ. It is a condition to the Arrangement that @Road have filed with NASDAQ, if required, a Notification Form:
Listing of Additional Shares for the listing of @Road Common Shares issued in connection with the Transactions contemplated by the Combination Agreement. If required, @Road will file the Notification Form: Listing of Additional Shares with NASDAQ.

ELIGIBILITY FOR INVESTMENT IN CANADA

     Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX), the Exchangeable Shares will be qualified investments under the Canadian Tax Act for trusts governed by RRSPs, RRIFs, DPSPs and RESPs. @Road Common Shares will be qualified investments under the Canadian Tax Act for such plans provided such shares are listed on NASDAQ or another prescribed stock exchange.

     The Ancillary Rights will not be qualified investments under the Canadian Tax Act. MDSI management is of the view, and has advised legal counsel, that the Ancillary Rights will have only nominal value. However, such a determination of value is not binding on the CRA and legal counsel can express no opinion on matters of factual determination such as this. Provided that the view with respect to the value of the Ancillary Rights is correct, there should be no material consequences under the Canadian Tax Act to RRSPs, RRIFs and DPSPs holding such non-qualified investments. RESPs holding such non-qualified investments may, however, realize adverse consequences, including potential revocation of the registration of the RESP, regardless of the fair market value of such non-qualified investments.

     Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX) and Exchangeco maintains a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, RRSPs, RRIFs and DPSPs or for certain other persons to whom Part XI of the Canadian Tax Act is applicable. @Road is of the view that following the Effective Date, Exchangeco will satisfy the substantial presence test and expects that Exchangeco will continue to satisfy this test. The Ancillary Rights will be foreign property under the Canadian Tax Act. @Road Common Shares will also be foreign property under the Canadian Tax Act.

REGULATORY MATTERS

     Neither MDSI nor @Road is aware of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, except as described below or under the heading "Resale of Exchangeable Shares and @Road Common Shares received in the Arrangement". If any additional filings or consents are required, such filings or consents will be sought but these additional requirements could delay the Effective Date or prevent the completion of the Transaction.

     The following is a list of necessary approvals in connection with consummation of the Transaction:

     - effectiveness of a Form S-3 Registration Statement under the 1933 Act filed with the SEC in connection with the exchange of the Exchangeable Shares for @Road Common Shares;

     - obtaining U.S. state securities 'blue sky' authorizations necessary to issue the @Road Common Shares; and

     - TSX approval in connection with the listing of the Exchangeable Shares on the TSX.

     If required, @Road will file a Notification Form: Listing of Additional Shares with NASDAQ.

RESALE OF EXCHANGEABLE SHARES AND @ROAD COMMON SHARES RECEIVED IN THE
ARRANGEMENT

CANADA

     Exemptions are available under Canadian securities laws exempting the issuance of the Exchangeable Shares and the @Road Common Shares issuable under the Arrangement or upon exchange of Exchangeable Shares, and certain other trades in connection with the Arrangement, from the prospectus and registration requirements of applicable Canadian securities laws. @Road and Exchangeco will also apply for rulings or orders to permit resale of the Exchangeable Shares in certain jurisdictions without restriction by persons other than a "control person", provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. The consummation of the Arrangement is conditional upon the receipt of these rulings or orders.

UNITED STATES

     The @Road Common Shares and the Exchangeable Shares to be issued to MDSI Securityholders in the Transaction and from time to time thereafter pursuant to the Arrangement will not be registered under the 1933 Act or applicable state securities laws. Such securities will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the 1933 Act and applicable state securities laws. Section 3(a)(10) exempts only securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of the securities have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. The Court will conduct a hearing to determine the fairness of the terms and conditions of the Transaction, including the proposed issuance of securities in exchange for the outstanding MDSI Common Shares and MDSI Options. The Court entered the Interim Order on June 17, 2004 and, subject to the approval of the Arrangement by the MDSI Securityholders, a hearing on the fairness of the Arrangement will be held by the Court on August 11, 2004. See "Court Approval of the Arrangement and Completion of the Transaction" above.

     The @Road Common Shares and the Exchangeable Shares issued in the Arrangement will be freely transferable under U.S. federal securities laws, except for @Road Common Shares and Exchangeable Shares held by persons who are deemed to be "affiliates" (as such term is defined under the 1933 Act) of MDSI or @Road prior to the Arrangement, which may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. MDSI has agreed to use its reasonable best efforts to cause each MDSI affiliate to enter into an MDSI Affiliate Agreement. See "MDSI Affiliate Agreement" above.

     The @Road Common Shares and the Exchangeable Shares may be resold by affiliates and non-affiliates as follows:

     - Persons who are not affiliates of MDSI or @Road prior to the Arrangement and who will not be affiliates of @Road after the Arrangement may resell their @Road Common Shares or Exchangeable Shares without restriction under the 1933 Act.

     - Persons who are affiliates of either MDSI or @Road prior to the Arrangement and persons who will be affiliates of @Road after the Arrangement may not resell their @Road Common Shares or Exchangeable Shares in the absence of registration under the 1933 Act, unless an exemption from registration is available, such as the exemption contained in Rule 145(d) under the 1933 Act, or unless registration is not required pursuant to the exclusion from registration provided by Regulation S under the 1933 Act. In general, under Rule 145(d) as currently in effect, persons who are affiliates of either MDSI or @Road prior to the Arrangement and persons who will be an affiliate of @Road after the Arrangement will be entitled to resell in the United States during any three-month period that number of @Road Common Shares that does not exceed the greater of 1% of the then outstanding securities of such class and the average weekly trading volume of such securities on Nasdaq during the four-week period preceding the date of sale, subject to certain restrictions on manner of sale, notice requirements, aggregation rules and the availability of public information about @Road.

     - Persons who are affiliates of MDSI or @Road prior to the Arrangement but who will not be affiliates of @Road after the Arrangement, and who hold their @Road Common Shares or Exchangeable Shares for a period of one year after the Arrangement, may resell their @Road Common Shares or Exchangeable Shares without regard to the volume and manner of sale limitations set forth in the preceding paragraph, subject to the availability of certain public information about @Road. Persons who are affiliates of MDSI or @Road prior to the Arrangement who hold their @Road Common Shares or Exchangeable Shares for a period of two years after the Arrangement may freely resell such @Road Common Shares or Exchangeable Shares provided that such persons have not been an affiliate of @Road during the three-month period preceding the resale.

     @Road has agreed to file a registration statement on Form S-3 prior to the Effective Time in order to register under the 1933 Act the issuance from time to time of @Road Common Shares in exchange for the Exchangeable Shares. It is a mutual condition to the obligation of @Road and MDSI to complete the Transaction, that the registration statement will have been declared effective by the SEC prior to the Effective Time. See "The Combination Agreement -- Conditions to Closing".

ONGOING CANADIAN REPORTING OBLIGATIONS

     As the issuer of the Exchangeable Shares listed on the TSX, Exchangeco, upon completion of the Arrangement, will be a reporting issuer or the equivalent in certain Canadian provinces and territories. Exchangeco is exempt from statutory financial and other continuous and timely reporting requirements, including the requirement that insiders of Exchangeco file reports with respect to trades of Exchangeco securities, in the Canadian provinces and territories in which Exchangeco is a reporting issuer, on the condition that (i) @Road files with the relevant provincial and territorial securities regulatory authorities copies of its documents filed with the SEC under the Exchange Act, (ii) registered holders of Exchangeable Shares receive documents that are ordinarily sent to @Road Shareholders resident in the United States, including annual and interim financial statements of @Road and shareholder meeting materials, (iii) @Road complies with NASDAQ's requirements to publicly disclose material information on a timely basis and issue a press release and file it in the various jurisdictions regarding material changes in the affairs of @Road and
(iv) Exchangeco continues to follow the timely disclosure requirements with respect to matters that are material to holders of Exchangeable Shares but not material to @Road Shareholders.

     BECAUSE THE EXCHANGEABLE SHARES WILL BE, AS NEARLY AS PRACTICABLE, ECONOMICALLY EQUIVALENT TO THE @ROAD COMMON SHARES, AFTER THE EFFECTIVE TIME AND SUBJECT TO EXCHANGECO REMAINING EXEMPT AS DESCRIBED ABOVE, HOLDERS OF EXCHANGEABLE SHARES WILL RECEIVE ANNUAL AND INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF @ROAD IN LIEU OF FINANCIAL STATEMENTS OF EXCHANGECO.

                               TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR MDSI SHAREHOLDERS AND MDSI OPTIONHOLDERS

     In the opinion of Davis & Company, counsel for MDSI, the following is an accurate summary of the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to MDSI Shareholders who, for purposes of the Canadian Tax Act, and at all relevant times, hold their MDSI Common Shares, and will hold their Exchangeable Shares and @Road Common Shares, as capital property and deal at arm's length with, and are not affiliated with, MDSI, @Road, Callco or Exchangeco, and to MDSI Optionholders. This summary does not apply to an MDSI Shareholder with respect to whom @Road is or will be a "foreign affiliate" within the meaning of the Canadian Tax Act.

     MDSI Common Shares, Exchangeable Shares and @Road Common Shares will generally be considered to be capital property of a shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market property" for purposes of the Canadian Tax Act. MDSI Shareholders who are Canadian Residents, and whose MDSI Common Shares might not otherwise qualify as capital property, may be entitled to make the irrevocable election provided by Subsection 39(4) of the Canadian Tax Act to have the MDSI Common Shares and every "Canadian security" (as defined in the Canadian Tax Act) owned by such MDSI Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Where an MDSI Shareholder makes an election under Section 85 of the Canadian Tax Act in respect of MDSI Common Shares, as described below, the Exchangeable Shares received under the Arrangement will not be "Canadian securities" for this purpose and may not be capital property to such MDSI Shareholder. MDSI Shareholders who do not hold their MDSI Common Shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax
Act), of the potential application to them of the "mark-to-market" rules in the Canadian Tax Act, as the following summary does not apply to such MDSI Shareholders.

     This summary is based on the Canadian Tax Act, the regulations thereunder and legal counsel's understanding of the current published administrative practices of the CRA, all in effect as of the date of this Circular. This summary also takes into account all Tax Proposals, although no assurances can be given that the Tax Proposals will be enacted in the form presented, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this Circular. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions described in this Circular.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR MDSI SECURITYHOLDER. MDSI SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of @Road Common Shares must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate generally at the time such amounts are received.

MDSI SHAREHOLDERS RESIDENT IN CANADA

     The following portion of the summary applies to an MDSI Shareholder who is a Canadian Resident and who will continue to be a Canadian Resident at all times while he or she holds Exchangeable Shares or @Road Common Shares.

     Under the Arrangement, a pro rata portion of the total number of @Road Common Shares or the total number of Exchangeable Shares and/or the total amount of cash received by an MDSI Shareholder will be allocated to every MDSI Common Share held by that holder so that such holder will receive for each MDSI Common Share held at the Effective Time the same combination of @Road Common Shares or Exchangeable Shares and/or cash as received for every other MDSI Common Share held by that holder at the Effective Time.

EXCHANGE OF MDSI COMMON SHARES FOR CONSIDERATION INCLUDING EXCHANGEABLE SHARES AND ANCILLARY RIGHTS

     Non-Rollover Transaction. An MDSI Shareholder who exchanges MDSI Common Shares for consideration including Exchangeable Shares and Ancillary Rights will, unless such MDSI Shareholder makes a joint election under Subsection 85(1) or 85(2) of the Canadian Tax Act as discussed below, be considered to have disposed of such MDSI Common Shares for proceeds of disposition equal to the sum of (i) any cash consideration received on the exchange, (ii) the aggregate fair market value at the Effective Time of any Exchangeable Shares received by the MDSI Shareholder on the exchange and (iii) the fair market value at the Effective Time of the Ancillary Rights received by the MDSI Shareholder on the exchange, and, as a result, the MDSI Shareholder will in general realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the MDSI Shareholder of the MDSI Common Shares. See "Taxation of Capital Gain or Capital Loss" below. The cost to a holder of Exchangeable Shares and Ancillary Rights acquired on the exchange will be equal to the fair market value of such rights at the Effective Time. MDSI management is of the view, and has advised legal counsel, that the Ancillary Rights have nominal value.

     Rollover Transaction. An Eligible Holder who exchanges MDSI Common Shares for consideration including Exchangeable Shares and Ancillary Rights may make a joint election with Exchangeco pursuant to Subsection 85(1) of the Canadian Tax Act (or, in the case of an MDSI Shareholder that is a partnership, pursuant to Subsection 85(2) of the Canadian Tax Act) and thereby obtain a full or partial tax deferral of capital gains otherwise arising on the exchange of such MDSI Common Shares as described above under "Non-Rollover Transaction", depending on the Elected Amount and the adjusted cost base to the holder of the MDSI Common Shares at the time of the exchange. ELIGIBLE HOLDERS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS IN ORDER TO DETERMINE THE ADVANTAGES AND DISADVANTAGES OF OPTING FOR A ROLLOVER TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

     IN ORDER TO MAKE AN ELECTION, AN ELIGIBLE HOLDER MUST PROVIDE TO @ROAD ON BEHALF OF EXCHANGECO WITH TWO SIGNED COPIES OF THE NECESSARY ELECTION FORMS (AT THE ADDRESS SPECIFIED BELOW) ON OR BEFORE 90 DAYS AFTER THE EFFECTIVE DATE, DULY COMPLETED WITH THE DETAILS OF THE NUMBER OF MDSI COMMON SHARES TRANSFERRED, THE CONSIDERATION RECEIVED ON THE EXCHANGE AND THE APPLICABLE ELECTED AMOUNTS FOR THE PURPOSES OF SUCH ELECTIONS. The relevant tax election form is CRA form T2057 (or, in the event that the MDSI Common Shares are held as partnership property, CRA form T2058). For Eligible Holders required to file in Quebec, Quebec form TP-518-V (or, in the event that the MDSI Common Shares are held as partnership property, Quebec form TP-529-V) will also be required.

     A tax election package, consisting of the relevant tax election forms and a letter of instructions, may be obtained from the Depositary after the Effective Time. AN ELIGIBLE HOLDER INTERESTED IN MAKING AN ELECTION SHOULD SO INDICATE ON THE LETTER OF TRANSMITTAL AND ELECTION FORM IN THE SPACE PROVIDED AND A TAX ELECTION PACKAGE WILL BE SENT TO THE HOLDER. Subject to the election forms complying with the provisions of the Canadian Tax Act (or applicable provincial income tax law), the forms will be returned to such holders, signed by Exchangeco, for filing by the holder with the CRA (or the applicable provincial tax authority). Certain provincial jurisdictions may require that a separate joint election be filed for provincial income tax purposes. Exchangeco will also make a provincial joint election with an Eligible Holder under the provision of any relevant provincial income tax legislation with similar effect to Subsection 85(1) or Subsection 85(2) of the Canadian Tax Act, subject to the same limitations and conditions described in this Circular. Eligible Holders should consult their own tax advisors to determine whether separate election forms must be filed with any provincial or territorial taxing authority. It will be the responsibility of each Eligible Holder who wishes to make such an election to obtain the necessary provincial election forms.

     Completed tax election forms should be submitted to At Road, Inc., Stock Administration, 47200 Bayside Parkway, Fremont, CA 94538, Attn: Laura Fahnlander for execution by Exchangeco. ANY ELIGIBLE HOLDER WHO DOES NOT ENSURE THAT @ROAD HAS RECEIVED TWO DULY COMPLETED TAX ELECTION FORMS ON OR BEFORE THE 90 DAYS AFTER THE EFFECTIVE DATE, WILL NOT BE ABLE TO BENEFIT FROM THE ROLLOVER PROVISIONS OF THE CANADIAN TAX ACT. ACCORDINGLY, ALL ELIGIBLE HOLDERS WHO WISH TO ENTER INTO AN ELECTION WITH EXCHANGECO SHOULD GIVE THEIR IMMEDIATE ATTENTION TO THIS MATTER.

     Where MDSI Common Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the CRA election form T2057 (and where applicable, the corresponding Quebec form with the Quebec taxation authorities) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or tax account number of each co-owner. Where the MDSI Common Shares are held as partnership property, a partner designated by the partnership must file one copy of the CRA election form T2058 on behalf of all members of the partnership (and where applicable, the corresponding form in duplicate with the Quebec taxation authorities). The CRA election form T2058 (and Quebec form, if applicable) must be accompanied by a list containing the name, address, social insurance number or tax account number of each partner as well as the letter signed by each partner authorizing the designated partner to complete and file the form.

     In general, when an election is made, the Elected Amount must comply with the following rules for those MDSI Common Shares that are the subject of the election:

     1. The Elected Amount may not be less than the sum of (i) any cash consideration received and (ii) the fair market value at the Effective Time of the Ancillary Rights acquired on the exchange.

     2. The Elected Amount may not be less than the lesser of the adjusted cost base to the holder of the holder's MDSI Common Shares exchanged, determined immediately before the Effective Time, and the fair market value of the MDSI Common Shares at that time.

     3. The Elected Amount may not exceed the fair market value of the MDSI Common Shares at the Effective Time.

     Where an Eligible Holder and Exchangeco make an election, the tax treatment to the Eligible Holder generally will be as follows:

     1. The Eligible Holder's MDSI Common Shares will be deemed to have been disposed of for proceeds of disposition equal to the Elected Amount.

     2. If the deemed proceeds of disposition of the Eligible Holder's MDSI Common Shares are equal to the aggregate of the adjusted cost base to the Eligible Holder of the Eligible Holder's MDSI Common Shares, determined immediately before the Effective Time, and any costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder.

     3. To the extent that the deemed proceeds of disposition of the MDSI Common Shares exceed (or are less than) the aggregate of the adjusted cost base thereof to the holder and any costs of disposition, the Eligible Holder will in general realize a capital gain (or sustain a capital loss).

     4. The cost to the Eligible Holder of the Ancillary Rights received on the exchange will be equal to the fair market value thereof at the Effective Time and the cost to a holder of Exchangeable Shares received on the exchange will be equal to the amount by which the deemed proceeds of disposition of MDSI Common Shares exchanged by the holder exceeds the amount of any cash and the fair market value at the Effective Time of the Ancillary Rights received on the exchange.

     For these purposes, an MDSI Shareholder will be required to determine the fair market value of the Ancillary Rights received on the exchange on a reasonable basis for purposes of the Canadian Tax Act. MDSI management is of the view, and has advised legal counsel, that the Ancillary Rights have nominal value. The tax election forms will be executed by Exchangeco on the basis that the fair market value of the Ancillary Rights is a nominal amount per Exchangeable Share issued on the exchange, to be determined by Exchangeco. This amount will be provided to MDSI Shareholders in the letter of instructions included in the tax election package. Such determinations of value are not binding on the CRA and legal counsel for MDSI expresses no opinion on such matters of factual determination.

     Exchangeco will make an election under Section 85 of the Canadian Tax Act (and the corresponding provisions of any applicable provincial tax legislation) only with an Eligible Holder who receives Exchangeable Shares under the Arrangement, at the amount selected by the Eligible Holder subject to the limitations set out in the Canadian Tax Act (and any applicable provincial tax legislation). @Road, MDSI and Exchangeco will not be responsible for the proper completion or filing of any election and the Eligible Holder will be solely responsible for the payment of any late filing penalty. Exchangeco agrees only to execute any properly completed election and to forward the election by mail (within 30 days after the receipt of the election by @Road) to the Eligible Holder. WITH THE EXCEPTION OF EXECUTION OF THE ELECTION BY EXCHANGECO, COMPLIANCE WITH THE REQUIREMENTS OF A VALID ELECTION WILL BE THE SOLE RESPONSIBILITY OF THE ELIGIBLE HOLDER MAKING THE ELECTION. Accordingly, none of @Road, MDSI or Exchangeco will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election or to properly file it within the time, and in the form, prescribed under the Canadian Tax Act (or the corresponding provisions of any applicable provincial legislation).

     In order for the CRA (and where applicable the Ministere du Revenu du Quebec) to accept a tax election without a late filing penalty being paid by an Eligible Holder, the required tax election forms must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either Exchangeco or the Eligible Holder is required to file an income tax return for the taxation year in which the Effective Date occurs. Exchangeco's taxation year is scheduled to end on December 31 of each year. Thus, where the Effective Date occurs in 2004, the tax election will, in the case of an Eligible Holder who is an individual, generally have to be received by the revenue authorities by April 30, 2005 (being generally the last day for filing the tax returns for the 2004 taxation year of individuals). Eligible Holders are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. HOWEVER, REGARDLESS OF SUCH DEADLINE, THE TAX ELECTION FORMS OF AN ELIGIBLE HOLDER MUST BE RECEIVED BY @ROAD FOR EXECUTION BY EXCHANGECO NO LATER THAN 90 DAYS AFTER THE EFFECTIVE DATE. Certain Eligible Holders may be required to forward their tax election forms to @Road before that date to avoid late filing penalties.

     ELIGIBLE HOLDERS ARE REFERRED TO INFORMATION CIRCULAR 76-19R3 AND INTERPRETATION BULLETIN IT-291R3 ISSUED BY THE CRA FOR FURTHER INFORMATION RESPECTING THE ELECTION. THE COMMENTS IN THIS CIRCULAR WITH RESPECT TO SUCH ELECTIONS ARE PROVIDED FOR GENERAL ASSISTANCE ONLY. THE LAW IN THIS AREA IS COMPLEX AND CONTAINS NUMEROUS TECHNICAL REQUIREMENTS. ELIGIBLE HOLDERS WISHING TO MAKE THE ELECTION SHOULD CONSULT THEIR OWN TAX ADVISORS.

CALL RIGHTS

     MDSI management is of the view, and has advised counsel, that the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right have nominal value. Accordingly, no amount should be allocated to the Call Rights. Such determinations of value are not binding on the CRA and MDSI's counsel expresses no opinion on such matters of factual determination. Provided that the view with respect to such Call Rights is correct, no MDSI Shareholder should realize a gain at the time that the Call Rights are granted.

EXCHANGE OF MDSI COMMON SHARES FOR CASH OR @ROAD COMMON SHARES OR ANY COMBINATION OF CASH AND @ROAD COMMON SHARES

     An MDSI Shareholder who exchanges MDSI Common Shares for cash consideration or @Road Common Shares or any combination of cash consideration and @Road Common Shares will be considered to have disposed of such MDSI Common Shares for proceeds of disposition equal to the sum of (i) any cash consideration received on the exchange and (ii) the fair market value at the Effective Time of any @Road Common Shares acquired by such MDSI Shareholder on the exchange and, as a result, the MDSI Shareholder will in general realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the MDSI Shareholder of such shares. See "Taxation of Capital Gain or Capital Loss" below. The cost to an MDSI Shareholder of @Road Common Shares acquired on the exchange will be equal to the fair market value of the @Road Common Shares at the Effective Time, and will be averaged with the adjusted cost base of any other @Road Common Shares held at that time by the MDSI Shareholder as capital property for the purposes of determining the holder's adjusted cost base of such @Road Common Shares.

DIVIDENDS

     Dividends on Exchangeable Shares. In the case of an MDSI Shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the MDSI Shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     Subject to the discussion below as to the denial of the dividend deduction, in the case of an MDSI Shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income.

     In the case of an MDSI Shareholder that is a specified financial institution, such dividends will not be deductible in computing its taxable income unless either (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution or (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX on which the Exchangeable Shares are expected to be listed) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     If @Road or any other person with whom @Road does not deal at arm's length (including Exchangeco) is a specified financial institution at the time that dividends are paid on the Exchangeable Shares, dividends received or deemed to be received by an MDSI Shareholder that is a corporation will not be deductible in computing taxable income but will be fully included in taxable income under
Part I of the Canadian Tax Act. @Road has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time, or will be a specified financial institution immediately after the Arrangement becomes effective. However, there can be no assurance that this status will not change prior to such time at which dividends are received or deemed to be received by a corporate shareholder holding Exchangeable Shares.

     An MDSI Shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the MDSI Shareholder's taxable income. An MDSI Shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.I of the Canadian Tax Act.

     Dividends on @Road Common Shares. Dividends on @Road Common Shares will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an MDSI Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. An MDSI Shareholder that is a corporation will include such dividends in computing its income and will not be entitled to deduct the amount of the dividends in computing its taxable income. An MDSI Shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. Any United States non-resident withholding tax on these dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

     On the redemption (including a retraction) of an Exchangeable Share by Exchangeco, if Callco does not exercise its overriding call right, the holder of that Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the Liquidation Amount exceeds the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption of the Exchangeable Share. If Callco exercises its overriding Call Rights, the holder will realize a capital gain instead of a deemed dividend (see below). The amount of any such deemed dividend will be subject to the tax treatment described above under "Dividends -- Dividends on Exchangeable Shares". In the case of an MDSI Shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the Liquidation Amount less the amount of such deemed dividend. A holder will in general realize a capital gain (or sustain a capital loss) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share is less than (or exceeds) such proceeds of disposition, net of any reasonable costs of disposition. See "Taxation of Capital Gain or Capital Loss" below.

     On the exchange of an Exchangeable Share by the holder with Callco or @Road for @Road Common Shares, the holder will in general realize a capital gain (or sustain a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the Liquidation Amount, less any amount paid by Exchangeco in satisfaction of declared and unpaid dividends owed to the holder by Exchangeco. See "Taxation of Capital Gain or Capital Loss" below.

     BECAUSE OF THE EXISTENCE OF THE CALL RIGHTS, THE EXCHANGE RIGHT AND THE AUTOMATIC EXCHANGE RIGHT, A HOLDER OF EXCHANGEABLE SHARES CANNOT CONTROL WHETHER THE HOLDER WILL RECEIVE @ROAD COMMON SHARES BY WAY OF REDEMPTION (INCLUDING A RETRACTION) OF THE EXCHANGEABLE SHARES BY EXCHANGECO OR BY WAY OF PURCHASE OF THE

EXCHANGEABLE SHARES BY @ROAD OR CALLCO. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) DIFFER FROM THOSE OF A PURCHASE.

PROPOSED AMENDMENTS TO CANADIAN TAX ACT

     In the March 23, 2004 Budget, the Canadian Federal Department of Finance indicated that it would be releasing a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. This proposal reiterated statements made by the Department of Finance in 2000 and 2003. It is possible that these Tax Proposals, if enacted into law, could, from the time any such change takes effect, allow a holder of Exchangeable Shares to exchange such shares for @Road Common Shares on a tax-deferred basis.

     The Arrangement provides that @Road has the right to acquire or to cause Callco to acquire the Exchangeable Shares in consideration for @Road Common Shares. This right can only be exercised by @Road in limited circumstances and only to the extent that any exchange of Exchangeable Shares by a holder as a result of the exercise of this right by @Road or Callco would occur on a tax-deferred basis for holders of Exchangeable Shares. The enactment of these Tax Proposals will enable @Road to exercise this right. However, as of the date hereof, no draft legislation or details have been announced regarding what the requirements for such treatment may be. There are no assurances that these proposals will be enacted.

DISPOSITION OF EXCHANGEABLE SHARES OTHER THAN ON REDEMPTION OR EXCHANGE

     A disposition or deemed disposition of Exchangeable Shares by a holder, other than on the redemption or exchange of the shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those Exchangeable Shares immediately before the disposition. See "Taxation of Capital Gain or Capital Loss" below.

ACQUISITION AND DISPOSITION OF @ROAD COMMON SHARES

     The cost of @Road Common Shares received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such @Road Common Shares at the time of such event and will be averaged with the adjusted cost base of any other @Road Common Shares held at that time by the holder as capital property for the purpose of determining the holder's adjusted cost base of such @Road Common Shares.

     A disposition or deemed disposition of @Road Common Shares by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the @Road Common Shares immediately before the disposition. See "Taxation of Capital Gain or Capital Loss" below.

TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

     One-half of any capital gain (the "taxable capital gain") realized by an MDSI Shareholder will be included in the MDSI Shareholder's income for the year of disposition. One-half of any capital loss (the "allowable capital loss") realized may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the MDSI Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

     Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. An MDSI Shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

     If the MDSI Shareholder or holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on the share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns MDSI Common Shares or Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

FOREIGN PROPERTY INFORMATION REPORTING

     A holder who is a "specified Canadian entity" (as defined in the Canadian Tax Act) may be required to file an information return relating to any "specified foreign property" (as defined in the Canadian Tax Act) (which includes the @Road Common Shares, the Exchangeable Shares and the Ancillary Rights) owned by the holder. Holders are advised to consult their tax advisors.

FOREIGN INVESTMENT ENTITY DRAFT LEGISLATION

     Draft legislation regarding the taxation of investments in "foreign investment entities" was released on October 30, 2003. In general, where the draft legislation applies, a holder of an interest in a foreign investment entity will be required to either (i) include (or deduct from) income on an annual basis any increase (or decrease) in the value of that interest or (ii) include in income annually, an imputed return at the prescribed rate on the "designated cost" of such interest. A corporation is not a foreign investment entity if the "carrying value" of all of its "investment property" is not greater than one-half of the "carrying value" of all of its property or if its principal business is not an "investment business" within the meaning of those terms in the draft legislation. Based, inter alia, on an officer certificate from "@Road, it is generally not expected that @Road will be considered a "foreign investment entity" within the meaning of the draft legislation, however, no assurances can be given in this regard or as to its status in the future. In any event, in general, these proposed rules will not apply to @Road Common Shares or Exchangeable Shares so long as such share qualify as an "arm's length interest" under the Canadian Tax Act and it is reasonable to conclude that the holder has no tax avoidance motive in respect of such shares. No assurance can be given that @Road Common Shares or Exchangeable Shares will quality as arm's length interests and shareholders should consult their own tax advisor's in this respect.

DISSENTING SHAREHOLDERS

     A Dissenting Shareholder may be entitled, if the Arrangement becomes effective, to receive the fair value of MDSI Common Shares held by the Dissenting Shareholder. The Dissenting Shareholder will be considered to have disposed of the MDSI Common Shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder less the amount of any deemed dividend referred to below and any interest awarded by the Court. See "Taxation of Capital Gain or Capital Loss" above. Where the amount is received from MDSI, the MDSI Shareholder will be deemed to receive a taxable dividend equal to the amount by which the amount received (other than in respect of interest awarded by the Court) exceeds the paid-up capital of such shareholder's MDSI Common Shares. In the case of an MDSI Shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. Any interest awarded to a Dissenting Shareholder by the Court will be included in the Dissenting Shareholder's income for the purposes of the Canadian Tax Act.

MDSI SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the summary is applicable to a Non-Resident MDSI Shareholder. A Non-Resident MDSI Shareholder for which MDSI Common Shares are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the disposition of MDSI Common Shares. Generally, MDSI Common Shares will not be taxable Canadian property of a Non-Resident MDSI Shareholder at a particular time provided that (i) the holder does not use or hold such shares in connection with carrying on a business in Canada, (ii) where the holder is an insurer, the shares are not designated insurance property, and (iii) the shares are listed on a prescribed stock exchange (which includes the TSX) and the holder, alone or together with persons with whom the holder does not deal at arm's length, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of MDSI at any time within the five year period immediately preceding the particular time. Even if the MDSI Common Shares are taxable Canadian property of a Non-Resident MDSI Shareholder, the holder nonetheless may be exempt from tax under an applicable income tax convention.

     Where a Non-Resident MDSI Shareholder receives interest consequent upon the exercise of Dissent Rights (see "MDSI Shareholders Resident in Canada -- Dissenting Shareholders" above), such amount will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty.

HOLDERS OF MDSI OPTIONS RESIDENT IN CANADA

     The following portion of this summary is applicable to holders of MDSI Options who are or are deemed to be Canadian Residents, who are current or former employees of MDSI (or any of MDSI's subsidiaries), who deal at arm's length with such corporation and who received their MDSI Options in respect of, in the course of, or by virtue of, such employment and at a time when MDSI was not a "Canadian-controlled private corporation" within the meaning of the Canadian Tax Act.

EXERCISE OF MDSI OPTIONS UNDER THE ARRANGEMENT

     Under the Canadian Tax Act, an MDSI Optionholder who exercises his or her MDSI Options pursuant to the Arrangement will realize a taxable benefit on the exercise of each in-the-money MDSI Option in an amount equal to the MDSI Option Benefit. No MDSI Option Benefit will be realized by an MDSI Optionholder who conditionally exercises his or her MDSI Options pursuant to the Arrangement until the Arrangement closes on the Effective Date. The amount of the taxable benefit will be based on the fair market value of the MDSI Common Shares immediately on the date the MDSI Option is exercised. The taxable benefit on the MDSI Option Benefit will be included in the MDSI Optionholder's income for the year of exercise.

     Provided all of the conditions of the Canadian Tax Act are met, an MDSI Optionholder will be able to deduct in computing his or her taxable income for 2004 an amount equal to 50% of the MDSI Option Benefit realized on the exercise of an MDSI Option. The availability of the 50% deduction will depend on each MDSI Optionholder's particular circumstances, including the date of the grant of his or her MDSI Options and the fair market value of the MDSI Common Shares at that time.

     The adjusted cost base of MDSI Common Shares received by an MDSI Optionholder who has exercised MDSI Options will be equal to the sum of (i) all amounts paid by the MDSI Optionholder to acquire and exercise such options and
(ii) the aggregate MDSI Option Benefit realized on the exercise of such MDSI Options.

     The MDSI Common Shares issued on the exercise of MDSI Options immediately prior to the Effective Time will have a fair market value equal to the fair market value of any cash, @Road Common Shares or Exchangeable Shares, plus Ancillary Rights which such MDSI Optionholder elects to receive in exchange for such MDSI Common Shares under the Arrangement.

     An MDSI Optionholder who elects to transfer an MDSI Option to MDSI immediately prior to the Effective Time on a cashless basis will receive MDSI Common Shares having a value equal to the MDSI Option Benefit and will realize a taxable benefit in his or her 2004 taxation year equal to the aggregate MDSI Option Benefit for all MDSI Options exchanged at such time. No MDSI Option Benefit will be realized by an MDSI Optionholder who conditionally elects to transfer his or her MDSI Options pursuant to the Arrangement until the Arrangement closes on the Effective Date. The adjusted cost base of the MDSI Common Shares received by an MDSI Optionholder who exchanges his or her MDSI Options for MDSI Common Shares on a cashless basis will be equal to the aggregate MDSI Option Benefit realized plus any amounts paid by such MDSI Optionholder to acquire such MDSI Options.

     The taxable benefit realized by each MDSI Optionholder who exercises an in-the-money MDSI Option as part of the Arrangement will be equal to the excess, if any, of the fair market value on the Effective Date of the MDSI Common Shares is issuable on the exercise of an MDSI Option over the exercise price paid and any amount paid to acquire the MDSI Option. THE TAXABLE BENEFIT REALIZED IN RESPECT OF AN MDSI OPTION BENEFIT CANNOT BE DEFERRED BY ELECTING TO RECEIVE EXCHANGEABLE SHARES AND FILING AN ELECTION UNDER SECTION 85 OF THE CANADIAN TAX ACT. FURTHERMORE, ANY CAPITAL LOSS SUBSEQUENTLY REALIZED BY AN MDSI SHAREHOLDER ON EXCHANGEABLE SHARES OR @ROAD COMMON SHARES RECEIVED IN EXCHANGE FOR THE MDSI COMMON SHARES ACQUIRED ON THE EXERCISE OF THE MDSI OPTION CANNOT BE OFFSET AGAINST SUCH TAXABLE BENEFIT. ALL MDSI SHAREHOLDERS WHO ACQUIRED THEIR MDSI COMMON SHARES ON THE EXERCISE OF AN IN-THE-MONEY MDSI OPTION SHOULD CONSULT THEIR TAX ADVISORS TO VERIFY THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT.

HOLDERS OF MDSI COMMON SHARES ACQUIRED ON THE EXERCISE OF MDSI OPTIONS PRIOR TO THE ARRANGEMENT

     MDSI Shareholders who exercise in-the-money MDSI Options prior to the Effective Date in transactions separate from the Arrangement crystallize a taxable benefit equal to their MDSI Option Benefit at the time of exercise (see "Exercise of MDSI Options under the Arrangement" above). Such taxable benefit is generally realized in the year of exercise but in certain circumstances such taxable benefit may be deferred until the year in which the MDSI Shareholder disposes of the MDSI Common Shares acquired on the exercise of the in-the-money MDSI Option.

     The exchange of the MDSI Common Shares issued on the pre-Arrangement exercise of an MDSI Option for cash, Exchangeable Shares or @Road Common Shares will end the deferral of such crystallized tax liability and any MDSI Shareholder who deferred his or her income tax liability with respect to the exercise of an in-the-money MDSI Option prior to the Arrangement will realize such income tax liability on the Effective Date. An amount equal to the MDSI Option Benefit will generally be added to the tax cost of the MDSI Common Shares in the year in which such Pre-Arranged taxable benefit is realized.

     An MDSI Shareholder who incurs a tax liability on his MDSI Option Benefit may be eligible for a deduction in computing taxable income equal to 50% of the amount of such MDSI Option Benefit (see "Exercise of MDSI Options under the Arrangement" above). THE TAXABLE BENEFIT REALIZED IN RESPECT OF AN MDSI OPTION BENEFIT CANNOT BE DEFERRED BY ELECTING TO RECEIVE EXCHANGEABLE SHARES AND FILING AN ELECTION UNDER SECTION 85 OF THE CANADIAN TAX ACT. FURTHERMORE, ANY CAPITAL LOSS SUBSEQUENTLY REALIZED BY AN MDSI SHAREHOLDER ON EXCHANGEABLE SHARES OR @ROAD COMMON SHARES RECEIVED IN EXCHANGE FOR THE MDSI COMMON SHARES ACQUIRED ON THE EXERCISE OF THE MDSI OPTION CANNOT BE OFFSET AGAINST SUCH TAXABLE BENEFIT. ALL MDSI SHAREHOLDERS WHO ACQUIRED THEIR MDSI COMMON SHARES ON THE EXERCISE OF AN IN-THE-MONEY MDSI OPTION SHOULD CONSULT THEIR TAX ADVISORS TO VERIFY THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT.

SUBSEQUENT DISPOSITION OF MDSI COMMON SHARES ACQUIRED BY MDSI OPTIONHOLDER

     Under the Canadian Tax Act where applicable, any taxable benefit realized on the exercise of an MDSI Option will be ordinary income and not a capital gain. If an MDSI Optionholder sustains a capital loss on a disposition of the MDSI Common Shares received on the exercise of such MDSI Option, or on any Exchangeable Shares or @Road Common Shares received in exchange for such MDSI Common Shares, the MDSI Optionholder will not be able to carryback such capital loss to offset the taxable benefits realized on the exercise of the MDSI Option. However, a capital loss sustained on a disposition of MDSI Common Shares, Exchangeable Shares or @Road Common Shares can generally be carried back or carried forward in accordance with the Canadian Tax Act to reduce any taxes paid or payable on any capital gains realized by such MDSI Optionholder (See "Taxation of Capital Gain or Capital Loss" above).

     THE INCOME TAX CONSEQUENCES TO AN MDSI OPTIONHOLDER OF EXERCISING OR EXCHANGING HIS OR HER MDSI OPTIONS AND ELECTING TO EXCHANGE THE MDSI COMMON SHARES RECEIVED FOR CASH, @ROAD COMMON SHARES OR EXCHANGEABLE SHARES AS WELL AS THE AVAILABILITY OF THE 50% DEDUCTION WILL DEPEND ON THE PARTICULAR SITUATION OF THE MDSI OPTIONHOLDER IN QUESTION. MDSI OPTIONHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN PROFESSIONAL TAX ADVISORS AS TO THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF EXERCISING OR EXCHANGING THEIR MDSI OPTIONS.

ESCROWED SHARES

     The Escrowed Shares are subject to a three year holding period from the date of issuance under the EIA. MDSI Shareholders who hold MDSI Common Shares issued under the ESOP may direct the escrow trustee to exercise all of the rights pursuant to the Arrangement with respect to Escrowed Shares including exchanging their Escrowed Shares for cash consideration and Exchangeable Shares or @Road Common Shares. However, MDSI Shareholders who exchange their Escrowed Shares will be required to repay to the Minister of Finance of British Columbia an amount equal to the provincial tax credits paid in respect of such Escrowed Shares. Computershare Trust Company of Canada (via the ESOP Plan Administrator) is authorized to withhold any amount so required to be repaid on behalf of MDSI. In addition, Exchangeco may reduce the amount of cash consideration paid or the number of Exchangeco Shares or @Road Common Shares issued to an MDSI shareholder by the amount of the provincial tax credits which must be repaid under the EIA.

     The Company has been informed by the Ministry that, subject to application by Exchangeco and final approval of the escrow arrangements by the Ministry, holders of Escrowed Shares who agree to exchange their Escrowed Shares solely for Exchangeable Shares under the Arrangement and agree to have such Exchangeable Shares held in escrow for the duration of the holding period required under the EIA will not be required to refund the provincial tax credits received with respect to such Escrowed Shares.

     MDSI SHAREHOLDERS WHO HOLD ESCROWED SHARES ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE PROVINCIAL TAX CONSEQUENCES TO THEM OF ELECTING TO RECEIVE CASH, EXCHANGEABLE SHARES OR @ROAD COMMON SHARES IN EXCHANGE FOR THEIR ESCROWED SHARES.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO MDSI SHAREHOLDERS

     In the opinion of Dorsey & Whitney LLP, U.S. legal counsel to MDSI, the following is an accurate summary of certain anticipated material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders arising from and relating to the Arrangement.

     This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder or a Non-U.S. Holder as a result of the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences of the Arrangement to such U.S. Holder or Non-U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder or Non-U.S. Holder. U.S. Holders and Non-U.S. Holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement.

SCOPE OF THIS DISCLOSURE

Authorities

     This summary is based on the Code, Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS, and U.S. court decisions that are applicable as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. HOLDERS SUBJECT TO SPECIAL U.S. FEDERAL INCOME TAX RULES NOT ADDRESSED

     This summary does not address the U.S. federal income tax consequences of the Arrangement to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers or dealers in securities; (c) U.S. Holders that have a "functional currency" other than the U.S. dollar; (d) U.S. Holders subject to the alternative minimum tax provisions of the Code; (e) U.S. Holders that own MDSI Common Shares or @Road Common Shares, as the case may be, as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired MDSI Common Shares or @Road Common Shares, as the case may be, through the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that are partners of partnerships or that are owners of other entities classified as partnerships or "pass-through" entities for U.S. federal income tax purposes which hold MDSI Common Shares or @Road Common Shares; (h) U.S. Holders that hold MDSI Common Shares or @Road Common Shares, as the case may be, other than as a capital asset within the meaning of Section 1221 of the Code and (i) U.S. Holders that own, directly, indirectly or by attribution, more than 5% of the @Road Common Shares prior to, at or after the Effective Time. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement.

TAX CONSEQUENCES OF U.S. HOLDERS THAT RECEIVE EXCHANGEABLE SHARES NOT ADDRESSED

     This summary does not address the U.S. federal income tax consequences of the Arrangement to U.S. Holders who are Eligible Holders and who exchange MDSI Common Shares, in whole or in part, for Exchangeable Shares pursuant to the Arrangement. Each U.S. Holder that exchanges MDSI Common Shares, in whole or in part, for Exchangeable Shares pursuant to the Arrangement should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement (including the acquisition, ownership, and disposition of the Exchangeable Shares).

TAX CONSEQUENCES IN OTHER JURISDICTIONS NOT ADDRESSED

     This summary does not address the U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S., of the Arrangement to U.S. Holders or Non-U.S. Holders. Each U.S. Holder and Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement.

TREATY APPLICATION TO CERTAIN PERSONS

     U.S. Holders who do not maintain a substantial presence, permanent home, or habitual abode in the U.S., or whose personal and economic relations are not closer to the U.S. than to any other country (excluding Canada), may be unable to benefit from the provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"). U.S. Holders described immediately above should consult their own financial advisor, legal counsel, or accountant regarding the availability of benefits under the Canada-U.S. Tax Convention.

TRANSACTIONS NOT ADDRESSED

     This summary does not address the U.S. federal income tax consequences to U.S. Holders or Non-U.S. Holders of transactions entered into prior to, concurrently with, or subsequent to the Arrangement (regardless of whether any such transaction is undertaken in connection with the Arrangement), including the following transactions: (a) any exercise of any stock option, warrant, or other right or obligation to acquire shares of MDSI; (b) any conversion of any note, debenture, or other debt instrument of MDSI into shares of MDSI; (c) any conversion of one class of shares of MDSI into a different class of shares of MDSI; or (d) any other transaction in which shares of MDSI are acquired.

REPRESENTATIONS REGARDING MDSI

     This summary is based on certain factual representations with respect to the business activities, assets, income, and shareholders of MDSI, including the following representations: MDSI has never been, and will not be immediately prior to Arrangement, (a) a "controlled foreign corporation" (as defined in Section 957(a) of the Code), (b) a "foreign investment company" (as defined in
Section 1246(b) of the Code), or (c) a "foreign personal holding company" (as defined in Section 552 of the Code).

     If one or more of the factual representations on which this summary is based proves to be untrue or inaccurate, the positions taken in this summary may not apply and the actual U.S. federal income tax consequences of the Arrangement to U.S. Holders and Non-U.S. Holders may be materially different than the U.S. federal income tax consequences discussed in this summary.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT TO U.S. HOLDERS

CONSEQUENCES TO U.S. HOLDERS OF THE EXCHANGE OF MDSI COMMON SHARES

     The Arrangement will be a taxable transaction for U.S. federal income tax purposes. Accordingly, the following U.S. federal income tax consequences will apply to a U.S. Holder that exchanges MDSI Common Shares for @Road Common Shares, cash, or a combination of cash and @Road Common Shares pursuant to the
Arrangement:

     (a) the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the Effective Date) of the @Road Common Shares received by such U.S. Holder in the Arrangement and (ii) the tax basis of such U.S. Holder in the MDSI Common Shares exchanged in the Arrangement;

     (b) the tax basis of the U.S. Holder in the @Road Common Shares, if any, acquired in exchange for MDSI Common Shares pursuant to the Arrangement will be equal to the fair market value (as of the Effective Date) of such @Road Common Shares; and

     (c) the holding period of the U.S. Holder for the @Road Common Shares, if any, acquired in exchange for MDSI Common Shares pursuant to the Arrangement will begin on the day after the date of receipt.

     Subject to the "passive foreign investment company" rules discussed below, any gain or loss described in clause (a) of the preceding sentence generally will be capital gain or loss, which will be long-term capital gain or loss if the MDSI Common Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to US $3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

DISSENTING U.S. HOLDERS

     A U.S. Holder that exercises the right to dissent from the Arrangement will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. Holder in exchange for the MDSI Common Shares (other than amounts, if any, that are or, are deemed to be, interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income), and (b) the tax basis of such U.S. Holder in the MDSI Common Shares.

     Subject to the "passive foreign investment company" rules discussed below, any gain or loss described in the preceding sentence generally will be capital gain or loss, which will be long-term capital gain or loss if the MDSI Common Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to US $3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

POTENTIAL APPLICATION OF THE PFIC RULES TO THE ARRANGEMENT

Definition of Passive Foreign Investment Company

     A foreign corporation generally will be a "passive foreign investment company" under Section 1297 of the Code (a "PFIC") if, for a taxable year, (a) 75% or more of the gross income of the foreign corporation for such taxable year is passive income or (b) 50% or more of the assets held by the foreign corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the foreign corporation is not publicly traded and either is a "controlled foreign corporation" or makes an election). "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     For purposes of the PFIC income test and assets test described above, if a foreign corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the foreign corporation will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by a foreign corporation from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Passive Foreign Investment Company Status of MDSI

     MDSI does not believe that it currently is, or has ever been, a PFIC. However, Dorsey & Whitney LLP has not provided any legal opinion to MDSI concerning MDSI's classification under the PFIC rules, and there can be no assurance that the IRS will not challenge the determination made by MDSI concerning its classification under the PFIC rules. If MDSI is classified as a PFIC for the current or any prior taxable year, the actual U.S. federal income tax consequences of the Arrangement to U.S. Holders may be materially different than the U.S. federal income tax consequences discussed in this summary. The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the Arrangement.

DISTRIBUTIONS ON @ROAD COMMON SHARES

     A U.S. Holder that receives a distribution with respect to the @Road Common Shares generally will be required to include the amount of such distribution in gross income as a dividend to the extent of the current or accumulated "earnings and profits" of @Road. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of @Road, such distribution will be treated
(a) first, as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the @Road Common Shares and, (b) thereafter, as gain from the sale or exchange of such @Road Common Shares. For taxable years beginning after December 31, 2002 and before January 1, 2009, a dividend paid by

@Road generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (b) such dividend is paid on @Road Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date." Dividends on the @Road Common Shares paid to U.S. Holders that are corporations may, subject to complex limitations, be eligible for the "dividends received deduction" under
Section 243 of the Code. The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules (including the reduced U.S. federal income tax rate applicable to certain dividends) and the dividends received deduction rules.

DISPOSITION OF @ROAD COMMON SHARES

     A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of @Road Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the @Road Common Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the @Road Common Shares are held for more than one year.

     Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to US $3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT TO NON-U.S. HOLDERS

CONSEQUENCES TO NON-U.S. HOLDERS OF THE EXCHANGE OF MDSI COMMON SHARES

     Gain, if any, recognized by a Non-U.S. Holder that exchanges MDSI Common Shares for @Road Common Shares, Exchangeable Shares, cash or a combination of cash, @Road Common Shares, and Exchangeable Shares pursuant to the Arrangement generally will not be subject to U.S. federal income tax, unless (a) such gain is "effectively connected" with a U.S. trade or business of such Non-U.S. Holder (or, if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applies, such gain is "attributable to" a U.S. permanent establishment of such Non-U.S. Holder) or (b) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the Arrangement and certain other conditions are satisfied.

DIVIDENDS ON EXCHANGEABLE SHARES

     There is no direct U.S. statutory, judicial, or administrative authority that addresses whether the Exchangeable Shares are properly characterized as shares of Exchangeco or as shares of @Road for U.S. federal income tax purposes. In addition, Dorsey & Whitney LLP has not provided any legal opinion to MDSI, Exchangeco, or @Road concerning the proper characterization of the Exchangeable Shares for U.S. federal income tax purposes. Accordingly, certain U.S. federal income tax consequences to Non-U.S. Holders of the acquisition, ownership, and disposition of the Exchangeable Shares discussed in this summary are subject to significant uncertainty.

     @Road and Exchangeco currently intend to take the position that the Exchangeable Shares are properly characterized for U.S. federal income tax purposes as shares of Exchangeco. Assuming such position is correct, a Non-U.S. Holder that receives a dividend with respect to the Exchangeable Shares generally should not be subject to U.S. federal income tax. In addition, @Road currently does not intend to withhold any U.S. federal income tax upon the payment to a Non-U.S. Holder of a dividend with respect to the Exchangeable Shares.

     Because of the lack of direct U.S. statutory, judicial, or administrative authority regarding the proper characterization of the Exchangeable Shares, there is a significant risk that the IRS will take the position that the Exchangeable Shares are properly characterized for U.S. federal income tax purposes as shares of @Road. If the Exchangeable Shares are properly characterized as shares of @Road, a Non-U.S. Holder that receives a dividend with respect to the Exchangeable Shares generally would be subject to U.S. federal income tax at a rate of 30% (which rate generally would be reduced if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applied) on the gross amount of such dividend. In addition, @Road generally would be required to withhold U.S. federal income tax at such 30% rate (as reduced by any applicable income tax treaty with the U.S.) upon the payment to a Non-U.S. Holder of a dividend with respect to the Exchangeable Shares. However, a dividend paid to a Non-U.S. Holder with respect to the Exchangeable Shares generally would be subject to U.S. federal income tax at the normal, graduated U.S. federal income tax rates (and not at the 30% tax rate, as reduced by any applicable income tax treaty with the U.S.) if such dividend was "effectively connected" with a U.S. trade or business of such Non-U.S. Holder (or, if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applied, such dividend was "attributable to" a U.S. permanent establishment of such Non-U.S. Holder).

     Non-U.S. Holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income consequences tax consequences (including the proper manner to claim the benefits of any applicable income tax treaty with the U.S.) of the receipt of dividends on the Exchangeable Shares.

DISPOSITION OF EXCHANGEABLE SHARES

     Gain, if any, recognized by a Non-U.S. Holder upon a sale or other taxable disposition of the Exchangeable Shares (including gain, if any, recognized upon the exchange of the Exchangeable Shares for @Road Common Shares) generally will not be subject to U.S. federal income tax, unless (a) such gain is "effectively connected" with a U.S. trade or business of such Non-U.S. Holder (or, if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applies, such gain is "attributable to" a U.S. permanent establishment of such Non-U.S. Holder) or (b) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other conditions are satisfied.

     Non-U.S. Holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the proper manner to claim the benefits of any applicable income tax treaty with the U.S.) of the sale or other taxable disposition of the Exchangeable Shares.

DIVIDENDS ON @ROAD COMMON SHARES

     A Non-U.S. Holder that receives a dividend with respect to the @Road Common Shares generally will be subject to U.S. federal income tax at a rate of 30% (which rate generally will be reduced if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applies) on the gross amount of such dividend. In addition, @Road generally will be required to withhold U.S. federal income tax at such 30% rate (as reduced by any applicable income tax treaty with the U.S.) upon the payment to a Non-U.S. Holder of a dividend with respect to the @Road Common Shares. However, a dividend paid to a Non-U.S. Holder with respect to the @Road Common Shares generally will be subject to U.S. federal income tax at the normal, graduated U.S. federal income tax rates (and not at the 30% tax rate, as reduced by any applicable income tax treaty with the U.S.) if such dividend is "effectively connected" with a U.S. trade or business of such Non-U.S. Holder (or, if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applies, such dividend is "attributable to" a U.S. permanent establishment of such Non-U.S. Holder).

     Non-U.S. Holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the proper manner to claim the benefits of any applicable income tax treaty with the U.S.) of the receipt of dividends on the @Road Common Shares.

DISPOSITION OF @ROAD COMMON SHARES

     Gain, if any, recognized by a Non-U.S. Holder upon a sale or other taxable disposition of @Road Common Shares generally should not be subject to U.S. federal income tax, unless (a) such gain is "effectively connected" with a U.S. trade or business of such Non-U.S. Holder (or, if the Canada-U.S. Tax Convention or another income tax treaty with the U.S. applies, such gain is "attributable to" a U.S. permanent establishment of such Non-U.S. Holder), (b) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other conditions are satisfied or (c) the Non-U.S. Holder has owned (actually or constructively) more than 5% of the outstanding @Road Common Shares and @Road is, or has been within certain prior time periods, a United States real property holding corporation for U.S. federal income tax purposes.

     Non-U.S. Holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the proper manner to claim the benefits of any applicable income tax treaty with the U.S.) of the sale or other taxable disposition of the @Road Common Shares.

INFORMATION REPORTING; BACKUP WITHHOLDING TAX

     Payments made within the U.S. to a U.S. Holder of proceeds arising from the sale or other taxable disposition of MDSI Common Shares or @Road Common Shares, and dividends with respect to the @Road Shares, generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if the U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Payments made within the U.S. to a Non-U.S. Holder of proceeds arising from the sale or other taxable disposition of MDSI Common Shares or @Road Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if the Non-U.S. Holder fails to certify (generally on Form W-8BEN) its status as the foreign beneficial owner of such proceeds.

     Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against the relevant U.S. federal income tax liability, if any, or will be refunded, if the required information is furnished to the IRS. Each U.S. Holder and Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

NO IRS RULING

     No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Arrangement to U.S. Holders or Non-U.S. Holders. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

                                MARKET PRICES OF
                   @ROAD COMMON SHARES AND MDSI COMMON SHARES

COMMON SHARE PRICES

     @Road Common Shares are traded on NASDAQ. MDSI Common Shares are traded on the TSX and NASDAQ. The following table sets forth, for the calendar periods indicated, the high and low closing sales prices for @Road Common Shares as reported on NASDAQ, expressed in U.S. dollars, and the high and low closing sales prices of the MDSI Common Shares as reported on the TSX, expressed in Canadian dollars and as reported on NASDAQ, expressed in U.S. dollars.

                                                                                           @ROAD
                                                      MDSI COMMON SHARES               COMMON SHARES
                                            --------------------------------------    ----------------
                                                   TSX                 NASDAQ              NASDAQ
PERIOD:                                      HIGH        LOW       HIGH      LOW       HIGH      LOW
-------                                     -------    -------    ------    ------    ------    ------
                                            (Cdn $)    (Cdn $)    (US $)    (US $)    (US $)    (US $)
                                             -----      ----      -----      ----     -----     -----
2004
January...................................    7.40      5.80       5.70      4.46     16.82     13.15
February..................................    7.57      6.65       5.74      5.00     14.14     11.92
March.....................................    7.35      6.57       5.64      5.06     12.46     10.58
April.....................................   11.60      6.55       8.62      5.00     13.55      8.27
May.......................................    9.80      8.53       7.20      6.15      9.14      7.05
June (up to June 14, 2004)................   10.00      9.26       7.49      6.62      9.38      8.07
2003
First Quarter.............................    5.85      4.75       3.90      3.10      6.76      4.34
Second Quarter............................    7.25      4.75       5.35      3.27     11.73      6.00
Third Quarter.............................    8.15      5.70       6.12      3.99     15.10     10.89
Fourth Quarter............................    7.85      5.89       5.83      4.50     15.15     10.98
2002
First Quarter.............................    6.72      5.50       4.20      3.42      8.45      4.90
Second Quarter............................    6.20      4.97       3.81      3.16      8.12      6.17
Third Quarter.............................    5.43      4.50       3.59      2.88      6.25      3.20
Fourth Quarter............................    5.60      4.60       3.60      2.80      5.99      3.85
2001
First Quarter.............................   16.90      8.12      11.19      5.25      7.00      1.69
Second Quarter............................    9.60      6.51       6.20      4.19      2.20      1.16
Third Quarter.............................    7.20      3.75       5.10      2.35      2.55      1.80
Fourth Quarter............................    7.75      4.44       4.94      2.76      5.88      2.00

     On April 12, 2004, the last full trading day prior to the public announcement of the Transaction, the closing price per @Road Common Share, as reported on NASDAQ, was US $13.22, and the closing price per MDSI Common Share as reported on the TSX was Cdn $7.75 and as reported on NASDAQ was US $5.61. On the Record Date, the closing price per @Road Common Share as reported on NASDAQ was US $8.21, and the closing price per MDSI Common Share as reported on the TSX was Cdn $9.26 and as reported on NASDAQ was US $6.72. Because the market price of @Road Common Shares is subject to fluctuation due to numerous market forces, the market value of the @Road Common Shares or Exchangeable Shares that holders of MDSI Common Shares will receive pursuant to the Transaction may increase or decrease prior to or after the Effective Time. MDSI Shareholders are urged to obtain current market quotations for their MDSI Common Shares and the @Road Common Shares. Historical market prices are not indicative of future market prices.

                                  RISK FACTORS

     The following risk factors, as well as the other information contained in this Circular, including the appendices attached hereto or the documents on the enclosed CD-ROM, should be carefully considered by MDSI Securityholders in deciding whether or not to approve the Arrangement. Some of these risk factors relate directly to the Arrangement itself and the ability @Road to successfully integrate MDSI into its operations. Others relate to MDSI, and its prospects in the event that the Arrangement does not proceed and to the future prospects of @Road. For MDSI Securityholders who receive @Road Common Shares or Exchangeable Shares as all or part of the consideration received for their MDSI Common Shares or MDSI Options, as the case may be, the value of their investment, after the Effective Time, will depend primarily on the trading price of the @Road Common Shares. Historically, the trading price for @Road Common Shares has been volatile. All references to the "combined company" refer to the combined operations of MDSI and @Road assuming completion of the Transaction, with MDSI operating as a subsidiary of @Road.

RISKS ASSOCIATED WITH THE TRANSACTION

FLUCTUATIONS IN THE VALUE OF @ROAD COMMON SHARES.

     The immediate value of the consideration that an MDSI Securityholder receives in closing of the Arrangement will depend on a number of factors including: (i) whether he or she elects cash or @Road Common Shares or Exchangeable Shares; (ii) the number of MDSI Shareholders who elect the cash alternative; and (iii) the trading price of the @Road Common Shares on the Effective Date. Historically, the trading price of the @Road Common Shares has been very volatile. In addition, to the extent that MDSI Securityholders acquire @Road Common Shares or Exchangeable Shares pursuant to the Arrangement, the value of their investment in @Road or Exchangeco will depend on the future business and prospects and trading price of the @Road Common Shares. Application has been made to list the Exchangeable Shares on the TSX, however there are no assurances that such listing will be obtained or maintained. As the Transaction will close subsequent to the end of the second fiscal quarter of @Road, MDSI Securityholders are encouraged to consider the second quarter results of @Road and their impact on the trading price of @Road Common Shares as well as their impact on expectations regarding the future prospects and performance of @Road.

THERE IS A RISK THAT THE TRANSACTION MAY NOT CLOSE.

     Completion of the Transaction is subject to several closing conditions, including the approval of MDSI shareholders and regulatory approval including stock exchange approval. The Transaction is also subject to approval of the Court. @Road and MDSI may not be able to obtain such approvals on a timely basis or at all. If the Arrangement is not approved or the Transaction is otherwise not completed, MDSI's share price and future business and operations may be harmed. If the Transaction is not completed, the operations of MDSI may be harmed if, for example, customers, distributors, resellers and others believe that MDSI's ability to compete has been impacted by the resources expended in attempting to implement the acquisition, or believe there has been a negative impact upon the future direction of the product and service offerings and strategy of MDSI on a stand alone basis.

     In addition, if the Transaction is not completed, MDSI may be required to pay @Road a termination fee of up to US $4 million under certain circumstances such as where MDSI accepts a Superior Proposal. Moreover, MDSI's costs related to the transaction, including legal, accounting and some of the fees of their financial advisors, must be paid even if the Transaction is not completed.

THE COMPLETION OF THE TRANSACTION IS SUBJECT TO THE SATISFACTION OF CONDITIONS.

     The obligations of @Road and MDSI to complete the Transaction are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the Combination Agreement. Some of these conditions cannot be waived, including approval by MDSI Securityholders, the Court and relevant Canadian securities regulatory authorities. If these conditions are not satisfied, the Transaction will not be completed.

     Some of the conditions to the Transaction may be waived by MDSI without resoliciting shareholder approval for the Transaction. If those conditions are waived, MDSI will evaluate whether an amendment to this Circular and a resolicitation of proxies is warranted. In the event that the MDSI Board of Directors determines that resolicitation of proxies is not warranted, MDSI will have the discretion to complete the Transaction without seeking further shareholder approval.

THERE ARE NO ASSURANCES THAT, IF THE TRANSACTION DOES NOT CLOSE, THAT MDSI WILL BE SUCCESSFUL IN IDENTIFYING AND CONCLUDING A TRANSACTION WITH OTHER PARTNERS, PURCHASERS OR SOURCES OF FINANCING.

     If the Transaction is not completed, MDSI may be subject to a number of additional material risks. For example, MDSI may forego other opportunities which would have otherwise been available had the Combination Agreement not been executed, including, without limitation, opportunities foregone as a result of affirmative and negative covenants made by MDSI in the Combination Agreement, such as covenants affecting the conduct of its business outside the ordinary course of business. Customer, supplier, partnering and/or employee relations may be disrupted as a result of MDSI's announcement of the Transaction. MDSI's plan to continue its normal business in the event the Transaction is not completed as planned may be materially affected by the expenses incurred in connection with the Transaction; the payment of a termination fee, if any; the disrupting of relationships, the diversion of management and other resources and other events, which may interrupt MDSI's normal business. In addition, MDSI may be unable to obtain additional sources of financing or conclude another sale, merger or combination on as favourable terms, in a timely manner, or at all.

MEMBERS OF THE MANAGEMENT OF MDSI AND THE MDSI BOARD OF DIRECTORS HAVE INTERESTS IN THE TRANSACTION THAT MAY PRESENT THEM WITH ACTUAL OR POTENTIAL CONFLICTS OF INTEREST IN CONNECTION WITH THE RECOMMENDATION OF THE TRANSACTION.

     In considering whether to approve the Transaction, MDSI Securityholders should recognize that some of the members of management of MDSI and the MDSI Board of Directors have interests in the Arrangement that differ from, or are in addition to, their interests as MDSI Securityholders. These interests include:

     (a) the position on the MDSI Board of Directors of Robert C. Harris, Jr., who is also Senior Managing Director of Bear, MDSI's financial advisor in respect of the Transaction;

     (b) indemnification of officers and directors of MDSI against certain liabilities;

     (c) employment contracts between MDSI and certain members of MDSI's management; and

     (d) rights of MDSI management and directors to receive termination payments on a change of control.

ALTHOUGH @ROAD EXPECTS THAT THE TRANSACTION WILL RESULT IN BENEFITS TO THE COMBINED COMPANY, THE COMBINED COMPANY MAY NOT REALIZE THOSE BENEFITS BECAUSE OF INTEGRATION AND OTHER CHALLENGES.

     Realizing the benefits of the Transaction will depend in part on the successful integration by the combined company of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the business of the combined company. The failure of the combined company to meet the challenges involved in integrating the operations of @Road and MDSI successfully or otherwise to realize any of the anticipated benefits of the Transaction could seriously harm the results of operations of the combined company.

     The combined company may not successfully integrate the operations of @Road and MDSI in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the acquisition to the extent, or in the timeframe, anticipated. The anticipated benefits of the Transaction are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company's ability to realize those benefits could be adversely effected by practical or legal constraints on its ability to combine operations.

IN ADDITION TO THE CONSIDERATION UNDER THE TRANSACTION, @ROAD AND MDSI EACH EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE TRANSACTION.

     If the Transaction is completed, @Road estimates that it will incur direct costs of approximately US $0.9 million in addition to the US $1.1 million which it has already incurred. If the Transaction with MDSI is completed, @Road estimates that MDSI will incur direct transaction costs of approximately US $0.8 million, which will be recognized as expenses as incurred, in addition to approximately US $0.8 million already expensed. In addition, both @Road and MDSI will incur fees in exchange for services provided by their respective investment bankers. @Road believes that the combined entity may continue to incur charges to operations, which cannot be reasonably estimated at this time, in the quarter in which the Transaction is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition and the integration of the two companies.

     Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to the tangible assets, purchase technology and other intangible assets and liabilities assumed of MDSI based on their fair values as of the date of completion of the acquisition, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the acquisition. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. Any potential impairment charge could have a material impact on the combined company's results of operations and could have a material adverse effect on the market value of the common stock of the combined company following completion of the acquisition.

RISKS ASSOCIATED WITH @ROAD'S BUSINESS

     In addition to the other information contained in this Circular, the following factors should be carefully considered in evaluating the business and prospects of @Road. The risks and uncertainties described below are intended to be ones that are specific to @Road or its industry and that @Road deems material, but they are not the only ones that @Road faces.

IF, PURSUANT TO ITS ANNOUNCEMENT, AT&T WIRELESS CEASES TO OPERATE ITS CELLULAR DIGITAL PACKET DATA NETWORK IN 2004, @ROAD MAY LOSE SUBSCRIBERS AND ITS REVENUES COULD DECREASE.

     Beginning March 31, 2003, AT&T Wireless discontinued new sales of Cellular Digital Packet Data service and indicated that it expected to cease operating its Cellular Digital Packet Data network by June 30, 2004. In May 2004, @Road received a letter from AT&T Wireless that states that AT&T Wireless will continue to operate its Cellular Digital Packet Data network until at least June 30, 2005. If the termination of AT&T Wireless' Cellular Digital Packet Data network disrupts the ability of @Road to deliver services to certain of its customers and @Road is unable to transition those customers to other networks, the revenues of @Road would decrease and customer satisfaction would suffer.

IF, PURSUANT TO ITS ANNOUNCEMENT, VERIZON WIRELESS CEASES TO OPERATE ITS CELLULAR DIGITAL PACKET DATA NETWORK BY THE END OF 2005, @ROAD MAY LOSE SUBSCRIBERS AND ITS REVENUES COULD DECREASE.

     Verizon Wireless has indicated that it expects to cease operating its Cellular Digital Packet Data network by the end of 2005. If the termination of Verizon Wireless' Cellular Digital Packet Data network disrupts the ability of @Road to deliver services to certain of its customers and @Road is unable to transition those customers to other networks, the revenues of @Road would decrease and customer satisfaction would suffer.

IF WIRELESS CARRIERS ON WHICH @ROAD DEPENDS FOR SERVICES DECIDE TO ABANDON OR DO NOT CONTINUE TO EXPAND THEIR WIRELESS NETWORKS, @ROAD MAY LOSE SUBSCRIBERS AND ITS REVENUES COULD DECREASE.

     Currently, @Road services function on General Packet Radio Services networks, Code Division Multiple Access 1xRTT networks, Integrated Digital Enhanced Networks and Cellular Digital Packet Data networks. These protocols cover only portions of the United States and Canada, and may not gain widespread market acceptance. If wireless carriers abandon these protocols in favor of other types of wireless technology, @Road may not be able to provide services to its customers. In addition, if wireless carriers do not expand their coverage areas, @Road will be unable to meet the needs of customers who may wish to use some of its services outside the current coverage area.

THE QUARTERLY OPERATING RESULTS OF @ROAD ARE SUBJECT TO FLUCTUATIONS, AND THE @ROAD STOCK PRICE MAY DECLINE IF @ROAD DOES NOT MEET THE EXPECTATIONS OF INVESTORS AND ANALYSTS.

     The quarterly revenues and operating results of @Road are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside the control of @Road. These factors include, but are not limited to:

     -  changes in the market for mobile resource management services;

     - delays in market acceptance or implementation by customers of the services of @Road;

     - changes in length of sales cycles of or demand by the customers of @Road for existing and additional services;

     -  changes in the productivity of the distribution channels of @Road;

     -  introduction of new services by @Road or competitors of @Road;

     - changes in the pricing policies of @Road or those of the competitors or suppliers of @Road;

     -  changes in the mix of sources of revenues of @Road;

     -  general economic and political conditions;

     - wireless networks, positioning systems and Internet infrastructure owned and controlled by others; and

     - any need to migrate to new wireless networks, which could cause the products of @Road to be incompatible with new wireless networks or out of date.

     The expense levels of @Road are based, in part, on the expectation of future revenues of @Road. Additionally, a substantial portion of @Road's expenses are relatively fixed. As a result, any shortfall in revenues relative to the expectations of @Road could cause significant changes in the operating results of @Road from quarter to quarter. @Road believes period-to-period comparisons of its revenue levels and operating results are not meaningful and should not be relied upon by MDSI Securityholders to predict the future performance of @Road. In some future quarter the operating results of @Road may be below the expectations of public market analysts and investors and, as a result, the price of the @Road common stock may fall.

AS @ROAD SEEKS TO SERVE LARGER CUSTOMERS, @ROAD FACES COMPETITION FROM BUSINESSES WITH GREATER FINANCIAL RESOURCES, AND @ROAD MAY BE UNABLE TO COMPETE EFFECTIVELY WITH THESE BUSINESSES.

     The existing market is competitive. Competition is particularly vigorous for larger customers, which is a customer segment @Road has worked to serve. @Road expects competition to increase further as companies develop new products and/or modify their existing products to compete directly with those of @Road. These competitors may have better name recognition, better product lines, greater sales, marketing and distribution capabilities, significantly greater financial resources, and existing relationships with some of the potential customers of @Road. @Road may not be able to effectively compete with these companies. Greater financial resources and product development capabilities may allow the competitors of @Road to respond more quickly to new or emerging technologies and changes in customer requirements that may render the products of @Road obsolete. In addition, these companies may reduce costs to customers and seek to obtain the customers of @Road through cost-cutting and other measures. To the extent these companies compete effectively with @Road, the business of @Road could be adversely affected by extended sales cycles or fewer sales.

IF @ROAD CANNOT DELIVER THE FEATURES AND FUNCTIONALITY ITS CUSTOMERS DEMAND, @ROAD WILL BE UNABLE TO RETAIN OR ATTRACT NEW CUSTOMERS.

     The success of @Road depends upon the ability of @Road to determine the features and functionality the customers of @Road demand and to design and implement services that meet their needs in an efficient manner. @Road cannot assure that it can successfully determine customer requirements or that its future services will adequately satisfy customer demands. In addition, @Road may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. If @Road cannot effectively deploy, maintain and enhance its services, the revenues of @Road may decrease, @Road may not be able to recover its costs and its competitive position may be harmed.

IF THE CUSTOMERS OF @ROAD DO NOT HAVE ACCESS TO SUFFICIENT CAPACITY ON RELIABLE WIRELESS NETWORKS, @ROAD MAY BE UNABLE TO DELIVER ITS SERVICES, @ROAD MAY LOSE SUBSCRIBERS, AND THE REVENUES OF @ROAD COULD DECREASE.

     The ability of @Road to grow and achieve profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to our customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage, for example due to tunnels blocking the transmission of data to and from wireless modems used with the services provided by @Road. These effects could make the services of @Road less reliable and less useful, and customer satisfaction could suffer.

IF ONE OR MORE OF THE AGREEMENTS @ROAD HAS WITH WIRELESS CARRIERS IS TERMINATED AND AS A RESULT @ROAD IS UNABLE TO OFFER SERVICES TO ITS CUSTOMERS WITHIN A CARRIER'S COVERAGE AREA, @ROAD MAY BE UNABLE TO DELIVER ITS SERVICES, @ROAD MAY LOSE SUBSCRIBERS, AND THE REVENUES OF @ROAD COULD DECREASE.

     The existing agreements between @Road and wireless carriers may in some cases be terminated immediately upon the occurrence of certain conditions or with prior written notice. In connection with ceasing operation of their Cellular Digital Packet Data networks, AT&T Wireless and/or Verizon Wireless may seek to terminate or not to renew their contracts for Cellular Digital Packet Data service with @Road. If one or more of these wireless carriers decides to terminate or not to renew its contract with @Road, @Road may incur additional costs relating to obtaining alternate coverage from another wireless carrier outside of its primary coverage area, or @Road may be unable to replace the coverage at all, causing a complete loss of services to the customers of @Road in that coverage area.

@ROAD MAY ESTABLISH ALLIANCES OR ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE, WHICH COULD RESULT IN THE DILUTION OF THE @ROAD STOCKHOLDERS AND DISRUPTION OF THE BUSINESS OF @ROAD, WHICH COULD REDUCE THE REVENUES OR INCREASE THE COSTS OF @ROAD.

     @Road is continually evaluating business alliances and external investments in technologies related to its business. Acquisitions of companies, divisions of companies, businesses or products and strategic alliances entail numerous risks, any of which could materially harm the business of @Road in several ways, including:

     - diversion of management's attention from the core business objectives of @Road and other business concerns;

     - failure to integrate efficiently businesses or technologies acquired in the future with the pre-existing business or technologies of @Road;

     - potential loss of key employees from either the pre-existing business of @Road or the acquired business;

     - dilution of the existing @Road stockholders as a result of issuing equity securities; and

     -  assumption of liabilities of the acquired company.

     Some or all of these problems may result from current or future alliances, acquisitions or investments. Furthermore, @Road may not realize any value from these alliances, acquisitions or investments.

@ROAD FACES COMPETITION FROM INTERNAL DEVELOPMENT TEAMS OF POTENTIAL CUSTOMERS AND FROM EXISTING AND POTENTIAL COMPETITORS, WHICH COULD LIMIT THE ABILITY OF @ROAD TO ACQUIRE SUBSCRIBERS AND COULD REDUCE THE MARKET SHARE AND REVENUES OF @ROAD.

     The market for the services of @Road is competitive and is expected to become even more competitive in the future. The customers of @Road evaluate the services of @Road and those of its competitors primarily on the basis of the functionality, ease of use, quality, price, geographic coverage of services and corporate financial strength. As the demand by businesses for mobile resource management services increases, the quality, functionality and breadth of competing products and services will likely improve and new competitors will likely enter the market. In addition, the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to improve their existing services, to offer some or all of the services that @Road offers or may offer in the future, or to offer new services that @Road does not offer. @Road also does not know to what extent network infrastructure developers and wireless network operators will seek to provide integrated wireless communications, Global Positioning System, software applications, transaction processing and Internet solutions, including access devices developed internally or through captive suppliers. If @Road is unable to compete successfully, it may harm the business of @Road, which in turn may limit the ability of @Road to acquire or retain subscribers, resulting in a loss of market share and revenues. @Road faces competition from a number of different business productivity solutions, including:

     - solutions developed internally by prospective customers' information technology staffs;

     - discrete means of communication with mobile workers, such as pagers, two-way radios, handheld devices and wireless telephones;

     - solutions targeted at specific vertical markets, such as services offered by Qualcomm that monitor assets in the long-haul transportation sector; and

     -  solutions offered by smaller market entrants.

     Many of the existing and potential competitors of @Road have substantially greater financial, technical, marketing and distribution resources than @Road does. Additionally, many of these companies have greater name recognition and more established relationships with the target customers of @Road. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than @Road can.

@ROAD HAS A HISTORY OF LOSSES.

     @Road has only recently reported profits and may not sustain or increase profitability in the future. As of March 31, 2004, @Road had an accumulated deficit of US $113.1 million. To sustain profitability @Road will need to generate significant revenues to offset its cost of revenues and its sales and marketing, research and development and general and administrative expenses. @Road may not achieve or sustain its revenue or profit goals and its losses may increase in the future. To facilitate the sale of the services of @Road, @Road has sold and may sell its hardware below the cost of such hardware to @Road. As a result, @Road has experienced, and may continue to experience, negative gross margins on the sale of its hardware. Changes such as increases in the pricing for products and services of @Road or the pricing of competing products and services may harm the ability of @Road to increase sales of its products and services to new and existing customers. If @Road is not able to expand its customer base and increase its revenue from new and existing customers, @Road may be unprofitable.

DUE TO THE LIMITED OPERATING HISTORY OF @ROAD, IT IS DIFFICULT TO PREDICT FUTURE OPERATING RESULTS OR THE @ROAD STOCK PRICE.

     An evaluation of the business of @Road is difficult because @Road has a limited operating history. @Road commenced operations in July 1996 and commercially offered its first services in the second half of 1998. @Road may not continue to achieve profitability or continue to grow. @Road faces a number of risks encountered by companies in the mobile resource management market, including:

     - @Road needs to respond to technological change and introduce reliable and robust products and services that meet the demanding needs of customers;

     -  the uncertainty of market acceptance of @Road services;

     - @Road needs to expand and manage the expansion of the marketing, sales and support organizations of @Road, as well as the distribution channels of @Road;

     -  the ability of @Road to anticipate and respond to market competition;

     - wireless networks, positioning systems and Internet infrastructure owned and controlled by others; and

     - any need to migrate to new wireless networks, which could cause the products of @Road to be incompatible with new wireless networks or out of date.

     @Road may not successfully address these risks, and the business strategy of @Road may not be successful.

@ROAD HAS LIMITED RESOURCES AND MAY BE UNABLE TO MANAGE ITS ANTICIPATED GROWTH IN OPERATIONS.

     If @Road fails to develop and maintain its services as it experiences rapid growth, demand for @Road services could decrease, which would result in a decrease in revenues. The development and expansion of @Road have placed, and will continue to place, significant strain on the managerial, operational and financial resources of @Road. Due to the limited deployment of @Road services, @Road is unable to assess its ability to grow the business and manage a substantially larger number of customers and additional services.

@ROAD DEPENDS ON A LIMITED NUMBER OF THIRD PARTIES TO MANUFACTURE AND SUPPLY CRITICAL COMPONENTS FOR ITS PRODUCTS AND SERVICES.

     @Road relies on sole suppliers and manufacturers for a number of key components for these products and does not have long-term agreements with any of these suppliers or manufacturers. If these parties do not perform their obligations, or if they cease to manufacture and supply components critical for @Road products and services, @Road may be unable to find other suppliers or operate its business. @Road cannot be sure that alternative sources for key components used in its products, such as the Internet Location Manager and the Internet Data Terminal, will be available when needed, or if available, that these components will be available on commercially reasonable terms. The sole suppliers of @Road and manufacturers of key components include:

     - Motorola, the sole supplier to @Road of wireless modems operable on Integrated Digital Enhanced Networks and of microcontrollers for the @Road Internet Location Manager and

     - Taiwan Semiconductor Manufacturing Company, the sole manufacturer of the @Road GPS digital receiver chips.

     Although @Road believes it has sufficient quantities of GPS digital receiver chips to last the next twelve months, if the agreements that @Road has with these or other suppliers and manufacturers are terminated or expire, if @Road is unable to obtain sufficient quantities of components critical for its products and services, if the quality of these components is inadequate, or if the terms for supply of these components become commercially unreasonable, a search for additional or alternate suppliers and manufacturers could result in significant delays, added expense and the inability of @Road to maintain or expand its subscriber base. Any of these events could require @Road to take unforeseen actions or devote additional resources to provide the @Road products and services and could harm the ability of @Road to compete effectively.

A DISRUPTION OF THE SERVICES OF @ROAD DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM THE REPUTATION OF @ROAD, CAUSE A LOSS OF REVENUES AND INCREASE THE EXPENSES OF @ROAD.

     Unauthorized access, computer viruses and other accidental or intentional actions could disrupt the @Road information systems or communications networks. @Road expects to incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. Currently, the wireless transmission of the proprietary information of @Road customers is not protected by encryption technology. If a third party were to misappropriate the proprietary information of customers of @Road, @Road could be subject to claims, litigation or other potential liabilities that could seriously harm its revenues and result in the loss of customers.

SYSTEM OR NETWORK FAILURES COULD REDUCE THE SALES, INCREASE COSTS OR RESULT IN LIABILITY CLAIMS OF @ROAD.

     Any disruption to @Road services, information systems or communications networks or those of third parties could result in the inability of the customers of @Road to receive @Road services for an indeterminate period of time. The operations of @Road depends upon its ability to maintain and protect the computer systems of @Road at its co-located data centers in Ashburn, Virginia and Redwood City, California, which is on or near earthquake fault zones. The services of @Road may not function properly if the @Road systems fail, or if there is an interruption in the supply of power, or if there is an earthquake, fire, flood or other natural disaster, or an act of war or terrorism. Within each of the @Road data centers, @Road has fully redundant systems; however, in the event of a system or network failure, the process of shifting access to customer data from one data center to the other would be performed manually, and could result in a further disruption to the services of @Road. Any disruption to the services of @Road could cause @Road to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and distract management from operating the business of @Road.

@ROAD DEPENDS ON GLOBAL POSITIONING SYSTEM TECHNOLOGY OWNED AND CONTROLLED BY OTHERS. IF @ROAD DOES NOT HAVE CONTINUED ACCESS TO GPS TECHNOLOGY OR SATELLITES, @ROAD WILL BE UNABLE TO DELIVER ITS SERVICES AND REVENUES WILL DECREASE.

     The services provided by @Road rely on signals from Global Positioning System satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and the services provided by @Road may cease to function and customer satisfaction would suffer. In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of the Global Positioning System. Furthermore, because of ever-increasing commercial applications of the Global Positioning System and international political unrest, U.S. government agencies may become increasingly involved in the administration or the regulation of the use of GPS signals in the future. If factors such as the foregoing affect the Global Positioning System, for example by affecting the availability, quality, accuracy or pricing of GPS technology, the business of @Road will suffer.

DEFECTS OR ERRORS IN THE SERVICES PROVIDED BY @ROAD COULD RESULT IN THE CANCELLATION OR DELAYS OF THE SERVICES PROVIDED BY @ROAD, WHICH WOULD DAMAGE THE REPUTATION OF @ROAD AND HARM ITS FINANCIAL CONDITION.

     @Road must develop its services quickly to keep pace with the rapidly changing MRM market. Products and services that address this market are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. The services provided by @Road may not be free from errors or defects, which could result in the cancellation or disruption of such services or dissatisfaction of customers. This would damage the reputation of @Road and result in lost revenues, diverted development resources, and increased service and warranty costs.

THE REPORTING OF INACCURATE LOCATION-RELEVANT INFORMATION COULD CAUSE THE LOSS OF CUSTOMERS AND EXPOSE @ROAD TO LEGAL LIABILITY.

     The accurate reporting of location-relevant information is critical to the businesses of the customers of @Road. If @Road fails to accurately report location-relevant information, @Road could lose customers, its reputation and ability to attract new customers could be harmed, and @Road could be exposed to legal liability. @Road may not have insurance adequate to cover losses it may incur as a result of these inaccuracies.

THE SUCCESS OF @ROAD AND ITS ABILITY TO COMPETE DEPENDS UPON THE ABILITY OF @ROAD TO SECURE AND PROTECT PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS.

     The success of @Road depends on its ability to protect its proprietary rights to the technologies used to implement and operate the services provided by @Road in the United States and in foreign countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of its agreements with @Road or misappropriates or infringes on the intellectual property of @Road or the intellectual property licensed to @Road by third parties, the business of @Road would be seriously harmed. To protect the proprietary rights of @Road, @Road relies on a combination of trade secrets, confidentiality and other contractual provisions and agreements, and patent, copyright and trademark laws, which afford @Road only limited protection. Third parties may independently discover or invent competing technologies or reverse engineer the trade secrets, software or other technology of @Road. Furthermore, laws in some foreign countries may not protect the proprietary rights of @Road to the same extent as the laws of the United States. Therefore, the measures @Road takes to protect its proprietary rights may not be adequate.

CLAIMS THAT @ROAD INFRINGES THIRD-PARTY PROPRIETARY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON THE ABILITY OF @ROAD TO PROVIDE ITS SERVICES.

     Third parties may claim that the current or future products or services of @Road infringe their proprietary rights or assert other claims against @Road. As the number of entrants into the market in which @Road competes increases, the possibility of an intellectual property or other claim against @Road grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on the core business of @Road. As a result of such a dispute, @Road may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to @Road, if at all. Any of these results would increase the expenses of @Road and could decrease the functionality of the services provided by @Road, which would make the services provided by @Road less attractive to its current or potential customers. @Road has agreed in some of its agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

FROM TIME TO TIME, @ROAD IS OR MAY BE SUBJECT TO LITIGATION THAT COULD RESULT IN SIGNIFICANT COSTS TO @ROAD.

     From time to time, @Road is or may be subject to litigation in the ordinary course of business relating to any number or type of claims, including claims for damages related to errors and malfunctions of the services provided by @Road or hardware platforms or their deployment. A securities, product liability or other claim could seriously harm the business of @Road because of the costs of defending the lawsuit, diversion of employees' time and attention, and potential damage to the reputation of @Road. Some of the agreements with @Road customers, suppliers and other third parties contain provisions designed to limit exposure to potential claims. Limitation of liability provisions contained in these agreements may not be enforceable under the laws of some jurisdictions. As a result, @Road could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims. Although @Road carries general liability and directors and officers insurance, the insurance carried by @Road may not cover potential claims or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify @Road for all liability that may be imposed.

THE SUCCESS OF @ROAD DEPENDS ON ITS ABILITY TO MAINTAIN AND EXPAND ITS SALES CHANNELS.

     To increase the market awareness, customer base and revenues of @Road, @Road needs to expand its direct and indirect sales operations. There is strong competition for qualified sales personnel, and @Road may not be able to attract and retain sufficient new sales personnel to expand its operations. New sales personnel require training and it takes time for them to achieve full productivity, if at all. In addition, @Road believes that its success is dependent on expansion of its indirect distribution channels, including its relationships with wireless carriers, independent sales agents and distribution partners. To date, @Road has relationships with wireless carriers, independent sales agents and a limited number of distribution partners. These sales channel partners require training in selling the products and services of @Road and it will take time for these partners to achieve productivity, if at all. @Road may not be able to establish relationships with additional distributors on a timely basis, or at all. The distributors of @Road services, many of which are not engaged with @Road on an exclusive basis, may not devote adequate resources to promoting and selling the @Road services.

@ROAD DEPENDS ON RECRUITING AND RETAINING QUALIFIED PERSONNEL AND ITS INABILITY TO DO SO MAY CAUSE A LOSS IN SALES, IMPAIR ITS ABILITY TO EFFECTIVELY MANAGE ITS OPERATIONS OR IMPAIR ITS ABILITY TO DEVELOP AND SUPPORT SERVICES AND PRODUCTS.

     Because of the technical nature of the services provided by @Road and the market in which @Road competes, the success of @Road depends on the continued services of the current executive officers of @Road and the ability of @Road to attract and retain qualified personnel with expertise in wireless communications, Global Positioning Systems, hosted software applications, transaction processing and the Internet. Competitors and others have in the past, and may attempt in the future, to recruit employees of @Road. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if @Road invests significant resources to recruit, train and retain qualified personnel, @Road may not be successful in its efforts.

GOVERNMENT REGULATIONS AND STANDARDS COULD SUBJECT @ROAD TO INCREASED REGULATION, INCREASE COSTS OF OPERATIONS OR REDUCE OPPORTUNITIES TO EARN REVENUE.

     In addition to regulations applicable to businesses in general, @Road may also be subject to direct regulation by U.S. governmental agencies, including the Federal Communications Commission and Department of Defense. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to the services provided by @Road. The adoption of new laws or the application of existing laws may expose @Road to significant liabilities and additional operational requirements, which could decrease the demand for the services provided by @Road and increase the cost of doing business. Wireless carriers who supply @Road with airtime are subject to regulation by the Federal Communications Commission, and regulations that affect them could also increase the costs to @Road or limit the provision of the services provided by @Road.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN INCREASED PRODUCT COSTS AND OPERATING EXPENSES.

     @Road has suppliers and manufacturers that are located outside the United States. Some transactions relating to supply and development agreements may be conducted in currencies other than the U.S. dollar, and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause @Road to incur currency exchange costs. In addition, some of the transactions denominated in U.S. dollars may be subject to currency exchange rate risk. @Road cannot predict the effect of exchange rate fluctuations on its future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, suppliers to and manufacturers for @Road may request a price increase at the end of the contract period.

GEOPOLITICAL, ECONOMIC AND MILITARY CONDITIONS, INCLUDING TERRORIST ATTACKS AND OTHER ACTS OF WAR, MAY MATERIALLY AND ADVERSELY AFFECT THE MARKETS ON WHICH THE @ROAD COMMON STOCK TRADES, THE MARKETS IN WHICH @ROAD OPERATES, THE OPERATIONS OF @ROAD AND THE PROFITABILITY OF @ROAD.

     Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact @Road facilities, personnel and operations which are located in the United States and India, as well as those of the clients of @Road. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, and may result in reduced demand for the products of @Road. These developments could have a material adverse effect on the business of @Road and the trading price of the @Road common stock.

THE @ROAD STOCK PRICE IS VOLATILE, WHICH MAY CAUSE @ROAD SHAREHOLDERS TO LOSE MONEY AND COULD LEAD TO COSTLY LITIGATION AGAINST @ROAD THAT COULD DIVERT ITS RESOURCES.

     Stock markets have recently experienced dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of the @Road Common Shares and cause MDSI Shareholders to lose some or all of their investment. These fluctuations may be exaggerated if the trading volume of the @Road Common Shares is low. In addition, due to the technology-intensive nature and growth rate of the business of @Road and the mobile resource management market, the market price of the @Road common stock may rise and fall in response to:

     -  quarterly variations in operating results;

     - failure to achieve operating results anticipated by securities analysts and investors;

     - changes in estimates of the financial performance of @Road or changes in recommendations by securities analysts;

     -  announcements of technological or competitive developments;

     -  the gain or loss of a significant customer or order;

     -  disposition of shares of @Road common stock held by large investors; and

     -  acquisitions or strategic alliances by @Road or its competitors.

     When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against @Road could cause it to incur substantial costs and could divert the time and attention of its management and other resources from its business.

AS OF APRIL 30, 2004, A LIMITED NUMBER OF STOCKHOLDERS OWN APPROXIMATELY 49% OF THE @ROAD STOCK AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER STOCKHOLDERS.

     @Road directors, officers and greater than 5% stockholders own, as of April 30, 2004, approximately 49% of the outstanding @Road common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to the @Road stockholders.

THE @ROAD CERTIFICATE, @ROAD BY-LAWS AND STATE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     @Road has adopted a certificate of incorporation and bylaws, which in addition to state law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

     - establishing a classified board in which only a portion of the total board members will be elected at each annual meeting;

     -  authorizing the board to issue preferred stock;

     -  prohibiting cumulative voting in the election of directors;

     -  limiting the persons who may call special meetings of stockholders;

     -  prohibiting stockholder action by written consent; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     @Road has adopted a certificate of incorporation that permits its board to issue shares of preferred stock without stockholder approval, which means that the @Road board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of @Road common stock and dilute existing stockholders.

                        COMPARISON OF SHAREHOLDER RIGHTS

     @Road is a corporation organized under the Delaware General Corporation Law (the "DGCL"). MDSI is a corporation organized under the CBCA. While the rights and privileges of shareholders of a Canadian corporation are, in many instances, comparable to those of stockholders of a Delaware corporation, there are certain differences. These differences arise from differences between Canadian and Delaware law, between the CBCA and DGCL and between the MDSI Articles and MDSI By-laws and the @Road Certificate and @Road By-laws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, (a) no authorizing stockholder vote is required of a corporation surviving a merger if: (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and (iii) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger; and (b) no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly-owned subsidiary of such corporation (provided certain other limited circumstances apply). The @Road Certificate does not require stockholder approval for any extraordinary transaction, except as required under the DGCL. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

AMENDMENT TO GOVERNING DOCUMENTS

     Under the CBCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. The CBCA provides that unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The @Road Certificate does not require a greater level of stockholder approval. If an amendment would have the effect of altering the powers, preferences or special rights of a particular class or series of stock, the DGCL requires that the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Under the DGCL, the stockholders entitled to vote have the power to adopt, amend or repeal the by-laws of a corporation, provided that the corporation in its certificate of incorporation may confer such power on the corporation's board of directors. The @Road Certificate provides that, except as otherwise provided in the @Road By-laws, the @Road By-laws may be altered or amended or new @Road By-laws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock of @Road entitled to vote. The @Road Board of Directors is expressly authorized to adopt, amend or repeal the @Road By-laws.

DISSENTERS' RIGHTS

     The CBCA provides that shareholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (a) an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class; (b) any amalgamation with another corporation (other than with certain affiliated corporations); (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; (g) carrying out a going-private transaction or a squeeze-out transaction; and (h) certain amendments to the articles of a corporation that require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on NASDAQ or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on NASDAQ or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above.

OPPRESSION REMEDY

     The CBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or any of its affiliates effects a result; (ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; (c) the Director under the CBCA; and (d) any other person who in the discretion of the court is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation.

     Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     The DGCL does not provide for a similar remedy.

DERIVATIVE ACTION

     Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that (a) the complainant has given notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court to commence a derivative action not less than 14 days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the CBCA, the court in a derivative action may make any order it thinks fit. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Special meetings of shareholders may be called by the Board of Directors or, in certain circumstances, requisitioned by a holder of at least 5% of the outstanding shares or a court.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The @Road Certificate provides that no action may be taken by stockholders of @Road except at an annual or special meeting of stockholders, and that no action may be taken by written consent.

DIRECTOR QUALIFICATIONS

     Under the CBCA, a corporation that has issued securities that are, or were part of, a distribution to the public, remain outstanding and are held by more than one person, must have not fewer than three directors, at least 25% of, and in certain circumstances the majority of, whom generally must be Canadian residents and at least two of which must not be officers or employees of the corporation or its affiliates.

     The DGCL does not have comparable requirements.

ELECTION OF DIRECTORS

     Under the CBCA, the shareholders of a corporation shall, by ordinary resolution at their annual meeting elect directors for a term expiring not later than the close of the third annual meeting of shareholders following the election. Under the CBCA, it is not necessary that all directors elected at a meeting of shareholders hold office for the same term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his election.

     The DGCL permits a corporation to divide its board of directors into one, two or three classes, so that at each annual election of directors, the terms of only one class of directors expire, and the balance of the directors remain until the expiration of their respective terms. The @Road Certificate includes a provision dividing the @Road Board of Directors into three classes.

FIDUCIARY DUTIES OF DIRECTORS AND OFFICERS

     Directors and officers of corporations governed by the CBCA have fiduciary obligations to the corporation. The CBCA requires that in exercising their powers and in discharging their duties, directors and officers act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty". Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith in a manner that the directors reasonably believe to be in the best interests of the stockholders. It requires that there be no conflict between duty and self-interest.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the corporation or other entity, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if he or she fulfills the conditions set out in (a) and (b), above.

     The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify a current or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action.

     The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that, in the case of a current director or officer, the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

DIRECTOR LIABILITY

     The CBCA does not permit the limitation of a director's liability for breach of fiduciary duty through the charter of a corporation.

     The DGCL provides that a corporation's certificate of incorporation may include a provision that limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or that involve intentional misconduct or breach of the duty of loyalty. The @Road Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     Policies of certain Canadian securities regulatory authorities, including OSC Rule 61-501 (of the Ontario Securities Commission) and l'Instruction Generale Quebecoise no. Q-27 (of the Autorite des marches financiers), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues securities or assumes or transfers a liability from or to, as the case may be, a Related Party by any means in any one or any combination of transactions. "Related Party" is defined in OSC Rule 61-501 and in the Instruction Generale Quebecoise no. Q-27 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     OSC Rule 61-501 and the Instruction Generale Quebecoise no. Q-27 require more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 and the Instruction Generale Quebecoise no. Q-27 also require, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

     The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder". An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     This provision does not apply where:

     (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the interested stockholder acquired such 15% interest;

     (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

     (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

     (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of the NASDAQ Stock Market, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     (v)   the corporation has opted out of this provision; or

     (vi)  in certain other limited circumstances.

     @Road has not opted out of this provision.

                        DISSENTING SHAREHOLDERS' RIGHTS

     Section 190 of the CBCA provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides MDSI Registered Shareholders with the right to dissent from the Arrangement Resolution pursuant to Section 190 of the CBCA with modifications to the provisions of Section 190 as provided in the Plan of Arrangement and the Interim Order. Any MDSI Registered Shareholder who dissents from the Arrangement Resolution in compliance with Section 190 of the CBCA as modified by the Plan of Arrangement and the Interim Order will be entitled, in the event the Arrangement becomes effective, to be paid by MDSI the fair value of the MDSI Common Shares held by such Dissenting Shareholder determined as of the close of business on the day before the day of the Meeting. If the holders of more than 5% of the outstanding MDSI Common Shares dissent, @Road may choose not to proceed with the Arrangement.

     Section 190 of the CBCA provides that a shareholder may only dissent under that section in respect of all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that an MDSI Registered Shareholder may only exercise the right to dissent under Section 190 as modified by the Plan of Arrangement and the Interim Order in respect of MDSI Common Shares which are registered in that shareholder's name. In many cases, shares beneficially owned by a Non-Registered Holder are registered either, (a) in the name of an Intermediary or (b) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right to dissent under Section 190 directly (unless the shares are re-registered in the Non-Registered Holder's name).

     A Non-Registered Holder who wishes to exercise the right to dissent should immediately contact the Intermediary with whom the Non-Registered Holder deals in respect of the shares and either (i) instruct the Intermediary to exercise the right to dissent on the Non-Registered Holder's behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the share first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register the shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right to dissent directly.

     An MDSI Registered Shareholder who wishes to dissent must provide to MDSI c/o Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services) or by facsimile transmission to 1.866.249.7775 (within North America) or 1.416.263.9524 (outside North America) (Attention: Stock Transfer Services) on or before 5:00 p.m. (Vancouver time) on the Business Day preceding the Meeting (or any adjournment or postponement thereof), a Dissent Notice. It is important that MDSI Registered Shareholders strictly comply with this requirement which is different from the statutory dissent provisions of the CBCA.

     Upon sending a Dissent Notice in accordance with the foregoing paragraph, an MDSI Registered Shareholder who does not subsequently vote in favor of the Arrangement Resolution will be deemed to have irrevocably exercised his or her Dissent Rights and will not be permitted to withdraw or abandon his or her Dissent Notice except with the consent of MDSI. MDSI will not consent to the withdrawal of a Dissent Notice without the consent of @Road. In addition, any MDSI Registered Shareholder who sends a Dissent Notice as provided above (i) will be deemed to have concurrently sent a Demand for Payment, (ii) must deliver his or her certificates representing MDSI Common Shares to MDSI at the address provided in the paragraph immediately above within 30 days after receiving written notice from MDSI that the Arrangement Resolution has been adopted by the MDSI Securityholders failing which such MDSI Registered Shareholder will be deemed to have so delivered his or her certificates representing MDSI Common Shares and (iii) is prohibited from transferring his or her MDSI Common Share certificates to any third party. It is important that MDSI Registered Shareholders consider these requirements which amend the dissent procedures in the CBCA with the result, among other things, that a Dissenting Shareholder may not withdraw or abandon the dissent at any time before MDSI makes an Offer to Pay.

     The filing of a Dissent Notice does not deprive an MDSI Registered Shareholder of the right to vote at the Meeting; however, the CBCA provides, in effect, that an MDSI Registered Shareholder who has submitted a Dissent Notice and who votes in favor of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted in favor of the Arrangement Resolution. The CBCA does not provide, and MDSI will not assume, that a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice but an MDSI Registered Shareholder need not vote his or her MDSI Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favor of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by an MDSI Registered Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such MDSI Common Shares in favor of the Arrangement Resolution and thereby causing the MDSI Registered Shareholder to forfeit his or her right to dissent. See "Information Concerning the Meeting -- Revocation of Proxies".

     MDSI is required, within ten days after the MDSI Securityholders adopt the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any MDSI Securityholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice with the consent of MDSI.

     A Dissenting Shareholder who has not withdrawn his or her Dissent Notice prior to the Meeting must then, within 30 days after receipt of notice that the Arrangement Resolution has been adopted, send to MDSI c/o the Transfer Agent a Demand for Payment containing his or her name and address, the number of MDSI Common Shares in respect of which he or she dissents, certificates representing the MDSI Common Shares in respect of which he or she dissents and a demand for payment of the fair value of such MDSI Common Shares. As noted above, a Demand for Payment by a Dissenting Shareholder will be deemed to have been sent at the same time that such holder's Dissent Notice is sent. Any Dissenting Shareholder who fails to send to MDSI a Demand for Payment will be deemed to have done so within the required time frame. A Dissenting Shareholder who fails to send certificates representing the MDSI Common Shares in respect of which he or she dissents will be deemed to have done so. The Transfer Agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

     After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the MDSI Common Shares in respect of which the shareholder has dissented other than the right to be paid the fair value of the shares as determined pursuant to the Interim Order, unless (i) MDSI consents to the withdrawal or abandonment of the Dissent Notice of the MDSI Registered Shareholder, (ii) MDSI fails to make an Offer to Pay in accordance with Subsection 190(12) of the CBCA, (iii) the MDSI Board of Directors revokes the Arrangement Resolution, or (iv) the application by MDSI to the Court for the Final Order is refused and all appeal rights in respect of such refusal have been exhausted without success, in which case the Dissenting Shareholder's rights as a shareholder will be reinstated. Notwithstanding anything herein to the contrary, MDSI will be under no obligation to deliver the consideration, and no interest will accrue thereon, for the fair value of any MDSI Common Shares held by a Dissenting Shareholder who accepts an Offer to Pay under Subsection 190(14) of the CBCA or receives a court-ordered valuation under Subsection 190(22) of the CBCA until such Dissenting Shareholder actually delivers his or her certificates representing MDSI Common Shares to MDSI or the Transfer Agent as provided above.

     In addition, pursuant to the Plan of Arrangement, MDSI Registered Shareholders who duly exercise such rights of dissent and who:

     A. are ultimately entitled to be paid fair value for their MDSI Common Shares will (i) be deemed to have transferred their MDSI Common Shares to Exchangeco at the Effective Time and (ii) not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such holders not exercised their right of dissent; or

     B. are ultimately not entitled, for any reason, to be paid fair value for their MDSI Common Shares will be deemed to have participated in the Arrangement on the same basis as any non-dissenting MDSI Shareholder.

     MDSI is required, not later than seven days after the later of the Effective Date and the date on which MDSI received the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for his or her MDSI Common Shares in an amount considered by the MDSI Board of Directors to be the fair value of the shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. MDSI must pay for the MDSI Common Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if MDSI does not receive an acceptance within 30 days after the Offer to Pay has been made.

     If MDSI fails to make an Offer to Pay for a Dissenting Shareholder's MDSI Common Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, MDSI may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the MDSI Common Shares of Dissenting Shareholders. If MDSI fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

     Upon an application to a court, all Dissenting Shareholders whose MDSI Common Shares have not been purchased by MDSI will be joined as parties and bound by the decision of the court, and MDSI will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the MDSI Common Shares of all Dissenting Shareholders. The final order of a court will be rendered against MDSI in favor of each Dissenting Shareholder and for the amount of the fair value of his or her MDSI Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. An application to the court by either MDSI or a Dissenting Shareholder must be in the Province of British Columbia or in the province within which the Dissenting Shareholder resides if MDSI carries on business in that province.

     MDSI Registered Shareholders who are considering exercising Dissent Rights should be aware that Dissenting Shareholders are not entitled to make any election for the consideration they will receive and there can be no assurance that the fair value of their shares as determined under the applicable provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order will be more than or equal to the consideration under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such shareholder's MDSI Common Shares.

     The foregoing is only a summary of the dissenting shareholder provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order, which are technical and complex. A complete copy of Section 190 of the CBCA is attached as Appendix D to this Circular. It is recommended that any MDSI Registered Shareholder wishing to avail himself or herself of his or her Dissent Rights under those provisions seek legal advice as failure to comply strictly with the provisions of the CBCA as modified by the Plan of Arrangement and the Interim Order may prejudice his or her Dissent Rights. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Tax Considerations -- Canadian Federal Income Tax Considerations for MDSI Shareholders and MDSI Optionholders -- MDSI Shareholders Resident in Canada -- Dissenting Shareholders".

                               BUSINESS OF @ROAD

     @Road is a leading provider of mobile resource management services, a rapidly growing category of business productivity solutions that enable the effective management of mobile resources. @Road markets and sells its services to a broad range of customers in the United States and Canada that vary in size, geographic location and industry. In 2003, its largest customers based on revenues were Verizon Communications Inc., Waste Management, Inc., and Qwest Communications International Inc. @Road has grown its subscriber base from approximately 35,000 subscribers as of December 31, 2000 to approximately 125,000 subscribers as of December 31, 2003.

     @Road mobile resource management ("MRM") services allow customers to improve productivity by enabling the effective management of the activities of their mobile workers and assets and their goods and services. In addition, its services allow customers to increase the utility of their mobile resources and decrease costs of operations by facilitating business processes, such as event confirmation, signature verification, forms processing, project management and timekeeping while their workers are in the field. Its services also provide location, reporting, dispatch, messaging, and other management services and are designed to be easy to implement and use. Its customers can manage their mobile workers in several ways, including by logging onto the @Road web site, receiving data directly into their existing software applications, using any wireline or wireless telephone to access our speech-to-text voice portal or requesting information from our data centers using application programming interfaces.

     @Road services are built on its LocationSmart technology platform, an end-to-end solution that seamlessly combines wireless communications, Global Positioning System ("GPS") technology, hosted software applications and Internet technologies. The information technology infrastructure and network application software used in the LocationSmart technology platform reside at @Road co-located data centers in Virginia and California. Because @Road hosts its services, its customers do not need to make substantial investments in acquiring and supporting capital equipment, such as hardware, software and data networking equipment, to use its services.

     The @Road service delivery architecture is designed to serve a growing number of subscribers with increasing data transmission volumes without compromising performance, delivery times or data accuracy. Because key technology components of the @Road solution can be expanded to accommodate additional users, as in the case of wireless networks or the Internet, or are designed to accommodate a practically unlimited number of users, as in the case of GPS, @Road believes that it can support a significantly expanding customer base. With the addition of services that run on a location- or wireless application protocol-enabled mobile telephone, a customer can easily expand the deployment of @Road services to existing or new handsets.

     @Road believes that customers use return on investment as a primary selection criterion when evaluating MRM solutions. @Road believes that the benefits of its services that drive a rapid return on investment for its customers include the following:

     - Improved productivity of mobile resources. Customers use location, personalized mapping landmarks and path sequencing features to maximize the time spent completing work orders in the field and minimize non-productive time. Customers also monitor the progress of jobs in the field and re-allocate resources to better meet project deadlines. Customers measure improvements in their mobile workers' productivity from using @Road services in many ways, including by an increase in the number of jobs a mobile worker can complete per day or by an increase in revenue earned by a mobile worker per day.

     - Decreased costs of operations of mobile resources. Customers use @Road two-way communications services for low-cost transmission of completed business forms, signature verification and messaging. Customers also use @Road services to automatically monitor and schedule maintenance activities for assets in the field. Customers measure decreases in their costs from using @Road services in many ways, including by a decrease in the cost of having a mobile worker in the field or by a decrease in the cost of insuring mobile workers and assets.

     - Improved efficiency of a customer's overall operations. Customers use @Road services to capture timekeeping, workflow and inventory information in the field. This information can be delivered directly to @Road customers' existing software applications or downloaded from the @Road website and imported into a payroll or customer invoicing system. These services can minimize the need for back-office data entry services, minimize data entry errors and accelerate invoicing processes. Customers measure improvements in their efficiency from using @Road services in many ways, including by a decrease in costs of general and administrative expenses and by a reduction in days sales outstanding of accounts receivable.

     - Improved responsiveness to @Road customers' customers. Customers use location and workflow information to update @Road customers' customers about pending work orders or deliveries. Its customers also use the location-on-demand feature to assign a pending work order to the closest or best-equipped mobile worker to provide the quickest response that meets the end-customer's demands. Customers enhance their customer relationship management operations by accessing stored information about end-customers, including workflow data records, audit trails of mobile worker messages, and daily mobile worker activity data. Customers measure improvements in their responsiveness from using @Road services in many ways, including by a reduction in aged receivables and by an improvement in internal customer satisfaction indexes.

     @Road also offers multi-year subscription contracts that allow its customers to pay @Road on a monthly basis and minimize upfront cash commitments. @Road believe a monthly payment subscription model further accelerates a customer's return on investment in our services.

@ROAD SERVICE OFFERINGS

     The current family of @Road MRM services includes GeoManager, GeoManager Pocket Edition, @Road Pathway, RoadREPORT, RoadFORCE and ConnectBusiness. Together, these service offerings are designed to meet the needs of customers in a variety of vertical markets, including telecommunications, field service, construction, facilities/waste management, freight and passenger transportation, courier/delivery, distribution, security, cable/broadband and utilities.

     Its services provide current and historical data relating to a customer's mobile resources in a variety of formats, including activity reports, maps and completed business forms. @Road provides these formats in a standard configuration, and customers can configure certain elements and views themselves to help achieve compliance with their internal business rules. Customers can choose to have reports delivered on a pre-scheduled basis, or they can submit queries to @Road databases to create reports and views on demand. Customers can also download reports to manipulate and store data as desired. Mobile resource data is typically stored for 14 days, unless the customer purchases the extended data storage service.

CUSTOMERS

     @Road markets and sells its services to a broad range of customers in the United States and Canada that vary in size, geographic location and industry. The number of mobile resources enabled with its services has grown from 135 as of December 31, 1998 to approximately 130,000 as of March 31, 2004. @Road categorizes a customer in a small-, medium- or large-sized customer group by reference to the total number of subscribers to its services for that customer. Small-sized customers have less than 30 subscribers, medium-sized customers have 31 to 750 subscribers and large-sized customers have more than 750 subscribers. Currently, @Road has customers in the following industries:

    -  Telecommunications                          -  Courier/Delivery
    -  Field Service                               -  Distribution
    -  Construction                                -  Security
    -  Facilities/Waste Management                 -  Cable/Broadband
    -  Freight and Passenger Transportation        -  Utilities

RESEARCH AND DEVELOPMENT

     @Road concentrates its research and development activities on services and platform engineering. Its U.S. research and development activities are supplemented by resources and personnel at its subsidiary in India. To enhance its existing services and to introduce new services to its existing and potential customers, @Road focuses its research and development on certain areas, including: services and features; wireless, access and internet technology; information technology; and location technology.

KEY ALLIANCES AND RELATIONSHIPS

     @Road establishes relationships with a number of companies to accelerate the adoption of its services. @Road believes that establishing strategic relationships will facilitate its technological leadership and provide early access to emerging technologies and new customers.

SALES AND MARKETING

     The sales and marketing objective of @Road is to achieve broad market penetration through vertical marketing and targeted sales activities. @Road currently markets and sells its solution through a number of sales channels.

     The @Road marketing department is engaged in a wide variety of activities, such as awareness and lead generation programs and product management. These activities include public relations, seminars, direct mail, trade shows, and co-marketing and co-branding with partners.

     As of March 31, 2004, the @Road sales and marketing team consisted of 93 employees.

COMPETITION

     @Road faces strong competition for its services. @Road competes primarily on the basis of functionality, ease of use, quality, price, service availability, geographic coverage of services and corporate financial strength. As the demand by businesses for mobile resource management services increases, the quality, functionality and breadth of competing products and services will likely improve and new competitors will likely enter the market. In addition, the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to improve their existing services, to offer some or all of the services @Road offers or may offer in the future, or to offer new services that @Road does not offer. @Road also does not know to what extent network infrastructure developers and wireless network operators will seek to provide integrated wireless communications, Global Positioning System, software applications, transaction processing, and Internet solutions, including access devices developed internally or through captive suppliers.

     The market for @Road services is competitive and is expected to become even more competitive in the future. If @Road is unable to compete successfully, it may harm its business or increase its sales cycles, resulting in a loss of market share and revenues. @Road faces competition from a number of different business productivity solutions, including:

     - solutions developed internally by prospective customers' information technology staffs;

     - discrete means of communication with mobile workers, such as pagers, two-way radios, handheld devices and wireless telephones;

     - solutions targeted at specific vertical markets, such as services offered by Qualcomm that monitor assets in the long-haul transportation sector; and

     -  solutions offered by smaller market entrants.

     Many existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than @Road. Additionally, many of these companies have greater name recognition and more established relationships with target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than @Road can.

EMPLOYEES

     As of March 31, 2004, @Road had 341 employees, 297 of whom were located in the U.S. and 44 of whom were located in Chennai, India. @Road believes its relationships with its employees are good.

                            CAPITALIZATION OF @ROAD

     @Road authorized capital stock consists of 250,000,000 shares of common stock, par value US $0.0001 per share (being the @Road Common Shares) and 10,000,000 shares of preferred stock, par value US $0.0001 per share. @Road refers MDSI Securityholders to the @Road Certificate and @Road By-laws, both of which have been filed with the SEC, and the applicable provisions of the Delaware General Corporation Law.

@ROAD COMMON SHARES

     As of June 14, 2004, there were 54,402,593 @Road Common Shares issued and outstanding, held of record by approximately 103 registered holders, and this number does not include holders in street name; accordingly, @Road believes the total number of holders of @Road Common Shares to be substantially greater than the number of registered holders reported. Options to purchase a total of 6,781,241 @Road Common Shares were outstanding on June 14, 2004.

     The holders of @Road Common Shares are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the prior rights of holders of preferred stock, if any, the holders of @Road Common Shares are entitled to receive such dividends, if any, as may be declared from time to time by the @Road Board of Directors in its discretion from funds legally available therefor. In the event of @Road voluntary or involuntary liquidation, dissolution or winding up, the holders of @Road Common Shares are entitled to receive and share rateably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. @Road Common Shares have no pre-emptive rights and are not redeemable, assessable or entitled to the benefits of any sinking fund. @Road Common Shares are not convertible into any other security. All outstanding @Road Common Shares are, and the @Road Common Shares to be issued in this offering will be, validly issued, fully paid and non-assessable.

@ROAD PREFERRED SHARES

     Pursuant to the @Road Certificate, the @Road Board of Directors has the authority without further action by our stockholders to issue up to 10,000,000 shares of preferred stock. As of the date of this Circular, there were no shares of @Road preferred stock outstanding. The @Road Board of Directors has the authority to issue such preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions of such stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by @Road Shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by @Road Shareholders and may adversely affect the market price of, and the voting and other rights of, @Road Shareholders.

     The Special Voting Share of @Road Series A Preferred Stock has been authorized for issuance pursuant to the Combination Agreement and, pursuant to the Arrangement, the Special Voting Share will be issued to the trustee appointed under the Voting and Exchange Trust Agreement. The Special Voting Share will be a Series A Preferred Share of @Road and will have a par value of US $0.0001 per share. Except as otherwise required by law or by the @Road Certificate, the Special Voting Share will be entitled to the number of votes equal to the number of outstanding Exchangeable Shares of Exchangeco from time to time (other than those owned by @Road or any of its subsidiaries), which votes may be exercised from the election of directors and on all other matters submitted to a vote of @Road stockholders. The holders of the @Road Common Shares and the holder of the Special Voting Share will vote together as a single class on all matters, except to the extent voting as a separate class is required by the @Road Certificate or applicable law. The holder of the Special Voting Share will not be entitled to receive dividends from @Road and, in the event of any liquidation, dissolution or winding up of @Road, will receive an amount equal to US $1.00. At such time as there are no Exchangeable Shares outstanding not owned by @Road or its subsidiaries, the Special Voting Share will be cancelled. See "The Transaction -- Description of Exchangeable Shares".

CERTAIN PROVISIONS OF THE @ROAD CERTIFICATE AND THE @ROAD BY-LAWS

     Certain provisions of Delaware law and the @Road Certificate and @Road By-laws could make more difficult the acquisition of @Road by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive take-over practices and inadequate take-over bids and to encourage persons seeking to acquire control of @Road to first negotiate with @Road. @Road believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure @Road outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of @Road common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

     The @Road Certificate provides for the classification of the @Road Board of Directors into three classes serving three-year staggered terms: Class I, which consists of Krish Panu and T. Peter Thomas, whose current terms expire at the 2004 Annual Meeting of Stockholders and who are recommended by the @Road Board of Directors for re-election at the @Road 2004 Annual Meeting of Stockholders scheduled to be held on June 18, 2004; Class II, which consists of Charles E. Levine, whose current term expires at the 2005 Annual Meeting of Stockholders; and Class III, which consists of Kris Chellam and Stuart G. Phillips, whose current terms expire at the 2006 Annual Meeting of Stockholders. Consequently, only a portion of the total board members will be elected at each annual meeting.

     The @Road By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the @Road Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the @Road Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the @Road corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the @Road By-laws do not give the @Road Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the @Road By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of @Road.

     Under Delaware law, a special meeting of stockholders may be called by the @Road Board of Directors or by any other person authorized to do so in the @Road Certificate or @Road By-laws. The @Road By-laws authorize the @Road Board of Directors, the chairman of the board, the president or one or more stockholders holding in the aggregate 10% or more of the voting power of @Road outstanding stock entitled to vote at the meeting, to call a special meeting of stockholders. However, the @Road Board of Directors may amend the by-laws at any time to eliminate the right to call a special meeting of stockholders. The elimination of the right of stockholders to call a special meeting would mean that a stockholder could not force stockholder consideration of a proposal over the opposition of the @Road Board of Directors by calling a special meeting of stockholders prior to such time as the @Road Board of Directors believed such consideration to be appropriate or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the @Road Board of Directors could be delayed until the next annual meeting.

     Under Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent. The @Road Certificate eliminates actions by written consent of stockholders. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' written consents, however, deters hostile take-over attempts. Without the availability of stockholders' actions by written consent, a holder or group of holders controlling a majority in interest of @Road capital stock would not be able to amend the @Road By-laws or remove directors pursuant to a stockholder's written consent. Any such holder or group of holders would have to call a stockholders' meeting and wait until the notice periods determined by the @Road Board of Directors pursuant to the @Road By-laws prior to taking any such action.

CERTAIN PROVISIONS OF DELAWARE LAW

     @Road is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

     1. prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     2. the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding;

     3. shares owned by persons who are directors and also officers, and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     4. on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. @Road expects the existence of this provision to have an anti-takeover effect with respect to transactions the @Road Board of Directors does not approve in advance. @Road anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

REGISTRATION RIGHTS

     As of June 14, 2004, the holders of up to 13,333,000 shares of common stock or their transferees are entitled to certain rights with respect to the registration of such shares under the 1933 Act. These rights are provided under the terms of an agreement between @Road and the holders of these registrable securities and will expire no later than September 28, 2005. Subject to certain limitations in the agreement, the holders of at least a majority of the registrable securities, excluding registrable common stock held by the @Road founder, may require, on two occasions at any time after September 28, 2000, that @Road use its best efforts to register the registrable securities for public resale. If @Road registers any of its common stock either for its own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of registrable securities (excluding registrable securities held by the founder of @Road) may also require @Road, not more than twice in any 12-month period, to register all or a portion of their registrable securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least US $1,000,000. @Road must bear all registration expenses, and the holders of the securities being registered must bear all selling expenses relating to the registrable securities.

     As of the date of this Circular, except for shares held by @Road affiliates, all of the shares subject to the registration rights agreement are eligible for sale in the public market under Rule 144 of the 1933 Act without complying with the manner of sale, public information, volume limitation or notice provisions of such rule. Shares held by @Road affiliates that are subject to the registration rights agreement are eligible for sale in the public market under Rule 144 of the 1933 Act in accordance with such provisions.

     @Road does not have any other contractual obligations to register its common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the @Road Common Shares is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038, and its telephone number at this location is (212) 936-5100.

EXCHANGECO SHARE CAPITAL

     The following summary of certain provisions of Exchangeco's share capital does not purport to be complete and is subject to, and qualified in its entirety by, the articles and by-laws of Exchangeco and by the provisions of applicable law.

AUTHORIZED CAPITAL

     The authorized capital of Exchangeco consists of an unlimited number of common shares, and an unlimited number of preference shares issuable in series. The share capital of Exchangeco will be amended prior to the Effective Time to create the Exchangeable Shares.

COMMON SHARES

     As of June 14, 2004, there was one common share of Exchangeco issued and outstanding, which was held by Callco. The holders of common shares of Exchangeco are entitled to receive notice of and to attend all meetings of shareholders and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares of Exchangeco. Subject to the prior rights of the holders of any shares ranking senior to the common shares of Exchangeco with respect to priority in the payment of dividends, the holders of common shares of Exchangeco are entitled to receive such dividends as may be declared by the board of directors of Exchangeco out of funds legally available for such dividends. Holders of common shares of Exchangeco are entitled upon any liquidation, dissolution or winding-up of Exchangeco, subject to the prior rights of holders of Exchangeable Shares or any other shares ranking senior to the Exchangeco common shares, to receive the remaining property and assets of Exchangeco.

EXCHANGEABLE SHARES

     See "The Transaction -- Description of Exchangeable Shares" for a summary of certain provisions of the Exchangeable Shares which will be created prior to the Effective Time.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and registrar for the Exchangeable Shares will be Computershare Trust Company of Canada at its offices in Vancouver and Toronto. The Trustee under the Voting and Exchange Trust Agreement will be Computershare Trust Company, Inc.

CALLCO SHARE CAPITAL

     The following summary of certain provisions of Callco's share capital does not purport to be complete and is subject to, and qualified in its entirety by, the memorandum and articles of association of Callco and by the provisions of applicable law.

AUTHORIZED CAPITAL

     The authorized capital of Callco consists of an unlimited number of common shares.

COMMON SHARES

     As of June 14, 2004, there was one common share, held by @Road, of Callco issued and outstanding. The holders of common shares of Callco are entitled to receive notice of and to attend all meetings of shareholders and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares of Callco. The holders of common shares of Callco are entitled to receive such dividends as may be declared by the board of directors of Callco out of funds legally available for dividends. Holders of common shares of Callco are entitled upon any liquidation, dissolution or winding-up of Callco to receive the remaining property and assets of Callco.

                                BUSINESS OF MDSI

     MDSI is a leading provider of mobile workforce management solutions. MDSI's suite of software applications improves customer service and relationships, and reduces operating costs by empowering service companies to optimally manage their mobile field resources. MDSI also provides all of the professional services necessary to implement and support its solutions. Founded in 1993, MDSI has approximately 100 major customers worldwide, with operations and support offices in the United States, Canada, Europe, and Africa. MDSI markets its solutions to a variety of companies that have substantial field workforces, and focuses primarily upon utilities (electric, gas and water companies), telecommunications companies, and cable/broadband companies. MDSI's products are used by such companies in conjunction with various public and private wireless data communications networks, mobile devices and server hardware to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce.

     MDSI's principal executive offices are located at 10271 Shellbridge Way, Richmond, British Columbia, Canada V6X 2W8, and its telephone number at that location is (604) 207-6000. MDSI's web site is www.mdsi.ca. Information contained on MDSI's web site is not incorporated by reference in this Circular.

     MDSI has combined its expertise in software application development and mobile data communications technology with its understanding of the unique needs of field operations in targeted vertical markets to develop mobile workforce management solutions that address the specific needs of businesses within those vertical markets. MDSI's products enable these organizations to effectively communicate with, manage and support their mobile workers in their execution and completion of work orders.

     MDSI's products are designed to interface with a variety of public and private data networks, including PCS networks and satellite-based data transmission networks, and are compatible with a variety of operating platforms, and can be integrated to a wide variety of applications, including those built in-house. For the mobile user, that browser can be located on a variety of mobile devices, such as a laptop, personal digital assistant, pager or web phone.

     To effectively address a customer's mobile workforce management requirements, MDSI combines its products with professional services, such as systems implementation and integration, training and documentation, workforce management assessments, consulting, ongoing technical support and software maintenance. Where appropriate, MDSI also provides third party products and services as part of a complete mobile workforce management solution.

ADVANTEX R7

     Advantex r7, the latest version of MDSI's mobile workforce management product, is comprehensive, feature-rich and is offered as a market-specific solution for customers in MDSI's target markets, including the utility industry, the telecommunications industry, and the cable/broadband industry. Advantex efficiently manages mobile workers and the work orders they execute. It schedules work requests and, using complex business rules, assigns them to the best available mobile worker. Advantex then dispatches work order details to mobile workers who use the solution to process their work throughout the day and send status updates and order completion information back to the office all wirelessly, in real-time. Advantex also determines the best sequence for mobile workers to address their work orders and the best routes to travel between assignments. This provides dispatchers, supervisors and enterprise applications, such as call centers and customer information systems, with up-to-date information to enable them to effectively monitor and manage field service operations at all times.

PROFESSIONAL AND CUSTOMER SUPPORT SERVICES

     Contracts for the sale of MDSI's software typically require MDSI to provide certain professional services. Additionally, customers typically sign a separate customer support and maintenance agreement, which requires MDSI to provide after-sales support of its products. MDSI believes that providing these services facilitates effective implementation and use of its products and fosters a strong relationship with the customer that often leads to future sales of MDSI products and services. See "Forward Looking Statements."

CUSTOMER SUPPORT

     MDSI believes that its ability to offer a high level of after-sale customer support is critical to its success. MDSI's customer support group provides MDSI customers with telephone and on-line technical support as well as product updates. Most MDSI customers enter into separate customer support agreements, which may be annual or on a multi-year basis.

MARKETS

     MDSI has combined its expertise in software application development and mobile data communications technology with its understanding of the unique needs of targeted vertical markets to develop mobile workforce management solutions that address the specific needs of businesses within those vertical markets. Traditionally, MDSI has focused its attention on mid and large-sized customers in the utilities (electric, gas and water), telecommunications, and cable/broadband markets. In total, MDSI believes that there are approximately
1.8 million mobile workers worldwide in its traditional markets, split approximately evenly amongst North America, Western Europe, and certain other commercially viable geographical markets in the rest of the world. Traditionally, MDSI's products have best addressed the needs of approximately one-half of these mobile workers. MDSI's recent product developments and product development plan are designed to address the full market opportunity.

     During 2002, MDSI launched a product, MDSI Ideligo, to enable MDSI to serve field service workforces outside MDSI's core markets. Within these markets, MDSI believes that there are approximately 6.9 million mobile workers worldwide, split approximately evenly amongst North America, Western Europe, and certain other commercially viable geographical markets in the rest of the world. MDSI evaluates new target markets for mobile workforce management based upon their similarity to existing vertical markets in which MDSI has been successful, and upon the ability of MDSI to utilize its core competencies and proven technology to meet the needs of companies in these new markets. During 2002, MDSI stopped pursuing opportunities in the public safety market.

EMPLOYEES

     As of December 31, 2003, MDSI had 330 full-time employees, consisting of 156 in operations (including project management, customer support, MDSI's solutions group and certain overhead), 85 in product development and MDSI's product group, 41 in sales and marketing, including employees working on the MDSI Ideligo initiative, and 48 in finance, information technology, human resources and general administration.

                             CAPITALIZATION OF MDSI

     MDSI is authorized to issue an unlimited number of MDSI Common Shares such shares being the only class of shares which MDSI is authorized to issue. As of June 14, 2004, there were 8,320,596 MDSI Common Shares issued and outstanding. MDSI Options entitling MDSI Optionholders to acquire 1,057,921 MDSI Common Shares were outstanding on June 14, 2004. MDSI Shareholders are entitled to receive notice of and to attend all meetings of the shareholders of MDSI and are entitled to one vote for each share held of record on all matters submitted to a vote of MDSI Shareholders. MDSI Shareholders are entitled to receive such dividends as may be declared by the MDSI Board of Directors out of funds legally available for dividends. MDSI Shareholders are entitled upon any liquidation, dissolution or winding-up of MDSI to receive the remaining property and assets of MDSI.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Transaction will be passed upon by Davis & Company, Vancouver, British Columbia and Dorsey & Whitney LLP, Seattle, Washington on behalf of MDSI. As at the date of this Circular, no partners or associates of Davis & Company or Dorsey & Whitney LLP own beneficially, directly or indirectly, over 1% of the outstanding MDSI Common Shares. Certain legal matters in connection with the Transaction will be passed upon by Heller Ehrman White & McAuliffe LLP, Menlo Park, California and Stikeman Elliott LLP, Vancouver, British Columbia on behalf of @Road. As at the date of this Circular, no partners or associates of Heller Ehrman White & McAuliffe LLP or Stikeman Elliott LLP own beneficially, directly or indirectly, over 1% of the outstanding @Road Common Shares.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     MDSI is a corporation incorporated under the laws of Canada. Most of the directors and officers of MDSI, as well as certain experts named in this Circular, are residents of Canada and all or a substantial portion of their assets and a substantial portion of the assets of MDSI are located outside the United States. As a result, it may be difficult for MDSI Shareholders who are U.S. residents to effect service within the United States upon the directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws. There is some doubt as to the enforceability in Canada against MDSI or any of its directors, officers or experts who are not residents of the United

States in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

     @Road is organized under the laws of the State of Delaware, United States and substantial portions of the assets of @Road are located outside of Canada. As a result, it may be difficult for the Trustee under the Voting and Exchange Trust Agreement or Exchangeco under the Support Agreement to realize in Canada upon judgments against @Road obtained in Canadian courts. In addition, awards of punitive damages in actions brought in Canada or elsewhere may be unenforceable.

                                    EXPERTS

     The consolidated financial statements of MDSI as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this Circular have been audited by Deloitte & Touche, LLP, independent registered Chartered Accountants, as stated in their report included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of @Road as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this Circular have been audited by Deloitte & Touche, LLP, independent registered public accounting firm, as stated in their report included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

     MDSI and @Road are each subject to the disclosure requirements of the 1934 Act, and in accordance therewith, file reports, statements and other information with the SEC. The reports, statements and other information filed by MDSI and @Road with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. MDSI and @Road public filings in the United States are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov. See also "Availability of the Documents on the Internet". You may also inspect and copy the public filings of MDSI and @Road at the offices of NASDAQ at Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     MDSI is also subject to the continuous disclosure requirements of Canadian securities legislation and the TSX. Continuous disclosure material is accessible on the Internet (see "Availability of the Documents on the Internet"), while material filed with the TSX can be inspected at the offices of the TSX, 3rd Floor, 2 First Canadian Place, 130 King Street West, Toronto, Ontario M5X 1J2. Insider reports can be accessed at the Internet site www.sedi.ca.

             REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of MDSI MOBILE DATA SOLUTIONS INC.

     We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as at December 31, 2003 and 2002 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     On March 25, 2004, we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Vancouver, Canada

March 25, 2004

                        MDSI MOBILE DATA SOLUTIONS INC.

                          CONSOLIDATED BALANCE SHEETS
                      (Expressed in United States dollars)

                                                                   AS AT DECEMBER 31,
                                                              ----------------------------
                                                                  2003            2002
                                                              ------------    ------------
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 15,827,043    $ 11,016,945
  Accounts receivable, net
     Trade (net of allowance for doubtful accounts of
      $2,792,415; 2002 -- $2,506,614).......................     8,610,846       6,705,088
     Unbilled...............................................     2,446,271       4,675,112
  Prepaid expenses and other assets.........................     1,838,425       1,552,236
                                                              ------------    ------------
  Total current assets......................................    28,722,585      23,949,381
CAPITAL ASSETS, NET (NOTE 3)................................     7,990,457       9,798,087
LONG TERM RECEIVABLE (NOTE 7(C))............................            --       2,749,860
DEFERRED INCOME TAXES (NOTE 5)..............................       357,628         533,628
                                                              ------------    ------------
TOTAL ASSETS................................................  $ 37,070,670    $ 37,030,956
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  1,786,665    $  1,777,465
  Accrued liabilities (note 11).............................     4,677,980       3,300,113
  Income taxes payable......................................       917,183         602,717
  Deferred revenue..........................................    11,560,446       7,899,034
  Current obligations under capital lease (note 7(a)).......     1,204,269       2,073,906
                                                              ------------    ------------
Total current liabilities...................................    20,146,543      15,653,235
OBLIGATIONS UNDER CAPITAL LEASES (NOTE 7(A))................       982,016       1,913,538
                                                              ------------    ------------
TOTAL LIABILITIES...........................................    21,128,559      17,566,773
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
  Common stock (note 4)
     Authorized:
       Unlimited common shares with no par value
  Issued: 8,218,118 shares; 2002: 8,176,431 shares..........    44,329,182      44,208,511
  Additional paid-up capital................................     2,222,128       2,222,128
  Accumulated other comprehensive loss......................      (690,104)       (690,104)
  Deficit...................................................   (29,919,095)    (26,276,352)
                                                              ------------    ------------
                                                                15,942,111      19,464,183
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 37,070,670    $ 37,030,956
                                                              ============    ============
Commitments and contingencies (note 7)

        See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Expressed in United States dollars)

                                                                    YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                               2003          2002           2001
                                                            -----------   -----------   ------------
REVENUE
  Software and services...................................  $28,931,932   $24,676,534   $ 31,577,795
  Maintenance and support.................................   13,976,154    11,054,550     10,909,906
  Third party products and services.......................    4,476,503     2,480,368      2,453,137
                                                            -----------   -----------   ------------
                                                             47,384,589    38,211,452     44,940,838
                                                            -----------   -----------   ------------
DIRECT COSTS..............................................   23,362,608    17,019,346     21,047,146
                                                            -----------   -----------   ------------
GROSS PROFIT..............................................   24,021,981    21,192,106     23,893,692
                                                            -----------   -----------   ------------
OPERATING EXPENSES
  Research and development................................    5,512,706     5,505,810      7,258,396
  Sales and marketing.....................................   10,496,644    12,381,679     10,858,596
  General and administrative..............................    6,551,205     6,237,194      6,075,396
  Restructuring charge (note 11)..........................           --            --      6,105,927
  Amortization and provision for valuation of intangible
     assets (note 1(h))...................................           --            --      1,824,058
  Strategic expenses (note 12)............................    1,275,120            --             --
  Provision for doubtful accounts.........................    3,069,860            --      2,938,195
                                                            -----------   -----------   ------------
                                                             26,905,535    24,124,683     35,060,568
                                                            -----------   -----------   ------------
OPERATING LOSS............................................   (2,883,554)   (2,932,577)   (11,166,876)
VALUATION ALLOWANCE ON INVESTMENTS (NOTE 1(K))............           --            --     (2,749,992)
OTHER (EXPENSE) INCOME....................................     (307,404)      272,988        177,200
                                                            -----------   -----------   ------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAX PROVISION......   (3,190,958)   (2,659,589)   (13,739,668)
(PROVISION FOR) RECOVERY OF INCOME TAXES FROM CONTINUING
  OPERATIONS (NOTE 5).....................................     (451,785)      612,952        499,715
                                                            -----------   -----------   ------------
LOSS FROM CONTINUING OPERATIONS...........................   (3,642,743)   (2,046,637)   (13,239,953)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (NOTE 2).......           --       121,031       (653,165)
                                                            -----------   -----------   ------------
NET LOSS FOR THE YEAR.....................................  $(3,642,743)  $(1,925,606)  $(13,893,118)
                                                            ===========   ===========   ============
LOSS PER COMMON SHARE
  Loss from continuing operations
     Basic................................................  $     (0.44)  $     (0.24)  $      (1.54)
                                                            ===========   ===========   ============
     Diluted..............................................  $     (0.44)  $     (0.24)  $      (1.54)
                                                            ===========   ===========   ============
  Net loss
     Basic................................................  $     (0.44)  $     (0.23)  $      (1.61)
                                                            ===========   ===========   ============
     Diluted..............................................  $     (0.44)  $     (0.23)  $      (1.61)
                                                            ===========   ===========   ============

        See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (Expressed in United States dollars)

                                                            ADDITIONAL               ACCUMULATED
                                       COMMON STOCK            PAID                     OTHER
                                  -----------------------       UP       TREASURY   COMPREHENSIVE
                                   SHARES       AMOUNT       CAPITAL      STOCK         LOSS          DEFICIT         TOTAL
                                  ---------   -----------   ----------   --------   -------------   ------------   ------------
BALANCE, DECEMBER 31, 2000......  8,612,453   $48,416,502      220,700    (85,043)     (690,104)     (10,457,628)    37,404,427
  Issued on exercise of stock
    options.....................     63,567       102,558           --         --            --               --        102,558
  Stock based compensation
    charge......................         --            --      301,921         --            --               --        301,921
  Net loss for the year.........         --            --           --         --            --      (13,893,118)   (13,893,118)
                                  ---------   -----------   ----------   --------     ---------     ------------   ------------
BALANCE, DECEMBER 31, 2001......  8,676,020   $48,519,060   $  522,621   $(85,043)    $(690,104)    $(24,350,746)  $ 23,915,788
  Issued on exercise of stock
    options.....................    253,181        65,366           --         --            --               --         65,366
  Issued under stock purchase
    plan (Note 4(b))............     85,405       212,614           --         --            --               --        212,614
  Redemption of shares during
    year on divestiture of
    subsidiary (Note 2).........   (824,700)   (4,515,766)   1,711,787         --            --               --     (2,803,979)
  Redemption of treasury
    shares......................    (13,475)      (72,763)     (12,280)    85,043            --               --             --
  Net loss for the year.........         --            --           --         --            --       (1,925,606)    (1,925,606)
                                  ---------   -----------   ----------   --------     ---------     ------------   ------------
BALANCE, DECEMBER 31, 2002......  8,176,431   $44,208,511   $2,222,128   $     --     $(690,104)    $(26,276,352)  $ 19,464,183
  Issued on exercise of stock
    options.....................      4,312        14,312           --         --            --               --         14,312
  Issued under stock purchase
    plan (Note 4(b))............     37,375       106,359           --         --            --               --        106,359
  Net loss for the year.........                                                                      (3,642,743)    (3,642,743)
                                  ---------   -----------   ----------   --------     ---------     ------------   ------------
BALANCE, DECEMBER 31, 2003......  8,218,118   $44,329,182   $2,222,128   $     --     $(690,104)    $(29,919,095)  $ 15,942,111
                                  =========   ===========   ==========   ========     =========     ============   ============

        See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Expressed in United States dollars)

                                                                    YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                               2003          2002           2001
                                                            -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss from continuing operations for the year........  $(3,642,743)  $(2,046,637)  $(13,239,953)
  Items not affecting cash:
     Depreciation, amortization and provision for
       valuation of intangible assets.....................    2,726,208     2,706,987      4,502,772
     Write down in value of surplus capital assets........           --            --        563,780
     Write down in value of long term receivable..........    2,749,860            --             --
     Valuation allowance on investments...................           --            --      2,749,992
     Deferred income taxes................................      176,000      (183,659)         4,370
     Stock based compensation charge......................           --            --        301,921
     Changes in non-cash operating working capital items
       (Note 9)...........................................    5,399,839     1,828,619      8,322,809
                                                            -----------   -----------   ------------
     Net cash provided by operating activities............    7,409,164     2,305,310      3,205,691
                                                            -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common shares...............................      120,671       277,981        102,558
  Repayment of capital leases.............................   (1,801,159)   (1,989,664)    (1,727,326)
                                                            -----------   -----------   ------------
  Net cash used in financing activities...................   (1,680,488)   (1,711,683)    (1,624,768)
                                                            -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Repayment of lease receivable...........................           --            --        133,724
  Proceeds on sale of investments.........................           --            --        331,458
  Acquisition of capital assets...........................     (918,578)   (2,178,732)    (1,346,279)
                                                            -----------   -----------   ------------
Net cash used in investing activities.....................     (918,578)   (2,178,732)      (881,097)
                                                            -----------   -----------   ------------
Net cash provided by (used in) continuing operations......    4,810,098    (1,585,105)       699,826
Net cash used in discontinued operations (note 2).........           --      (574,030)      (388,727)
                                                            -----------   -----------   ------------
NET CASH INFLOW (OUTFLOW).................................    4,810,098    (2,159,135)       311,099
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............   11,016,945    13,176,080     12,864,981
                                                            -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR....................  $15,827,043   $11,016,945   $ 13,176,080
                                                            ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash payments for interest..............................  $   300,686   $   174,619   $    387,773
                                                            ===========   ===========   ============
  Cash payment (refund) for taxes.........................  $   415,251   $(1,320,664)  $    326,694
                                                            ===========   ===========   ============

        See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Expressed in United States dollars)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     During the year ended December 31, 2002 MDSI completed an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria). Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater.

     During the year ended December 31, 2002 the Company entered into two capital lease arrangements for the gross amount of $2,922,078 (2001 -- $881,195) for newly purchased capital assets. As a result of these arrangements the Company did not incur cash outlays to purchase these assets but will pay lease obligations with interest accruing at interest rates of up to 9.5% over terms of up to three years. Since these asset purchases in 2002 are non cash transactions, the gross amount of the leases have been excluded from both the Acquisition of Capital Assets and Proceeds from Capital Leases line items.

        See accompanying notes to the consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (Expressed in United States dollars)

1.  SIGNIFICANT ACCOUNTING POLICIES

   These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and reflect the following significant accounting policies:

    (A)  BASIS OF PRESENTATION

      These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in the Company's functional currency, the United States dollars. All intercompany balances and transactions have been eliminated.

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT services business segment Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. As a result of this transaction, the consolidated financial statements and related footnotes have been restated to present the results of the business as discontinued operations (Note 2).

    (B)  NATURE OF OPERATIONS

      The Company develops, markets and supports workforce management software solutions for use in the mobile service industry. Prior to the disposition of Connectria (Note 2), the Company was also a provider of managed application services.

    (C) RESEARCH AND DEVELOPMENT

      Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization in accordance with Statement of Financial Accounting Standard No. 86 Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Acquired research and development costs related to software are charged to earnings on acquisition if there is no alternative future use and technological feasibility has not been established.

    (D) REVENUE RECOGNITION

      We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements, that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

    License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

    Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

    Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

    Warranty

      The Company warrants to its customers that its software will be in substantial conformance with its specifications.

    (E)  DEFERRED REVENUE

      Deferred revenue is comprised of deferrals for software and service fees, and maintenance and support fees. The principal components of deferred revenue at December 31, 2003 and 2002 were as follows:

                                                                          2003           2002
                                                                       -----------    ----------
         Software and services.......................................  $ 7,313,279    $3,890,260
         Maintenance and support.....................................    4,247,167     4,008,774
                                                                       -----------    ----------
         Total Deferred Revenue......................................  $11,560,446    $7,899,034
                                                                       ===========    ==========

    (F)   ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

      Accounts receivable are comprised of billed and unbilled receivables arising from recognized or deferred revenues. Receivables related to specific deferred revenues are offset for balance sheet presentation. The Company's receivables are unsecured.

      The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on its receivables. Individual overdue accounts are reviewed, and allowance adjustments are recorded when determined necessary to state receivables at realizable value.

    (G)  CAPITAL ASSETS

      Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

         Computer hardware and software.........................  30% declining balance
         Furniture and fixtures.................................  20% declining balance
         Leasehold improvements.................................  lesser of lease term or useful life, generally five years
         Vehicle................................................  20% declining balance

      The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

    (H)  INTANGIBLE ASSETS

      Intangible assets previously consisted of goodwill arising on the acquisition of Alliance Systems Inc., and the purchase of a commercial web-site domain name and were previously amortized on a straight line basis over ten and five years respectively. All intangible assets were written off during the year ended December 31, 2001.

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. As a result of the Company's decision to write-off goodwill during the year ended December 31, 2001, the adoption of SFAS 142 on a prospective basis did not have a significant impact on the Company's financial statements.

      The Company adopted SFAS 142 on a prospective basis at the beginning of fiscal 2002. Net loss and net loss per share adjusted to exclude goodwill and other intangible assets that would not have been subject to amortization for 2003, 2002 and 2001 are as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------
                                                                          2003           2002            2001
                                                                       -----------    -----------    ------------
         Net loss for the year.......................................  $(3,642,743)   $(1,925,606)   $(13,893,118)
         Adjustments
           Amortization of goodwill..................................           --             --         989,693
           Amortization of other intangible assets...................           --             --          22,000
                                                                       -----------    -----------    ------------
         Adjusted net loss...........................................  $(3,642,743)   $(1,925,606)   $(14,904,811)
                                                                       ===========    ===========    ============
         Basic and diluted net loss per share, as reported...........  $     (0.44)   $     (0.23)   $      (1.61)
         Basic and diluted net loss per share, as adjusted...........  $     (0.44)   $     (0.23)   $      (1.73)

    (I)  FOREIGN EXCHANGE

      The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

    (J)   INCOME TAXES

      The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered likely.

    (K)  INVESTMENTS

      The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings. As a result of significant uncertainty over the future realization of any return on investment or advances, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

    (L)  LOSS PER COMMON SHARE

      Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

      A reconciliation of net (loss) per common share from continuing operations and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2003, 2002 and 2001 is as follows:

                                                                              NET LOSS                          LOSS PER SHARE
                                                                          FROM CONTINUING          SHARES       FROM CONTINUING
                                                                       OPERATIONS (NUMERATOR)   (DENOMINATOR)     OPERATIONS
                                                                       ----------------------   -------------   ---------------
         2003
         Basic.......................................................       $ (3,642,743)         8,200,676         $(0.44)
         Effect of stock options.....................................                                    --             --
                                                                            ------------          ---------         ------
         Diluted.....................................................       $ (3,642,743)         8,200,676         $(0.44)
                                                                            ============          =========         ======
         2002
         Basic.......................................................       $ (2,046,637)         8,480,866         $(0.24)
         Effect of stock options.....................................                                    --             --
                                                                            ------------          ---------         ------
         Diluted.....................................................       $ (2,046,637)         8,480,866         $(0.24)
                                                                            ============          =========         ======
         2001
         Basic.......................................................       $(13,239,953)         8,623,296         $(1.54)
         Effect of stock options.....................................                                    --             --
                                                                            ------------          ---------         ------
         Diluted.....................................................       $(13,239,953)         8,623,296         $(1.54)
                                                                            ============          =========         ======

      Options to purchase 1,191,248, 1,291,181, and 2,056,361 shares of common stock were outstanding as at December 31, 2003, 2002 and 2001 respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2003, 2002 and 2001, and therefore, their effect would be antidilutive.

    (M)  USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, accrual for restructuring charges, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

    (N)  DERIVATIVES

      From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. As at December 31, 2003 and December 31, 2002 the Company had no forward transactions open.

    (O)  STOCK-BASED COMPENSATION

      The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price of the common stock option at the date granted.

      The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.

                                                                          2003          2002           2001
                                                                       -----------   -----------   ------------
         Net loss for the year.......................................  $(5,209,143)  $(4,607,505)  $(17,847,308)
                                                                       -----------   -----------   ------------
         Basic and fully diluted loss per common share...............  $     (0.64)  $     (0.54)  $      (2.07)
                                                                       ===========   ===========   ============

      Using the fair value method for stock-based compensation, additional compensation costs of approximately $1,566,400 would have been recorded for the year ended December 31, 2003 (2002 -- $2,681,899 and 2001 --
      $3,954,190 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years (2002 -- 4 years; 2001 -- 3 years), average life of the option of 5 years (2002 -- 5 years; 2001 -- 5 years) a weighted average annualized volatility of the Company's share price of 47% (2002 -- 73% and 2001 -- 96% respectively) and a weighted average annualized risk free interest rate at 1.1% (2002 2.7% and 2001 -- 3.7% respectively).

    (P)  COMPREHENSIVE INCOME

      The Company reports comprehensive income or loss in accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income or loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company had no source of other comprehensive income for the years ended December 31, 2003, 2002 or 2001. Tax effects of other comprehensive income or loss are not considered material for any period.

    (Q)  SEGMENTED INFORMATION

      SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," established new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. In accordance with SFAS 131 the Company has determined that it has one reportable segment, Field Service and has reported in accordance with SFAS 131 in note 8.

    (R)  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss).

    (S)  CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

    (T)   RECENT ACCOUNTING PRONOUNCEMENTS

      In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

      In April 2003 FASB issued Statement No. 149 ("SFAS 149"), Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and (4) amends certain other existing pronouncements.

      SFAS 149 is effective for contracts entered into or modified after June 30, 2003, subject to certain exceptions, for hedging relationships designated after June 30, 2003.

      The adoption of this standard did not have a material impact on the Company's financial statements.

      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

2.  DISCONTINUED OPERATIONS

    CONNECTRIA CORPORATION

   In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced to Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The loan was repaid subsequent to December 31, 2003. The Company recognized a gain of $12,419 on the disposal of Connectria. Connectria represented a significant segment of the Company's business.

   These businesses are accounted for as discontinued operations and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operations, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contracts.

   Summarized financial information of the discontinued operations is as follows:

                                                               DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                                                               -----------------    -----------------    -----------------
    Revenues from discontinued operations (after applicable
      income taxes of $ -- nil)..............................        $ --              $ 5,058,101          $13,414,690
    Income (loss) before income taxes........................          --                  108,612             (653,165)
                                                                     ----              -----------          -----------
    Operating income (loss) to measurement date..............          --                  108,612             (653,165)
    Estimated income (loss) on disposal (net of income taxes
      of 2002 -- $5,322; 2000 -- nil)........................          --                   12,419                   --
                                                                     ----              -----------          -----------
    Income (loss) from discontinued operations...............        $ --              $   121,031          $  (653,165)
                                                                     ====              ===========          ===========

   Cash flow of discontinued operations

                                                               DECEMBER 31, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001
                                                               -----------------    -----------------    -----------------
    Operating activities.....................................        $ --              $ 2,491,158          $   758,508
    Investing activities.....................................          --                  (43,775)            (807,710)
    Financing activities.....................................          --               (3,021,413)            (339,525)
                                                                     ----              -----------          -----------
    Cash used in discontinued operations.....................        $ --              $  (574,030)         $  (388,727)
                                                                     ====              ===========          ===========

3.  CAPITAL ASSETS

                                                                      2003           2002
                                                                  ------------    -----------
    Computer hardware and software..............................  $ 16,705,813    $15,830,618
    Furniture and fixtures......................................     2,557,303      2,532,807
    Leasehold improvements......................................       988,712        918,920
    Vehicles....................................................            --         50,905
                                                                  ------------    -----------
                                                                    20,251,828     19,333,250
    Less: accumulated amortization..............................   (12,261,371)    (9,535,163)
                                                                  ------------    -----------
                                                                  $  7,990,457    $ 9,798,087
                                                                  ============    ===========

   As at December 31, 2003 the Company has entered into capital lease arrangements for computer hardware in the amount of $3,540,336 (2002 -- $7,218,355) and recorded accumulated amortization of $1,280,535 (2002 -- $2,489,013) relating to these assets (note 7(a)).

4.  STOCKHOLDERS' EQUITY

    (A)  STOCK OPTIONS

      The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuances will occur under the MDSI Plan. As a result of the divestiture of Connectria (note 2) all outstanding options under the Connectria plan were cancelled during 2002. The resulting position of the two Stock Option plans is as follows:

                                                                   CONNECTRIA PLAN    MDSI PLAN      TOTAL      WEIGHTED
                                                                      NUMBER OF       NUMBER OF    NUMBER OF    AVERAGE
                                                                       SHARES          SHARES       SHARES       PRICE
                                                                   ---------------    ---------    ---------    --------
         Outstanding at December 31, 2000........................      534,246        1,779,698    2,313,944     $10.32
           Granted...............................................           --         711,765      711,765        4.18
           Exercised.............................................      (54,123)         (9,444)     (63,567)       1.61
           Cancelled.............................................      (52,980)       (852,801)    (905,781)      14.50
                                                                      --------        ---------    ---------     ------
         Outstanding at December 31, 2001........................      427,143        1,629,218    2,056,361     $ 6.62
           Granted...............................................           --         249,000      249,000        3.48
           Exercised.............................................     (253,077)           (104)    (253,181)       0.26
           Cancelled.............................................     (174,066)       (586,933)    (760,999)       7.13
                                                                      --------        ---------    ---------     ------
         Outstanding at December 31, 2002........................           --        1,291,181    1,291,181       6.96
           Granted...............................................           --         298,755      298,755        4.31
           Exercised.............................................           --          (4,312)      (4,312)       3.72
           Cancelled.............................................           --        (394,376)    (394,376)       8.87
                                                                      --------        ---------    ---------     ------
         Outstanding at December 31, 2003........................           --        1,191,248    1,191,248     $ 5.67
                                                                      ========        =========    =========     ======

      The following table summarizes information concerning options outstanding at December 31, 2003:

                                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                         -------------------------------------------------    -----------------------------
                                                                  WEIGHTED
                                              NUMBER              AVERAGE         WEIGHTED         NUMBER          WEIGHTED
                                         OUTSTANDING AS OF       REMAINING        AVERAGE     EXERCISABLE AS OF    AVERAGE
                                           DECEMBER 31,       CONTRACTUAL LIFE    EXERCISE      DECEMBER 31,       EXERCISE
         RANGE OF EXERCISE PRICES              2003               (MONTHS)         PRICE            2003            PRICE
         ------------------------        -----------------    ----------------    --------    -----------------    --------
         $0-$3.95......................        483,374              38.7           $ 3.45          303,755          $ 3.42
         $4.00-$12.90..................        443,790              39.6             5.19          318,891            5.35
         $12.95-$28.00.................        264,084              12.6            13.76          264,084           13.76
                                             ---------              ----           ------          -------          ------
                                             1,191,248              33.3           $ 5.67          886,730          $ 7.19
                                             =========              ====           ======          =======          ======

      At December 31, 2002 and 2001 under the combined MDSI and Connectria option plans, 926,021 and 1,304,959 options were exercisable at a weighted average exercise price of $8.02 and $6.73, respectively.

    (B)  STOCK PURCHASE PLAN

      The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $10,000 CDN for each employee per year. The subscription price of common shares purchased under the 2002 Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. During the year ended December 31, 2003, 37,375 (2002 -- 85,405; 2001 -- nil)
      common shares were issued under the Stock Purchase Plan.

    (C)  SHAREHOLDER RIGHTS PLAN

      At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. The Plan had a 5-year term and was subsequently renewed in December 2003 for a further 5-year term. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.

5.  INCOME TAXES

   The provision for income taxes consists of the following:

                                                                    2003        2002         2001
                                                                  --------    ---------    ---------
    Current:
      Canada....................................................  $     --    $      --    $      --
      Foreign...................................................   275,785     (429,293)    (504,085)
                                                                  --------    ---------    ---------
    Total current provision for (recovery of) income taxes from
      continuing operations.....................................   275,785     (429,293)    (504,085)
                                                                  --------    ---------    ---------
    Deferred:
      Canada....................................................        --           --           --
      Foreign...................................................   176,000     (183,659)       4,370
                                                                  --------    ---------    ---------
    Total deferred (recovery of) provision for income taxes from
      continuing operations.....................................   176,000     (183,659)       4,370
                                                                  --------    ---------    ---------
    Provision for (recovery of) income taxes from continuing
      operations................................................  $451,785    $(612,952)   $(499,715)
                                                                  ========    =========    =========

   The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the loss from continuing operations before tax provision due to the following:

                                                                     2003           2002           2001
                                                                  -----------    -----------    -----------
    Statutory tax rate..........................................         37.6%          39.6%          44.6%
    Recovery of income taxes from continuing operations computed
      at statutory rate.........................................  $(1,200,438)   $(1,053,197)   $(6,127,892)
    Tax benefits not recognized in the period that the benefit
      arose.....................................................    2,409,337        967,215      5,833,010
    Lower effective rate on earnings of foreign subsidiaries....   (1,295,973)      (158,652)    (1,286,297)
    Amortization and write-down of intangible assets not
      deductible for tax........................................           --       (393,202)       813,529
    Other.......................................................      538,859         24,884        267,935
                                                                  -----------    -----------    -----------
    Provision for (recovery of) income taxes from continuing
      operations................................................  $   451,785    $  (612,952)   $  (499,715)
                                                                  ===========    ===========    ===========

   The principal components of the deferred portion of the provision for income taxes are as follows:

                                                                     2003          2002          2001
                                                                  -----------   -----------   ----------
    Depreciation................................................  $(1,961,685)  $(1,482,694)  $ (807,765)
    Deferred revenue............................................      383,204       224,433     (756,867)
    Other.......................................................    1,754,481     1,074,602    1,569,002
                                                                  -----------   -----------   ----------
    Total deferred provision for (recovery of) income taxes.....  $   176,000   $  (183,659)  $    4,370
                                                                  ===========   ===========   ==========

   The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets are as follows:

                                                                      2003          2002
                                                                  ------------   -----------
    Operating loss carry forwards...............................  $  6,700,056   $ 3,789,394
    Deferred revenue............................................       646,642     1,029,846
    Capital assets & intangibles................................     4,102,742     2,093,368
    Reserves and accrued expenses...............................       333,079     2,579,456
    Other.......................................................       493,398       374,518
                                                                  ------------   -----------
                                                                    12,275,917     9,886,582
    Less: Valuation allowance...................................   (11,918,289)   (9,332,954)
                                                                  ------------   -----------
    Net non current deferred tax asset..........................  $    357,628   $   533,628
                                                                  ============   ===========

   At December 31, 2003, the Company has the following loss carry-forwards available for tax purposes:

    COUNTRY                                                         AMOUNT           EXPIRY
    -------                                                       -----------   -----------------
    Canada......................................................  $ 6,000,000   2005 through 2010
    US..........................................................  $13,000,000   2021 through 2023

6.  RELATED PARTY TRANSACTIONS

   Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2003 of $nil (2002 -- $nil; 2001 -- $280,000) paid to companies controlled by two former directors of MDSI.

7.  COMMITMENTS AND CONTINGENCIES

    (A)  CAPITAL AND OPERATING LEASES

      At December 31, 2003, future minimum payments under capital and non-cancelable operating leases for office space and computer equipment are as follows:

                                                                        CAPITAL     OPERATING
                                                                         LEASES       LEASES
                                                                       ----------   ----------
         2004........................................................  $1,345,399   $1,954,669
         2005........................................................   1,031,105    1,219,438
         2006........................................................          --    1,219,438
         2007........................................................          --    1,219,438
         2008........................................................          --    1,117,818
         Thereafter..................................................          --           --
                                                                       ----------   ----------
         Total minimum lease payments................................   2,376,504   $6,730,801
                                                                                    ==========
         Less: amount representing interest..........................    (190,219)
                                                                       ----------
         Present value of net minimum lease payments.................   2,186,285
         Less: current portion of capital lease obligations..........  (1,204,269)
                                                                       ----------
         Long term portion of capital lease obligations..............  $  982,016
                                                                       ==========

      Rent expense for the year ended December 31, 2003 in respect of operating leases for office space was $1,468,887 (2002 -- $1,139,352; 2001 --
      $1,662,337).

    (B)  LINE AND LETTERS OF CREDIT

      The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2002 -- $10,000,000 CDN), which bears interest at prime plus 0.5%. As at December 31, 2003, the Company was not utilizing the operating line of credit.

      The Company has provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192)
      expiring October 1, 2004. The Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

    (C)  CONTINGENCY

      The Company was involved in a legal dispute with a customer. The Company filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due of approximately $3.7 million. The suit sought payment of the contract balance, plus other damages, interest and attorneys' fees. The customer filed an answer and counterclaim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. In addition, the customer's counterclaims alleged fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. The customer sought all actual, special, incidental and consequential damages associated with these claims of approximately $7.2 million in addition to punitive damages, interest and attorneys' fees.

      On February 2, 2004 the customer and the Company settled this lawsuit. Under the settlement agreement each company has fully released and discharged the other from all outstanding legal claims without further financial compensation. As a result of this settlement the Company has written off the remaining $2.7 million long term receivable due from the customer as no further consideration will be received from this customer under terms of the settlement.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

    (D)  COMMITMENT

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementation services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

8.  SEGMENTED INFORMATION

   As described in Note 2, the Company has reclassified the results of operations of Connectria as discontinued operations. The business was previously disclosed as a separate operating segment. As a result of discontinuing this business, the Company now only operates in a single business segment, the Field Service business segment. The segment data below excludes amounts related to the discontinued operations.

    GEOGRAPHIC INFORMATION

   The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                                          2003                       2002                       2001
                                                ------------------------   ------------------------   ------------------------
                                                              LONG-LIVED                 LONG-LIVED                 LONG-LIVED
                                                  REVENUE       ASSETS       REVENUE       ASSETS       REVENUE       ASSETS
                                                -----------   ----------   -----------   ----------   -----------   ----------
    Canada....................................  $ 1,540,258   $7,442,217   $   840,388   $8,880,084   $ 1,374,365   $6,789,712
    United States.............................   24,749,574      397,485    25,571,679      830,789    32,819,991      787,448
    Europe, Middle East and Africa............   20,034,775      150,755    10,999,163       80,991     9,507,404       57,416
    Asia and Other............................    1,059,982           --       800,222        6,223     1,239,078          672
                                                -----------   ----------   -----------   ----------   -----------   ----------
                                                $47,384,589   $7,990,457   $38,211,452   $9,798,087   $44,940,838   $7,635,248
                                                ===========   ==========   ===========   ==========   ===========   ==========

    MAJOR CUSTOMER

   During the year ended December 31, 2003 the Company earned revenue from one customer of $8,532,086 and revenue from a second customer of $8,098,509, representing 18.0% and 17.1% of revenue respectively. During the year ended December 31, 2002 the Company earned revenue from one customer of $3,472,229 or approximately 9.1% of total revenue. For the year ended December 31, 2001 the Company earned revenue from on customer of $5,211,212 or approximately 11.6% of total revenue.

9.  SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                                     2003          2002          2001
                                                                  ----------    ----------    -----------
    Accounts receivable.........................................  $  323,083    $2,882,600    $ 8,396,394
    Prepaid expenses and other assets...........................    (286,189)      314,223       (595,648)
    Income taxes payable / receivable...........................     314,467       969,223     (1,457,670)
    Accounts payable and accrued liabilities....................   1,387,067    (2,305,884)     1,841,956
    Deferred revenue............................................   3,661,411       (31,543)       137,777
                                                                  ----------    ----------    -----------
                                                                  $5,399,839    $1,828,619    $ 8,322,809
                                                                  ==========    ==========    ===========

10. FINANCIAL INSTRUMENTS

   The carrying value of cash and cash equivalents, accounts receivable, certain other assets, accounts payable, accrued liabilities, and capital lease obligations approximate their respective fair values as of December 31, 2003 and 2002.

   The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. Where exposed to credit risk, the Company mitigates this risk by analyzing the counter-parties' financial condition prior to entering into agreements, establishing billing arrangements and assessing the collectibility of the account on an ongoing basis. As these customers are geographically dispersed, concentrations of credit risk are further mitigated.

11. RESTRUCTURING CHARGE

   On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan, which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                         TOTAL
                                                                  RESTRUCTURING CHARGE
                                                                  --------------------
    Workforce reduction.........................................      $ 3,375,000
    Provision for excess office space...........................        1,861,000
    Non cash writedown of capital assets........................          563,780
    Other.......................................................          306,147
                                                                      -----------
    Total restructuring charges.................................        6,105,927
    Cumulative draw-downs.......................................       (5,225,145)
                                                                      -----------
    Accrued restructuring charges included in accrued
      liabilities at December 31, 2003 (2002 -- $1,257,335).....      $   880,782
                                                                      ===========

   Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

   The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

12. STRATEGIC EXPENSES

   Strategic expenses consist of professional fees associated with investigating potential corporate transactions that the Company considered during the year ended December 31, 2003.

                        MDSI MOBILE DATA SOLUTIONS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Expressed in United States dollars)
                                  (Unaudited)

                                                                         AS AT
                                                              ----------------------------
                                                               MARCH 31,      DECEMBER 31,
                                                                  2004            2003
                                                              ------------    ------------
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 16,873,805    $ 15,827,043
  Accounts receivable, net
     Trade (net of allowance for doubtful accounts
      $2,060,844; 2003 -- $2,792,415).......................     9,151,453       8,610,846
     Unbilled...............................................     2,231,492       2,446,271
  Prepaid expenses and other assets.........................     1,295,711       1,838,425
                                                              ------------    ------------
                                                                29,552,461      28,722,585
CAPITAL ASSETS, NET.........................................     7,736,157       7,990,457
LONG TERM DEFERRED TAXES....................................       358,640         357,628
                                                              ------------    ------------
TOTAL ASSETS................................................  $ 37,647,258    $ 37,070,670
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $  2,424,709    $  1,786,665
  Accrued liabilities (note 4)..............................     4,679,025       4,677,980
  Income taxes payable......................................       915,912         917,183
  Deferred revenue..........................................    11,356,876      11,560,446
  Current obligations under capital lease...................     1,124,753       1,204,269
                                                              ------------    ------------
                                                                20,501,275      20,146,543
OBLIGATIONS UNDER CAPITAL LEASES............................       697,332         982,016
                                                              ------------    ------------
TOTAL LIABILITIES...........................................    21,198,607      21,128,559
STOCKHOLDERS' EQUITY
  Common stock..............................................    44,357,139      44,329,182
  Additional paid-up capital................................     2,357,128       2,222,128
  Deficit...................................................   (29,575,512)    (29,919,095)
  Comprehensive Income......................................      (690,104)       (690,104)
                                                              ------------    ------------
                                                                16,448,651      15,942,111
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 37,647,258    $ 37,070,670
                                                              ============    ============
Commitments and Contingencies (note 5)

            See notes to condensed consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Expressed in United States dollars)
                                  (Unaudited)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2004            2003
                                                              ------------    ------------
REVENUE
  Software and services.....................................  $  7,481,714    $  7,213,433
  Maintenance and support...................................     4,302,727       2,817,794
  Third party products and services.........................       866,257       1,852,745
                                                              ------------    ------------
                                                                12,650,698      11,883,972
DIRECT COSTS................................................     6,589,989       5,928,104
                                                              ------------    ------------
GROSS PROFIT................................................     6,060,709       5,955,868
                                                              ------------    ------------
OPERATING EXPENSES
  Research and development..................................     1,535,344       1,279,026
  Sales and marketing.......................................     2,135,051       2,947,943
  General and administrative................................     1,753,061       1,570,066
  Strategic Expenses........................................       350,000              --
                                                              ------------    ------------
                                                                 5,773,456       5,797,035
                                                              ------------    ------------
OPERATING INCOME............................................       287,253         158,833
OTHER INCOME (EXPENSE)......................................       226,118        (252,619)
                                                              ------------    ------------
INCOME (LOSS) FROM BEFORE TAX PROVISION.....................       513,371         (93,786)
PROVISION FOR INCOME TAXES..................................       169,788          99,262
                                                              ------------    ------------
NET INCOME (LOSS) FOR THE PERIOD............................       343,583        (193,048)
DEFICIT, BEGINNING OF PERIOD................................   (29,919,095)    (26,276,352)
                                                              ------------    ------------
DEFICIT, END OF PERIOD......................................  $(29,575,512)   $(26,469,400)
                                                              ============    ============
EARNINGS (LOSS) PER COMMON SHARE
  BASIC.....................................................  $       0.04    $      (0.02)
                                                              ============    ============
  DILUTED...................................................  $       0.04    $      (0.02)
                                                              ============    ============

            See notes to condensed consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (Expressed in United States dollars)
                                  (Unaudited)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2004            2003
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) for the period..........................  $   343,583     $  (193,048)
  Items not affecting cash:
     Depreciation...........................................      579,061         730,761
     Deferred income taxes..................................       (1,012)             --
     Stock based compensation charge........................      135,000              --
     Changes in non-cash operating working capital items
      (note 6)..............................................      651,134       1,814,169
                                                              -----------     -----------
  Net cash provided by operating activities.................    1,707,766       2,351,882
                                                              -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Common Shares.................................       27,957          73,067
  Repayment of capital leases...............................     (364,200)       (470,557)
                                                              -----------     -----------
  Net cash used in financing activities.....................     (336,243)       (397,490)
                                                              -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of capital assets.............................     (324,761)       (422,093)
                                                              -----------     -----------
  Net cash used in investing activities.....................     (324,761)       (422,093)
                                                              -----------     -----------
NET CASH INFLOW.............................................    1,046,762       1,532,299
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............   15,827,043      11,016,945
                                                              -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $16,873,805     $12,549,244
                                                              ===========     ===========

            See notes to condensed consolidated financial statements

                        MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (Expressed in United States dollars)
                                  (Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  BASIS OF PRESENTATION

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and pursuant to the instructions of the United States Securities and Exchange Commission Form 10-Q and Article 10 of Regulation S-X.

      While these financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report of MDSI Mobile Data Solutions Inc. (the "Company" or "MDSI") filed on Form 10-K for the year ended December 31, 2003.

    (B)  USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, amortization, determination of the net recoverable value of assets, revenue recognized on long term contracts, taxes and contingencies. Actual results could differ from those estimates.

    (C)  REVENUE RECOGNITION

      We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

    License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated man-days to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

    Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we defer a portion of the supply agreement fee, based on vendor specific objective evidence of the value of these services, and recognize the deferred amount as revenue pro rata over the warranty period.

    Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

    (D)  RECENTLY ISSUED ACCOUNTING STANDARDS

      In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition", which supercedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of Emerging Issues Task Force 00-21 ("EITF 00-21"), "Accounting for Revenue Arrangements with Multiple Deliverables." SAB 104 also incorporated certain sections of the SEC's "Revenue Recognition in Financial Statements -- Frequently Asked Questions and Answers" document. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have an impact on the consolidated financial statements.

    (E)  STOCK-BASED COMPENSATION

      The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price of the common stock option at the date granted.

      The following pro forma financial information presents the net loss for the quarter and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                       ---------------------
                                                                         2004        2003
                                                                       --------    ---------
         Net income (loss) for the period............................  $103,502    $(537,504)
                                                                       --------    ---------
         Basic and fully diluted loss per common share...............  $   0.01    $   (0.07)
                                                                       ========    =========

      Using the fair value method for stock-based compensation, additional compensation costs of approximately $240,081, would have been recorded for the three months ended March 31, 2004 (2003 -- $344,456). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years, average life of the option of 5 years, a weighted average annualized volatility of the Company's share price of 47% and a weighted average annualized risk free interest rate of 1.1%.

2.  SEGMENTED INFORMATION

   The Company operates in a single business segment, the Field Service business segment.

   The Company earned revenue from sales to customers in the following geographic locations:

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  --------------------------
                                                                     2004           2003
                                                                  -----------    -----------
    Canada......................................................  $   484,167    $   273,437
    United States...............................................    6,931,318      5,305,338
    Europe, Middle East and Africa..............................    5,055,657      6,023,815
    Asia and Other..............................................      179,556        281,382
                                                                  -----------    -----------
                                                                  $12,650,698    $11,883,972
                                                                  ===========    ===========

    Major customers

   During the three months ended March 31, 2004 revenue from two customers accounted for approximately 18.2% and 13.1%, respectively, of total revenue. For the three months ended March 31, 2003 revenue from two customers accounted for approximately 20.6% and 9.6%, respectively, of total revenue.

3.  EARNINGS (LOSS) PER COMMON SHARE

   Basic earnings (loss) per common share is calculated by dividing net income
   (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. In periods for which there is a reported net loss, potentially dilutive securities have been excluded from the calculation, as their effect would be anti-dilutive.

   The following table reconciles the number of shares utilized in the loss per common share calculations for the periods indicated:

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                  ----------------------
                                                                    2004         2003
                                                                  ---------    ---------
    Weighted average shares outstanding.........................  8,226,068    8,185,445
    Effect of dilutive securities Stock options.................    143,886           --
                                                                  ---------    ---------
    Diluted weighted average shares outstanding.................  8,369,954    8,185,445
                                                                  =========    =========

4.  RESTRUCTURING CHARGE

   During 2001, in response to uncertain economic conditions and poor financial performance, the Company announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs. In connection with the restructuring the Company recorded a charge of $6.1 million. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                    TOTAL RESTRUCTURING
                                                                          CHARGE
                                                                    -------------------
    Workforce reduction.........................................        $3,375,000
    Provision for excess office space...........................         1,861,000
    Non cash write-down of capital assets.......................           563,780
    Other.......................................................           306,147
                                                                        ----------
    Total restructuring charges.................................         6,105,927
    Cumulative draw-downs.......................................        (5,283,169)
                                                                        ----------
    Accrued restructuring charges included in accrued
      liabilities at March 31, 2004.............................        $  822,758
                                                                        ==========

   Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

   The Company has recorded a $1.9 million provision relating to surplus office space under long term leases by the Company at two locations. The Company has incurred approximately $1.1 million of cash costs relating to this provision leaving an accrual of $0.8 million remaining as at March 31, 2004. The Company expects that the charge will be fully drawn down no later than the fourth quarter of 2004.

5.  COMMITMENTS AND CONTINGENCIES

    (A)  CONTINGENCY

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

    (B)  COMMITMENT

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period ending May 2010. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementation services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. The Company's obligation may increase as a result of contract expansions.

    (C)  INDEMNIFICATIONS

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

6.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                  -----------------------
                                                                    2004          2003
                                                                  ---------    ----------
    Accounts receivable.........................................  $(325,828)   $1,140,084
    Prepaid expenses and other assets...........................    542,714       425,985
    Income taxes payable........................................     (1,272)       (3,672)
    Accounts payable and accrued liabilities....................    639,090      (803,149)
    Deferred revenue............................................   (203,570)    1,054,921
                                                                  ---------    ----------
                                                                  $ 651,134    $1,814,169
                                                                  =========    ==========

7.  STRATEGIC EXPENSES

   Strategic expenses consist of professional fees and expenses associated with investigating potential corporate transactions.

8.  SUBSEQUENT EVENTS

   On April 12, 2004, as a result of the strategic review process, the Company entered into a definitive agreement to be acquired by At Road, Inc. This transaction is subject to certain terms and conditions including shareholder and court approval and is expected to close in the third quarter of 2004.

   The agreement relating to the Company's proposed transaction with At Road, Inc. provides that, on the occurrence of certain events leading to the termination of the agreement, At Road Inc. will be entitled to this termination fee of between $3.1 million and $4.0 million from the Company.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of AT ROAD, INC.:

     We have audited the accompanying consolidated balance sheets of At Road, Inc. and its subsidiary (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of At Road, Inc., and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 11, 2004

                                 AT ROAD, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (Expressed in United States dollars)
               (In thousands, except share and par value amounts)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 103,669   $  35,659
  Short-term investments....................................      2,000          --
  Restricted short-term investments.........................         --       2,241
  Accounts receivable (net of allowances of $1,421 and
     $1,900)................................................      7,109       7,407
  Inventories...............................................      2,425       5,399
  Deferred product costs....................................     11,921       8,694
  Prepaid expenses and other................................      1,269       1,243
                                                              ---------   ---------
     Total current assets...................................    128,393      60,643
Property and equipment, net.................................      2,298       2,500
Deferred product costs......................................      7,270       6,166
Intangible assets, net......................................         28         483
Other assets................................................      1,027         758
                                                              ---------   ---------
     Total assets...........................................  $ 139,016   $  70,550
                                                              =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   5,057   $   3,408
  Accrued liabilities.......................................      5,465       3,870
  Deferred revenue and customer deposits....................      9,751       7,594
                                                              ---------   ---------
     Total current liabilities..............................     20,273      14,872
Deferred revenue............................................      6,582       5,321
Other long-term liabilities.................................         33         190
                                                              ---------   ---------
     Total liabilities......................................     26,888      20,383
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, $0.0001 par value, 10,000,000 shares
     authorized, shares issued and outstanding: none in 2003
     and 2002...............................................         --          --
  Common stock, $0.0001 par value, 250,000,000 shares
     authorized, shares issued and outstanding: 53,700,445
     in 2003 and 47,747,156 in 2002.........................    228,441     170,610
Deferred stock compensation.................................         (4)       (491)
Notes receivable from stockholders..........................        (87)     (2,068)
Accumulated deficit.........................................   (116,222)   (117,884)
                                                              ---------   ---------
     Total stockholders' equity.............................    112,128      50,167
                                                              ---------   ---------
     Total liabilities and stockholders' equity.............  $ 139,016   $  70,550
                                                              =========   =========

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Expressed in United States dollars)
                    (In thousands, except per share amounts)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2003       2002       2001
                                                              -------   --------   --------
Revenues:
  Service...................................................  $49,561   $ 33,678   $ 20,188
  Product...................................................   13,802     10,742      7,262
                                                              -------   --------   --------
     Total revenues.........................................   63,363     44,420     27,450
                                                              -------   --------   --------
Costs and expenses:
  Cost of service revenue (excluding intangibles
     amortization included below)...........................   15,711     13,544     12,690
  Cost of product revenue...................................   19,770     16,946     13,523
  Intangibles amortization..................................      455      1,670      1,656
  Sales and marketing.......................................   11,408     10,746     17,267
  Research and development..................................    5,379      5,878      7,608
  General and administrative................................    9,202      8,616     12,733
  Restructuring charges.....................................       --         --        218
  Stock compensation(*).....................................      467      1,065      3,041
                                                              -------   --------   --------
     Total costs and expenses...............................   62,392     58,465     68,736
                                                              -------   --------   --------
Income (loss) from operations...............................      971    (14,045)   (41,286)
                                                              -------   --------   --------
Other income (expense), net:
  Interest income...........................................      686        964      2,662
  Interest expense..........................................      (11)       (15)        (9)
  Investment impairment charge..............................       --     (1,035)        --
  Other income (expense), net...............................       16       (106)       (14)
                                                              -------   --------   --------
     Total other income (expense), net......................      691       (192)     2,639
                                                              -------   --------   --------
Net income (loss)...........................................  $ 1,662   $(14,237)  $(38,647)
                                                              =======   ========   ========
Net income (loss) loss per share:
  Basic.....................................................  $  0.03   $  (0.31)  $  (0.88)
                                                              =======   ========   ========
  Diluted...................................................  $  0.03   $  (0.31)  $  (0.88)
                                                              =======   ========   ========
Shares used in calculating net income (loss) per share:
  Basic.....................................................   49,978     46,134     43,892
                                                              =======   ========   ========
  Diluted...................................................   54,282     46,134     43,892
                                                              =======   ========   ========
(*) Stock compensation:
  Cost of service revenue...................................  $    10   $     23   $     82
  Cost of product revenue...................................       25         96        194
  Sales and marketing.......................................       25         72        (12)
  Research and development..................................       93        322        214
  General and administrative................................      314        552      2,563
                                                              -------   --------   --------
     Total..................................................  $   467   $  1,065   $  3,041
                                                              =======   ========   ========

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (Expressed in United States dollars)
               (In thousands, except share and per share amounts)

                                                                                NOTES        ACCUMULATED
                                          COMMON STOCK          DEFERRED      RECEIVABLE        OTHER
                                     ----------------------      STOCK           FROM       COMPREHENSIVE   ACCUMULATED
                                       SHARES       AMOUNT    COMPENSATION   STOCKHOLDERS       LOSS          DEFICIT
                                     -----------   --------   ------------   ------------   -------------   -----------
BALANCES, January 1, 2001..........   46,071,979   $171,208     $(8,123)       $(3,309)         $(10)        $ (65,000)
Net loss...........................                                                                            (38,647)
Change in net unrealized income
  (loss) from short-term
  investments......................                                                               10
Comprehensive loss.................
Shares issued under employee stock
  purchase plan....................      367,579        672
Exercise of stock options..........      387,226        282                        (35)
Common stock issued for consulting
  services.........................        2,250          4
Collection of notes receivable from
  stockholders.....................                                                318
Repurchase of common stock through
  cancellation of notes
  receivable.......................     (329,583)      (278)                       278
Deferred stock compensation........                      85         (85)
Reversal of deferred stock
  compensation due to employee
  terminations.....................                  (2,825)      2,825
Amortization of deferred stock
  compensation.....................                               3,041
                                     -----------   --------     -------        -------          ----         ---------
BALANCES, December 31, 2001........   46,499,451   $169,148     $(2,342)       $(2,748)         $ --         $(103,647)
Net loss...........................                                                                            (14,237)
Shares issued under employee stock
  purchase plan....................      553,401      1,098
Exercise of stock options..........      788,054      1,276
Collection of notes receivable from
  stockholders.....................                                                554
Repurchase of common stock through
  cancellation of notes
  receivable.......................      (93,750)      (126)                       126
Deferred stock compensation........                      15         (15)
Reversal of deferred stock
  compensation due to employee
  terminations.....................                    (801)        801
Amortization of deferred stock
  compensation.....................                               1,065
                                     -----------   --------     -------        -------          ----         ---------
BALANCES, December 31, 2002........   47,747,156   $170,610     $  (491)       $(2,068)         $ --         $(117,884)
Net income.........................
Common stock issued through
  secondary public offering, net of
  issuance costs...................    4,000,000     51,889
Shares issued through employee
  stock purchase plan..............      563,295      1,484
Exercise of stock options..........    1,389,994      4,478
Collection of notes receivable from
  stockholders.....................                                              1,981
Deferred stock compensation........                       5          (5)
Reversal of deferred stock
  compensation due to employee
  terminations.....................                     (25)         25
Amortization of deferred stock
  compensation.....................                                 467
                                     -----------   --------     -------        -------          ----         ---------
Balances, December 31, 2003........   53,700,445   $228,441     $    (4)       $   (87)         $ --         $(116,222)
                                     ===========   ========     =======        =======          ====         =========


                                                         TOTAL
                                     STOCKHOLDERS'   COMPREHENSIVE
                                        EQUITY       INCOME (LOSS)
                                     -------------   -------------
BALANCES, January 1, 2001..........    $ 94,766
Net loss...........................     (38,647)       $(38,647)
Change in net unrealized income
  (loss) from short-term
  investments......................          10              10
                                                       --------
Comprehensive loss.................          --        $(38,637)
                                                       ========
Shares issued under employee stock
  purchase plan....................         672
Exercise of stock options..........         247
Common stock issued for consulting
  services.........................           4
Collection of notes receivable from
  stockholders.....................         318
Repurchase of common stock through
  cancellation of notes
  receivable.......................          --
Deferred stock compensation........          --
Reversal of deferred stock
  compensation due to employee
  terminations.....................          --
Amortization of deferred stock
  compensation.....................       3,041
                                       --------
BALANCES, December 31, 2001........    $ 60,411
Net loss...........................     (14,237)       $(14,237)
                                                       ========
Shares issued under employee stock
  purchase plan....................       1,098
Exercise of stock options..........       1,276
Collection of notes receivable from
  stockholders.....................         554
Repurchase of common stock through
  cancellation of notes
  receivable.......................          --
Deferred stock compensation........          --
Reversal of deferred stock
  compensation due to employee
  terminations.....................          --
Amortization of deferred stock
  compensation.....................       1,065
                                       --------
BALANCES, December 31, 2002........    $ 50,167
Net income.........................       1,662        $  1,662
                                                       ========
Common stock issued through
  secondary public offering, net of
  issuance costs...................      51,889
Shares issued through employee
  stock purchase plan..............       1,484
Exercise of stock options..........       4,478
Collection of notes receivable from
  stockholders.....................       1,981
Deferred stock compensation........          --
Reversal of deferred stock
  compensation due to employee
  terminations.....................          --
Amortization of deferred stock
  compensation.....................         467
                                       --------
Balances, December 31, 2003........    $112,128
                                       ========

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Expressed in United States dollars)
                                 (In thousands)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $  1,662   $(14,237)  $(38,647)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................     2,168      4,710      4,625
     Loss on disposal of property and equipment.............         7        115          2
     Investment impairment charge...........................        --      1,035         --
     Amortization of deferred stock compensation............       467      1,065      3,041
     Provision for inventory valuation......................     1,375      1,063        735
     Provision for doubtful accounts........................      (127)       461      2,442
     Common stock issued for consulting services............        --         --          4
     Change in assets and liabilities:
       Accounts receivable..................................       425     (3,087)    (2,656)
       Inventories..........................................     1,599      1,934     (2,155)
       Deferred product costs...............................    (4,331)    (1,170)    (3,386)
       Prepaid expenses and other...........................       (26)      (761)       330
       Accounts payable.....................................     1,649      1,031     (1,233)
       Accrued and other liabilities........................     1,438       (365)    (1,827)
       Deferred revenue.....................................     3,418      1,654      4,132
                                                              --------   --------   --------
          Net cash provided by (used in) operating
            activities......................................     9,724     (6,552)   (34,593)
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchase of property and equipment........................    (1,519)      (755)      (763)
  Proceeds from sale of property and equipment..............         2         --         --
  Purchases of short-term investments.......................    (2,000)        --         --
  Proceeds from maturities of short-term investments........     2,241         --      5,208
  Purchase of restricted short-term investments.............        --        (25)       (81)
  Other assets..............................................      (270)      (101)      (124)
                                                              --------   --------   --------
          Net cash provided by (used in) investing
            activities......................................    (1,546)      (881)     4,240
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from sale of common stock........................    57,851      2,374        919
  Proceeds from payments on note receivable issued to
     stockholders...........................................     1,981        554        318
                                                              --------   --------   --------
Net cash provided by financing activities...................    59,832      2,928      1,237
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........    68,010     (4,505)   (29,116)
Cash and cash equivalents:
  Beginning of year.........................................    35,659     40,164     69,280
                                                              --------   --------   --------
  End of year...............................................  $103,669   $ 35,659   $ 40,164
                                                              ========   ========   ========
Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
  Issuance of common stock for notes receivable.............  $     --   $     --   $     35
                                                              ========   ========   ========
  Deferred stock compensation...............................  $      5   $     15   $     85
                                                              ========   ========   ========
  Reversal of deferred stock compensation...................  $     25   $    801   $  2,825
                                                              ========   ========   ========
  Repurchase of common stock through cancellation of notes
     receivable.............................................  $     --   $    126   $    278
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (Expressed in United States dollars)

NOTE 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

   At Road, Inc. (the Company), was incorporated in July 1994 in California and commenced operations on July 1, 1996. The Company is a leading provider of mobile resource management services through the use of the proprietary global positioning system (GPS) and wireless technologies.

    PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the Company and its wholly-owned subsidiary. Intercompany accounts and transactions are eliminated upon consolidation.

    ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

   The Company considers all highly liquid debt instruments purchased with a remaining maturity at purchase of 90 days or less to be cash equivalents.

    SHORT-TERM INVESTMENTS

   Short-term investments represent highly liquid debt instruments purchased with a remaining maturity date at purchase of greater than 90 days and are stated at fair value. The differences between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing unrealized holding gains or losses, are recorded separately as accumulated other comprehensive loss within stockholders' equity. While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale because the sale of such securities may be required prior to maturity. Any gains and losses on the sale of debt securities are determined on a specific identification basis. At December 31, 2003 short-term investments consist of a certificate of deposit with a fair value which approximated cost. The certificate of deposit has a maturity date of June 12, 2004. There were no short-term investments at December 31, 2002.

   Restricted short-term investments consist of a certificate of deposit with an original maturity of greater than 90 days, which was held as collateral under the Company's line of credit agreement existing at that time (see Note 6). The certificate of deposit was classified as available-for-sale as the sale of such security may be required prior to maturity. At December 31, 2002 the fair value of the restricted short-term investment approximated cost. There were no restricted short-term investments at December 31, 2003.

    CONCENTRATION OF CREDIT RISK

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents and short-term investments consist of checking and savings accounts, money market accounts and highly liquid debt instruments with three financial institutions. The Company sells products primarily to companies in the United States. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing evaluations of its customers' financial condition.

   At December 31, 2003, Verizon Communications totaled 25% of outstanding accounts receivable. No other customers comprised 10% or more of total outstanding accounts receivable at December 31, 2003. At December 31, 2002, no single customer or group of related customers comprised 10% or more of total outstanding accounts receivable.

    INVENTORIES

   Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost (average cost) or market.

    PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of approximately three to five years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

    INTANGIBLE AND OTHER ASSETS

   Intangible assets, which represent purchased technology, are stated at cost and amortized using the straight-line method over estimated useful lives of two to three years (see Note 4).

                                 AT ROAD, INC.

   At December 31, 2001, the Company held approximately 148,000 shares of preferred stock in Cellport Systems, Inc., with a book value of $1,035,000 and which represented approximately seven percent ownership in Cellport Systems, Inc. The Company accounts for this investment using the cost method. During the quarter ended June 30, 2002, it was determined that the investment had experienced a decline in value that was other than temporary. Accordingly, $1,035,000 was expensed in 2002.

    LONG-LIVED ASSETS

   The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

    INCOME TAXES

   The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carry forwards and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

    REVENUE RECOGNITION

   Revenue is recognized when earned in accordance with applicable accounting standards, including American Institute of Certified Public Accountants (AICPA) Statement of Position No. 97-2, Software Revenue Recognition, as amended. The Company earns revenues under service contracts, which generally provide service over periods from two to three years, and from related products sold to customers (for which title passes on delivery). Through December 31, 2003, its services have been available only by using the Company's platform or a location- or wireless application protocol-enabled mobile telephone. Accordingly, service revenue, which is comprised of monthly fees, is recognized ratably over the minimum service contract period, which commences (a) upon installation where customers have installed the platform in mobile worker vehicles or (b) upon the creation of subscription licenses and a customer account on the Company's website where customers have elected to use services with a location-enabled mobile telephone.

   The Company does not sell location- or wireless application protocol-enabled mobile telephones and, therefore, recognizes no product or upfront revenues related to subscribers utilizing such telephones. For products sold, the Company defers product revenue at installation and recognizes it ratably over the minimum service contract period. Product costs (not in excess of the related deferred product revenue) are also deferred and amortized over such period. Customer payments received prior to installation are recorded as customer deposits.

    ADVERTISING COSTS

   All advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing expenses, were approximately $301,000, $252,000 and $1,345,000 in 2003, 2002 and 2001, respectively. Advertising costs consist primarily of ad campaigns, catalog brochures, direct mailings and trade show expenses.

    RESEARCH AND DEVELOPMENT EXPENSES

   Research and development expenses are charged to operations as incurred. Such expenses include product development costs and costs related to the Company's internally developed software systems, which have not met the capitalization criteria of Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. During 2003, 2002 and 2001 no research and development costs were capitalized in accordance with SOP 98-1.

    FOREIGN CURRENCY TRANSACTIONS

   The functional currency of the Company's foreign subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the year, non-monetary assets and liabilities are translated at historical rates and revenues and expenses are translated at average exchange rates in effect during the period. Transaction gains and losses have not been significant to date.

    STOCK-BASED AWARDS

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements granted at fair market value.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards
   (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires that the fair value of such instruments be recognized as an expense over the period in which the related services are received.

   SFAS No. 123 requires the disclosure of pro forma net income or loss had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the

                                 AT ROAD, INC.

   calculated values. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. The Company used the following weighted average assumptions:

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   2003       2002       2001
                                                                  -------   --------   --------
    STOCK OPTION PLANS:
      Risk free interest rate...................................     2.91%      3.56%      4.50%
      Expected volatility.......................................    114.0%     124.0%     143.0%
      Expected life (in years)..................................        5          5          5
      Expected dividend.........................................  $  0.00   $   0.00   $   0.00
    EMPLOYEE STOCK PURCHASE PLAN:
      Risk free interest rate...................................     1.14%      1.61%      2.83%
      Expected volatility.......................................     92.0%     124.0%     143.0%
      Expected life (in years)..................................       .5         .5         .5
      Expected dividend.........................................  $  0.00   $   0.00   $   0.00

   If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to common stockholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been (in thousands, except per share amounts):

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   2003       2002       2001
                                                                  -------   --------   --------
    Net income (loss) as reported...............................  $ 1,662   $(14,237)  $(38,647)
    Less; stock-based employee compensation expense included in
      reported net income (loss)................................      462      1,025      2,957
    Add; stock-based employee compensation expense determined
      under fair value based method.............................   (9,422)    (8,705)    (7,364)
                                                                  -------   --------   --------
    Pro forma net loss..........................................  $(7,298)  $(21,917)  $(43,054)
                                                                  =======   ========   ========
    Basic net income (loss) per share:
      As reported...............................................  $  0.03   $  (0.31)  $  (0.88)
                                                                  =======   ========   ========
      Pro forma.................................................  $ (0.15)  $  (0.48)  $  (0.98)
                                                                  =======   ========   ========
    Diluted net income (loss) per share:
      As reported...............................................  $  0.03   $  (0.31)  $  (0.88)
                                                                  =======   ========   ========
      Pro forma.................................................  $ (0.13)  $  (0.48)  $  (0.98)
                                                                  =======   ========   ========

    NET INCOME AND LOSS PER COMMON SHARE

   Basic net income (loss) per common share excludes the effect of dilutive securities and is computed by dividing net income (loss) by the weighted average shares outstanding (excluding shares subject to repurchase). Diluted net income per share is computed by dividing net income by the weighted average shares outstanding plus the weighted average number of common shares resulting from the assumed conversion of outstanding stock options and employee stock plan shares. Diluted net loss per common share for 2002 and 2001 was the same as basic net loss per common share since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses, respectively.

    CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

   The Company participates in a dynamic high-technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; competitive pressures in the form of new products and services or price reductions on current products and services; changes in the overall demand for products and services offered by the Company; market acceptance of the Company's products and services; development of sales channels; changes in third-party manufacturers; changes in key suppliers; changes in availability of wireless data networks; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with necessary components; and the Company's ability to attract and retain employees necessary to support its growth.

   Motorola is the sole supplier of microcontrollers used in the Company's products. The Company expects to rely on Motorola as a source for this component for the next several years. Taiwan Semiconductor Manufacturing Company (TSMC) is the sole manufacturer of the Company's Global Positioning System digital receiver chips used in some of the Company's products. The Company expects to rely on TSMC as a source for this component for at least the next twelve months.

                                 AT ROAD, INC.

    COMPREHENSIVE INCOME (LOSS)

   Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. At December 31, 2003 and 2002, accumulated other comprehensive loss was zero.

    SEGMENT REPORTING

   In 2003, 2002 and 2001, the Company operated in a single reportable segment and will evaluate additional segment disclosure requirements as it expands its operations. The Company had no significant revenues from customers outside of the United States in 2003, 2002 and 2001, and had no significant long-lived assets deployed outside the United States at December 31, 2003 and 2002.

    MAJOR CUSTOMERS

   In 2003, one customer, Verizon Communications, represented 17% of total revenues. No other customers comprised 10% or more of total revenues in 2003. In 2002 and 2001, no single customer or group of related customers comprised 10% or more of total revenues.

    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 became effective for the Company on January 1, 2001. The adoption of this statement did not have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

    RECENTLY ISSUED ACCOUNTING STANDARDS

   The Financial Accounting Standards Board (FASB) issued Interpretation 46 (FIN
   46), Consolidation of Variable Interest Entities in January 2003, and a revised interpretation of FIN 46 ("FIN 46-R"). FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. The Company has not invested in any entities that the Company believes are variable interest entities for which the Company is the primary beneficiary. The adoption of FIN-46 had no impact, and the Company does not expect the adoption of FIN 46-R to have an impact, on its financial position, results of operations or cash flows.

   In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires that certain financial instruments be presented as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and was effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FASB Staff Position (FSP) No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS No. 150, which defers the effective date for various provisions of SFAS No. 150. The Company believes that it has properly classified and measured in its balance sheets and disclosed in our consolidated financial statements certain financial instruments with characteristics of both liabilities and equity.

   Certain reclassifications have been made to the 2002 financial statement presentation to conform to the 2003 presentation. These reclassifications had no effect on net loss or stockholders' equity.

NOTE 2.  INVENTORIES

   Inventories consist of (in thousands):

                                                                   DECEMBER 31,
                                                                  ---------------
                                                                   2003     2002
                                                                  ------   ------
    Raw materials...............................................  $1,294   $3,183
    Work in process.............................................     177      389
    Finished goods..............................................     954    1,827
                                                                  ------   ------
                                                                  $2,425   $5,399
                                                                  ======   ======

                                 AT ROAD, INC.

NOTE 3.  PROPERTY AND EQUIPMENT

   Property and equipment consist of (in thousands):

                                                                    DECEMBER 31,
                                                                  -----------------
                                                                   2003      2002
                                                                  -------   -------
    Computers and software......................................  $11,120   $ 9,662
    Manufacturing and office equipment..........................      296       289
    Furniture and fixtures......................................      422       419
    Leasehold improvements......................................      105       105
                                                                  -------   -------
      Total.....................................................   11,943    10,475
    Accumulated depreciation and amortization...................   (9,645)   (7,975)
                                                                  -------   -------
    Property and equipment, net.................................  $ 2,298   $ 2,500
                                                                  =======   =======

NOTE 4.  INTANGIBLE ASSETS

   During 2002, the Company acquired an additional $83,000 of purchase technology. This intangible asset is being amortized on a straight-line basis over an estimated useful life of two years.

   The Company reassessed the useful lives and classification of our identifiable intangible assets and determined that they continued to be appropriate. Information regarding the Company's intangible assets having a finite life is as follows (in thousands):

                                                           AS OF DECEMBER 31, 2003             AS OF DECEMBER 31, 2002
                                                      ---------------------------------   ---------------------------------
                                                      CARRYING   ACCUMULATED      NET     CARRYING   ACCUMULATED      NET
                                                       AMOUNT    AMORTIZATION   BALANCE    AMOUNT    AMORTIZATION   BALANCE
                                                      --------   ------------   -------   --------   ------------   -------
    Purchased technology............................   $5,052      $(5,024)       $28      $5,052      $(4,569)      $483

   Amortization expense for intangible assets was $455,000, $1,670,000 and $1,656,000 for 2003, 2002 and 2001, respectively. The estimated amortization for fiscal years subsequent to December 31, 2003 is as follows (in thousands):

                                                                   AMORTIZATION
    YEAR ENDED DECEMBER 31,                                          EXPENSE
    -----------------------                                        ------------
    2004........................................................       $28

NOTE 5.  ACCRUED LIABILITIES

   Accrued liabilities consist of (in thousands):

                                                                   DECEMBER 31,
                                                                  ---------------
                                                                   2003     2002
                                                                  ------   ------
    Accrued compensation and related benefits...................  $2,437   $1,655
    Accrued installation charges................................     505      530
    Other accrued expenses......................................   2,523    1,685
                                                                  ------   ------
      Total.....................................................  $5,465   $3,870
                                                                  ======   ======

NOTE 6.  LINE OF CREDIT

   At December 31, 2003, the Company had a non-collateralized line of credit agreement for $100,000 that expires on December 31, 2004. There were no borrowings against the line of credit at December 31, 2003. Borrowings bear interest at the certificate of deposit rate plus 2 percent.

NOTE 7.  STOCKHOLDERS' EQUITY

    PREFERRED STOCK

   The Company has authorized an undesignated class of preferred stock of 10,000,000 shares. The preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions of such preferred stock. No shares were outstanding at December 31, 2003 or 2002.

    SECONDARY PUBLIC OFFERING OF STOCK

   On August 25, 2003, the Company completed the sale of 4,000,000 shares of common stock in an underwritten secondary public offering at a price of $14.00. Offering proceeds to the Company, net of the underwriting discount and aggregate expenses of approximately $4,111,000, were approximately $51,889,000. In conjunction with the secondary public offering, stockholders sold an additional 2,500,000 shares of the Company's common stock. The Company did not receive any proceeds from the sale of common stock held by the stockholders.

                                 AT ROAD, INC.

    EMPLOYEE STOCK PURCHASE PLAN

   In 2000, the Company adopted the 2000 Employee Stock Purchased Plan (the
   ESPP) under which a total of 450,000 shares of common stock were reserved for issuance. The number of shares reserved for issuance under the ESPP will automatically increase on the first day of each year beginning in 2001 and ending 2010 by an amount equal to the lesser of 900,000 shares or two percent of the total shares outstanding on the last day of the preceding year. Under the ESPP, shares of common stock will be sold to employees at a price not less than 85 percent of the lower of fair market value at the beginning of the two-year offering period or the end of the six-month purchase periods. In 2003, 563,295 shares were issued at a weighted average price of $2.634 per share under this plan. In 2002, 553,401 shares were issued at a weighted average price of $1.983 per share under this plan. At December 31, 2003, 765,725 shares of common stock were reserved for issuance under the plan.

    STOCK OPTION PLANS

   In 2000, the Company adopted the 2000 Stock Option Plan (the 2000 Option
   Plan). A total of up to 7,612,364 shares are reserved for issuance under the 2000 Option Plan at December 31, 2003. In addition, up to 9,825,000 shares, if available for grant under the 1996 Stock Option Plan will be granted under the 2000 Option Plan. The number of shares reserved under the 2000 Option Plan will automatically be increased on the first day of each of the fiscal years beginning 2001 and ending 2010 in an amount equal to the lesser of 2,500,000 shares or four percent of the shares outstanding on the last day of the preceding year. These options generally expire ten years from date of grant and generally vest in installments over a four-year period.

   In 2000, the Company adopted the 2000 Directors' Stock Option Plan (the Directors' Plan). A total of up to 1,200,000 shares of common stock are reserved for issuance under the Directors' Plan at the fair market value at the grant date. Under the Directors' Plan, each individual who first becomes a non-employee director after the effective date of the Directors' Plan will receive an automatic initial grant of an option to purchase 40,000 shares. These initial grants generally vest in installments over a four-year period. The Directors' Plan also provides for automatic annual grants of options to purchase 10,000 shares of common stock on the date of each annual meeting of the Company's stockholders to each non-employee director who has served on the board for at least six months prior to the meeting. The automatic grants to purchase 10,000 shares generally vest in installments over a one-year period. Options granted under the Directors' Plan have a term of 10 years from the date of grant.

   Under the Company's 1996 Stock Option Plan, the Board of Directors is authorized to grant to employees, officers, directors and consultants up to 11,326,125 shares of common stock. These options generally expire in 10 years from the date of the grant and generally vest in installments over a four-year period.

   A summary of option activity is as follows:

                                                                                  WEIGHTED
                                                                  NUMBER OF       AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                  ----------   --------------
    Outstanding, January 1, 2001 (576,993 exercisable at a
      weighted average exercise price of $0.87).................  5,338,385        $4.25
    Granted (weighted average fair value of $2.29 per share)....  3,678,605         2.53
    Exercised...................................................   (387,226)        0.73
    Canceled....................................................  (1,765,643)       5.36
                                                                  ----------
    Outstanding, December 31, 2001(1,562,775 exercisable at a
      weighted average exercise price of $3.41).................  6,864,121         3.24
    Granted (weighted average fair value of $4.59 per share)....  2,542,250         5.41
    Exercised...................................................   (788,054)        1.64
    Canceled....................................................   (749,404)        3.94
                                                                  ----------
    Outstanding, December 31, 2002..............................  7,868,913         4.04
    Granted (weighted average fair value of $7.31 per share)....  1,889,050         8.93
    Exercised...................................................  (1,389,994)       3.22
    Canceled....................................................   (952,601)        5.19
                                                                  ----------
    Outstanding, December 31, 2003..............................  7,415,368         5.29
                                                                  ==========

   At December 31, 2003, an aggregate of 3,281,004 shares were available for future grant under the 2000 Option Plan and the Directors' Plan.

                                 AT ROAD, INC.

   Additional information regarding options outstanding as of December 31, 2003 is as follows:

                                                                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                                                    -----------------------------------   ----------------------
                                                                                  WEIGHTED
                                                                                  AVERAGE      WEIGHTED                 WEIGHTED
                                                                                 REMAINING     AVERAGE                  AVERAGE
       EXERCISE                                                                 CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
        PRICE                                                        NUMBER     LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
       --------                                                     ---------   ------------   --------   -----------   --------
    $  0.07 - 0.67 ...............................................    352,242       5.59        $ 0.57       352,242     $0.57
       1.33 - 1.97 ...............................................  1,068,468       6.84          1.54       892,264      1.52
       2.00 - 2.13 ...............................................  1,148,855       7.67          2.01       653,420      2.01
       3.69 - 3.85 ...............................................    460,000       7.48          3.73       282,708      3.71
       4.00 - 4.85 ...............................................    454,140       8.21          4.44       166,421      4.19
       5.04 - 5.69 ...............................................   1,325,57       8.74          5.20        86,629      5.36
       6.05 - 7.90 ...............................................    845,218       8.94          6.68        99,555      7.07
      8.40 - 10.93 ...............................................  1,279,722       7.79          9.77       719,667      9.42
     11.98 - 14.58 ...............................................    481,150       9.55         13.08            --        --
                                                                    ---------                              ---------
    $ 0.07 - 14.58 ...............................................  7,415,368       7.95        $ 5.29     3,252,906     $3.86
                                                                    =========                              =========

    STOCK COMPENSATION

   In 2000 and 1999, the Company issued options and purchase rights to employees having a fair value greater than the related exercise price. These options and purchase rights totaled 1,264,875 and 7,045,125 shares of common stock at a weighted average exercise price of $2.28 and $0.59, respectively. The weighted average fair value of the common stock at the time the options were issued was $9.27 and $2.95 per share in 2000 and 1999, respectively. Accordingly, the Company recorded approximately $8,830,000 and $15,842,000 as the value of such options in 2000 and 1999, respectively. Stock compensation of $462,000, $1,025,000 and $2,957,000 was amortized to expense in 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, the Company had $4,000 and $491,000 in deferred compensation related to employee options, respectively.

   In 2002, 2001, 2000 and 1999, the Company issued non-statutory common stock options to consultants to purchase 2,750, 12,500, 204,550 and 147,200 shares of common stock, of which options to purchase 63,250, 80,125, and 149,250 shares of common stock were outstanding at December 31, 2003, 2002, and 2001, respectively. Accordingly, the Company recorded $5,000, $15,000 and $85,000 as the fair value of such options in 2003, 2002 and 2001, respectively. Stock compensation expense of $5,000, $40,000, and $84,000 was recognized as a result of issuing these options in 2003, 2002 and 2001, respectively. The fair value attributed to the unvested portion of these options is subject to adjustment based upon the future value of the Company's common stock. The fair values of these options were determined at the date of vesting using the methods specified by SFAS 123 with the following weighted average assumptions: expected life, five years in 2003, 2002 and 2001; risk-free interest rate, 2.9 percent in 2003, 3.6 percent in 2002 and 4.5 percent in 2001; volatility of 114 percent in 2003, 124 percent in 2002 and 143 percent in 2001; and no dividends during the expected term. Forfeitures are recognized as they occur.

    COMMON STOCK

   At December 31, 2003, the Company has reserved shares of common stock for issuance as follows:

    Issuance under stock option plans...........................  10,696,372
    Issuance under ESPP.........................................     765,725
                                                                  ----------
                                                                  11,462,097
                                                                  ==========

    RECEIVABLE FROM SALES OF STOCK

   At December 31, 2003, notes receivable from stockholders representing notes receivable from certain employees of the Company were composed of (dollars in thousands, except per share amounts):

                                                                                STOCK PURCHASED
                                                                  -------------------------------------------
    ISSUE DATE                                                    AMOUNT   NUMBER   PER SHARE   INTEREST RATE
    ----------                                                    ------   ------   ---------   -------------
    January 2000................................................   $50     37,500     1.33          6.12%
    March 2000..................................................    37     9,375      4.00          6.46%
                                                                   ---     ------
      Total.....................................................   $87     46,875
                                                                   ===     ======

   These full recourse notes are secured by common stock and generally are due five years from the issue dates. The stock sold in connection with certain of these notes and other stock sales for cash are subject to repurchase by the Company at the original issuance price; this right generally lapses over a four-year period subject to continued employment. At December 31, 2003, 44,072 shares of common stock were subject to this repurchase right.

                                 AT ROAD, INC.

NOTE 8.  NET INCOME (LOSS) PER SHARE

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted net income (loss) per share (in thousands, except per share amounts):

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   2003       2002       2001
                                                                  -------   --------   --------
    Net income (loss) (numerator)...............................  $ 1,662   $(14,237)  $(38,647)
    Shares (denominator):
      Basic
        Weighted average common shares outstanding..............   50,140     47,047     46,219
        Weighted average common shares outstanding subject to
         repurchase.............................................     (162)      (913)    (2,327)
                                                                  -------   --------   --------
        Shares used in computation..............................   49,978     46,134     43,892
      Diluted
        Dilution impact from option equivalent shares...........    3,932
        Dilution impact from employee stock purchase plan.......      210
        Add back weighted average common shares subject to
         repurchase.............................................      162         --         --
                                                                  -------   --------   --------
        Shares used in computation..............................   54,282     46,134     43,892
                                                                  =======   ========   ========
    Net income (loss) per share
      Basic.....................................................  $  0.03   $  (0.31)  $  (0.88)
                                                                  =======   ========   ========
      Diluted...................................................  $  0.03   $  (0.31)  $  (0.88)
                                                                  =======   ========   ========

   For the above-mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                                                        YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                     2003         2002         2001
                                                                  ----------   ----------   ----------
    Shares of common stock subject to repurchase................      44,072      384,540    1,562,891
    Outstanding options.........................................   7,415,368    7,868,913    6,864,121
    Weighted average exercise price of options and stock
      purchase rights...........................................  $     5.29   $     4.04   $     3.24
                                                                  ==========   ==========   ==========

NOTE 9.  COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

   The Company leases its principal facilities under noncancelable operating leases expiring through December 2005. Future minimum rental payments under operating leases are as follows (in thousands):

                                                                   OPERATING
                                                                    LEASES
                                                                   ---------
    YEAR ENDING DECEMBER 31,
    2004........................................................    $1,489
    2005........................................................       773
                                                                    ------
    Total minimum lease payments................................    $2,262
                                                                    ======

   Rent expense was approximately $1,415,000, $1,312,000 and $1,563,000 (net of sublease income of approximately $48,600, $72,000 and $79,000) for 2003, 2002 and 2001, respectively. The lease provides for escalating rental payments over the lease period. Rent expense is recognized on a straight-line basis over the term of the lease. Deferred rent represents the difference between rental payments and rent expense recognized. Current deferred rent is included in accrued liabilities, with the long-term portion being included in other long-term liabilities.

    PURCHASE COMMITMENTS

   At December 31, 2003, the Company had noncancelable inventory purchase commitments totaling approximately $2,968,000.

    CONTINGENCIES

   In the third quarter of 2002, AT&T Wireless announced that it expects to cease operating its Cellular Digital Packet Data network by June 30, 2004. On March 11, 2004, the Company received a letter dated March 9, 2004 from AT&T Wireless that states that AT&T Wireless will continue to operate its Cellular Digital Packet Data network for "certain valuable partners," including @Road, until at least September 30, 2004. The letter further states that this extension of Cellular Digital Packet Data network availability extends across all AT&T Wireless

                                 AT ROAD, INC.

   geographic locations. The Company is currently in discussions with AT&T Wireless and other wireless carriers to minimize any disruption of the provision of its services to subscribers. On or about the actual termination date of AT&T Wireless' Cellular Digital Packet Data network and where possible, certain affected subscribers would be transferred to alternate Cellular Digital Packet Data networks without a change to the hardware platform then used by those subscribers. However, the Company currently estimates that as of September 30, 2004 the Company will have approximately 8,000 subscribers in their initial contract periods that are then using AT&T Wireless' Cellular Digital Packet Data network and that would need to use an alternate wireless protocol to continue to use the Company's services. To use an alternate wireless protocol, existing hardware platforms would have to be replaced for these subscribers. The Company does not expect to realize a loss on the sale of these replacement hardware platforms. While there is no assurance, the Company does not expect that the termination of AT&T Wireless' Cellular Digital Packet Data network will have a material adverse impact on its financial results.

   In its Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003, Verizon Wireless disclosed that it expects to cease operating its Cellular Digital Packet Data network at the end of 2005. The Company estimates that as of December 31, 2005 it will have approximately 5,000 subscribers in their initial contract periods that are then using Verizon Wireless' Cellular Digital Packet Data network and that would need to use an alternate wireless protocol to continue to use its services. To use an alternate wireless protocol, existing hardware platforms would have to be replaced for these subscribers. The Company does not expect to realize a loss on the sale of these replacement hardware platforms. While there is no assurance, the Company does not expect that the termination of Verizon Wireless' Cellular Digital Packet Data network will have a material adverse impact on our financial results.

   The Company is party to legal proceedings in the ordinary course of business. Based on evaluation of these other matters, the Company believes that these matters will not have a material effect on its results of operations or financial position.

    OTHER CONTINGENCIES

   The Company from time to time enters into certain types of agreements that contingently require it to indemnify parties against third party claims. These agreements primarily relate to: (i) certain agreements with the Company's officers, directors and employees and third parties, under which the Company may be required to indemnify such persons for liabilities arising out of their duties to the Company and (ii) certain agreements under which the Company indemnifies customers and partners for claims such as those arising from intellectual property infringement, personal injury, or non-performance under the agreement. Such indemnification provisions are accounted for in accordance with SFAS No. 5. To date, the Company has not incurred any costs related to any claims under such indemnification provisions.

   The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on the Company's balance sheet as of December 31, 2003.

   In general, the Company provides its customers a one year limited warranty in connection with the sale of its products that the hardware furnished under the agreement will be free from defects in materials and workmanship and will substantially conform to the specifications for such hardware. The Company's policy is to expense such costs as incurred. To date, the Company has incurred minimal costs related to this limited warranty obligation.

NOTE 10.  RESTRUCTURING OF OPERATIONS

   During 2001, the Company adopted a formal plan to reduce operating costs in response to a general downturn in the economy. In connection with these actions, a pre-tax restructuring charge of approximately $218,000 (net of reversals in 2001 of $30,000) was recorded in 2001. The principal actions of the plan involved reducing the number of employees by approximately 11 percent. All areas of the Company were affected by the reduction of 29 employees. The restructuring expense was composed of severance and related costs. The total restructuring expense paid in 2001 was $218,000.

NOTE 11.  INCOME TAXES

   Only minimum state income and franchise taxes were provided for any of the years presented due to the Company's net losses.

   The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate for the years ended December 31 as follows:

                                                                   2003    2002     2001
                                                                  ------   -----    -----
    Federal statutory rate......................................    35.0%  (35.0)%  (35.0)%
    State taxes, net of federal benefit.........................   21.30   (6.14)   (4.84)
    Non-deductible stock compensation charges...................  (50.11)   2.61     2.78
    Research and development credits............................  (16.24)  (2.72)   (0.56)
    Other.......................................................    2.07   (1.04)   (2.22)
    Valuation allowance.........................................    7.98   42.29    39.84
                                                                  ------   -----    -----
    Effective tax rate..........................................      --%     --%      --%

                                 AT ROAD, INC.

   Net deferred tax assets at December 31 consist of (in thousands):

                                                                    2003       2002
                                                                  --------   --------
    Net operating loss carry forwards...........................  $ 36,141   $ 34,815
    Credit carry forwards.......................................     3,719      3,016
    Accruals and reserves recognized in different periods.......     3,780      4,115
                                                                  --------   --------
    Total gross deferred tax assets before valuation
      allowance.................................................    43,640     41,946
    Valuation reserve...........................................   (43,640)   (41,946)
                                                                  --------   --------
    Net deferred tax asset......................................  $     --   $     --
                                                                  ========   ========

   At December 31, 2003, the Company had federal and state net operating loss
   (NOL) carry forwards of approximately $95,700,000 and $50,897,000, respectively. The federal NOL carry forwards expire through 2023, while the state NOL carry forwards expire through 2013.

   At December 31, 2003 approximately $3,089,000 of valuation allowance for deferred tax assets relating to net operating loss carry forwards is attributed to employee stock option deductions, the benefit from which will be allocated to equity rather than current earnings when realized.

   At December 31, 2003, the Company also has federal and state research credits of approximately $2,078,000 and $1,529,000, respectively. The federal tax credit carry forward expires through 2023. The state tax credit carry forward has no expiration.

   Current federal and California tax law includes provisions limiting the annual use of net operating loss and credit carry forwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss and credit carry forwards would be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carry forward benefits due to their expiration.

NOTE 12.  RELATED PARTY TRANSACTIONS

   The Company purchased approximately $2,285,000 in 2003 and $1,892,000 in 2002, of inventory from a stockholder. During 2003, the stockholder sold all the shares of the Company's common stock it previously owned. At December 31, 2002, approximately $198,000 owed to the stockholder was included in accounts payable.

NOTE 13.  EMPLOYEE BENEFIT PLAN

   The Company sponsors a 401(k) Saving and Retirement Plan (the Plan) for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, between 1 percent and 15 percent of their annual compensation, but not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for any of the years presented.

NOTE 14. QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                    DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,
                                        2003           2003          2003       2003          2002           2002          2002
                                    ------------   -------------   --------   ---------   ------------   -------------   --------
    CONSOLIDATED STATEMENTS OF
      OPERATIONS DATA:
    Total revenues................    $17,237         $16,616      $15,769     $13,741      $12,946         $11,316      $10,458
    Income (loss) from
      operations..................      1,859             938         (371)     (1,455)      (2,189)         (2,969)      (3,432)
    Net income (loss).............    $ 2,097         $ 1,095      $  (227)    $(1,303)     $(2,017)        $(2,763)     $(4,247)
                                      =======         =======      =======     =======      =======         =======      =======
    Net income (loss) per share:
      Basic.......................    $  0.04         $  0.02      $ (0.00)    $ (0.03)     $ (0.04)        $ (0.06)     $ (0.09)
                                      =======         =======      =======     =======      =======         =======      =======
      Diluted.....................    $  0.04         $  0.02      $ (0.00)    $ (0.03)     $ (0.04)        $ (0.06)     $ (0.09)
                                      =======         =======      =======     =======      =======         =======      =======
    Shares used in calculating net
      income (loss) per share:
      Basic.......................     53,450          50,689       48,196      47,577       46,990          46,355       45,904
                                      =======         =======      =======     =======      =======         =======      =======
      Diluted.....................     58,209          50,689       48,196      47,577       46,990          46,355       45,904
                                      =======         =======      =======     =======      =======         =======      =======

                                    MARCH 31,
                                      2002
                                    ---------
    CONSOLIDATED STATEMENTS OF
      OPERATIONS DATA:
    Total revenues................   $ 9,700
    Income (loss) from
      operations..................    (5,455)
    Net income (loss).............   $(5,210)
                                     =======
    Net income (loss) per share:
      Basic.......................   $ (0.12)
                                     =======
      Diluted.....................   $ (0.12)
                                     =======
    Shares used in calculating net
      income (loss) per share:
      Basic.......................    45,287
                                     =======
      Diluted.....................    45,287
                                     =======

                                 AT ROAD, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Expressed in United States dollars)
               (In thousands, except share and par value amounts)
                                  (unaudited)

                                                              MARCH 31,    DECEMBER 31,
                                                                2004           2003
                                                              ---------    ------------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  14,610     $ 103,669
  Short-term investments....................................     93,628         2,000
  Accounts receivable, net..................................      6,105         7,109
  Inventories...............................................      4,019         2,425
  Deferred product costs....................................     11,507        11,921
  Prepaid expenses and other................................      1,642         1,269
                                                              ---------     ---------
     Total current assets...................................    131,511       128,393
Property and equipment, net.................................      2,300         2,298
Deferred product costs......................................      7,312         7,270
Intangible assets, net......................................         18            28
Other assets................................................      1,300         1,027
                                                              ---------     ---------
     Total assets...........................................  $ 142,441     $ 139,016
                                                              =========     =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   4,747     $   5,057
  Accrued liabilities.......................................      5,621         5,465
  Deferred revenue and customer deposits....................      9,859         9,751
                                                              ---------     ---------
     Total current liabilities..............................     20,227        20,273
Deferred revenue............................................      6,391         6,582
Other long-term liabilities.................................         17            33
                                                              ---------     ---------
     Total liabilities......................................     26,635        26,888
Commitments and contingencies (Note 8)
Stockholders' equity:
  Preferred stock, $0.0001 par value, 10,000,000 shares
     authorized, shares issued and outstanding: none at
     March 31, 2004 and December 31, 2003...................         --            --
  Common stock, $0.0001 par value, 250,000,000 shares
     authorized, shares issued and outstanding:53,864,085 at
     March 31, 2004, 53,700,445 at December 31, 2003........    228,956       228,441
Deferred stock compensation.................................         --            (4)
Notes receivable from stockholders..........................        (37)          (87)
Accumulated other comprehensive loss........................         (1)           --
Accumulated deficit.........................................   (113,112)     (116,222)
                                                              ---------     ---------
     Total stockholders' equity.............................    115,806       112,128
                                                              ---------     ---------
     Total liabilities and stockholders' equity.............  $ 142,441     $ 139,016
                                                              =========     =========

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Expressed in United States dollars)
                    (In thousands, except per share amounts)
                                  (unaudited)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2004       2003
                                                              -------    -------
Revenues:
  Service...................................................  $14,027    $10,603
  Product...................................................    3,865      3,138
                                                              -------    -------
     Total revenues.........................................   17,892     13,741
                                                              -------    -------
Costs and expenses:
  Cost of service revenue (excluding intangibles
     amortization included below)...........................    3,963      3,792
  Cost of product revenue...................................    4,405      4,637
  Intangibles amortization..................................       10        424
  Sales and marketing.......................................    3,111      2,597
  Research and development..................................    1,367      1,336
  General and administrative................................    2,182      2,218
  Stock compensation (*)....................................        4        192
                                                              -------    -------
     Total costs and expenses...............................   15,042     15,196
                                                              -------    -------
Income (loss) from operations...............................    2,850     (1,455)
                                                              -------    -------
Other income, net:
  Interest income, net......................................      254        148
  Other income, net.........................................        6          4
                                                              -------    -------
     Total other income, net................................      260        152
                                                              -------    -------
Net income (loss)...........................................  $ 3,110    $(1,303)
                                                              =======    =======
Net income (loss) per share:
  Basic.....................................................  $  0.06    $ (0.03)
                                                              =======    =======
  Diluted...................................................  $  0.05    $ (0.03)
                                                              =======    =======
Shares used in calculating net income (loss) per share:
  Basic.....................................................   53,771     47,577
                                                              =======    =======
  Diluted...................................................   58,298     47,577
                                                              =======    =======
(*) Stock compensation:
  Cost of service revenue...................................  $    --    $     5
  Cost of product revenue...................................       --         10
  Sales and marketing.......................................        1          5
  Research and development..................................        1         35
  General and administrative................................        2        137
                                                              -------    -------
     Total..................................................  $     4    $   192
                                                              =======    =======

           See notes to condensed consolidated financial statements.

                                 AT ROAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE LOSS
                 THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND
                    THE NINE MONTHS ENDED DECEMBER 31, 2003
                      (Expressed in United States dollars)
               (In thousands, except share and per share amounts)
                                  (unaudited)

                                                                     NOTES        ACCUMULATED
                               COMMON STOCK          DEFERRED      RECEIVABLE        OTHER
                           ---------------------      STOCK           FROM       COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                             SHARES      AMOUNT    COMPENSATION   STOCKHOLDERS       LOSS          DEFICIT        EQUITY
                           ----------   --------   ------------   ------------   -------------   -----------   -------------
BALANCES, January 1,
  2003...................  47,747,156   $170,610      $(491)        $(2,068)        $   --        $(117,884)     $ 50,167
Net loss.................                                                                            (1,303)     $ (1,303)
Exercise of stock
  options................     203,432        263                                                                      263
Collection of notes
  receivable from
  stockholders...........                                                26                                            26
Deferred stock
  compensation...........                      5         (5)                                                           --
Reversal of deferred
  stock compensation due
  to employee
  terminations...........                    (10)        10                                                            --
Amortization of deferred
  stock compensation.....          --         --        192              --             --               --           192
                           ----------   --------      -----         -------         ------        ---------      --------
BALANCES, March 31,
  2003...................  47,950,588   $170,868      $(294)        $(2,042)        $   --        $(119,187)     $ 49,345
                           ==========   ========      =====         =======         ======        =========      ========
Net income...............                                                                             2,965      $  2,965
Common stock issued
  through secondary
  public offering, net of
  issuance costs.........   4,000,000     51,889                                                                   51,889
  Shares issued through
    employee stock
    purchase plan........     563,295      1,484                                                                    1,484
Exercise of stock
  options................   1,186,562      4,215                                                                    4,215
Collection of notes
  receivable from
  stockholders...........                                             1,955                                         1,955
Reversal of deferred
  stock compensation due
  to employee
  terminations...........                    (15)        15                                                            --
Amortization of deferred
  stock compensation.....          --         --        275              --             --               --           275
                           ----------   --------      -----         -------         ------        ---------      --------
BALANCES, December 31,
  2003...................  53,700,445   $228,441      $  (4)        $   (87)        $   --        $(116,222)     $112,128
                           ==========   ========      =====         =======         ======        =========      ========
Net income...............                                                                             3,110      $  3,110
Unrealized loss on
  short-term
  investments............                                                               (1)                            (1)
Exercise of stock
  options................     163,640        515                                                                      515
Collection of notes
  receivable from
  stockholders...........                                                50                                            50
Amortization of deferred
  stock compensation.....          --         --          4              --             --               --             4
                           ----------   --------      -----         -------         ------        ---------      --------
BALANCES, March 31,
  2004...................  53,864,085   $228,956      $  --         $   (37)        $   (1)       $(113,112)     $115,806
                           ==========   ========      =====         =======         ======        =========      ========


                               TOTAL
                           COMPREHENSIVE
                           INCOME (LOSS)
                           -------------
BALANCES, January 1,
  2003...................
Net loss.................     $(1,303)
                              =======
Exercise of stock
  options................
Collection of notes
  receivable from
  stockholders...........
Deferred stock
  compensation...........
Reversal of deferred
  stock compensation due
  to employee
  terminations...........
Amortization of deferred
  stock compensation.....
BALANCES, March 31,
  2003...................
Net income...............     $ 2,965
                              =======
Common stock issued
  through secondary
  public offering, net of
  issuance costs.........
  Shares issued through
    employee stock
    purchase plan........
Exercise of stock
  options................
Collection of notes
  receivable from
  stockholders...........
Reversal of deferred
  stock compensation due
  to employee
  terminations...........
Amortization of deferred
  stock compensation.....
BALANCES, December 31,
  2003...................
Net income...............     $ 3,110
Unrealized loss on
  short-term
  investments............          (1)
                              -------
Exercise of stock
  options................     $ 3,009
                              =======
Collection of notes
  receivable from
  stockholders...........
Amortization of deferred
  stock compensation.....
BALANCES, March 31,
  2004...................

                See notes to consolidated financial statements.

                                 AT ROAD, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Expressed in United States dollars)
                                 (In thousands)
                                  (unaudited)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2004       2003
                                                              --------    -------
Cash flows from operating activities:
  Net income (loss).........................................  $  3,110    $(1,303)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       300      1,142
     Loss on disposal of property and equipment.............        (2)         4
     Amortization of deferred stock compensation............         4        192
     Provision for inventory reserves.......................       (14)        60
     Provision for doubtful accounts........................       (98)        43
     Change in assets and liabilities:
       Accounts receivable..................................     1,102        801
       Inventories..........................................    (1,580)       593
       Deferred product costs...............................       372     (1,762)
       Prepaid expenses and other...........................      (373)        21
       Accounts payable.....................................      (310)       297
       Accrued and other liabilities........................       140       (526)
       Deferred revenue and customer deposits...............       (83)     1,614
                                                              --------    -------
          Net cash provided by (used in) operating
           activities.......................................     2,568     (1,176)
                                                              --------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................      (290)      (104)
  Purchases of short-term investments.......................   (91,628)        --
  Purchases of restricted short-term investments............        --         (4)
  Other assets..............................................      (274)       (28)
                                                              --------    -------
          Net cash used in investing activities.............   (92,192)      (136)
Cash flows from financing activities:
  Net proceeds from sale of common stock....................       515        263
  Proceeds from payments on notes receivable issued to
     stockholders...........................................        50         26
                                                              --------    -------
          Net cash provided by financing activities.........       565        289
                                                              --------    -------
Net increase (decrease) in cash and cash equivalents........   (89,059)     1,329
Cash and cash equivalents:
  Beginning of period.......................................   103,669     35,659
                                                              --------    -------
  End of period.............................................  $ 14,610    $36,988
                                                              ========    =======
Non-cash investing and financing activities:
  Deferred stock compensation...............................  $     --    $     5
                                                              ========    =======
  Reversal of deferred stock compensation...................  $     --    $    10
                                                              ========    =======

           See notes to condensed consolidated financial statements.

                                 AT ROAD, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (Expressed in United States dollars)
                                  (Unaudited)

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accompanying condensed consolidated financial statements were prepared by At Road, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures which are made are adequate to make the information presented not misleading. In the opinion of management, the financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the financial condition, results of operations, and cash flows for such periods. Results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto in its Form 10-K for the year ended December 31, 2003 (No. 000-31511), filed with the SEC.

   Motorola is the sole supplier of microcontrollers used in the Company's products. The Company expects to rely on Motorola as a source for this component for the next several years. Taiwan Semiconductor Manufacturing Company (TSMC) is the sole manufacturer of the Company's Global Positioning System digital receiver chips used in some of the Company's products. The Company expects to rely on TSMC as a source for this component for at least the next twelve months.

NOTE 2 -- BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

   Basic net income (loss) per share excludes the effect of dilutive securities and is computed by dividing net income (loss) by the weighted average common shares outstanding (excluding shares subject to repurchase). Diluted net income per share is computed by dividing net income by the weighted average common shares outstanding plus the weighted average number of common shares resulting from the assumed conversion of outstanding stock options and employee stock plan shares. Common share equivalents are excluded from the computation in loss periods, as their effect would be antidilutive.

   The following is a reconciliation of the denominators used in calculating basic and diluted net income (loss) per share (in thousands, except per share data):

                                                                     THREE MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                                  ------------------
                                                                   2004       2003
                                                                  -------    -------
    Net income (loss), basic and diluted........................  $ 3,110    $(1,303)
    Shares (denominator):
    Basic
      Weighted average common shares outstanding................   53,795     47,876
      Weighted average common shares outstanding subject to
        repurchase..............................................      (24)      (299)
                                                                  -------    -------
    Shares used in computation of basic net income (loss) per
      share.....................................................   53,771     47,577
    Diluted
      Dilution impact from option equivalent shares.............    4,317        N/A
      Dilution impact from employee stock purchase plan.........       18        N/A
    Add back weighted average common shares subject to
      repurchase................................................       24        N/A
                                                                  -------    -------
    Shares used in computation of diluted net income (loss) per
      share.....................................................   58,298     47,577
                                                                  =======    =======
    Basic net income (loss) per share...........................  $  0.06    $ (0.03)
                                                                  =======    =======
    Diluted net income (loss) per share.........................  $  0.05    $ (0.03)
                                                                  =======    =======

   The total number of options and restricted stock subject to repurchase excluded from the diluted net loss per share computation were as follows (in thousands):

                                                                  THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                  -------------
                                                                  2004    2003
                                                                  ----    -----
    Shares of common stock subject to repurchase................   --       209
    Outstanding options.........................................   --     8,018

NOTE 3 -- BALANCE SHEET ITEMS

   Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost (average cost) or market and consist of the following (in thousands):

                                                                  MARCH 31,    DECEMBER 31,
                                                                    2004           2003
                                                                  ---------    ------------
    Raw materials...............................................   $1,691         $1,294
    Work in process.............................................      314            177
    Finished goods..............................................    2,014            954
                                                                   ------         ------
    Total.......................................................   $4,019         $2,425
                                                                   ======         ======

   Deferred revenue and customer deposits consist of the following (in thousands):

                                                                  MARCH 31,    DECEMBER 31,
                                                                    2004           2003
                                                                  ---------    ------------
    Deferred revenue............................................   $9,372         $9,341
    Customer deposits...........................................      487            410
                                                                   ------         ------
    Total.......................................................   $9,859         $9,751
                                                                   ======         ======

NOTE 4 -- STOCK-BASED AWARDS

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements granted at fair market value.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards
   (SFAS) No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which requires that the fair value of such instruments be recognized as an expense over the period in which the related services are received.

   SFAS No. 123 requires the disclosure of pro forma net income or loss as if the Company had adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. The Company used the following weighted average assumptions:

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                  --------------
                                                                  2004     2003
                                                                  -----    -----
    STOCK OPTION PLANS:
    Risk free interest rate.....................................   2.79%    2.78%
    Expected volatility.........................................  105.9%   119.0%
    Expected life (in years)....................................      5        5
    Expected dividend...........................................  $0.00    $0.00

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                  --------------
                                                                  2004     2003
                                                                  -----    -----
    EMPLOYEE STOCK PURCHASE PLAN:
    Risk free interest rate.....................................   1.02%    1.30%
    Expected volatility.........................................   71.3%   105.9%
    Expected life (in years)....................................    0.5      0.5
    Expected dividend...........................................  $0.00    $0.00

   If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net income (loss) and basic and diluted net income (loss) per share on a pro forma basis (as compared to such items as reported) would have been (in thousands, except per share amounts):

                                                                     THREE MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                                  ------------------
                                                                   2004       2003
                                                                  -------    -------
    Net income (loss) as reported...............................  $ 3,110    $(1,330)
    Less: stock based employee compensation expense included in
      reported net loss.........................................        4        186
    Add: stock-based employee compensation expense determined
      under fair value based method.............................   (2,343)    (1,792)
                                                                  -------    -------
    Pro forma net income (loss).................................  $   771    $(2,909)
                                                                  =======    =======
    Basic net income (loss) per share:
      As reported...............................................  $  0.06    $ (0.03)
                                                                  =======    =======
      Pro forma.................................................  $  0.01    $ (0.06)
                                                                  =======    =======
    Diluted net income (loss) per share:
      As reported...............................................  $  0.05    $ (0.03)
                                                                  =======    =======
      Pro forma.................................................  $  0.01    $ (0.06)
                                                                  =======    =======

NOTES 5 -- INTANGIBLE ASSETS

   On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. As the Company does not have any goodwill, only specifically identifiable intangible assets are assessed.

   In October 2002, the Company completed the acquisition of an additional $83,000 of purchased technology. This intangible asset is being amortized on a straight-line basis over an estimated useful life of two years.

   Information regarding the Company's intangible asset is as follows (in thousands):

                                                               AT MARCH 31, 2004                AT DECEMBER 31, 2003
                                                        -------------------------------    -------------------------------
                                                        CARRYING    ACCUMULATED            CARRYING    ACCUMULATED
                                                         AMOUNT     DEPRECIATION    NET     AMOUNT     DEPRECIATION    NET
                                                        --------    ------------    ---    --------    ------------    ---
    Purchased technology..............................   $5,052       $(5,034)      $18     $5,052       $(5,024)      $28

   For the three months ended March 31, 2004 and 2003, amortization of purchased technology was $10,000 and $424,000, respectively. Purchased technology is expected to be fully amortized in 2004.

NOTE 6 -- SEGMENT REPORTING

   During the three months ended March 31, 2004 and 2003, the Company operated in a single reportable segment. The Company plans to evaluate additional segment disclosure requirements as it expands its operations. The Company had no significant revenues from customers outside of the United States for the three months ended March 31, 2004 and 2003 and had no significant long-lived assets deployed outside the United States at March 31, 2004.

NOTE 7 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board (FASB) issued Interpretation 46 (FIN
   46), Consolidation of Variable Interest Entities in January 2003, and a revised interpretation of FIN 46 ("FIN 46-R"). FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. The Company has not invested in any entities that the Company believes are variable interest entities for which the Company is the primary beneficiary. The adoption of FIN 46-R had no impact on its financial position, results of operations or cash flows.

NOTE 8 -- CONTINGENCIES

   In the third quarter of 2002, AT&T Wireless announced that it expects to cease operating its Cellular Digital Packet Data network by June 30, 2004. On March 11, 2004, the Company received a letter dated March 9, 2004 from AT&T Wireless that states that AT&T Wireless will continue to operate its Cellular Digital Packet Data network for "certain valuable partners," including @Road, until at least September 30, 2004. The letter further states that this extension of Cellular Digital Packet Data network availability extends across all AT&T Wireless geographic locations. The Company is currently in discussions with AT&T Wireless and other wireless carriers to minimize any disruption of the provision of its services to subscribers. On or about the actual termination date of AT&T Wireless' Cellular Digital Packet Data network and where possible, certain affected subscribers would be transferred to alternate Cellular Digital Packet Data networks without a change to the hardware platform then used by those subscribers. However, the Company currently estimates that as of September 30, 2004 the Company will have approximately 8,000 subscribers in their initial contract periods that are then using AT&T Wireless' Cellular Digital Packet Data network and that would need to use an alternate wireless protocol to continue to use the Company's services. To use an alternate wireless protocol, existing hardware platforms would have to be replaced for these subscribers. The Company does not expect to realize a loss on the sale of these replacement hardware platforms. While there is no assurance, the Company does not expect that the termination of AT&T Wireless' Cellular Digital Packet Data network will have a material adverse impact on its financial results.

   In its Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003, Verizon Wireless disclosed that it expects to cease operating its Cellular Digital Packet Data network at the end of 2005. The Company estimates that as of December 31, 2005 it will have approximately 5,000 subscribers in their initial contract periods that are then using Verizon Wireless' Cellular Digital Packet Data network and that would need to use an alternate wireless protocol to continue to use its services. To use an alternate wireless protocol, existing hardware platforms would have to be replaced for these subscribers. The Company does not expect to realize a loss on the sale of these replacement hardware platforms. While there is no assurance, the Company does not expect that the termination of Verizon Wireless' Cellular Digital Packet Data network will have a material adverse impact on our financial results.

   The Company is party to legal proceedings in the ordinary course of business. Based on evaluation of these other matters, the Company believes that these matters will not have a material effect on its results of operations or financial position.

    OTHER CONTINGENCIES

   The Company from time to time enters into certain types of agreements that contingently require it to indemnify parties against third party claims. These agreements primarily relate to: (i) certain agreements with the Company's officers, directors and employees and third parties, under which the Company may be required to indemnify such persons for liabilities arising out of their duties to the Company and (ii) certain agreements under which the Company indemnifies customers and partners for claims such as those arising from intellectual property infringement, personal injury, or non-performance under the agreement. Such indemnification provisions are accounted for in accordance with SFAS No. 5. To date, the Company has not incurred any costs related to any claims under such indemnification provisions.

   The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on the Company's balance sheet as of March 31, 2004.

   In general, the Company provides its customers a one year limited warranty in connection with the sale of its products that the hardware furnished under the agreement will be free from defects in materials and workmanship and will substantially conform to the specifications for such hardware. The Company's policy is to expense such costs as incurred. To date, the Company has incurred minimal costs related to this limited warranty obligation.

NOTE 9 -- SUBSEQUENT EVENTS

   On April 12, 2004, the Company entered into a Combination Agreement with MDSI Mobile Data Solutions, Inc. providing for the acquisition of MDSI. The Company and MDSI each expect to incur significant costs associated with the acquisition, which is expected to be completed in July 2004. The acquisition will be accounted for using the purchase method. Under the terms of the agreement, MDSI shareholders will be entitled to receive for each MDSI share owned, at the election of the holder, one of the following: 0.75 shares of the Company's common stock; 0.75 equivalent shares in a new Canadian subsidiary owned by the Company; or $9.00 in cash. The maximum amount of cash to be issued by the Company in the proposed transaction is capped at $19.5 million. If all MDSI shareholders elect to receive common stock in the Company, MDSI shareholders will own approximately 10% of the Company's outstanding common stock after the completion of the transaction.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements (the "Unaudited Pro Forma Statements") give effect to the proposed Transaction under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. The Unaudited Pro Forma Statements have been prepared to give effect to the transaction set out in the Combination Agreement dated April 12, 2004, as amended June 15, 2004, and are presented for illustrative purposes only. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Transaction as if it had occurred on March 31, 2004. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2004 and for the year ended December 31, 2003 give effect to the Transaction as if it were completed on January 1, 2003.

     The pro forma adjustments are based upon available information and preliminary assumptions as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of @Road would have been if the Transaction had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of @Road for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements which may result from the Transaction or the costs of achieving these cost savings, operating synergies, and revenue enhancements.

     The Unaudited Pro Forma Statements should be read in conjunction with the historical annual and interim consolidated financial statements and the related notes of @Road and MDSI, prepared in accordance with accounting principles generally accepted in the United States of America, included in this Circular.

                             COMPILATION REPORT ON
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors of
  MDSI MOBILE DATA SOLUTIONS INC.

     We have read the accompanying unaudited pro forma condensed consolidated balance sheet of At Road, Inc. ("At Road") as at March 31, 2004 and the unaudited pro forma condensed consolidated statement of operations for the three months then ended and for the year ended December 31, 2003, and have performed the following procedures.

     1. Compared the figures in the columns captioned "At Road" to the unaudited condensed consolidated financial statements of the company as at March 31, 2004 and for the three months then ended, and the audited consolidated financial statements of the company for the year ended December 31, 2003, respectively, and found them to be in agreement.

     2. Compared the figures in the columns captioned "MDSI" to the unaudited condensed consolidated financial statements of MDSI Mobile Data Solutions Inc as at March 31, 2004 and for the three months then ended and the audited consolidated financial statements of MDSI for the year ended December 31, 2003, respectively, and found them to be in agreement after giving effect for certain reclassifications.

     3. Made enquiries of certain officials of At Road who have responsibility for financial and accounting matters about:

        (a)   the basis for determination of the pro forma adjustments; and

        (b) whether the unaudited pro forma condensed consolidated financial statements comply as to form in all material respects with the securities acts of the provinces and territories of Canada (the "Acts") and the related regulations.

        The officials:

        (a) described to us the basis for determination of the pro forma adjustments, and

        (b) stated that the unaudited pro forma condensed consolidated financial statements comply as to form in all material respects with the securities acts of the provinces and territories of Canada (the "Acts") and the related regulations.

     4. Read the notes to the unaudited pro forma condensed consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

     5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "At Road" and "MDSI" as at March 31, 2004 and for the three months then ended, and for the year ended December 31, 2003, and found the amounts in the column captioned "Pro Forma" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma condensed consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Public Accounting Firm
San Jose, California

June 17, 2004

                                 AT ROAD, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      (Expressed in United States dollars)
                                 (In thousands)
                                  (Unaudited)

                                                                        MARCH 31, 2004
                                                        ----------------------------------------------
                                                                                PRO FORMA
                                                         AT ROAD      MDSI     ADJUSTMENTS   PRO FORMA
                                                        ---------   --------   -----------   ---------
                                                                                (Note 3a)
                                                ASSETS
Current assets:
  Cash and cash equivalents...........................  $  14,610   $ 16,874                 $  31,484
  Short-term investments..............................     93,628         --                    93,628
  Accounts receivable, net............................      6,105      9,151                    15,256
  Accounts receivable, unbilled.......................         --      2,231    $ (2,231)           --
  Inventories.........................................      4,019         --                     4,019
  Deferred product costs..............................     11,507         --                    11,507
  Prepaid expenses and other..........................      1,642      1,296                     2,938
                                                        ---------   --------    --------     ---------
     Total current assets.............................    131,511     29,552      (2,231)      158,832
Property and equipment, net...........................      2,300      7,736                    10,036
Deferred product costs................................      7,312         --                     7,312
Intangible assets, net................................         18         --      24,370        24,388
Deferred taxes........................................         --        359        (359)           --
Goodwill..............................................         --         --      42,790        42,790
Other assets..........................................      1,300         --      (1,095)          205
                                                        ---------   --------    --------     ---------
     Total assets.....................................  $ 142,441   $ 37,647    $ 63,475     $ 243,563
                                                        =========   ========    ========     =========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $   4,747   $  2,425    $   (709)    $   6,463
  Income taxes payable................................         --        916                       916
  Accrued liabilities.................................      5,621      4,679       9,014        19,314
  Deferred revenue and customer deposits..............      9,859     11,357      (5,052)       16,164
  Current obligations under capital lease.............         --      1,125                     1,125
                                                        ---------   --------    --------     ---------
     Total current liabilities........................     20,227     20,502       3,253        43,982
Deferred revenue......................................      6,391         --                     6,391
Obligations under capital lease.......................         --        697                       697
Deferred tax liability................................         --         --         680           680
Other long-term liabilities...........................         17         --                        17
                                                        ---------   --------    --------     ---------
     Total liabilities................................     26,635     21,199       3,933        51,767
Stockholders' equity:
  At Road preferred stock.............................         --         --          --            --
  At Road common stock................................    228,956         --      75,990       304,946
  MDSI common stock...................................         --     46,714     (46,714)           --
Notes receivable from stockholders....................        (37)        --          --           (37)
Accumulated other comprehensive loss..................         (1)      (690)        690            (1)
Accumulated deficit...................................   (113,112)   (29,576)     29,576      (113,112)
                                                        ---------   --------    --------     ---------
     Total stockholders' equity.......................    115,806     16,448      59,542       191,796
                                                        ---------   --------    --------     ---------
     Total liabilities and stockholders' equity.......  $ 142,441   $ 37,647    $ 63,475     $ 243,563
                                                        =========   ========    ========     =========

    See accompanying notes to the pro forma condensed consolidated financial statements.

                                 AT ROAD, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (Expressed in United States dollars)
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                 THREE MONTHS ENDED MARCH 31, 2004
                                                            -------------------------------------------
                                                                                 PRO FORMA
                                                            AT ROAD    MDSI     ADJUSTMENTS   PRO FORMA
                                                            -------   -------   -----------   ---------
                                                                                 (Note 3)
Revenues:
  Service.................................................  $14,027                            $14,027
  Product.................................................    3,865                              3,865
  Software, services and maintenance......................       --   $12,651     $  (244)(b)   12,407
                                                            -------   -------     -------      -------
     Total revenues.......................................   17,892    12,651        (244)      30,299
                                                            -------   -------     -------      -------
Costs and expenses:
  Cost of service revenue (excluding intangibles
     amortization included below).........................    3,963        --                    3,963
  Cost of product revenue.................................    4,405        --                    4,405
  Cost of software, services and maintenance revenue......       --     6,590                    6,590
  Intangibles amortization................................       10        --       1,335(c)     1,345
  Sales and marketing.....................................    3,111     2,135                    5,246
  Research and development................................    1,367     1,535                    2,902
  General and administrative..............................    2,182     1,968                    4,150
  Stock compensation(*)...................................        4       135                      139
                                                            -------   -------     -------      -------
     Total costs and expenses.............................   15,042    12,363       1,335       28,740
                                                            -------   -------     -------      -------
Income (loss) from operations.............................    2,850       288      (1,579)       1,559
Other income (expense), net...............................      260       226                      486
                                                            -------   -------     -------      -------
Income (loss) before income taxes.........................    3,110       514      (1,579)       2,045
Provision for income taxes................................       --      (170)         39(d)      (131)
                                                            -------   -------     -------      -------
Net income (loss).........................................  $ 3,110   $   344     $(1,540)     $ 1,914
                                                            =======   =======     =======      =======
Net income (loss) per share:
  Basic...................................................  $  0.06                            $  0.03
                                                            =======                            =======
  Diluted.................................................  $  0.05                            $  0.03
                                                            =======                            =======
Shares used in calculating net income (loss) per share:
  Basic...................................................   53,771                 6,505(e)    60,276
  Diluted.................................................   58,298                 6,505(e)    64,803

    See accompanying notes to the pro forma condensed consolidated financial statements.

                                 AT ROAD, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (Expressed in United States dollars)
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                 YEAR ENDED DECEMBER 31, 2003
                                                        ----------------------------------------------
                                                                               PRO FORMA
                                                        AT ROAD     MDSI      ADJUSTMENTS    PRO FORMA
                                                        -------    -------    -----------    ---------
                                                                               (NOTE 3)
Revenues:
  Service.............................................  $49,561                              $ 49,561
  Product.............................................   13,802                                13,802
  Software, services and maintenance..................       --    $47,385     $ (2,801)(b)    44,584
                                                        -------    -------     --------      --------
     Total revenues...................................   63,363     47,385       (2,801)      107,947
                                                        -------    -------     --------      --------
Costs and expenses:
  Cost of service revenue (excluding intangibles
     amortization included below).....................   15,711         --                     15,711
  Cost of product revenue.............................   19,770         --                     19,770
  Cost of software, services and maintenance
     revenue..........................................       --     23,363                     23,363
  Intangibles amortization............................      455         --        5,801(c)      6,256
  Sales and marketing.................................   11,408     10,497                     21,905
  Research and development............................    5,379      5,513                     10,892
  General and administrative..........................    9,202     10,896                     20,098
  Stock compensation(*)...............................      467         --           --           467
                                                        -------    -------     --------      --------
     Total costs and expenses.........................   62,392     50,269        5,801       118,462
                                                        -------    -------     --------      --------
Income (loss) from operations.........................      971     (2,884)      (8,602)      (10,515)
Other income (expense), net:..........................      691       (307)          --           384
                                                        -------    -------     --------      --------
Income (loss) before income taxes.....................    1,662     (3,191)      (8,602)      (10,131)
Provision for income taxes............................       --       (452)         188(d)       (264)
                                                        -------    -------     --------      --------
Net income (loss).....................................  $ 1,662    $(3,643)    $ (8,414)     $(10,395)
                                                        =======    =======     ========      ========
Net income (loss) per share:
  Basic...............................................  $  0.03                              $  (0.18)
                                                        =======                              ========
  Diluted.............................................  $  0.03                              $  (0.18)
                                                        =======                              ========
Shares used in calculating net income (loss) per
  share:
  Basic...............................................   49,978                   6,505(e)     56,483
  Diluted.............................................   54,282                                56,483

    See accompanying notes to the pro forma condensed consolidated financial statements.

                                 AT ROAD, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (Expressed in United States dollars)
                                  (Unaudited)

1. BASIS OF PRESENTATION

   The unaudited pro forma condensed consolidated financial statements have been prepared for inclusion in the Information Circular concerning the Combination Agreement dated April 12, 2004, as amended June 15, 2004, between At Road, Inc., (At Road), a U.S. corporation, and Mobile Data Solutions, Inc., (MDSI), a Canadian corporation.

   The unaudited pro forma condensed consolidated financial statements are in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America. The historical financial information for At Road and MDSI has been prepared in accordance with accounting principles generally accepted in the United States of America and has been derived from and should be read in conjunction with the audited annual and unaudited interim financial statements, including the notes thereto, included in this Circular. The unaudited pro forma condensed consolidated financial statements are based on preliminary estimates of the purchase price and the allocation thereof. These estimates are subject to change upon consummation of the transaction. Accordingly, in the opinion of management, the unaudited pro forma condensed consolidated financial statements include all adjustments necessary for a fair presentation.

   The unaudited pro forma condensed consolidated balance sheet gives effect to the transaction as if it had occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the transaction as if it had occurred on January 1, 2003.

   The balance sheet and income statements of MDSI have been summarized and reclassified so that they may be presented on a consistent basis with such financial statements of At Road for the purposes of the unaudited pro forma condensed consolidated financial statements.

   The operating results presented in the unaudited pro forma condensed consolidated financial statements may not be indicative of future combined operating results nor of the operating results that would have been reported had the companies been combined. No adjustments have been made to reflect the additional costs or savings that may result from the transaction.

2. PRO FORMA ASSUMPTIONS

   The transaction has been accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards No. 141 "Business Combinations", whereby At Road acquires the assets of MDSI and the value of the consideration given is allocated to the assets and liabilities of MDSI on the basis of their fair market values. The following represents a summary of the key terms of the Combination Agreement and the corresponding assumptions reflected in the unaudited pro forma condensed consolidated financial statements.

       (a) Under the terms of the agreement, each shareholder of MDSI may elect to receive one of the following for an MDSI common share:

          i.   0.75 of an At Road common share, or

          ii.   0.75 of an Exchangeable Share, or

          iii. US $9.00 in cash, subject to adjustment, based on a maximum aggregate of US $19.5 million cash payable to all MDSI Securityholders

         The unaudited pro forma condensed consolidated financial statements have been prepared assuming all MDSI shareholders have elected to receive At Road common shares, such that no exchangeable shares or cash form part of the consideration.

       (b) In connection with the Combination Agreement, all outstanding unvested options to purchase common stock of MDSI are to become vested at the closing of the transaction. Further, under the terms of the Combination Agreement, all outstanding vested and unvested options may be exercised by the optionholders upon consummation of the transaction and tendered for exchange pursuant to the terms described under (a). Each optionholder may, at their election, chose to exercise their outstanding options through a cashless exercise, whereby the number of shares to be issued upon exercise is reduced by the number of shares necessary to satisfy the aggregate purchase price based on an assumed value of $8.90 per share (see below).

         The unaudited pro forma condensed consolidated financial statements have been prepared assuming all MDSI optionholders of "in the money options" (i.e. all options outstanding at March 31, 2004 at exercise prices at or below $8.90 per MDSI share as determined pursuant to the agreement as if the transaction had occurred on March 31, 2004) have exercised using the cashless exercise feature and have elected to receive At Road common shares, such that no exchangeable shares or cash form part of the consideration.

       (c) The unaudited pro forma condensed consolidated balance sheet gives effect to the transaction as if it had occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 combine the results of operations of At Road and MDSI for the respective periods and give effect to the transaction as if it had occurred on January 1, 2003.

3.  PRO FORMA ADJUSTMENTS

   (a) The unaudited pro forma condensed consolidated financial statements reflect the assumed exchange of 8,672,944 MDSI common shares (including of 446,944 shares resulting from an assumed cashless exercise of in-the-money options) as of March 31, 2004, at an exchange ratio of 0.75 and a price per At Road common share of $11.69, as determined in accordance with EITF 99-12 "Determination of the

        Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination", being the average closing price of At Road common shares for the five day period commencing two days before the announcement date. The aforementioned assumptions would result in the issuance of 6,504,708 At Road common shares valued at approximately $76 million. The actual number of At Road common shares to be issued will depend on the actual number of outstanding MDSI common shares and stock options outstanding at the Effective Date and the elections made by each individual MDSI shareholder and optionholder as described in
        Note 2(a) and 2(b). The calculation of and allocation of the purchase price is preliminary and may change as a result of several factors, including:

          i. Changes in the fair values of MDSI's assets and liabilities between March 31, 2004 and the closing date

          ii. Changes in the actual numbers of MDSI common shares and options outstanding at the closing date

          iii. Actual composition of consideration elected by shareholders and optionholders

          iv.   Actual transaction or restructuring costs

         The following summarizes the estimated purchase price and preliminary allocation thereof. As described in Note 1, such amounts are based on preliminary estimates which are subject to change upon consummation of the transaction:

                                                                        March 31,
                                                                           2004
             (All amounts in thousands of United States dollars)        ----------
         PURCHASE PRICE:
         Value of At Road common shares to be issued.................   $   76,040
         Estimated transaction and other costs.......................        4,259
         Estimated restructuring costs...............................        1,438
                                                                        ----------
         TOTAL PURCHASE PRICE........................................   $   81,737
                                                                        ==========
         PURCHASE PRICE ALLOCATION:
         Fair value of MDSI tangible assets..........................       35,057
         Purchased technology and other intangible assets............       24,370
         Fair value of MDSI liabilities assumed......................      (20,530)
         Costs allocated to shares issued............................           50
                                                                        ----------
         Adjusted fair value of MDSI identified net assets
           acquired..................................................       38,947
                                                                        ----------
         Goodwill -- Excess purchase price over the fair value of
           MDSI identified net assets acquired.......................   $   42,790
                                                                        ==========

       (b) To record the impact of fair value adjustments to deferred revenue, required by purchase accounting, as if the transaction had occurred on January 1, 2003.

       (c) To record the amortization of purchased technology and other intangible assets, as if the transaction had occurred on January 1, 2003. The value of such purchased technology and other intangible assets is based on preliminary estimates and estimated useful lives averaging from one to fourteen years.

       (d) To record the estimated impact to the provision for income taxes resulting from the adjustments to deferred revenue and the amortization of intangibles. Such amount was determined using a rate of 2.5%, representing the statutory rate for the tax jurisdiction to which such items, based on preliminary estimates, have been attributed.

       (e) The estimated 6,504,708 At Road common shares to be issued in connection with the transaction are assumed to be outstanding for the entire period presented. Due to the pro forma net loss incurred for the year ended December 31, 2003, the impact from @Road options under the treasury stock method is excluded for the diluted loss per share calculations as the impact would be anti-dilutive.

                    APPROVAL OF THE MDSI BOARD OF DIRECTORS

     The contents of this Circular and its delivery to the MDSI Securityholders have been approved by the MDSI Board of Directors.

Dated: June 17, 2004

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Dysthe Sig

                                         Erik Dysthe
                                         Chairman of the Board

                                   APPENDIX A

                         FORM OF ARRANGEMENT RESOLUTION

                          RESOLUTION FOR CONSIDERATION
                   AT THE SPECIAL MEETING OF SHAREHOLDERS OF
                        MDSI MOBILE DATA SOLUTIONS INC.

BE IT RESOLVED THAT:

1. The arrangement (the "ARRANGEMENT") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving MDSI Mobile Data Solutions Inc. ("MDSI"), as more particularly described and set forth in the management proxy circular (the "CIRCULAR") of MDSI accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2. The plan of arrangement (the "PLAN OF ARRANGEMENT") involving MDSI, the full text of which is set out as Appendix C to the Circular (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3. The Combination Agreement dated April 12, 2004 between At Road, Inc., Orion Exchangeco, Ltd. and MDSI, as amended, (the "COMBINATION AGREEMENT"), the actions of the directors of MDSI in approving the Arrangement and the actions of the directors and officers of MDSI in executing and delivering the Combination Agreement are hereby ratified, authorized, approved and adopted.

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of MDSI or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of MDSI are hereby authorized and empowered (i) to amend the Combination Agreement or the Plan of Arrangement to the extent permitted thereby, and (ii) not to proceed with the Arrangement without further approval of the shareholders of MDSI, but only if the Combination Agreement is terminated in accordance with
    Article VIII thereof.

5. Any officer or director of MDSI is hereby authorized and directed for and on behalf of MDSI to execute, under the seal of MDSI or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement for filing.

6. Any officer or director of MDSI is hereby authorized and directed for and on behalf of MDSI to execute or cause to be executed, under the seal of MDSI or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

                                   APPENDIX B



                                 SUPREME COURT
                              OF BRITISH COLUMBIA
                               VANCOUVER REGISTRY
                                  JUN 17 2004

                                                             No. L041505
                                                                 ---------------
                                                              Vancouver Registry

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

     IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT,
                         R.S.C. 1985, c.C-44, AS AMENDED

                                       AND

         IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG MDSI MOBILE DATA
           SOLUTIONS INC. AND ITS SECURITYHOLDERS AND AT ROAD, INC.,
            ORION EXCHANGECO, LTD., AND 3087761 NOVA SCOTIA COMPANY

                         MDSI MOBILE DATA SOLUTIONS INC.

                                                                      PETITIONER

                                  INTERIM ORDER

BEFORE MASTER BOLTON

                                                  THURSDAY, THE 17TH DAY
                                                  OF JUNE, 2004

      THIS EX PARTE APPLICATION coming on for hearing at Vancouver, British Columbia, on the 17th day of June, 2004, and on hearing J. Brent MacLean and Ruby Chan, counsel for the Petitioner, MDSI Mobile Data Solutions Inc. ("MDSI"), and no one appearing for the Director ("THE DIRECTOR") appointed under the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended ("CBCA"), having provided counsel for the Petitioner with a letter of non-appearance, and upon reading the Petition herein dated the 17th day of June, 2004 and filed and the Affidavit of Erik Dysthe sworn the 17th day of June, 2004 ("THE DYSTHE AFFIDAVIT") and filed:

THIS COURT ORDERS THAT:

MEETING OF THE MDSI SECURITYHOLDERS

1. MDSI be at liberty to convene a special meeting ("THE SPECIAL MEETING") of the registered holders ("THE MDSI REGISTERED SHAREHOLDERS") of common shares in the capital of

MDSI ("MDSI COMMON SHARES") and holders of options ("THE MDSI OPTIONHOLDERS") to purchase MDSI Common Shares ("MDSI OPTIONS") (such MDSI Registered Shareholders and MDSI Optionholders are, collectively, "THE MDSI SECURITYHOLDERS") to be held at the Sheraton Vancouver Wall Center Hotel, Port Albemi Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia at 9:00 a.m. (Vancouver time) on Wednesday, August 4,2004, to consider and, if deemed advisable, to pass a special resolution ("THE ARRANGEMENT RESOLUTION") to approve the arrangement to be made among MDSI and its respective MDSI Securityholders as set forth in the plan of arrangement ("THE ARRANGEMENT"), with or without modification, substantially in the form attached as Exhibit "C" to the combination agreement dated as of April 12, 2004 among At Road, Inc. ("@ROAD"), Orion Exchangeco, Ltd. and MDSI, and attached as Schedule "B" to the Petition herein.

RECORD DATE

2. The record date for determination of the MDSI Securityholders entitled to receive notice of and attend and vote at the Special Meeting in compliance with the form and disclosure requirements of the CBCA, applicable securities laws, the articles and by-laws of MDSI and the terms of this Interim Order, will be 5:00 p.m. (Vancouver time) on the 14th day of June, 2004 (the "RECORD DATE").

NOTICE OF SPECIAL MEETING

3. The Special Meeting will be called, held and conducted in accordance with the notice of Special Meeting ("THE NOTICE OF SPECIAL MEETING") of MDSI Securityholders, substantially in the form attached as part of Schedule "C" to the Petition herein, the CBCA and applicable securities laws, the articles and by-laws of MDSI, the terms of this Interim Order, any further order of this Court and the rulings and directions of the Chair of the Meeting, and, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating or governing or collateral to the MDSI Common Shares and MDSI Options or to which the MDSI Common Shares and MDSI Options are collateral, or the articles and/or by-laws of MDSI, this Interim Order will govern.

DELIVERY OF MEETING MATERIALS

4. Good and sufficient notice of the Special Meeting, for all purposes, will be given by MDSI by mailing, by prepaid first class mail, not less than 21 days before the day appointed for such meeting:

      (a) a Notice of Special Meeting, substantially in the form attached as part of Schedule "C" to the Petition herein;

      (b) instruments of proxy, substantially in the forms attached as part of Schedule "C" to the Petition herein; and

      (c) an information circular (the "CIRCULAR"), substantially in the form attached as part of Schedule "C" to the Petition herein,

      with such amendments or additional documents as counsel for MDSI may advise are necessary or desirable, provided such amendments and additions are not inconsistent with the terms of this Interim Order (collectively, "THE MEETING MATERIALS"),

5.    The Meeting Materials, will be sent to:

      (a) the MDSI Securityholders of record on the Record Date, at least 21 days prior to the date of the Special Meeting by one or more of the following methods:

            (i) by prepaid, ordinary mail, addressed to the MDSI Registered Shareholder at his, her or its address registered on the common share register of MDSI and each MDSI Optionholder at his or her address recorded on the records of MDSI;

            (ii) by delivery, in person or by recognized courier service, to the addresses specified herein; or

            (iii) by email or facsimile transmission to any MDSI Securityholder who identifies himself, herself or itself to the satisfaction of MDSI (acting through its representatives), who requests such email or facsimile transmission and, if required, MDSI agrees to pay the charges, if any, for such transmission, and in the event of such email or facsimile transmission, the contents of such transmission will be provided in paper format upon request;

      (b) the directors and auditors of MDSI and the Director by mailing the Meeting Materials by prepaid, ordinary mail to such persons at least 21 days prior to the date of the Special Meeting; and

      (c) The Toronto Stock Exchange ("THE TSX") and the NASDAQ National Market ("NASDAQ") by electronically filing the Meeting Materials via the system for electronic document analysis and retrieval ("SEDAR") at least 21 days prior to the date of the Special Meeting; and, substantial compliance with this paragraph will constitute good and sufficient notice of the Special Meeting to the MDSI Securityholders, the directors and auditors of MDSI, the Director, the TSX and NASDAQ.

6. MDSI is authorized and permitted to deliver to the MDSI Securityholders certain documents of MDSI and @Road, stored in electronic format on a CD-ROM (the "CD-ROM"), as described in the Circular, and such CD-ROM forms and constitutes part of the Circular, and such delivery constitutes sufficient delivery and disclosure of the information contained in such documents, provided that if requested by a MDSI Securityholder, MDSI will deliver by a method specified in herein, electronic or printed paper copies of such documents at the discretion of such MDSI Securityholder, identical to those stored on the CD-ROM, at no cost to the MDSI Securityholder, and substantial compliance with this paragraph will constitute good and sufficient authority for providing such documents by CD-ROM.

7. The accidental failure or omission to give notice of the Special Meeting to any one or more MDSI Securityholder, any failure or omission to give notice as a result of events beyond the reasonable control of MDSI (including without limitation any inability to utilize postal services), or the non-receipt of such notice by one or more of the persons entitled thereto, will not constitute a breach of this Interim Order or a defect in the calling of the Special Meeting and will not invalidate any resolution passed or proceedings taken at the Special Meeting.

8. Notice of any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to MDSI Securityholders by press release, newspaper advertisement or by notice to MDSI Securityholders by one of the methods specified in herein, as determined by the Board of Directors of MDSI.

9. Any amendments, updates or supplements to any of the Meeting Materials, and any notice of any adjournment or postponement of the Special Meeting, will be deemed to have been received by the MDSI Securityholders:

      (a) in the case of mailing, three days after delivery thereof to the post office;

      (b) in the case of delivery in person, upon receipt thereof at the intended recipient's address or, in the case of delivery by courier, one business day after receipt by the courier;

      (c) in the case of email or facsimile transmission, upon the transmission thereof; and,

      (d) in the case of advertisement, at the time of publication of the advertisement.

SERVICE OF COURT MATERIALS

10. MDSI will include in the Meeting Materials a copy of each of the Notice of Hearing of Petition and this Interim Order substantially in the forms found at Appendix B to the Circular (collectively, "THE COURT MATERIALS"), and the Court Materials will be deemed to have been received by the MDSI Securityholders at the times specified in paragraph 9 hereof, whether those persons reside within British Columbia or within another jurisdiction.

The sending of the Court Materials in accordance with this Interim Order will constitute good and sufficient service of the within proceedings upon all persons who are entitled to receive notice and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

ATTENDANCE AT SPECIAL MEETING

11.   The only persons entitled to attend the Special Meeting are:

      (a)   MDSI Securityholders or their respective proxies;

      (b)   MDSI officers, directors, auditors and advisors;

      (c) representatives of @Road and any of its subsidiaries and affiliates and any of their advisors;

      (d)   the Director; and

      (e)   other persons with the permission of the Chair of the Special
            Meeting.

PROCEEDINGS OF THE MEETINGS

12. The Chair of the Special Meeting will be an officer or director of MDSI, who will be appointed by the directors of MDSI for that purpose.

13. The Special Meeting will otherwise be conducted in accordance with the provisions of the CBCA and the articles and by-laws of MDSI, subject to the terms of this Interim Order.

QUORUM AND VOTING

14. The Special Meeting will be a single meeting of MDSI Securityholders who will vote together on the Arrangement Resolution.

15.   The only persons entitled to vote at the Special Meeting are:

      (a) MDSI Securityholders of record as at 5:00 p.m. (Vancouver time) on June 14, 2004, or their respective proxyholders; and

      (b) the holders of MDSI Common Shares transferred after the Record Date (the "TRANSFERRED SHARES") who establish ownership of the Transferred Shares in a manner satisfactory to MDSI and who submit a written demand to Computershare

            Trust Company of Canada (Attention: Stock Transfer Services), 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 5:00 p.m. (Vancouver time), ten business days preceding the Meeting or, if the Meeting is adjourned or postponed, ten business days before any adjournment or postponement thereof, to be included, or have their respective proxyholders included, in the list of MDSI shareholders entitled to vote at the Meeting (the "TRANSFEREE VOTERS"); and

      (c) in the event a Transferee Voter establishes ownership of Transferred Shares, then the holder of record of such shares as of the Record Date will be disentitled to vote them at the Meeting and MDSI may amend the list of MDSI shareholders entitled to vote at the Meeting accordingly.

16. The quorum for the transaction of business at the Special Meeting will be the presence in person or represented by proxy of two MDSI Securityholders representing not less than 5% of the aggregate number of outstanding MDSI Common Shares and additional MDSI Common Shares that would be outstanding upon the valid exercise of all the MDSI Options and who are entitled to attend and vote at the Special Meeting, provided that, if no quorum is present within 30 minutes of the appointed meeting time, the Special Meeting will stand adjourned to be reconvened on a day which is not more than 30 days later, as determined by the Chair of the Special Meeting, in the Chair's sole discretion, and at such reconvened meeting, those persons present in person or by proxy entitled to vote at such meeting will constitute a quorum for the reconvened meeting.

17. The votes will be taken at the Special Meeting on the basis of one vote per MDSI Common Share and, in respect of each MDSI Option, one vote per MDSI Common Share that the holder thereof is entitled to receive upon the valid exercise of such MDSI Option, and the vote required to pass the Arrangement Resolution at the Special Meeting will be the affirmative vote of at least 66 2/3% of the votes cast in respect of the Arrangement Resolution by the MDSI Securityholders present or represented by proxy at the Special Meeting and for this purpose any spoiled votes, illegible votes, defective votes and abstentions will be deemed not to be votes cast.

PROXIES

18. MDSI is authorized to use the form of proxy for MDSI Registered Shareholders and the form of proxy for MDSI Optionholders, in substantially the same forms as are attached collectively as part of Schedule "C" to the Petition herein and is authorized, at its expense, to solicit proxies, directly or through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail, telephone or such other forms of personal or electronic communication as it may determine.

19. The procedure for the use of proxies at the Special Meeting will be as set out in the Circular.

20. The Chair may, in its discretion, waive generally the time limits for the deposit of proxies by the MDSI Securityholders, if MDSI deems it advisable to do so.

SCRUTINEERS

21. MDSI is at liberty to engage Computershare Trust Company of Canada (acting through its representatives for that purpose) or such further and other scrutineers as MDSI may deem advisable as scrutineers for the Special Meeting and the scrutineers' duties will include:

      (a) invigilating and reporting to the Chair of the Special Meeting on the deposit and the validity of the proxies;

      (b) reporting to the Chair of the Special Meeting on the quorum of the Special Meeting;

      (c) reporting to the Chair of the Special Meeting on the polls taken or ballots cast at the Special Meeting; and,

      (d) providing to MDSI and to the Chair written reports on matters related to their duties.

ADJOURNMENT OF MEETINGS

22. MDSI, if it deems advisable, may adjourn or postpone the Special Meeting on one or more occasions, without the necessity of first convening the Special Meeting or first obtaining any vote of MDSI Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement will be given by press release, newspaper advertisement, or by notice to the MDSI Securityholders by one of the methods specified herein, as determined by the Board of Directors of MDSI.

23. The Special Meeting may be adjourned for any reason upon the approval of the Chair of the Special Meeting, and if the Special Meeting is adjourned, it will be reconvened at a place and time to be designated by the Chair of the Special Meeting to a date which is not more than 30 days thereafter.

AMENDMENTS TO THE ARRANGEMENT

24. MDSI may make such amendments, revisions or supplements to the Arrangement as it may determine, without any additional notice to the MDSI Securityholders prior to the Special Meeting, and the Arrangement as so amended, revised or supplemented will be the Arrangement submitted to the Special Meeting and the subject of the Arrangement Resolution.

DISSENT RIGHTS

25. The MDSI Registered Shareholders be granted the right to dissent from the Arrangement Resolution, pursuant to section 190 of the CBCA as modified by the terms of the Arrangement and this Interim Order.

26. The MDSI Registered Shareholders may exercise rights of dissent with respect to their MDSI Common Shares in connection with the Arrangement, including that:

      (a) for any MDSI Registered Shareholder to be entitled to dissent, the written objection of that MDSI Registered Shareholder must be received on or before 5:00 p.m. (Vancouver time) by MDSI c/o Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1

            (Attention: Stock Transfer Services), or by facsimile transmission to 1-866-249-7775 (within North America) or 1-416-263-9524 (outside
            North America) (Attention: Stock Transfer Services), on the Business Day (as defined in the Circular) preceding the Special Meeting (or any adjournment or postponement thereof);

      (b) upon sending a written objection in accordance with subparagraph 27(a) herein, a dissenting MDSI Registered Shareholder ("THE DISSENTING SHAREHOLDER"), who does not subsequently vote in favour of the Arrangement Resolution will be deemed to have irrevocably exercised his, her or its dissent rights with respect to his, her or its MDSI Common Shares and will not, without the consent of MDSI, be entitled to withdraw or abandon such dissent;

      (c) any MDSI Registered Shareholder who sends a written objection in accordance with subparagraph 27(a) herein will:

            (i) be deemed to have concurrently provided the notice referred to in subsection 190(7) of the CBCA;

            (ii) deliver his, her or its MDSI Common Share certificates to MDSI c/o Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services) within 30 days after receiving the written notice referred to in subsection 190(6) of the CBCA, failing which such MDSI Registered Shareholder will be deemed to have so delivered his, her or its MDSI Common Share certificates; and

            (iii) be and hereby is prohibited from transferring his, her or its
                  MDSI Common Share certificates to any third party;

      (d) the fair value of the MDSI Common Shares held by any Dissenting Shareholder, referred to in subsection 190(3) of the CBCA, will be determined as of the close of business on the day before the Special Meeting,

      (e) a Dissenting Shareholder's shareholder rights will be reinstated where:

            (i) MDSI consents to the withdrawal or abandonment of the Dissenting Shareholder's dissent;

            (ii) MDSI fails to make an offer in accordance with subsection 190(12) of the CBCA;

            (iii) the Board of Directors of MDSI revokes the Arrangement
                  Resolution; or

            (iv) the application by MDSI to this Court for the Final Order is refused and all appeal rights in respect of such refusal have been exhausted without success; and

      (f) a Dissenting Shareholder who has not actually delivered his, her or its MDSI Common Share certificates to MDSI and who:

            (i)   accepts an offer to pay under subsection 190(14) of the CBCA;
                  or

            (ii) receives a court-ordered valuation under subsection 190(22) of the CBCA;

            will not be entitled to receive payment, and no interest will accrue, until such Dissenting Shareholder actually delivers his, her or its MDSI Common Share certificate to MDSI.

APPLICATION FOR FINAL ORDER

27. Upon approval by the MDSI Securityholders of the Arrangement, in the manner set forth in this Interim Order, MDSI may apply to this Court for approval of the Arrangement (the "FINAL ORDER"), which application will be heard at the courthouse at 800 Smithe Street, Vancouver, British Columbia on August 11 2004 at 9:45 a.m. (Vancouver time) or so soon thereafter as counsel may be heard, or at such other date and time as this Court may direct.

28. Any person desiring to appear at the hearing of the application for the Final Order will:

      (a) file an Appearance, in the form prescribed by the Rules of Court of the Supreme Court of British Columbia, together with any evidence or material which is to be presented to the Court at the hearing for the Final Order; and

      (b) deliver the filed Appearance, together with a copy of any evidence or material which is to be presented to the Court at the hearing for the Final Order, to MDSI's solicitors,at:

            Davis & Company
            2800 Park Place
            666 Burrard Street
            Vancouver, BC V6C 2Z7

            Attention:  J. Brent MacLean and Ruby Chan

on or before 4:00 p.m. (Vancouver time) on August 4, 2004.

29. In the event that the hearing of the application for the Final Order on August 11, 2004 is adjourned, then only those persons who filed and delivered an Appearance in accordance with paragraph 28 need be served and provided with notice of the adjourned hearing date.

AMENDMENTS TO THE INTERIM ORDER

30.   MDSI will be entitled, at any time, to seek leave to vary this Interim
Order.

                                              BY THE COURT

                                              /s/ [ILLEGIBLE]
                                              ----------------------------------
                                              DISTRICT REGISTRAR

APPROVED AS TO FORM:                          ENTERED
                                              June 17, 2004
                                              Vancouver Registry

/s/ [ILLEGIBLE]
---------------------------------
Counsel for the Petitioner

                                    ENTERED
                                  JUN 17 2004
                               VANCOUVER REGISTRY
                                VOL [ILLEGIBLE]

                       Certified a true copy according to
                        the records of the Supreme Court
                         at Vancouver, B.C. [ILLEGIBLE]
                            This 17 day of June 2004
                                  [ILLEGIBLE]
                     Authorized Signing Officer [ILLEGIBLE]

                                     [SEAL]

                                                              No. L041505
                                                              Vancouver Registry

                      THE SUPREME COURT OF BRITISH COLUMBIA

     IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT,
                         R.S.C. 1985, c.C-44, AS AMENDED

                                       AND

         IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG MDSI MOBILE DATA
           SOLUTIONS INC. AND ITS SECURITYHOLDERS AND AT ROAD, INC.,
            ORION EXCHANGECO, LTD., AND 3087761 NOVA SCOTIA COMPANY

                         MDSI MOBILE DATA SOLUTIONS INC.

                                                                      PETITIONER

                         NOTICE OF HEARING OF PETITION

TO: EX PARTE

      TAKE NOTICE that the application of the Petitioner filed on Thursday, June 17, 2004 will be heard in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on Wednesday, August 11, 2004 at the hour of 9:45 a.m.

1.    This matter is Ex parte.

2.    The Applicant estimates that the hearing will take 30 minutes to complete.

3.    The matter is within the jurisdiction of a Master.

Dated: June 17, 2004

/s/ [ILLEGIBLE]
----------------------------
Davis & Company
Solicitor for the Petitioner

This NOTICE OF HEARING was prepared by the firm of Davis & Company, whose place of business and address for service is 2800 Park Place, 666 Burrard Street, Vancouver, BC, V6C 2Z7

                                                              No._______________
                                                              Vancouver Registry

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                   IN THE MATTER OF SECTION 192 OF THE CANADA
                           BUSINESS CORPORATIONS ACT,
                         R.S.C. 1985, c.C-44, AS AMENDED

                                       AND

                     IN THE MATTER OF A PROPOSED ARRANGEMENT
                  AMONG MDSI MOBILE DATA SOLUTIONS INC. AND ITS
                       SECURITYHOLDERS AND AT ROAD, INC.,
                ORION EXCHANGECO, LTD., AND 3087761 NOVA SCOTIA
                                    COMPANY

                         MDSI MOBILE DATA SOLUTIONS INC.

                                                                      PETITIONER

                          NOTICE OF HEARING OF PETITION

                                J. Brent MacLean
                                Davis & Company
                                2800 Park Place
                               666 Burrard Street
                               Vancouver, BC V6C 2Z7

                           Tel. No. (604) 604.643.6482
                           Fax No. (604) 604.605.3583

FILE No. 50244-00001
VANSOL Library: 582296.2

                                   APPENDIX C

                           FORM OF PLAN OF ARRANGEMENT
                                UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "AFFILIATE" has the meaning ascribed thereto in the CBCA.

      "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Combination Agreement, this Plan of Arrangement, or made at the direction of the Court in the Final Order.

      "ARRANGEMENT RESOLUTION" means the special resolution of the Company Securityholders, to be substantially in the form and content of Exhibit B to the Combination Agreement.

      "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

      "BUSINESS DAY" means any day on which commercial banks are open for business in Vancouver, British Columbia and San Francisco, California, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under applicable laws or in San Francisco, California under applicable laws.

      "CBCA" means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Date.

      "CALLCO" means 3087761 Nova Scotia Company, an unlimited liability company existing under the laws of Nova Scotia, and being a wholly-owned subsidiary of Parent.

      "CANADIAN RESIDENT" means a resident of Canada for purposes of the ITA.

      "CASH EXERCISE" has the meaning ascribed thereto in the section 2.2(2)(b).

      "CASH PAYMENT " has the meaning ascribed thereto in the section 2.2(1)(g).

      "CASHLESS EXERCISE " has the meaning ascribed thereto in the section 2.2(2)(b).

      "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

      "CHANGE IN LAW EXCHANGE DATE" has the meaning ascribed thereto in section 5.3(2).

      "COMBINATION AGREEMENT" means the combination agreement dated as of April 12, 2004 by and among Parent, Exchangeco and Company, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

      "COMPANY" means MDSI Mobile Data Solutions Inc., a corporation existing under the laws of Canada.

      "COMPANY CIRCULAR" means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, to be sent to Company Securityholders in connection with the Company Meeting.

      "COMPANY COMMON SHARES" means the outstanding common shares in the capital of Company.

      "COMPANY MEETING" means the special meeting of Company Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

      "COMPANY MEETING DATE" means the date of the Company Meeting.

      "COMPANY PURCHASE PLAN" means the Company 2002 Stock Purchase Plan.

      "COMPANY SECURITYHOLDERS" means Company Shareholders and holders of Company Options.

      "COMPANY SHAREHOLDERS" means Holders of Company Common Shares.

      "COMPANY STOCK OPTIONS" means the options to purchase Company Common Shares granted under the Company Stock Option Plans.

      "COMPANY STOCK OPTION PLANS" means, collectively, the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan, the Company's 1997 Stock Option Plan, the Company's 1998 Stock Option Plan, the Company's 1999 Stock Option Plan, the Company's 2000 Stock Option Plan, as amended, supplemented, restated or replaced from time to time, and the 1998 Stock Option Plan for Connectria Corporation (formerly Catalyst Solutions, Inc.).

      "COURT" means the Supreme Court of British Columbia.

      "CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "DEPOSITARY" means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal and Election Form.

      "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA.

      "DISSENT RIGHTS" has the meaning ascribed thereto in section 3.1.

      "DISSENTING SHAREHOLDER" means a holder of Company Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights.

      "DIVIDEND AMOUNT" means an amount equal to the full amount of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Callco or Parent from such holder.

      "EFFECTIVE DATE" means the date shown on the Certificate.

      "EFFECTIVE TIME" means 12:01 a.m. (Vancouver time) on the Effective Date.

      "ELECTION DEADLINE" means 5:00 p.m. (Vancouver time) at the place of deposit on the date which is two Business Days before the Effective Date.

      "ELECTING SHAREHOLDER" has the meaning ascribed thereto in Section 2.2(1)(g).

      "EXCESS AMOUNT" means with respect to a Company Shareholder the difference between (i) the amount of cash such Company Shareholder would have received if the Total Cash Amount had not exceeded the Maximum Cash Consideration, and (ii) the amount in cash effectively payable to such Company Shareholder pursuant to section 2.2(1).

      "EXCHANGE RATIO" means, subject to adjustment, if any, as provided herein, 0.75.

      "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions.

      "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be as set out in Appendix 1.

      "EXCHANGEABLE SHARE VOTING EVENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "EXCHANGECO" means Orion Exchangeco, Ltd., a corporation existing under the laws of British Columbia and being an indirect subsidiary of Parent and a corporation for U.S. federal income tax purposes.

      "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "EXERCISE PRICE" has the meaning ascribed thereto in the section
      2.2(2)(c).

      "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

      "GOVERNMENTAL ENTITY" means any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule-or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation the Toronto Stock Exchange or the NASDAQ.

      "HOLDERS" means, (a) when used with reference to any shares, the holders of such shares shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof and (b) when used with reference to Company Options means the holders thereof from time to time.

      "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement as contemplated by section 2.2 of the Combination Agreement.

      "ITA" means the Income Tax Act (Canada), as amended.

      "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by Company Shareholders in the form accompanying the Company Circular.

      "LIQUIDATION AMOUNT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.1(1).

      "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section
      5.1(1).

      "LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "MAXIMUM CASH CONSIDERATION" means $19,500,000.

      "NASDAQ" means the Nasdaq National Market or other market or exchange on which Parent Common Shares are traded.

      "PARENT" means At Road, Inc., a corporation existing under the laws of Delaware.

      "PARENT CALL RIGHT" has the meaning ascribed thereto in section 5.3(1).

      "PARENT CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.3(1).

      "PARENT COMMON SHARES" means the shares of common stock in the capital of Parent with par value of $0.0001 per share.

      "PARENT CONTROL TRANSACTION" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "PER SHARE CASH CONSIDERATION" means $9.00.

      "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      "PLAN OF ARRANGEMENT", "HEREOF", "HEREUNDER" and similar expressions means this Plan of Arrangement, including the appendices hereto and includes any agreement or instrument supplementary or ancillary hereto.

      "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.2(1).

      "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section
      5.2(1).

      "REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "REDEMPTION PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

      "SHARE PAYMENT" has the meaning ascribed thereto in section 2.2(1)(g).

      "SPECIAL VOTING SHARE" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement.

      "STAMP TAXES" means all stamp, registration and transfer taxes and duties or their equivalents plus interest and penalties in respect thereof in all jurisdictions where such taxes and duties are payable as a result of any of the transactions contemplated by this Plan of Arrangement.

      "SUPPORT AGREEMENT" means the Exchangeable Share Support Agreement to be made among Parent and Exchangeco in connection with the Plan of Arrangement substantially in the form and content of Exhibit D to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

      "TOTAL CASH AMOUNT" has the meaning ascribed thereto in section 2.2(1)(g).

      "TOTAL TRANSACTION CONSIDERATION" means the sum of the number of Company Common Shares at the Time of Closing multiplied by the Per Share Cash Consideration.

      "TRANSFER AGENT" has the meaning ascribed thereto in section 5.1(2).

      "TRUSTEE" means the trustee to be chosen by Parent, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

      "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made among Parent, Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit E to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

1.2   SECTIONS AND HEADINGS

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an article, a section or an exhibit refers to the specified article or section of or exhibit to this Plan of Arrangement.

1.3   NUMBER, GENDER AND PERSONS

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4   DATE FOR ANY ACTION

In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

                                    ARTICLE 2
                                   ARRANGEMENT

2.1   BINDING EFFECT

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Company, Parent, Callco and Exchangeco; (ii) all Holders and all beneficial owners of Company Common Shares and Company Stock Options; (iii) all Holders and all beneficial owners of Exchangeable Shares from time to time; (iv) all Holders and beneficial owners of Parent Common Shares received in exchange for Company Common Shares; and (v) all Persons who receive cash pursuant to section 2.2(1).

2.2 ARRANGEMENT

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order (except that the issuance of Exchangeable Shares pursuant to section 2.2(1)(e) and the entering into of the Support Agreement and the Voting and Exchange Trust Agreement pursuant to section 2.2(4) shall occur and shall be deemed to occur simultaneously) without any further act or formality:

(1) All of outstanding Company Common Shares held by each Company Shareholder other than

      (a) Company Common Shares held by a Holder which has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its Company Common Shares, and

      (b)   Company Common Shares held by Parent or any Affiliate thereof shall be transferred by the Holder thereof to Exchangeco, free and clear of all liens, claims and encumbrances,

      (c) for that number of fully paid and non-assessable Parent Common Shares equal to the product of the total number of such Company Common Shares held by that Company Shareholder multiplied by the Exchange Ratio, or

      (d) for an amount in cash payable by Exchangeco equal to the product of the total number of such Company Common Shares held by that Company Shareholder multiplied by the Per Share Cash Consideration (subject to adjustment as provided in (g)), or

      (e) for that number of fully paid and non-assessable Exchangeable Shares (and certain ancillary rights) equal to the product of the total number of such Company Common Shares held by that Company Shareholder multiplied by the Exchange Ratio, the whole as set forth in the Company Shareholder's validly completed and delivered Letter of Transmittal and Election Form delivered prior to the Election Deadline; PROVIDED THAT:

      (f) notwithstanding the foregoing, only Company Shareholders who are either (i) Canadian Residents who hold such Company Common Shares on their own behalf, or (ii) Persons who hold such Company Common Shares on behalf of one or more Canadian Residents, shall be entitled to elect to receive Exchangeable Shares in respect of any such Company Common Shares as set out in (e) above, and any elections to receive Exchangeable Shares made by any other Company Shareholder shall be invalid and the Company Common Shares of any invalidly electing holders shall be deemed to have been transferred to Exchangeco solely in consideration for Parent Common Shares pursuant to (c) above; and

      (g) if the total amount (the "TOTAL CASH AMOUNT") which would be payable in cash by Exchangeco to Holders of Company Common Shares that have validly completed and delivered Letters of Transmittal and Election Forms to elect to receive cash as set forth in (d) above (each an "ELECTING SHAREHOLDER") exceeds the Maximum Cash Consideration, each Electing Shareholder shall receive, in lieu of the consideration set out in section (d) above, a combination of cash (the "CASH PAYMENT") equal to such Electing Shareholder's pro rata share of the Maximum Cash Consideration and a number of either Parent Common Shares (for Holders who are not Canadian Residents) or Exchangeable Shares (for Holders who are Canadian Residents) (the "SHARE PAYMENT") calculated according to the following formula:

            (i) The Cash Payment shall be calculated based on the following formula:

                         A =   B(C)
                             -------
                                D

                  Where: A = The cash payment payable to the Electing
                             Shareholder making the Cash Election

                         B = The number of Company Common Shares held by the
                             Electing Shareholder making the Cash Election

                         C = Maximum Cash Consideration

                         D = Total number of Company Common Shares held by all
                             of the Electing Shareholders making the Cash
                             Election

            (ii) The Share Payment shall be calculated based on the following formula:

                         W =   X-Y
                             ------
                                Z

                  Where: W = The number of Parent Common Shares (for Electing
                             Shareholders who are not Canadian Residents) or Exchangeable Shares (for Electing Shareholders who are Canadian Residents) issuable to the Electing Shareholder making the Cash Election

                         X = The number of Company Common Shares held by the
                             Electing Shareholder making the Cash Election multiplied by $9.00

                         Y - Cash Payment payable to the Electing Shareholder
                             making the Cash Election

                         Z = $12.00

Any Company Shareholder may elect for any one (but only one) of the elections referred to in section (c), (d) or (e) above at any time until the Election Deadline by executing and delivering a Letter of Transmittal and Election Form. Any Company Shareholder who is not a resident of Canada who has not made such an election prior to the Election Deadline shall be deemed to have elected to receive Parent Common Shares pursuant to section (c) above. Any Company Shareholder who is a resident of Canada who has not made such an election prior to the Election Deadline shall be deemed to have elected to receive Exchangeable Shares pursuant to (e) above.

(2)   (a)   Each Company Stock Option that becomes exercisable as a result of the Arrangement, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be conditionally vested and exercisable only as part of the Arrangement unless otherwise agreed to by the holder of the Company Stock Option and the Parent.

      (b) Each holder of a Company Stock Option (including, without limitation, Company Stock Options referred to in subparagraph (a)) may elect to conditionally exercise one or more Company Stock Options as part of the Arrangement by delivering to the Depositary on or prior to the Election Deadline (i) a notice of the conditional exercise of such holder's Company Stock Options indicating whether the holder elects a "CASH EXERCISE" or a "CASHLESS EXERCISE" and
            (ii) a validly completed Letter of Transmittal and Election Form electing whether such holder wishes to receive Parent Shares, Exchangeable Shares or Per Share Cash Consideration pursuant to Sections 2.2(1)(c), (d) or (e), respectively, hereof in exchange for the Company Common Shares issued to or received by the holder pursuant to the exercise of such holder's Company Stock Options.

      (c) Each "Cash Exercise" shall be accompanied by a certified check or bank draft in an amount equal to the product obtained by multiplying the number of Common Shares in respect of which the Company Stock Option is conditionally exercised (the "NUMBER OF OPTIONS EXERCISED") by the exercise price per Company Stock Option (the "EXERCISE PRICE"). In the event of a "Cashless Exercise", the holder shall transfer the Company Stock Option to the Company in exchange for Company Common Shares using the following formula:

                  X = Y(A-B)
                      ------
                        A

            Where:       X = The number of shares of Company Common Shares to be
                             issued to the Company Stock Option holder

                         Y = The number of Company Common Shares under the
                             holder's Company Stock Option with respect to which such option is exercised

                         A = The product of 0.75 multiplied by the weighted
                             average closing trading price of the Parent Shares on NASDAQ for the last ten trading days preceding the Election Deadline

                         B = The Exercise Price (if in Canadian dollars,
                             converted into U.S. Dollars based on the noon buying rates in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New
                             York) as of the Election Deadline.

All fractional Company Common Shares issuable pursuant to the exercise of Company Stock Options shall be rounded down to the next whole share, and no consideration shall be paid in respect of such fraction.

      (d) Any holder of an "in the money" option who fails to elect shall be deemed to have elected for a "Cashless Exercise" and to receive, in exchange for the Company Common Shares issued or received pursuant to the transfer of each Company Stock Option to the Company, Exchangeable Shares (if a Canadian resident) or Parent Shares (if not a Canadian resident).

      (e) At the Effective Time, every Company Stock Option which has not been exercised or deemed to have been exercised shall be deemed cancelled and each of the Company Stock Option Plans shall be deemed to have been terminated.

(3) The names of the Holders of the Company Common Shares transferred to Parentco or Exchangeco pursuant to sections 2.2(1)(c), 2.2(1)(d) and 2.2(1)(e) shall be removed from the applicable register of Holders of Company Common Shares and added to the applicable register of holders of Parent Common Shares and/or Exchangeable Shares, as the case may be, and Exchangeco shall be recorded as the registered Holder of the Company Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof.

(4) Coincident with the share exchanges set out in sections 2.2(1)(c) and 2.2(1)(e), Parent and Exchangeco shall execute the Support Agreement and Parent, Exchangeco and the Trustee shall execute the Voting and Exchange Trust Agreement and Parent shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to Parent of US$1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under section 2.2(1)(e), in exchange for the Company Common Shares for which they were exchanged.

2.3   TAX ELECTION

Each beneficial owner of Company Common Shares who is a Canadian Resident (other than any such owner who is exempt from tax under Part I of the ITA), and who has validly elected or deemed to have elected (or for whom the holder has validly elected on such beneficial owner's behalf) to receive consideration that includes Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if such beneficial owner is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the corresponding provisions of any applicable provincial income tax legislation) with respect to the transfer of its Company Common Shares to Exchangeco by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Company Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or the corresponding provisions of any applicable provincial income tax legislation), the forms will be signed by Exchangeco and returned to such beneficial owner of Company Common Shares, as applicable, within 30 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such beneficial owner. Exchangeco will not be responsible for the proper completion of any election form and, except for Exchangeco's obligation to return duly completed election forms which are received by the Depositary within 90 days of the Effective Date, within 30 days after the receipt thereof by the Depositary, Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a beneficial owner of Company Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial income tax legislation). In its sole discretion, Exchangeco may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but Exchangeco will have no obligation to do so.

2.4 ADJUSTMENTS TO EXCHANGE RATIO

The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1 RIGHTS OF DISSENT

Holders of Company Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Company not later than 5:00 p.m. (Vancouver time) on the Business Day preceding the Company Meeting. Holders of Company Common Shares who duly exercise such rights of dissent and who:

    (a) are ultimately determined to be entitled to be paid fair value for their Company Common Shares, shall be deemed to have transferred such Company Common

            Shares to Exchangeco immediately prior to the Effective Time, without any further act or formality, and free and clear of any lien, claim and encumbrance, and such shares shall be cancelled as of the Effective Time, or

      (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares who did not make a valid election to receive Exchangeable Shares and shall receive Parent Common Shares in exchange for their Company Common Shares on the basis determined in accordance with section 2.2(1)(c) above;

but in no case shall Parent, Callco, Exchangeco, the Depositary or any other Person be required to recognize such Dissenting Shareholders as holders of Company Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the registers of holders of Company Common Shares at the Effective Time.

                                    ARTICLE 4
                   CERTIFICATES, CHEQUES AND FRACTIONAL SHARES

4.1 ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

At or promptly after the Effective Time, Exchangeco shall deposit with the Depositary, for the benefit of the Holders of Company Common Shares who will receive Exchangeable Shares in connection with the Arrangement, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to section 2.2(1)(e). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Company Common Shares which were exchanged for Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Company Common Shares under the CBCA and the bylaws of Exchangeco and such other documents and instruments as the Depositary may reasonably require, the Holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such Holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4, in each case, less any amounts withheld pursuant to section 4.8), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares which was not registered in the transfer records of Company, a certificate representing the proper number of Exchangeable Shares may, subject to section 2.2, be issued to the transferee if the certificate which immediately prior to the Effective Time represented Company Common Shares which Company Common Shares were exchanged for Exchangeable Shares under the Arrangement, is presented to the Depositary accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which Company Common Shares were exchanged for Exchangeable Shares under the Arrangement, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender
(i) the certificate representing Exchangeable Shares as contemplated by this section

4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.4 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3, in each case, less any amounts withheld pursuant to section 4.8.

4.2 EXCHANGE OF CERTIFICATES FOR PARENT COMMON SHARES

At or promptly after the Effective Time, Exchangeco shall deposit or cause the deposit with the Depositary, for the benefit of the Holders of Company Common Shares who will receive Parent Common Shares on the Arrangement, certificates representing that number of whole Parent Common Shares to be delivered pursuant to section 2.2(1)(c) or section 2.2(1)(g), in the event the Total Cash Amount exceeds the Maximum Cash Consideration, as the case may be, upon the exchange of Company Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Company Common Shares which were exchanged for Parent Common Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Company Common Shares under the CBCA and the bylaws of Exchangeco and such other documents and instruments as the Depositary may reasonably require, the Holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Parent Common Shares which such Holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Parent Common Shares pursuant to section 4.4 or otherwise pursuant to section 2.2(1), less any amounts withheld pursuant to section 4.8), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares which was not registered in the transfer records of Company, a certificate representing the proper number of Parent Common Shares may, subject to section 2.2, be issued to the transferee if the certificate which immediately prior to the Effective Time represented Company Common Shares which Company Common Shares were exchanged for Parent Common Shares under the Arrangement, is presented to the Depositary, accompanied by all documents reasonably required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which Company Common Shares were exchanged for Parent Common Shares under the Arrangement, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) a certificate representing the Parent Common Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of fractional Parent Common Shares as contemplated by section 4.4 or otherwise pursuant to section 2.2(1), and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Parent Common Shares as contemplated by section 4.3, in each case, less any amounts withheld pursuant to section 4.8.

4.3 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES

No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Parent Common Shares with a record date after the Effective Time shall by paid to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Common Shares which were exchanged pursuant to section 2.2(1)(c), 2.2(1)(e) or 2.2(1)(g), as the case may be, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.4, unless and until the holder of such certificate shall surrender such certificate in accordance with section 4.1 or 4.2, as the case may be. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the Holder of the certificates representing Company Common Shares without interest, (i) the amount of any cash payable in lieu of a fractional share to which such holder is entitled pursuant to section 4.4, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or Parent Common Shares, as the case may be, to which such holder is entitled pursuant hereto and (iii) to the extent not paid under clause (ii), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Exchangeable Shares or Parent Common Shares.

4.4 NO FRACTIONAL SHARES

No certificates representing fractional Exchangeable Shares or fractional Parent Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Exchangeco or Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Exchangeco or Parent. In lieu of any such fractional securities, each Person otherwise entitled to a fractional interest in an Exchangeable Share or Parent Common Share will be entitled to receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares or Parent Common Shares, as the case may be, to which all such Persons would otherwise be entitled. The Depositary will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among Persons otherwise entitled to receive fractional interests in Exchangeable Shares. The Depositary will sell such Parent Common Shares on the NASDAQ as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among Persons otherwise entitled to receive fractional interests in Parent Common Shares.

A holder of an Exchangeable Share shall not be entitled to any fraction of a Parent Common Share upon the exercise by Callco of the Liquidation Call Right or the Redemption Call Right or upon the exercise by Parent of the Parent Call Right and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from Callco or Parent, as the case may be, on the designated payment date to the extent not paid by Exchangeco a cash payment equal to such fractional interest multiplied by the Current Market Price.

4.5 LOST CERTIFICATES

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which Company Common Shares were then subsequently exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares or Parent Common Shares (and a cheque for any dividends or distributions with respect thereto and any cash pursuant to section 4.4) deliverable in accordance with section 2.2 and such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash and/or certificates representing Exchangeable Shares or Parent Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Company, Exchangeco, Callco, Parent and their respective transfer agents in such sum as Company, Exchangeco, Callco or Parent may direct or otherwise indemnify Company, Exchangeco, Callco and Parent and the Depositary in a manner satisfactory to Company, Exchangeco, Callco and Parent against any claim that may be made against Company, Exchangeco, Callco or Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6 CHEQUES

At or promptly after the Effective Time, Exchangeco shall deliver to the Depositary, for the benefit of holders of Company Common Shares who will receive cash on the Arrangement, an amount of cash sufficient to pay the amounts payable in cash by Exchangeco pursuant to section 2.2(1)(d). Upon surrender to the Depositary for cancellation of a certificate for one or more Company Common Shares, the Depositary shall pay to such holder the amount to such Company Shareholder pursuant to section 2.2(1)(d) (less any amounts withheld pursuant to section 4.8).

4.7 EXTINCTION OF RIGHTS

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares and which Company Common Shares were then exchanged pursuant to section 2.2(1)(c), 2.2(1)(d), or 2.2(1)(e), as the case may be, that is not deposited with all other instruments required by section 4.1 or 4.2, as the case may be, on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Company, Exchangeco, Callco or Parent or a right to receive any other amount pursuant to this Arrangement. On such date, the Exchangeable Shares or Parent Common Shares (or cash in lieu of fractional interests therein or otherwise, as provided in section 4.4 or cash not paid by the Depositary pursuant to section 4.6) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent or Callco. None of Parent, Company, Callco, Exchangeco or the Depositary shall be liable to any person in respect of any Exchangeable Shares or Parent Common Shares (or dividends, distributions and interest in respect thereof or cash not paid by the Depositary pursuant to section 4.6) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.8 WITHHOLDING RIGHTS

Exchangeco, Callco, Parent and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Common Shares, Parent Common Shares or Exchangeable Shares such amounts as Company, Exchangeco, Callco, Parent or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded, or entitled to withhold under section 116 of the ITA or any corresponding provisions of provincial law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Exchangeco, Callco, Parent and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Exchangeco, Callco, Parent or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and Exchangeco, Callco, Parent or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

4.9 TERMINATION OF DEPOSITARY

Any Exchangeable Shares or Parent Shares, together with any funds held by the Depositary, that remain undistributed to former holders of Company Common Shares nine months after the Effective Date shall be delivered to Exchangeco upon demand therefor, and holders of certificates previously representing Company Common Shares who have not theretofore complied with Sections 4.1, 4.2 or 4.6 shall thereafter look only to Exchangeco for payment of any claim to cash, Exchangeable Shares, Parent Shares, can in lieu of fractional shares thereof, dividends or distributions, if any, in respect thereof.

                                    ARTICLE 5
             CERTAIN RIGHTS OF CALLCO TO ACQUIRE EXCHANGEABLE SHARES

5.1 CALLCO LIQUIDATION CALL RIGHT

In addition to Callco's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Callco shall have the following rights in respect of the Exchangeable Shares:

(1) Callco shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco to each such holder of an amount per Exchangeable Share (the "LIQUIDATION

      CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one Parent Common Share, plus (ii) any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Callco, each holder (other than Parent and its Affiliates) shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Liquidation Date on payment by Callco to the holder of the Liquidation Call Purchase Price for each such share, and Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Callco.

(2) To exercise the Liquidation Call Right, Callco must notify Exchangeco's transfer agent (the "TRANSFER AGENT"), as agent for the Holders of Exchangeable Shares, and Exchangeco of Callco's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Exchangeco and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Exchangeco. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and all of the Holders (other than Parent and its Affiliates) will sell all of the Exchangeable Shares held by each such Holder then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Parent Common Shares deliverable by Callco and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price for all Holders of Exchangeable Shares (other than Parent and its Affiliates), less any amounts withheld pursuant to section 4.8. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date, each Holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a Holder of Exchangeable Shares and shall not be entitled to exercise any of the rights of a Holder of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive, without interest, its proportionate part of the total Liquidation Call Purchase Price payable by Callco upon presentation and surrender by such Holder of certificates representing the Exchangeable Shares held by such Holder and the Holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.8. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Exchangeco in connection with the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions.

5.2   CALLCO REDEMPTION CALL RIGHT

In addition to Callco's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Callco shall have the following rights in respect of the Exchangeable Shares:

(1) Callco shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any Holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such Holder on payment by Callco to each Holder of an amount per Exchangeable Share (the "REDEMPTION CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one Parent Common Share, plus (ii) any Dividend Amount. In the event of the exercise of the Redemption Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the Holder to Callco on the Redemption Date on payment by Callco to the Holder of the Redemption Call Purchase Price for each such share, and Exchangeco shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Callco.

(2) To exercise the Redemption Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Exchangeco of Callco's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Callco shall so notify the Transfer Agent and Exchangeco on or before the Redemption Date. The Transfer Agent will notify the Holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, on the Redemption Date, Callco will purchase and all of the Holders (other than Parent and its Affiliates) will sell all of the Exchangeable Shares held by each such Holder then outstanding for a price per Exchangeable Share equal to the Redemption Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Parent Common Shares deliverable by Callco and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price for all Holders of Exchangeable Shares (other than Parent and its Affiliates), less any amounts withheld pursuant to section 4.8. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date each Holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a Holder of the Exchangeable Shares and shall not be entitled to exercise any of the rights of Holders of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive, without interest, its proportionate part of the total Redemption Call Purchase Price payable by Callco upon presentation and surrender by such Holder of certificates representing the Exchangeable Shares held by such holder and the Holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such Holder certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.8. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to
      Article 7 of the Exchangeable Share Provisions, together with accrued and unpaid dividends on such Exchangeable Shares held by the holder on any dividend record date prior to the Redemption Date.

5.3   PARENT CALL RIGHT

(1) Parent will have the right (the "PARENT CALL RIGHT") to purchase, or to cause Callco to purchase, from all but not less than all of the holders of Exchangeable Shares (other than Parent and its Affiliates) on the Change in Law Exchange Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Parent or Callco, as the case may be, of an amount per Exchangeable Share (the "PARENT CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Change in Law Exchange Date, which shall be satisfied in full by Parent delivering or causing to be delivered, or Callco causing to be delivered, to such holder one Parent Common Share, plus, (ii) any Dividend Amount. In the event of the exercise of the Parent Call Right by Parent each Holder (other than Parent and its

      Affiliates) shall be obligated to sell all of the Exchangeable Shares held by such Holder to Parent or Callco, as the case may be, on the Change in Law Exchange Date on payment by Parent or Callco, as the case may be, to the holder of the Parent Call Purchase Price for each such share.

(2) To exercise the Parent Call Right, (i) Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Exchangeco of Parent's intention to exercise or cause Callco to exercise such right at least 45 days before the Business Day on which the purchase of such Exchangeable Shares shall occur (the "CHANGE IN LAW EXCHANGE DATE") and such notice shall specify whether Parent or Callco will effect such purchase, and (ii) Parent must deliver to the Trustee an opinion in writing signed by Canadian counsel to Parent (which counsel must be reasonably acceptable to the Trustee) stating that since the Effective Date there has been a change to the ITA and any applicable provincial income tax legislation to the effect that the sale by beneficial owners of Exchangeable Shares (other than Parent and its Affiliates) who are Canadian Residents and who hold their Exchangeable Shares as capital property for the purposes of the ITA and any applicable provincial income tax legislation of Exchangeable Shares to Parent or Callco, as the case may be, pursuant to the Parent Call Right will qualify as a tax deferred transaction for purposes of the ITA and any applicable provincial income tax legislation. The Transfer Agent will notify the holders of Exchangeable Shares that the Parent Call Right has been exercised by Parent or Callco. If Parent exercises the Parent Call Right, then on the Change in Law Exchange Date Parent or Callco, as the case may be, will purchase and all of the Holders (other than Parent and its Affiliates) will sell all of the Exchangeable Shares held by such Holders then outstanding for a price per share equal to the Parent Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Parent Call Right, Parent or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change in Law Exchange Date, certificates representing the aggregate number of Parent Common Shares deliverable by Parent or Callco, as the case may be, and a cheque or cheques of Parent or Callco, as the case may be, payable at par at any branch of the bankers of Parent or Callco, as the case may be, representing the aggregate Dividend Amount, if any, in payment of the total Parent Call Purchase Price for all Holders of Exchangeable Shares (other than Parent and its Affiliates) less any amounts withheld pursuant to section 4.8. Provided that Parent or Callco, as the case may be, has complied with the immediately preceding sentence, on and after the Change in Law Exchange Date, each Holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a Holder of Exchangeable Shares and shall not be entitled to exercise any of the rights of a Holder of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, its proportionate part of the total Parent Call Purchase Price payable by Parent or Callco, as the case may be, upon presentation and surrender by such Holder of certificates representing the Exchangeable Shares held by such holder and the Holder shall on and after the Change in Law Exchange Date be considered and deemed for all purposes to be the Holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Callco, as the case may be, shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Parent or Callco, as the case may be, payable at par at any branch of the bankers of Parent or Callco, as the case may be, in payment of the remaining portion, if any, of the Parent Call Purchase Price less any amounts withheld pursuant to section 4.8 hereof.

5.4   EXCHANGE PUT RIGHT

Upon and subject to the terms and conditions contained in the Exchangeable Share Provisions and the Voting Trust and Exchange Trust Agreement, a Holder of Exchangeable Shares shall have the Exchange Put Right.

                                    ARTICLE 6
                                   AMENDMENTS

6.1   AMENDMENTS TO PLAN OF ARRANGEMENT

(1) Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and
      (iv) communicated to holders of Company Common Shares if and as required by the Court.

(2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (subject to the requirements of the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only (i) if it is consented to by each of Company, Exchangeco, Callco and Parent and (ii) if required by the Court, it is consented to by holders of the Company Common Shares. Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Exchangeable Shares.

                                    ARTICLE 7
                               FURTHER ASSURANCES

7.1 FURTHER ASSURANCES

Each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                                   APPENDIX 1
                           TO THE PLAN OF ARRANGEMENT

                           PROVISIONS ATTACHING TO THE
                               EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

                                    ARTICLE 1
                                 INTERPRETATION

1.1   FOR THE PURPOSES OF THESE SHARE PROVISIONS:

      "AFFILIATE" has the meaning ascribed thereto in the CBCA.

      "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix 1 and which Plan of Arrangement (other than Appendix 1 thereto) is attached to these share provisions as Exhibit A.

      "ARTICLES" means the Notice of Articles and Articles of the Corporation.

      "BCA" means the Business Corporation Act (British Columbia).

      "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

      "BUSINESS DAY" means any day on which commercial banks are open for business in Vancouver, British Columbia and San Francisco, California other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia and San Francisco, California under applicable laws.

      "CALLCO" means 3087761 Nova Scotia Company, an unlimited liability company existing under the laws of Nova Scotia, and being a wholly-owned subsidiary of Parent.

      "CALLCO CALL NOTICE" has the meaning ascribed thereto in Section 6.3 of these share provisions.

      "CBCA" means the Canada Business Corporations Act, as amended.

      "COMBINATION AGREEMENT" means the combination agreement dated as of April 12, 2004 by and among Parent, Corporation and MDSI Mobile Data Solutions Inc., as amended, supplemented and/or restated in accordance with its terms prior to the Effective Date, providing for, among other things, the Arrangement.

      "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a currency other than Canadian dollars (the "FOREIGN CURRENCY AMOUNT") at any date the product obtained by multiplying:

      (a)   the Foreign Currency Amount; by

      (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be determined by the Board of Directors to be appropriate for such purpose.

      "COMMON SHARES" means the common shares in the capital of the Corporation.

      "CORPORATION" means Orion Exchangeco, Ltd., a corporation incorporated under the BCA.

      "CURRENT MARKET PRICE" means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Parent Common Shares during a period of 20 consecutive trading days ending on the trading date immediately before such date on the NASDAQ, or, if the Parent Common Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Common Shares during such period does not create a market which reflects the fair market value of a Parent Common Share, then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

      "DEPOSITARY" means any trust company in Canada selected by the Corporation for purposes of holding some or all of the Liquidation Amount or Redemption Price in accordance with Article 5 or Article 7, respectively.

      "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA.

      "DIVIDEND AMOUNT" means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Callco from such holder.

      "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

      "EXCHANGE PUT DATE" has the meaning ascribed thereto in Section 9.3.

      "EXCHANGE PUT EVENT" means the failure by one or both of the Corporation or Callco, as applicable, to complete any redemption, retraction, distribution on liquidation in respect of, or purchase Exchangeable Shares required to be completed by it as contemplated herein, elsewhere in the Articles or in the Voting and Exchange Trust Agreement (unless Callco or any other Person controlled by Parent shall have otherwise purchased such

      Exchangeable Shares in accordance with the provisions of the Articles or the Voting and Exchange Trust Agreement within the delays afforded to it pursuant thereto).

      "EXCHANGE PUT RIGHT" has the meaning ascribed thereto in Section 9.2.

      "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein.

      "EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement.

      "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the Parent Common Shares.

      "GOVERNMENTAL ENTITY" means any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule-or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation the Toronto Stock Exchange or the NASDAQ.

      "HOLDER" means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares.

      "LIQUIDATION AMOUNT" has the meaning ascribed thereto in Section 5.1 of these share provisions.

      "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

      "LIQUIDATION DATE" has the meaning ascribed thereto in Section 5.1 of these share provisions.

      "NASDAQ " means the Nasdaq Stock Market or its successors or other market or exchange on which Parent Common Shares are traded.

      "PARENT" means At Road, Inc., a corporation existing under the laws of Delaware.

      "PARENT COMMON SHARES" mean shares of common stock of Parent, with par value of $0.0001 per share.

      "PARENT CONTROL TRANSACTION" means any merger, amalgamation, arrangement, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Parent, or any proposal to do so, which would result in the holders of Parent Common Shares prior to such transaction holding less than 50% of the outstanding voting securities of the surviving entity.

      "PARENT DIVIDEND DECLARATION DATE" means the date on which the board of directors of Parent declares any dividend on the Parent Common Shares.

      "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of Company under Section 192 of the CBCA substantially in the form and content of Exhibit C to the Combination Agreement and any amendments or variations thereto made in accordance with the Combination Agreement or the Plan of Arrangement or made at the direction of the Court.

      "PURCHASE PRICE" has the meaning ascribed thereto in Section 6.3 of these share provisions.

      "PUT AMOUNT" has the meaning ascribed thereto in Section 9.2 of these share provisions.

      "PUT CONSIDERATION" has the meaning ascribed thereto in Section 9.2 of these share provisions.

      "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in the Plan of Arrangement.

      "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

      "REDEMPTION DATE" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be no earlier than the fifth anniversary of the Effective Date, unless:

      (a) at any time, there are fewer than 10% of the actual number of Exchangeable Shares issuable as determined as at the Election Deadline (as defined in the Plan of Arrangement) outstanding (other than Exchangeable Shares held by Parent and its Affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date as they may determine, upon at least 60 days' prior written notice to the holders of the Exchangeable Shares and the Trustee;

      (b) a Parent Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Parent Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Parent Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as they may determine, upon such number of days' prior written notice to the holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

      (c) an Exchangeable Share Voting Event is proposed and (i) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, and (ii) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action; or

      (d) an Exempt Exchangeable Share Voting Event is proposed and the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action;

      provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption.

      "REDEMPTION PRICE" has the meaning ascribed thereto in Section 7.1 of these share provisions.

      "RETRACTED SHARES" has the meaning ascribed thereto in Section 6.1(a) of these share provisions.

      "RETRACTION CALL RIGHT" has the meaning ascribed thereto in Section 6.1(c) of these share provisions.

      "RETRACTION DATE" has the meaning ascribed thereto in Section 6.1(b) of these share provisions.

      "RETRACTION PRICE" has the meaning ascribed thereto in Section 6.1 of these share provisions.

      "RETRACTION REQUEST" has the meaning ascribed thereto in Section 6.1 of these share provisions.

      "SUPPORT AGREEMENT" means the agreement made between Parent, Callco and the Corporation substantially in the form and content of Exhibit D to the Combination Agreement, as amended pursuant to the terms of the Support Agreement.

      "TRANSFER AGENT" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares.

      "TRUSTEE" means the trustee chosen by Parent, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

      "VOTING AND EXCHANGE TRUST AGREEMENT" means the agreement made between Parent, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit E to the Combination Agreement, as amended pursuant to the terms of the Voting and Exchange Trust Agreement.

                                    ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

                                    ARTICLE 3
                                    DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend on each Exchangeable Share:

      (a) in the case of a cash dividend declared on the Parent Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars or the Canadian Dollar Equivalent of the cash dividend declared on each Parent Common Share on the Parent Dividend Declaration Date;

      (b) in the case of a stock dividend declared on the Parent Common Shares to be paid in Parent Common Shares, by the issue by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Common Shares to be paid on each Parent Common Share unless in lieu of such stock dividend the Corporation elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3.5 hereof) subdivision of the outstanding Exchangeable Shares; or

      (c) in the case of a dividend declared on the Parent Common Shares in property other than cash or Parent Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5 hereof) the type and amount of property declared as a dividend on each Parent Common Share.

      Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, or through the subdivision of outstanding Exchangeable Shares, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3.1.

3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Parent Common Shares.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5 The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Section 3.1 hereof, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of
      Directors:

      (a) in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of such shares issued as a result of such dividend or distribution in proportion to the number of Parent Common Shares previously outstanding;

      (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a Parent Common Share;

      (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any Class other than Parent Common Shares, any rights, options or warrants other than those referred to in Section 3.5(b) hereof, any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the Board of Directors) of such property to be issued or distributed with respect to each outstanding Parent Common Share and the Current Market Price of a Parent Common Share;

      (d) in the case of any subdivision, redivision or change of the then outstanding Parent Common Shares into a greater number of Parent Common Shares or the reduction, combination, consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting Parent Common Shares, the effect thereof upon the then outstanding Parent Common Shares; and

      (e) in all such cases, the general taxation consequences of the relevant event to beneficial owners of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to such owners determined as if they owned Parent Common Shares at the relevant time as a result of differing tax treatment under the laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of beneficial owners of Exchangeable Shares).

                                    ARTICLE 4
                              CERTAIN RESTRICTIONS

So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

      (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

      (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

      (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution or winding up of the Corporation or any other distribution of all or substantially all of the assets of the Corporation; or

      (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than pursuant to a shareholders rights plan adopted by the Corporation or by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in this Article 4 shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid on the Parent Common Shares shall have been declared and paid on the Exchangeable Shares.

                                    ARTICLE 5
                           DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "LIQUIDATION DATE") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the "LIQUIDATION AMOUNT") equal to the sum of: (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one Parent Common Share, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

5.2 On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, the Corporation shall pay or cause to be paid to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and the Articles of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each holder the Parent Common Shares to which such holder is entitled and by delivering to such holder, at the address of such holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation certificates representing Parent Common Shares (which shares shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case, less any amounts withheld on account of tax pursuant to Section 13.3). On and after the Liquidation Date, each holder of Exchangeable Shares shall cease to be a holder of Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive its proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Depositary the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Depositary as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, without interest, (in each case less any amounts withheld on account of tax pursuant to Section 13.3) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Common Shares delivered to them or the custodian on their behalf.

5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                    ARTICLE 6
                   RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Article 6 to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the sum of: (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Retraction Date (the "RETRACTION PRICE"), which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one Parent Common Share for each Exchangeable Share presented and surrendered by the holder, and (ii) on the designated payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and the Articles of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the "RETRACTION REQUEST") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

      (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "RETRACTED SHARES") redeemed by the Corporation;

      (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "RETRACTION DATE"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

      (c) acknowledging the overriding right (the "RETRACTION CALL RIGHT") of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 hereof.

6.2 Subject to the exercise by Callco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall transfer or cause to be issued or transferred to such holder the Parent Common Shares to which such holder is entitled and shall comply with
      Section 6.4 hereof. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify the Corporation of its determination to do so (the "CALLCO CALL NOTICE") within five Business Days of notification to Callco by the Corporation of the receipt by the Corporation of the Retraction Request. If Callco does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the "PURCHASE PRICE") per share equal to the sum of: (i) the Retraction Price per share, which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one Parent Common Share, and (ii) on the designated payment date therefor, to the extent not paid by the Corporation on or before the designated payment date therefor, any Dividend Amount. To the extent that Callco pays the Dividend Amount in respect of the Retracted Shares, the Corporation shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares. Provided that Callco has complied with Section 6.4 hereof, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 The Corporation or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the Parent Common Shares (which shares shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation or Callco, as applicable, in an amount equal to declared and unpaid dividends or the aggregate Dividend Amount, as the case may be, in payment of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax pursuant to Section 13.3, and such delivery of such certificates and cheques on behalf of the Corporation or by Callco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive its proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4 hereof, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Callco shall thereafter be a holder of the Parent Common Shares delivered to it.

6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section
      6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the holder of such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to constitute notice by the holder to the Trustee instructing the Trustee to require Parent to, subject to applicable law, purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Parent to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

                                    ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than any such shares then held by Parent or an Affiliate of Parent) for an amount per share equal to the sum of: (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Redemption Date (the "REDEMPTION PRICE"), which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one Parent Common Share for each Exchangeable Share held by such holder, together with (ii) the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event, an Exempt Exchangeable Share Voting Event or a Change in Tax Law), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Parent Control Transaction, an Exchangeable Share Voting Event, an Exempt Exchangeable Share Voting Event or a Change in Tax Law, the written notice of the redemption by the Corporation or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the

      Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3 On or after the Redemption Date and subject to the exercise by Callco of the Redemption Call Right, the Corporation shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, less any amounts withheld on account of tax pursuant to
      Section 13.3, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and the Articles of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by transferring or causing to be issued or transferred to each holder the Parent Common Shares to which such holder is entitled and by delivering to such holder, at the address of such holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation certificates representing Parent Common Shares (which shares shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax pursuant to Section 13.3. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Depositary named in such notice the total Redemption Price for and the full amount of such dividends on the Exchangeable Shares (except as otherwise provided in this Section 7.3) so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax pursuant to
      Section 13.3, such Redemption Price to be held by the Depositary as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares, without interest, and when received by the Depositary, all dividends and other distributions with respect to the Parent Common Shares to which such holder is entitled with a record date after the later of the date of such deposit and the Redemption Date and before the date of transfer of such Parent Common Shares to such holder (in each case less any amounts withheld on account of tax pursuant to Section 13.3), without interest, against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price and the full amount of such dividends, the holders of Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Common Shares delivered to them or the custodian on their behalf.

                                    ARTICLE 8
                            PURCHASE FOR CANCELLATION

8.1 Subject to applicable law and notwithstanding Section 8.2 hereof, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

8.2 Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

                                    ARTICLE 9
                        VOTING RIGHTS AND EXCHANGE RIGHTS

9.1   Except as required by applicable law and by Article 10, Section 11.1 and
      Section 12.2 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the holders of the Exchangeable Shares shall not have class votes in the circumstances contemplated by Section 61 of the BCA as in force on the Effective Date.

9.2 Upon and subject to the terms and conditions contained in these share provisions:

      (a) a holder of Exchangeable Shares shall have the right (the "EXCHANGE PUT RIGHT") upon the occurrence of an Exchange Put Event to require Parent to purchase all or any part of the Exchangeable Shares of the holder; and

      (b) upon the exercise by the holder of the Exchange Put Right the holder shall be required to sell to Parent, and Parent shall be required to purchase from the holder, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by Parent of an amount per share equal to the sum of: (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Exchange Put Date (the "PUT AMOUNT"), which shall be satisfied in full by Parent delivering to such holder one Parent Common Share, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Exchange Put Date (collectively, the "PUT CONSIDERATION").

9.3 The Exchange Put Right may be exercised upon the occurrence of an Exchange Put Event by notice in writing given by the holder to and received by the Trustee (the date of such receipt, the "EXCHANGE PUT DATE") and accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, and, in the event that at the time of purchase the Exchangeable Shares are not listed on a recognized Canadian stock exchange, a completed Section 116 certificate under the Income Tax Act (Canada), together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and the Articles of the Corporation and such additional documents and instruments as the Trustee may reasonably require, at the principal transfer offices in Vancouver, British Columbia of the Trustee, or such other office or offices of the Trustee or of the other persons designated by the Trustee for that purpose as may from time to time be maintained by the Trustee for that purpose. Such notice may be (i) in the forms of the panel, if any, on the certificates representing Exchangeable Shares, (ii) in such other form satisfactory to the Trustee (or such other persons aforesaid), shall stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to the Trustee), shall be irrevocable unless the exchange is not completed in accordance herewith and shall constitute the holder's authorization to the Trustee (and such other persons aforesaid) to effect the exchange on behalf of the holder.

9.4 The completion of the sale and purchase referred to in Section 9.3 shall be required to occur, and Parent shall be required to take all actions on its part necessary to permit it to occur, not later than the close of business on the third Business Day following the Exchange Put Date.

9.5 The surrender by the holder of Exchangeable Shares under Section 9.4 shall constitute the representation, warranty and covenant of the holder that Exchangeable Shares so purchased are sold free and clear of any lien, claim or encumbrance.

9.6 If a part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

9.7 Upon receipt by the Trustee of the notice, certificates and other documents or instruments required by Section 9.8, the Trustee shall pay, on behalf of Parent and subject to receipt by the Trustee from Parent of the applicable Put Consideration, to the relevant holder, the Put Amount, together with payment of all declared and unpaid dividends on each Exchangeable Share held by such holder on any dividend record date which occurred prior to the Exchange Put Date, less any amounts withheld on account of tax pursuant to Section 13.3, by delivering to each holder the Parent Common Shares to which such holder is entitled and by delivering to such holder, at the address of such holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation certificates representing Parent Common Shares (which shares shall be fully paid and non-assessable and shall be free of any lien, claim or encumbrance) and, if applicable, a cheque payable at par in payment of any such dividends, in each case, less any amounts withheld on account of tax pursuant to Section 13.3.

9.8 On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Put Amount and any such dividends for such Exchangeable Shares, unless such payment shall not be made, in which case the rights of such holder shall remain unaffected until such payment has been made. On and after the close of business on the Exchange Put Date, provided that presentation and surrender of certificates and payments of the total Put Amount and any such dividends for such Exchangeable Shares has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by Parent shall thereafter be considered and deemed for all purposes to be a holder of the Parent Common Share delivered to it and entitled to all dividends and other distributions with respect to the Parent Common Shares to which such holder is entitled with a record date after the Exchange Put Date and before the date of transfer of such Parent Common Shares to such holder (in each case less any amounts withheld on account of tax pursuant to Section 13.3), without interest.

                                   ARTICLE 10
                             AMENDMENT AND APPROVAL

10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 20% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 20% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 11
           RECIPROCAL CHANGES, ETC. IN RESPECT OF PARENT COMMON SHARES

11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

      (a) issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares
            (i) who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan;

      (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

      (c) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares:

            (i) shares or securities of Parent of any class other than Parent Common Shares (other than shares or securities convertible into or exchangeable for or carrying rights to acquire Parent Common Shares);

            (ii)  rights, options or warrants other than those referred to in
                  Section 11.1(b)above;

            (iii) evidences of indebtedness of Parent; or

            (iv)  assets of Parent,

      unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and consummate the transactions contemplated by, and in accordance with, the Combination Agreement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section
      10.2 of these share provisions:

      (a) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares;

      (b) reduce, combine, consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

      (c) reclassify or otherwise change the Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares,

      unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by

      Parent in order to give effect to and consummate the transactions contemplated by, and in accordance with, the Combination Agreement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

11.3 If Parent, at any time after the date hereof, consummates any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation or other entity resulting therefrom (such other person or continuing corporation (or, in the event of a merger, amalgamation or similar transaction pursuant to which holders of shares in the capital of Parent are entitled to receive shares or other ownership interest in the capital of any corporation or other legal entity other than such other person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of Parent are entitled to receive an interest) is herein called the "PARENT SUCCESSOR") then, provided that the Parent Successor is bound, or has agreed to be bound, by the provisions of the Voting and Exchange Trust Agreement and Support Agreement and to assume the obligations of Parent thereunder to the satisfaction of the Board of Directors, all references in these Provisions Articles of Incorporation to Parent Common Shares shall be deemed to be references to the shares of the Parent Successor which has assumed the obligations of Parent and all references to Parent shall be to Parent Successor, without amendment to these Provisions Articles of Incorporation or any further action whatsoever. For greater certainty, if a transaction described in this Section 11.3 results in holders of Exchangeable Shares being entitled to exchange their Exchangeable Shares for shares of a Parent Successor in a different ratio than that set out in these share provisions, then these share provisions shall be deemed to be amended to refer to such different ratio(s).

                                   ARTICLE 12
               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent, Callco and the Corporation with all provisions of the Support Agreement applicable to Parent, Callco and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

      (a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

      (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

      (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13
                     LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Parent Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange rights thereunder) and the Retraction Call Right.

13.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Parent Call Right, in each case, in favour of Callco or Parent, as the case may be, and in the case of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco or Parent, as the case may be, as therein provided.

13.3 The Corporation, Callco, Parent and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, Callco, Parent or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded, or entitled to withhold under Section 116 of the Income Tax Act (Canada) or any corresponding provision of provincial laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Callco, Parent and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, Callco, Parent or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and the Corporation, Callco, Parent or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 14
                                     NOTICES

14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

14.4 If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada once in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place.

                                   ARTICLE 15
                 DISCLOSURE OF INTERESTS IN EXCHANGEABLE SHARES

15.1 The Corporation shall be entitled to require any holder of an Exchangeable Share or any Person who the Corporation knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a Class of "equity shares" of Exchangeco) under Section 111 of the Securities Act (British Columbia) or under other equivalent legislation, or as would be required under the articles of Parent or any laws or regulations, or pursuant to the rules or regulations of any regulatory authority, of Canada or the United States if the Exchangeable Shares were Parent Common Shares.

                                   ARTICLE 16
                              NO FRACTIONAL SHARES

16.1 A holder of Exchangeable Shares shall not be entitled to any fraction of a Parent Common Share upon the exchange or purchase of such holder's Exchangeable Shares pursuant to Article 5, Article 6 or Article 7 and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from the Corporation or Callco as the case may be on the designated payment date a cash payment equal to such fractional interest multiplied by the Current Market Price.

                                   SCHEDULE A

                              NOTICE OF RETRACTION

To:      Orion Exchangeco Ltd. (the "CORPORATION")
         3087761 Nova Scotia Company ("CALLCO")
         At Road, Inc. ("PARENT")

This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of the Corporation represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Section 6 of the Share Provisions:

         [ ] all share(s) represented by this certificate; or

         [ ] ___________ share(s) only represented by this certificate.

The undersigned hereby notifies the Corporation that the Retraction Date shall be ___________.

NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Corporation.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retractable Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Article 6 of the Share Provisions. This notice of retraction, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) pursuant to which Parent will purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco and the Corporation that the undersigned:

         [ ] is
         (select one)
         [ ] is not

a non-resident of Canada for purposes of the Income Tax Act (Canada).

THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, DEDUCTION AND WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Callco and the Corporation that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Callco or the Corporation, as the case may be, free and clear of any lien, claim or encumbrance.

____________      _____________________________         ________________________
(Date)             (Signature of Shareholder)           (Guarantee of Signature)

[ ] Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date: ____________

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:     ________________________________________________

Signature of Shareholder:       ________________________________________________

City, Province and Postal Code: ________________________________________________

Signature Guaranteed by:        ________________________________________________

NOTE: If this notice of retraction is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Corporation represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                   APPENDIX D

                            SECTION 190 OF THE CBCA

190. (1)    RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to:

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     (c)    amalgamate otherwise than under section 184;

     (d)    be continued under section 188;

     (e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

     (f)     carry out a going-private transaction or a squeeze-out transaction.

     (2) FURTHER RIGHT -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (2.1) IF ONE CLASS OF SHARES -- The right to dissent described in subsection (2) applies even if there is only one class of shares.

     (3) PAYMENT FOR SHARES -- In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

     (4) NO PARTIAL DISSENT -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (5) OBJECTION -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

     (6) NOTICE OF RESOLUTION -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

     (7) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing:

     (a)    the shareholder's name and address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c)    a demand for payment of the fair value of such shares.

     (8) SHARE CERTIFICATE -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

     (9) FORFEITURE -- A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

     (10) ENDORSING CERTIFICATE -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

     (11) SUSPENSION OF RIGHTS -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of their shares as determined under this section except where:

     (a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

     (b)    the corporation fails to make an offer in accordance with subsection
            (12) and the dissenting shareholder withdraws the notice, or

     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

     (12) OFFER TO PAY -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice:

     (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (13) SAME TERMS -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

     (14) PAYMENT -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (15) CORPORATION MAY APPLY TO COURT -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

     (16) SHAREHOLDER APPLICATION TO COURT -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

     (17) VENUE -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

     (18) NO SECURITY FOR COSTS -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

     (19)   PARTIES -- On an application to a court under subsection (15) or
(16),

     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

     (20)   POWERS OF COURT -- On an application to a court under subsection
(15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

     (21) APPRAISERS -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (22) FINAL ORDER -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

     (23) INTEREST -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (24) NOTICE THAT SUBSECTION (26) APPLIES -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (25) EFFECT WHERE SUBSECTION (26) APPLIES -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may:

     (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (26) LIMITATION -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that:

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                   APPENDIX E


[BEAR STEARNS LOGO]                                     BEAR, STEARNS & CO. INC.
                                            1999 Avenue of the Stars, 32nd Floor
                                                          Los Angeles, CA  90067
                                                               Tel  310.201.2600
                                                             www.bearstearns.com


April 12, 2004

Special Committee of the Board of Directors
Board of Directors
MDSI Mobile Data Solutions Inc.
10271 Shellbridge Way
Richmond, British Columbia V6X 2W8
Canada

Ladies and Gentlemen:

We understand that At Road, Inc., a Delaware corporation ("At Road"), Orion Exchangeco, Ltd., a corporation organized and existing under the Business Corporations Act (British Columbia) and a subsidiary of At Road ("Exchangeco"), and MDSI Mobile Data Solutions Inc., a corporation organized and existing under the federal laws of Canada ("MDSI"), have entered into a Combination Agreement, dated as of April 12, 2004 (the "Combination Agreement"), pursuant to which, upon giving effect to the Plan of Arrangement (as defined in the Combination Agreement) and subject to the terms and conditions of the Combination Agreement and the Plan of Arrangement:

- all of the outstanding shares of the common stock of MDSI will be transferred to Exchangeco and the shareholders of MDSI will be entitled to elect to receive (i) 0.750 shares of At Road common stock (the "At Road Shares") for each share of MDSI common stock, or (ii) subject to proration, cash consideration of $9.00 for each share of MDSI common stock (the "Cash Election"), or (iii) only in the case of Canadian shareholders of MDSI, 0.750 shares of Exchangeco common stock (the "Exchangeco Shares" and, together with the At Road Shares, the "Exchange Ratio"), which is exchangeable into common stock of At Road (the Cash Election and, together with the Exchange Ratio, the "Merger Consideration"); and

- as more particularly described in the Plan of Arrangement, all option holders will be entitled to conditionally exercise their options, either by cash or on a cashless basis, by delivering an election notice to MDSI prior to the option election deadline, and all MDSI options that have been (or deemed to be) exercised will be converted into shares of MDSI common stock immediately prior to the effectiveness of the Plan of Arrangement and, upon effectiveness of the Plan of Arrangement, exchanged for shares of At Road common stock, Exchangeco Share or cash (in each case as described above).

The foregoing, as more fully described in the Combination Agreement and the Plan of Arrangement, is collectively referred to herein as the "Transaction."

          ATLANTA BEIJING BOSTON BUENOS AIRES CHICAGO DALLAS DUBLIN HONG KONG LONDON LOS ANGELES LUGANO NEW YORK PUERTO RICO SAN FRANCISCO
      SAO PAULO SHANGHAI  SINGAPORE  TOKYO

Special Committee of the Board of Directors
Board of Directors
MDSI Mobile Data Solutions Inc.
April 12, 2004
Page 2

We also understand that if the total cash payment required to be paid to shareholders of MDSI choosing the Cash Election exceeds $19.5 million (the "Maximum Cash Consideration Amount"), then such MDSI shareholders will instead receive a pro rata portion of the Maximum Cash Consideration Amount and 1/12 of an At Road common stock for each $1.00 of cash consideration not received. In connection with the Transaction, we have been informed that concurrently with the execution of the Combination Agreement, MDSI, certain shareholders of MDSI and At Road will enter into a voting agreement (the "Voting Agreement") pursuant to which such shareholders will agree to, among other things, vote such shareholders' shares of the common stock of MDSI in favor of, and otherwise support, the Transaction. We have also been advised that in connection with the Plan of Arrangement, (i) At Road, Exchangeco and 3087761 Nova Scotia Company, an unlimited liability company existing under the laws of Nova Scotia and a wholly owned subsidiary of At Road, will enter into an exchange share support agreement to memorialize, among other things, certain covenants of At Road and Exchangeco with respect to the Exchangeco Shares (the "Support Agreement"), and (ii) At Road, Exchangeco and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (as trustee), will enter into a voting and exchange trust agreement with respect to certain matters related to the rights of holders of Exchangeco Shares (the "Voting and Exchange Trust Agreement" and, together with the Combination Agreement, the Plan of Arrangement, the Voting Agreement and the Support Agreement, the "Transaction Agreements"). You have provided us with the Combination Agreement, the Plan of Arrangement and the other Transaction Agreements. All capitalized terms not otherwise defined herein have the meanings given to them in the Combination Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of MDSI.

In the course of performing our review and analyses for rendering this opinion, we have:

-     reviewed the Transaction Agreement, dated April 12, 2004;

- reviewed At Road's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, and its Reports on Form 8-K for the three years ended the date hereof (including amendments to the foregoing);

- reviewed MDSI's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, and its Reports on Form 8-K for the three years ended the date hereof (including amendments to the foregoing);

Special Committee of the Board of Directors
Board of Directors
MDSI Mobile Data Solutions Inc.
April 12, 2004
Page 3

- reviewed certain operating and financial information relating to MDSI's business and prospects, including projections for 2004, all as prepared and provided to us by MDSI's management;

- reviewed certain operating and financial information relating to At Road's business and prospects, including certain estimates for the first quarter of 2004, all as prepared and provided to us by At Road's management;

- discussed with certain members of MDSI's senior management MDSI's business, operations, historical financial results, projected financial results for 2004 and future prospects;

- discussed with certain members of At Road's senior management At Road's business, operations, historical financial results, projected subscribers and net income for the first quarter of 2004, Wall Street consensus estimates of At Road's performance in 2004 (the "Wall Street Consensus Estimates") and future prospects;

- reviewed the historical prices, trading multiples and trading volumes of the common stock of At Road and MDSI;

- reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to At Road and MDSI, as appropriate;

- performed comparable company analysis and comparable transaction analysis based upon, among other things, (i) financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to At Road and MDSI and (ii) a review of the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to At Road and MDSI; and

- conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us or discussed with us by MDSI and At Road, including, without limitation, the financial projections provided to us by MDSI, certain first quarter 2004 estimates provided to us by At Road and the Wall Street Consensus Estimates. With respect to financial projections furnished to or discussed with us by MDSI and the first quarter 2004 estimates furnished to or discussed with us by At Road, we have relied on representations that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of MDSI and At Road, respectively, as to the expected future performance of MDSI and At Road, respectively. With respect to the Wall Street Consensus Estimates, we have assumed that they have been reasonably prepared and have

Special Committee of the Board of Directors
Board of Directors
MDSI Mobile Data Solutions Inc.
April 12, 2004
Page 4

relied on representations that they do not materially differ from the best current estimates and judgments of the senior management of At Road as to the expected future performance of At Road. Further, we have not taken into account the amount and timing of any potential revenue and cost savings synergies and related expenses which may result from the Transaction. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior managements of MDSI and At Road that they are unaware of any facts that would make the information, projections and estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of At Road and MDSI, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Combination Agreement and the Plan of Arrangement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on At Road, MDSI, their respective shareholders or Exchangeco.

We do not express any opinion as to the price or range of prices at which the shares of common stock of At Road may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of At Road or Exchangeco, as appropriate, may trade subsequent to the consummation of the Transaction.

We have acted as a financial advisor to MDSI in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. We also note that Mr. Robert Harris, a Senior Managing Director of Bear, Stearns & Co. Inc., is a member of the Board of Directors of MDSI and beneficially owns shares of MDSI's common stock constituting less than 2% interest in MDSI as of December 31, 2003 (on a fully diluted basis). In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or senior debt of At Road and/or MDSI for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or senior debt.

It is understood that this letter is intended solely for the benefit and use of the Special Committee of the Board of Directors of MDSI and does not constitute a recommendation to the Board of Directors of MDSI or any holders of MDSI common stock as to how to vote in connection with the Transaction. This opinion does not address MDSI's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for MDSI or the effects of any other transaction in which MDSI might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in the Company Circular to be distributed to the holders of MDSI common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on

Special Committee of the Board of Directors
Board of Directors
MDSI Mobile Data Solutions Inc.
April 12, 2004
Page 5

economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of MDSI.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Neil B. Morganbesser
    -----------------------------
    Neil B. Morganbesser
    Senior Managing Director

                                   APPENDIX F



[RBC CAPITAL MARKETS LOGO]                          RBC DOMINION SECURITIES INC.
                                                         Park Place - Suite 2100
                                                              666 Burrard Street
                                                         Vancouver, B.C. V6C 3B1
                                                       Telephone: (604) 257-7110

                                                                  April 12, 2004

The Strategic Review Committee of the Board of Directors
MDSI Mobile Data Solutions Inc.
10271 Shellbridge Way,
Richmond, BC V6X 2W8

To the Strategic Review Committee:

      RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that At Road, Inc. ("Parentco"), Orion Exchangeco, Ltd. ("Exchangeco"), an indirect wholly owned subsidiary of Parentco, and MDSI Mobile Data Solutions Inc. (the "Company") propose to enter into an agreement (the "Combination Agreement") to be dated April 12, 2004 to effect a series of transactions by way of a plan of arrangement (the "Arrangement") which provides for, among other things, each holder of common shares (the "Shares") of the Company to elect to receive in exchange for each Share held either: (i) 0.75 of a share of common stock (the "Parentco Common Stock"), par value of US$0.0001 per share, of Parentco (the "Parentco Common Stock Consideration"); (ii) if the holders of the Shares are Canadian residents, 0.75 non-voting exchangeable shares (the "Exchangeco Shares") of Exchangeco (the "Exchangeco Shares Consideration") or (iii) US$9.00 in cash payable by Exchangeco, provided that if the total amount which would be payable in cash by Exchangeco to holders of Shares electing to receive cash (the "Cash Electing Shareholders") exceeds US$19.5 million (the "Maximum Cash Consideration"), each Cash Electing Shareholder shall receive, in lieu of the amount elected in cash, a combination of (A) cash equal to such holder's pro rata share of the Maximum Cash Consideration and (B) the balance in shares of either Parentco Common Stock or Exchangeco Shares calculated using a deemed value of US$12.00 for each share of Parentco Common Stock or each Exchangeco Share (the "Cash Election Consideration" and, together with the Parentco Common Stock Consideration and the Exchangeco Shares Consideration, the "Consideration"). As a result of the Arrangement, Exchangeco will become the holder of all of the issued and outstanding Shares. The Exchangeco Shares have the same rights, privileges, restrictions and conditions as the Parentco Common Stock in all material respects and a holder of an Exchangeco Share will have the right at any time to exchange the Exchangeco Share for a share of Parentco Common Stock on a one-for-one basis. The terms of the Arrangement will be more fully described in an information circular (together with related documents included therein, the "Circular"), which will be mailed to shareholders of the Company in connection with the Arrangement.

      RBC further understands that, concurrent with the execution of the Combination Agreement, each of Erik Dysthe, Erik Dysthe Holdings Co., Peter Hill Rankin, Glenn Kumoi, Tommy Lee, Robert C. Harris, Jr., David R. Van Valkenburg, Peter Ciceri, Marc Rochefort, Neil McDonnell, Warren Cree, Cy Tordiffe and Paul Lui (collectively, the "Voting Agreement Shareholders") plan to enter into voting agreements with Parentco to be dated as of April 12, 2004 (collectively, the "Voting Agreement") pursuant to which the Voting Agreement Shareholders have irrevocably agreed to vote in favour of the Arrangement. The Voting Agreement Shareholders hold approximately 9% of the Shares on a fully diluted basis.

      RBC also understands that a committee (the "Strategic Review Committee") of the board of directors (the "Board") of the Company has been constituted to consider the Arrangement and make recommendations thereon to the Board. The Strategic Review Committee has retained RBC to prepare and deliver to the Strategic Review Committee its opinion as to the fairness of the Consideration under the Arrangement from a financial point of view to the holders of the Shares (the "Fairness Opinion"). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of the Company, Parentco or Exchangeco or any of their securities or assets and the Fairness Opinion should not be construed as such.

ENGAGEMENT

      The Strategic Review Committee initially contacted RBC regarding a potential advisory assignment on April 2, 2004, and RBC was formally engaged by the Strategic Review Committee through an agreement between the Company and RBC (the "Engagement Agreement") dated April 3, 2004. The terms of the Engagement Agreement provide that RBC is to be paid US$250,000 for the Fairness Opinion. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

RELATIONSHIP WITH INTERESTED PARTIES

      Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, Parentco, Exchangeco or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Company, Parentco, Exchangeco or any of their respective associates or affiliates, within the past two years, other than the Engagement Agreement, an engagement in 2002 to provide financial advisory services to the Company in connection with a review of strategic alternatives and an engagement in 2003 to provide a fairness opinion to a committee of independent members of the board of directors of the Company in connection with a potential transaction. There are no understandings, agreements or commitments between RBC and the Company, Parentco, Exchangeco or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Parentco, Exchangeco or any of their respective associates or affiliates. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Arrangement.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Parentco, Exchangeco or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Parentco, Exchangeco or the Arrangement.

                               RBC CAPITAL MARKETS

CREDENTIALS OF RBC CAPITAL MARKETS

      RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

SCOPE OF REVIEW

      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

      1.    the most recent draft of the Combination Agreement;

      2.    the most recent draft of the Voting Agreement;

      3. the audited financial statements of the Company and Parentco for each of the five years ended December 31, 2003;

      4. the unaudited interim reports of the Company and Parentco for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

      5. the annual reports of the Company and Parentco for each of the two years ended December 31, 2002;

      6. the 10K filings of the Company and Parentco for each of the two years ended December 31, 2003;

      7. the Management Proxy Circular of the Company and the Definitive Proxy Statement of Parentco for each of the two years ended December 31, 2002;

      8. the internal forecast of the Company prepared by management of the Company for the year ending December 31, 2004 (the "Management 2004 Financial Forecast");

      9. the internal strategic plan of the Company prepared in 2003 by management of the Company (the "Management 2003 Strategic Plan");

      10.   discussions with senior management of the Company and Parentco;

      11.   discussions with the Company's legal counsel;

      12. public information relating to the business, operations, financial performance and stock trading history of the Company and Parentco and other selected public companies considered by us to be relevant;

      13. public information with respect to other transactions of a comparable nature considered by us to be relevant;

      14. public information regarding the mobile workforce management industry;

      15.   discussions with the financial advisor of the Company;

      16. representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

      17. such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

                                 RBC CAPITAL MARKETS

      RBC has not, to the best of its knowledge, been denied access by the Company or Parentco to any information requested by RBC. RBC was not provided with a certificate from Parentco containing representations from senior officers of Parentco as to the completeness and accuracy of the information upon with the Fairness Opinion is based. As the auditors of the Company declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited financial statements of the Company and on the reports of the auditors thereon.

PRIOR VALUATIONS

      The Company has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Company or its material assets or its securities in the past twenty-four month period.

ASSUMPTIONS AND LIMITATIONS

      With the Strategic Review Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and Parentco and their consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      RBC was not provided with a certificate from Parentco containing representations from senior officers of Parentco as to the completeness and accuracy of the information upon with the Fairness Opinion is based and, as such, our Fairness Opinion is qualified by the lack of such certificate.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

                              RBC CAPITAL MARKETS

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Parentco, Exchangeco and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company and Parentco. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

      The Fairness Opinion has been provided for the use of the Strategic Review Committee and may not be used by any other person or relied upon by any other person other than the Strategic Review Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Shares as to whether to vote in favour of the Arrangement. In addition, the Fairness Opinion is not to be construed as a recommendation to any holder of Shares as to whether they should elect to receive the Parentco Common Stock Consideration, the Exchangeco Shares Consideration or the Cash Election Consideration.

OVERVIEW OF THE COMPANY

      The Company is a leading provider of mobile workforce management solutions. The Company's suite of software applications improves customer service and relationships, and reduces costs by empowering service companies to optimally manage their mobile field resources. The Company also provides all of the professional services necessary to implement and support its solutions. At December 31, 2003, the Company had approximately 100 major customers worldwide, with operations and support offices in the United States, Canada, Europe and Africa. The Company markets its solutions to a variety of companies that have substantial field workforces, and focuses on utilities, telecommunications companies and cable/broadband companies.

OVERVIEW OF PARENTCO

      Parentco is a leading provider of mobile resource management services, a rapidly growing category of business productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Parentco's mobile resource management services allow customers to improve productivity by enabling the effective management of the activities of their mobile workers, assets and their goods and services. Parentco markets and sells its services to a broad range of customers in the United States and Canada that vary in

                              RBC CAPITAL MARKETS
size, geographic location and industry. At December 31, 2003, Parentco had approximately 125,000 subscribers.

FAIRNESS ANALYSIS

      APPROACH TO FAIRNESS

      In considering the fairness of the Consideration under the Arrangement, from a financial point of view, to the holders of the Shares, RBC principally considered and relied upon the following:

      1. a review of the Consideration offered under the Arrangement (the "Review of Consideration");

      2. a comparison of the Consideration offered under the Arrangement to the results of a discounted cash flow ("DCF") analysis of the Company (the "Discounted Cash Flow Analysis");

      3. a comparison of selected financial multiples, to the extent publicly available, of selected precedent transactions with the multiples implied by the Consideration offered under the Arrangement (the "Precedent Transaction Analysis");

      4. a comparison of premiums to trading prices paid in selected precedent transactions with the premiums implied by the Consideration offered under the Arrangement in relation to various trading prices of the Shares (the "Premiums Paid Analysis");

      5. a comparison of selected market valuation multiples of the Company and other comparable publicly-traded companies with the multiples implied by the Consideration offered under the Arrangement (the "Comparable Company Analysis");

      6. an analysis of the liquidity of the Shares (the "Liquidity of Shares Analysis"); and

      7. a review of the process that the Board undertook with the assistance of its financial advisor to solicit offers to acquire and/or make an investment in the Company (the "Market Process").

                               RBC CAPITAL MARKETS

REVIEW OF CONSIDERATION

      Historical Trading Analysis

      RBC reviewed the historical trading prices and volumes for the Parentco Common Stock. As shown in the table below, such review included, among other things, RBC's analysis of the average daily trading volume, volume weighted average trading price, high price, low price and days to trade shares of Parentco Common Stock to be issued under the Arrangement for various periods ending on April 12, 2004, the last trading day prior to the public announcement (the "Announcement") that Parentco, Exchangeco and the Company had entered into the Combination Agreement.

                                                                                                  DAYS TO TRADE
     PERIOD                               VOLUME WEIGHTED                                        PARENTCO COMMON
   PRECEDING             AVERAGE DAILY         AVERAGE                                                 STOCK
ANNOUNCEMENT (1)        TRADING VOLUME     TRADING PRICE       HIGH PRICE       LOW PRICE        CONSIDERATION(2)
----------------        --------------     -------------       ----------       ---------        ----------------
                                               (US$)             (US$)            (US$)
1 Trading Day              207,243             $13.20            $13.39           $13.01               32
10 Trading Days            488,982             $13.00            $13.86           $11.98               14
30 Trading Days            582,472             $11.93            $13.86           $10.43               12
60 Trading Days            640,899             $12.97            $16.97           $10.43               11
90 Trading Days            597,792             $13.12            $16.97           $10.43               11
180 Trading Days           609,022             $13.09            $16.97           $ 9.82               11
One Year                   572,027             $12.25            $16.97           $ 5.71               12

1. April 12, 2004 was the last trading day for the shares of Parentco Common Stock prior to the Announcement.

2. Assumes all holders of the Shares elect the Parentco Common Stock Consideration and the volume of trading of Parentco Common Stock is the historical average daily volume during the respective period.

      RBC also compared the historical trading prices for the Parentco Common Stock during the last twelve months ("LTM") ended April 12, 2004 with the historical trading prices of the Shares and the historical level of the NASDAQ Composite Index over the corresponding period. During such period, the share price of the Parentco Common Stock, the price of the Shares and the NASDAQ Composite Index increased 102%, 63% and 52%, respectively.

      Size of Market Float

      Based on the share price of Parentco Common Stock and number of shares of Parentco Common Stock outstanding as at April 12, 2004, as calculated by the treasury stock method, RBC calculated Parentco's equity market capitalization to be approximately US$771 million. Assuming all holders of the Shares elected to receive the Parentco Common Stock Consideration, the number of shares of Parentco Common Stock outstanding would increase by approximately 12%.

      Peer Group Analysis

      RBC reviewed and compared certain financial information for Parentco to corresponding financial information for selected publicly traded companies in the communications software industry. Such information included, among other things, market value of equity, enterprise value (being market value of equity plus face value of preferred stock and book value of debt less cash and marketable securities), price to estimated calendar year 2004 and 2005 earnings per share multiples and enterprise value to estimated calendar year 2004 and 2005 revenue multiples. The multiples were based on financial data as of April 12, 2004, information obtained from the Securities and Exchange Commission filings and Institutional Brokers Estimate

                               RBC CAPITAL MARKETS

System ("IBES") estimates. Although none of the selected companies is directly comparable to Parentco, the companies included were chosen because they are publicly traded companies with operations that may be considered similar to the operations of Parentco.

                                                          PRICE TO EARNINGS PER   ENTERPRISE VALUE TO REVENUE
                                                             SHARE MULTIPLE                MULTIPLE
                          MARKET VALUE     ENTERPRISE     ---------------------   ---------------------------
     COMPANY              OF EQUITY (1)     VALUE (2)     2004E (3)   2005E (3)    2004E (3)       2005E (3)
     -------              -------------     ---------     ---------   ---------    ---------       ---------
                         (US$ millions)  (US$ millions)
Research in Motion          $10,841          $9,357         36.8x       30.3x        15.8x           9.0x
Verisign                      4,306           3,590         30.0x       25.2x         3.9x           3.5x
Comverse Tech                 4,000           2,598            na       51.5x         3.0x           2.7x
InfoSpace                     1,566           1,266         55.5x       40.8x         6.3x           5.4x
Sonus Networks                1,078             795         50.8x       30.2x         4.9x           3.9x
Openwave Systems                867             659            Na       47.2x         2.2x           2.0x
Intervoice                      669             641         41.8x       32.3x         3.6x           3.1x
ScanSoft                        624             615         28.3x       21.7x         3.3x           2.9x
Intrado                         387             372         23.5x       18.6x         2.6x           2.3x
Ulticom                         465             235         68.3x       50.7x         5.1x           4.4x
Portal Software                 303             206            na          na         1.5x           1.3x
Nuance                          232             125            na          na         1.9x           1.5x
Metro One                        51               7            na          na         0.1x           0.1x
                            -------          ------         -----       -----        -----           ----
Mean                                                        41.9x       34.9x         4.2x           3.2x
Median                                                      39.3x       31.3x         3.3x           2.9x
                            -------          ------         -----       -----        -----           ----
Parentco                        771             665         49.9x       27.0x         7.8x           5.8x
                            -------          ------         -----       -----        -----           ----

1. Share price as at April 12, 2004 multiplied by diluted shares outstanding, calculated based on the treasury stock method.

2. Market value of equity plus face value of preferred stock and book value of debt less cash and marketable securities.

3.    Calendar year forecasts based on IBES estimates.

      RBC noted that Parentco's price to estimated calendar year 2004 earnings per share multiple and enterprise value to estimated calendar year 2004 and 2005 revenue multiples were higher than the corresponding mean and median multiples of the selected publicly traded companies. RBC also noted that Parentco's price to estimated calendar year 2005 earnings per share multiple was lower than the corresponding mean and median multiples of the selected publicly traded companies.

      Pro Forma Combination Analysis

      RBC performed an analysis of the potential pro forma financial impact of the Arrangement on the earnings per share of Parentco for the calendar year 2004 and 2005 based on IBES estimates for Parentco and the Company. Such analysis excluded any synergies or cost savings that might be realized after the Arrangement and also excluded the potential adverse impact of purchase accounting adjustments related to acquired deferred revenue. The results of this analysis indicated that, excluding any potential synergies or cost savings, the Arrangement would be modestly dilutive to earnings per share of Parentco on a non-GAAP basis for calendar year 2004 and 2005.

      Price Reaction to Announcements of Quarterly Results

      As part of our due diligence review, RBC held discussions with management of Parentco regarding the financial and operating results for Parentco for the first quarter of calendar year 2004 anticipated to be reported by management of Parentco on April 22, 2004. RBC compared Parentco's actual quarterly revenue, net subscriber additions and earnings per share as anticipated to be reported by management with consensus research analyst estimates, based on the latest available research reports, for first quarter 2004 revenue, net

                               RBC CAPITAL MARKETS
subscriber additions and earnings per share. RBC noted that such first quarter 2004 revenue and net subscriber additions anticipated to be reported by management of Parentco would fall below consensus research analyst estimates and that such first quarter 2004 earnings per share anticipated to be reported by management of Parentco would meet or exceed consensus research analyst estimates. RBC also noted that management of Parentco anticipated to confirm its guidance for calendar year 2004 revenue, net subscriber additions and earnings per share.

      RBC also reviewed historical financial and trading information of Parentco Common Stock in reaction to Parentco's announcements of quarterly results. For each announcement of quarterly results during calendar year 2002 and 2003, RBC compared consensus research analyst estimates for Parentco's quarterly revenue, net subscriber additions and earnings per share immediately prior to such announcement with Parentco's actual reported quarterly revenue, net subscriber additions and earnings per share. RBC also calculated the percentage change in the share price of Parentco's Common Stock and the corresponding percentage change in the NASDAQ Composite Index for the one-day and five-day trading period immediately following each quarterly announcement.

      Sensitivity of Consideration to Price of Parentco Common Stock

      Based on the foregoing review, RBC performed a sensitivity analysis of the Consideration offered under the Arrangement to the share price of Parentco Common Stock. RBC calculated the implied values for the Consideration per Share based on assumptions regarding the elections to be made by holders of Shares under the Arrangement, including the assumption that all holders of Shares would elect to receive Parentco Common Share Consideration and an alternative assumption that all holders of Shares would elect to receive the Cash Election Consideration, in each case using assumed share prices of Parentco Common Stock which ranged from US$13.22, being the closing share price of Parentco Common Stock on April 12, 2004, to US$6.00, being a price at the low end of a sensitivity range which RBC assumed taking into consideration, among other things, the historical trading prices of the Parentco Common Stock and the forthcoming announcement of results for the first quarter of calendar year 2004 scheduled for release on April 22, 2004.

(US$)                                        CALCULATED IMPLIED VALUE OF CONSIDERATION PER SHARE
                            -------------------------------------------------------------------------------------
                            ASSUMING ALL HOLDERS OF SHARES
                                  ELECT THE PARENTCO                  ASSUMING ALL HOLDERS OF SHARES ELECT
     SENSITIVITY              COMMON STOCK CONSIDERATION                THE CASH ELECTION CONSIDERATION
ASSUMPTION FOR PRICE        ------------------------------        -----------------------------------------------
 OF PARENTCO COMMON                                                   CASH             SHARE
        STOCK                        IMPLIED VALUE                COMPONENT (1)      COMPONENT      IMPLIED VALUE
        -----                        -------------                -------------      ---------      -------------
$ 6.00                                   $4.50                        $2.35            $3.33            $5.67
$ 7.00                                   $5.25                        $2.33            $3.89            $6.22
$ 8.00                                   $6.00                        $2.30            $4.46            $6.77
$ 9.00                                   $6.75                        $2.29            $5.04            $7.32
$10.00                                   $7.50                        $2.27            $5.61            $7.88
$11.00                                   $8.25                        $2.26            $6.18            $8.44
$12.00                                   $9.00                        $2.25            $6.75            $9.00
$13.00                                   $9.75                        $2.24            $7.33            $9.56
$13.22(2)                                $9.92                        $2.24            $7.45            $9.69

1. The cash component represents the pro rata share of the Maximum Cash Consideration under the Cash Election Consideration. The cash component varies inversely with the price of Parentco Common Stock due to the number of options that are potentially exercised by option holders of the Company.

2. The closing share price of Parentco Common Stock on April 12, 2004, the last trading day prior to the Announcement, was US$13.22.

                               RBC CAPITAL MARKETS

      DISCOUNTED CASH FLOW ANALYSIS

      The DCF approach takes into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the Company. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used.

      Assumptions

      RBC developed a base case (the "Base Case") of projected cash flows for purposes of the DCF analysis based on a review of the Company's actual operating results for the past five years, the Management 2003 Strategic Plan, the Management 2004 Financial Forecast and IBES estimates for calendar year 2004 and 2005 for the Company. In the Base Case, cash flow projections for calendar year 2004 were consistent with the Management 2004 Financial Forecast and cash flow projections for calendar years 2005 to 2013 were based on extrapolations and assumptions consistent with various research analyst projections, the market size and market share opportunities identified in the Management 2003 Strategic Plan and industry growth information gained during the due diligence process.

      The major assumptions used in the Base Case are provided below:

      i) Revenue

      Revenue is forecast to increase slightly in calendar year 2004, demonstrate strong growth from calendar years 2005 to 2009 and modest growth over the remaining forecast period. The strong growth from calendar years 2005 to 2009 is expected to result from the Company developing its products for new applications of workforce management, expanding its international presence and penetrating segments of the North American telecommunications market. Software and services revenue is forecast based on estimates of market size, penetration rates and revenue per technician under license. Maintenance revenue is forecast based on the Company's installed base of licenses.

      ii) Gross Margin

      Gross margin is forecast to increase slightly in calendar year 2004 and 2005 and then remain stable over the remaining forecast period.

      iii) Operating Expenses

      Operating expenses as a percentage of revenue are forecast to increase modestly in calendar year 2004 and to decrease slightly over the remaining forecast period.

      iv) Capital Expenditures

      Capital expenditures are mainly for maintenance purposes and are expected to increase over the forecast period.

                               RBC CAPITAL MARKETS

      v) Non-Cash Working Capital

      In estimating non-cash working capital items, accounts receivable and unbilled receivables were forecast to grow in line with the growth in revenues and accounts payable and accrued liabilities were forecast to grow in line with the growth in direct costs.

      vi) Cash Taxes

      RBC used the Company's existing corporate structure and resulting tax attributes to determine cash taxes.

      vii) Additional Items

      As additional items included in the DCF approach, RBC took into account the excess cash on the balance sheet of the Company, the cash proceeds from the exercise of options and the benefit of tax loss carryforwards.

      A summary of the Base Case is provided below:

                                                         YEARS ENDING DECEMBER 31,
                         ------------------------------------------------------------------------------------------
(US$ millions)           2004E     2005E    2006E     2007E  2008E    2009E    2010E     2011E    2012E      2013E
--------------           -----     -----    -----     -----  -----    -----    -----     -----    -----      -----
Revenue                  $48.0     $57.9    $74.4     $86.5  $106.4   $116.3   $123.0    $127.1   $131.0     $134.9
EBITDA                     2.9       5.0      6.5       8.3    10.2     12.7     15.3      18.0     20.8       23.6
Less: Cash Taxes           0.1       0.7      0.9       1.3     1.8      2.5      3.3       4.1      4.8        5.7
Less: Capital Exp.         2.0       3.3      4.1       4.3     4.4      4.6      4.7       4.8      5.0        5.1
Less: Working Capital      4.4       2.1      2.9       2.2     3.6      1.9      1.3       0.9      0.9        0.9
                         -----     -----    -----      ----    ----     ----     ----      ----    -----      -----
Free Cash Flow (1)(2)    ($3.6)    ($1.1)   ($1.4)     $0.4    $0.3     $3.7     $6.0      $8.2    $10.1      $12.0
                         =====     =====    =====      ====    ====     ====     ====      ====    =====      =====

1.    Figures may not add due to rounding.

2. Represents free cash flow on an enterprise basis. For purposes of the DCF approach, RBC took into account the cash flow from the enterprise and also, among other things, the excess cash on the balance sheet of the Company, the cash proceeds from the exercise of options and the benefit of tax loss carryforwards.

                               RBC CAPITAL MARKETS

      Discount Rates

      RBC selected appropriate discount rates to apply to our projected unlevered free cash flows by utilizing the Capital Asset Pricing Model ("CAPM") approach to determine an appropriate weighted average cost of capital ("WACC"). This approach calculates WACC based on an assumed optimal capital structure for the Company. The Company's optimal capital structure was chosen based upon a review of the capital structures of comparable companies and the risks faced by the Company and the mobile workforce management industry. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relationship to a benchmark ("beta") and a premium for equity risk. The CAPM approach calculates the cost of debt as a function of the risk-free rate of return plus an appropriate borrowing spread to reflect credit risk, assuming an optimal capital structure. The assumptions used by RBC in estimating WACC for the Company are provided below:

WACC ANALYSIS
-------------
Optimal Capital Structure         100% Equity
Risk Free Rate                    4.2%
Equity Risk Premium               5.0%
Beta                              2.3
WACC                             15.7%

      Based on the foregoing analysis, taking into account sensitivity analyses on the variables selected above, RBC utilized discount rates ranging from 14% to 17%.

      Terminal Value

      RBC considered two approaches to calculating the terminal value. One approach calculated the terminal value based on multiples ranging from four to seven times LTM EBITDA (being earnings before interest, taxes, depreciation and amortization) at the end of the forecast period. The second approach calculated the terminal value based on assumed perpetual annual growth rates ranging from two to four percent. In each approach, RBC took into consideration the outlook for long-term inflation and growth prospects for the Company beyond the terminal year and the outlook for the mobile workforce management industry beyond the terminal year.

      DCF Sensitivity Analysis

      In completing our DCF analysis, RBC did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses using the aforementioned Base Case. Variables sensitized included revenue growth, gross margins, operating expense growth, foreign exchange rates, discount rates and terminal value assumptions. The results of these sensitivity analyses are reflected in our judgment as to the fairness of the Consideration under the Arrangement from a financial point of view to the holders of the Shares.

      Summary of DCF Analysis

      The Consideration under the Arrangement (see "Review of Consideration") is consistent with the results generated under the DCF approach, including taking into account sensitivity analyses as described above.

                               RBC CAPITAL MARKETS

      PRECEDENT TRANSACTION ANALYSIS

      RBC reviewed publicly available information with respect to selected transactions involving companies in the workforce management industry ("Group A") and selected transactions involving companies in the fleet management/transportation industry, the mobile data access industry and the enterprise resource planning software industry ("Group B"). Although none of the selected transactions is directly comparable to the Arrangement, particularly transactions involving companies in Group B, the transactions included were chosen because they involved targets with, to varying extents, operations that may be considered similar to the operations of the Company. For each of these transactions, RBC reviewed the prices paid and calculated the implied enterprise value to LTM revenue multiples.

   ANNOUNCEMENT                                                                 ENTERPRISE    ENTERPRISE VALUE TO
       DATE         ACQUIROR                  TARGET / CURRENCY                   VALUE       LTM REVENUE MULTIPLE
       ----         --------                  -----------------                   -----       --------------------
                                                                                (millions)
Group A Transactions

Workforce Management
Jan 2004            Telispark                 Infowave Software         USD        $  8.7               1.8x
Feb 2002            imedeon                   ViryaNet                  USD        $  2.9               0.8x
Jan 2002            M3i Systems               Cognicase                 CAD        $ 35.0               1.8x
Aug 2001            eDispatch.com Wireless    AirIQ                     CAD        $ 27.4                 na
Mar 2001            MobileForce Technologies  C-COR.net                 USD        $ 24.5                 na

Group B Transactions

Fleet Management / Transportation
Mar 2002            @Track trucking/tracking  Aether Systems            USD        $ 15.0               3.8x
Jun 2001            TransSettlements          Descartes Systems         USD        $ 23.5               2.6x
Jan 2000            LocusOne Communications   Aether Systems            USD        $ 43.3              26.8x
Jun 1999            MDSI Transportation Bus.  Digital Dispatch          USD        $  3.6               1.3x

Mobile Data Access
May 2003            HiddenMind Technology     Infowave Software         USD        $  2.0               2.6x
Sep 2001            Data Critical             GE Medical Systems        USD        $ 49.9               2.5x
Sep 2000            Cerulean Technology       Aether Systems/Sunpro     USD        $160.8               6.4x
Jul 2000            Texlon                    Symbol Technologies       USD        $264.2               0.7x
Jul 2000            Teklogix International    Psion                     CAD        $534.9               2.6x
Apr 2000            Wireless Link             CSI Wirless               CAD        $ 17.3               0.9x

Enterprise Resource Planning Software
Nov 2003            Infor Business Solutions  Agilisys International    EUR        E 32.1               0.5x
Sep 2003            Ross Systems              chinadotcom               USD        $ 58.4               1.2x
Aug 2003            EXE Technologies          SSA Global Tech.          USD        $ 17.9               0.3x
May 2002            Western Data Systems      Manugistics Group         USD        $ 33.9               1.2x
Jan 2002            Momentum Business Apps.   Peoplesoft                USD        $ 76.9              20.1x
Oct 2001            Clarify (division of      Amdocs                    USD        $200.0               0.8x
                    Nortel)
Oct 2001            nQuire Software           Siebel Systems            USD        $ 30.7               6.1x
Aug 2001            YOUcentric                J.D. Edwards & Co.        USD        $ 71.3               3.4x

                               RBC CAPITAL MARKETS

      RBC noted that the enterprise value to LTM revenue multiples for the Group A transactions, which involved companies in the workforce management industry, ranged from 0.8x to 1.8x. RBC also noted that the minimum, maximum, mean and median enterprise value to LTM revenue multiples for both the Group A and Group B transactions collectively were 0.3x, 26.8x, 4.2x and 1.8x, respectively.

      RBC calculated the enterprise value to LTM revenue multiples implied by the Consideration under the Arrangement using a sensitivity range for the price of Parentco Common Stock (see "Review of Consideration") and a weighted average of the Parentco Common Stock Consideration and Cash Election Consideration assuming a proration of the Maximum Cash Consideration.

                                                                     IMPLIED
  SENSITIVITY ASSUMPTION FOR             IMPLIED               ENTERPRISE VALUE TO
PRICE OF PARENTCO COMMON STOCK       VALUE PER SHARE           LTM REVENUE MULTIPLE
------------------------------       ---------------           --------------------
             (US$)                        (US$)
$ 6.00                                    $5.67                        0.7x
$ 7.00                                    $6.22                        0.8x
$ 8.00                                    $6.77                        0.9x
$ 9.00                                    $7.32                        1.0x
$10.00                                    $7.88                        1.1x
$11.00                                    $8.44                        1.3x
$12.00                                    $9.00                        1.4x
$13.00                                    $9.56                        1.5x
$13.22(1)                                 $9.69                        1.5x

1. The closing share price of Parentco Common Stock on April 12, 2004, the last trading day prior to the Announcement, was US$13.22.

      Summary of Precedent Transaction Analysis

      The enterprise value to LTM revenue multiples implied by the Consideration under the Arrangement are consistent with the multiples paid in the selected precedent transactions.

      PREMIUMS PAID ANALYSIS

      RBC conducted an analysis of the premiums paid in 15 selected transactions involving public Canadian technology target companies since 2000. For each transaction, RBC calculated the proposed acquisition price premium over the share price on the day before the announcement of the transaction. RBC derived minimum, maximum, median and mean premiums for these transactions of 10%, 109%, 41% and 48%, respectively.

                               RBC CAPITAL MARKETS

      RBC calculated the premiums to the closing price of the Shares on April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement, implied by the Consideration under the Arrangement using a sensitivity range for the price of Parentco Common Stock (see "Review of Consideration") and a weighted average of the Parentco Common Stock Consideration and Cash Election Consideration assuming a proration of the Maximum Cash Consideration.

SENSITIVITY ASSUMPTION FOR
 PRICE OF PARENTCO COMMON               IMPLIED                   IMPLIED
         STOCK                     VALUE PER SHARE               PREMIUM(1)
         -----                     ---------------               ----------
         (US$)                         (US$)
$ 6.00                                 $5.67                        12%
$ 7.00                                 $6.22                        23%
$ 8.00                                 $6.77                        34%
$ 9.00                                 $7.32                        45%
$10.00                                 $7.88                        56%
$11.00                                 $8.44                        67%
$12.00                                 $9.00                        78%
$13.00                                 $9.56                        89%
$13.22(2)                              $9.69                        92%

1. Premium over the closing price of the Shares on April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement.

2. The closing share price of Parentco Common Stock on April 12, 2004, the last trading day prior to the Announcement, was US$13.22.

      As part of its analysis of the implied premiums to the closing price of the Shares on April 8, 2004, RBC reviewed a variety of significant news events during the preceding 12 month period which had appeared to affect the price of the Shares, including, among other events: (i) the announcement by the Company on September 22, 2003 that it had retained a financial advisor to the Board and that the Board was evaluating potential business combinations; (ii) the announcement by the Company on September 23, 2003 that it had received several expressions of interest from various parties; and (iii) the announcement by the Company on November 17, 2003, that it was delaying the filing of its third quarter report on Form 10-Q to allow time to restate its financial results for the previous four quarters and the full fiscal year 2002. RBC noted that during the two-day period following the announcement on September 22, 2003, the price of the Shares increased 22% while the NASDAQ Composite Index decreased modestly over the corresponding period. RBC also noted that reports on the Company published by securities research analysts subsequent to September 22, 2003, including reports published in the three month period prior to April 8, 2004, referenced the Company's pursuit of strategic alternatives.

      Summary of Premiums Paid Analysis

      The premiums implied by the Consideration under the Arrangement are consistent with the premiums paid in the selected transactions.

                               RBC CAPITAL MARKETS

      COMPARABLE COMPANY ANALYSIS

      RBC reviewed and compared certain financial information for selected publicly traded companies in industries related to the mobile workforce management industry with the corresponding information for the Company and the Consideration under the Arrangement. Such information included, among other things, market value of equity, enterprise value, enterprise value to LTM, estimated calendar year 2004 and estimated calendar year 2005 revenue multiples and revenue growth estimates for calendar year 2004 and 2005. The multiples were based on financial data as of April 12, 2004 (except for the Company which was based on Share price data as of April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement), information obtained from the Securities and Exchange Commission filings and IBES estimates. Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that may be considered similar to the operations of the Company.

                                                                                 ENTERPRISE VALUE TO
                                                                                   REVENUE MULTIPLE
                                            MARKET VALUE      ENTERPRISE     -----------------------------
COMPANY                                     OF EQUITY (1)      VALUE (2)     LTM     2004E (3)   2005E (3)
-------                                     -------------      ---------     ---     ---------   ---------
                                            (US$ millions)  (US$ millions)
Wireless Data Solutions

Openwave Systems                               $    867      $     659       2.4x       2.2x        2.0x
Intergraph                                          930            654       1.2x       1.2x        1.1x
Aether Systems                                      220            346       6.2x       6.2x          na
Intellisync                                         217            195       6.1x       3.1x        2.3x
ClickSoftware                                        89             77       3.4x       2.7x        2.2x
Infowave Software                                    39             30       5.0x         na          na
ViryaNet                                             27             25       2.2x         na          na
AirIQ                                                28             21       3.5x         na          na
724 Solutions                                        23              8       0.6x         na          na

Field Services / Enterprise Software

Oracle                                           66,654         58,806       5.9x       5.6x        5.2x
PeopleSoft                                        7,078          5,682       2.5x       2.0x        1.8x
Siebel Systems                                    6,650          4,634       3.4x       3.2x        2.9x
Broadvision                                         231            179       2.0x       1.7x        1.5x
Astea International                                  11              8       0.6x         na          na
                                               --------      ---------       ----       ----        ----
Minimum                                                                      0.6x       1.2x        1.1x
Maximum                                                                      6.2x       6.2x        5.2x
Mean                                                                         3.2x       3.1x        2.4x
Median                                                                       3.0x       2.7x        2.1x
                                               --------      ---------       ----       ----        ----
Company (based on trading price of the               42             29       0.6x       0.6x        0.5x
Shares preceding Announcement)(4)

1. Share price as at April 12, 2004 multiplied by diluted shares outstanding, calculated based on the treasury stock method.

2. Market value of equity plus face value of preferred stock and book value of debt less cash and marketable securities.

3.    Calendar year forecasts based on IBES estimates.

4. The market value of equity, enterprise value and enterprise value to revenue multiples for the Company are based on the closing price of the Shares on April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement.

                               RBC CAPITAL MARKETS

      RBC calculated the enterprise value to LTM, estimated calendar year 2004 and estimated calendar year 2005 revenue multiples implied by the Consideration under the Arrangement using a sensitivity range for the price of Parentco Common Stock (see "Review of Consideration") and a weighted average of the Parentco Common Stock Consideration and Cash Election Consideration assuming a proration of the Maximum Cash Consideration.

SENSITIVITY ASSUMPTION FOR                                 IMPLIED ENTERPRISE VALUE TO REVENUE MULTIPLE
 PRICE OF PARENTCO COMMON            IMPLIED               --------------------------------------------
           STOCK                 VALUE PER SHARE             LTM             2004E(1)         2005E(1)
           -----                 ---------------             ---             --------         --------
           (US$)                      (US$)
$ 6.00                                $5.67                  0.7x              0.7x             0.6x
$ 7.00                                $6.22                  0.8x              0.8x             0.7x
$ 8.00                                $6.77                  0.9x              0.9x             0.8x
$ 9.00                                $7.32                  1.0x              1.0x             0.9x
$10.00                                $7.88                  1.1x              1.1x             1.0x
$11.00                                $8.44                  1.3x              1.2x             1.1x
$12.00                                $9.00                  1.4x              1.3x             1.1x
$13.00                                $9.56                  1.5x              1.4x             1.2x
$13.22(2)                             $9.69                  1.5x              1.5x             1.3x

1.    Based on IBES estimates.

2. The closing share price of Parentco Common Stock on April 12, 2004, the last trading day prior to the Announcement, was US$13.22.

      Summary of Comparable Company Analysis

      RBC considered the performance of the Company relative to the group of comparable companies based on several factors including historical revenue growth and projected revenue growth for calendar year 2004 and 2005 and the Company's enterprise value to LTM, estimated calendar year 2004 and estimated calendar year 2005 revenue multiples based on the closing price of the Shares on April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement. Based on these and other factors, the enterprise value to LTM, estimated calendar year 2004 and estimated calendar year 2005 revenue multiples implied by the Consideration under the Arrangement are consistent with multiples for the group of comparable companies.

      LIQUIDITY OF SHARES ANALYSIS

      Over the 507 trading days during the two-year period ended April 8, 2004, the last full trading day prior to the halt in trading of the Shares prior to the Announcement, approximately 11.3 million Shares traded on The Toronto Stock Exchange and on the NASDAQ National Market, representing an average daily volume of approximately 22,300 Shares. Over the same period, there were 36 trading days when the Shares did not trade on The Toronto Stock Exchange and 45 trading days when the Shares did not trade on the NASDAQ National Market. The Arrangement provides holders of the Shares with a level of liquidity for large positions in the Shares that may not otherwise be available.

      MARKET PROCESS

      As part of our analysis, RBC reviewed the market process undertaken by the Company to solicit offers to either acquire the Company, enter into a business combination with the Company or make an investment in the Company. RBC noted that on September 22, 2003 the Company publicly announced that it had retained a financial advisor to the Board and that the Board was evaluating potential business combinations, financing and other strategic

                               RBC CAPITAL MARKETS
alternatives to maximize shareholder value. RBC further noted that following such announcement the Board, through its financial advisor and the management of the Company, contacted candidates regarding a potential transaction with the Company. As a result of the announcement that the Board was pursuing strategic alternatives, as well as the solicitation efforts of the Board, a number of potential purchasers received information regarding the Company and held preliminary conversations with the management of the Company in connection with evaluating a possible transaction. Following the process which it had undertaken, the Board entered into negotiations with Parentco to finalize a transaction.

      FAIRNESS CONCLUSION

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the Consideration under the Arrangement is fair from a financial point of view to the holders of the Shares.

Yours very truly,

/s/ RBC Dominion Securities Inc.
RBC DOMINION SECURITIES INC.

                               RBC CAPITAL MARKETS

                                   APPENDIX G

            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We have read the Management Proxy Circular of MDSI Mobile Data Solutions Inc. concerning the Plan of Arrangement involving MDSI Mobile Data Solutions Inc. and At Road, Inc. dated June 17, 2004. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the use in the above-mentioned Management Proxy Circular of our report to the board of directors and shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2003. Our report is dated March 25, 2004.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, Canada

June 17, 2004

                                   APPENDIX H

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read the Management Proxy Circular of MDSI Mobile Data Solutions Inc. concerning the Plan of Arrangement involving MDSI Mobile Data Solutions Inc. and At Road, Inc. dated June 17, 2004. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the use in the above-mentioned Management Proxy Circular of our report to the stockholders and board of directors on the consolidated balance sheets of At Road, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in period ended December 31, 2003. Our report is dated March 11, 2004.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Public Accounting Firm
San Jose, California

June 17, 2004

                                   APPENDIX I

                    INSTRUCTIONS TO VIEW DOCUMENTS ON CD-ROM

WINDOWS USERS

     TO VIEW THE DOCUMENTS ON THIS CD (WINDOWS INSTRUCTIONS):

     1.    Place the CD in the CD-ROM drive.

     2.    Double-click on the "My Computer" icon on your desktop.

     3. Double-click on the drive for the CD-ROM. Typically, this will be your (D:) drive.

     IF ADOBE(R)ACROBAT(R) READER IS INSTALLED ON YOUR PC:

     1. Simply double-click on the PDF document icon to open the document represented by the icon.

     2.    OR open the files using the application directly.

     IF ADOBE(R) ACROBAT(R) READER IS NOT INSTALLED ON YOUR COMPUTER:

     1. It is available as a free download at www.adobe.com. Follow the instructions on that site in order to install the Reader.

MAC USERS

     TO VIEW THE DOCUMENTS ON THE CD (MAC INSTRUCTIONS)

     1.    Place the CD in the CD-ROM drive.

     2.    Double-click on the CD icon which should now appear on your desktop.

     IF ADOBE(R) ACROBAT(R) READER IS INSTALLED ON YOUR MAC:

     1. Simply double-click on a PDF document icon and it will open the document represented by the icon.

     IF ADOBE(R) ACROBAT(R) READER IN NOT INSTALLED ON YOUR COMPUTER:

     1. It is available as a free download at www.adobe.com. Follow the instructions on that site in order to install the Reader.

LEGAL INFORMATION

     Please note that Adobe(R) and Acrobat(R) are trademarks of Adobe Systems incorporated. The Adobe(R) Acrobat(R)Reader is not a product of MDSI or @Road. Use of Adobe(R)Acrobat(R) Reader is subject to a license agreement. You are encouraged to read the license agreement. By installing Adobe(R)Acrobat(R) Reader, you are accepting the terms and conditions of the license agreement.

     NEITHER MDSI NOR @ROAD ASSUMES ANY RESPONSIBILITY WHATSOEVER FOR ANY DAMAGES, WHETHER INCIDENTAL OR CONSEQUENTIAL OR SPECIAL, WHICH MAY RESULT, DIRECTLY OR INDIRECTLY, FROM THE USE OR INSTALLATION OF ADOBE(R)ACROBAT(R) READER.

                              PROXY FOR HOLDERS OF

                 MDSI MOBILE DATA SOLUTIONS INC. COMMON SHARES

     FOR USE AT A SPECIAL MEETING OF THE HOLDERS ("MDSI SHAREHOLDERS") OF COMMON SHARES ("COMMON SHARES") AND HOLDERS OF OPTIONS TO ACQUIRE COMMON SHARES (TOGETHER WITH MDSI SHAREHOLDERS, "MDSI SECURITYHOLDERS") OF MDSI MOBILE DATA SOLUTIONS INC. (THE "CORPORATION") TO BE HELD ON WEDNESDAY, AUGUST 4, 2004, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO SEEK MDSI SECURITYHOLDER APPROVAL FOR AN ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT (THE "ARRANGEMENT") THAT WILL RESULT IN THE INDIRECT ACQUISITION OF THE CORPORATION BY AT ROAD, INC., AS MORE PARTICULARLY DESCRIBED IN THE MANAGEMENT PROXY CIRCULAR OF THE CORPORATION DATED JUNE 17, 2004 (THE "CIRCULAR").

    THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE CORPORATION.

     The undersigned MDSI Shareholder hereby appoints Erik Dysthe, Chairman of the Board and Chief Executive Officer of the Corporation, or failing him, Glenn Kumoi, Vice President, Chief Legal Officer and Corporate Secretary of the Corporation, or instead of either of the foregoing ----------------------------------------- (the "PROXYHOLDER"), as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the special meeting (the "MEETING") of MDSI Securityholders to be held at 9:00 a.m. (Vancouver time) on Wednesday, August 4, 2004 at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia, and at any adjournment or postponement thereof, with full power of substitution, upon the following matter:

(1)  The special resolution being the
     Arrangement Resolution set forth as
     Appendix A to the Circular approving,
     among other matters, the Arrangement.
     (Mark only one of the following):
        [ ] FOR  or  [ ] AGAINST

     IF ANY AMENDMENTS OR VARIATIONS TO THE
MATTER REFERRED TO ABOVE ARE PROPOSED AT THE
MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
THEREOF, THE UNDERSIGNED HEREBY CONFERS
DISCRETIONARY AUTHORITY ON THE PROXYHOLDER TO
VOTE ON SUCH AMENDMENTS OR VARIATIONS OR SUCH
OTHER MATTERS IN ACCORDANCE WITH THE BEST
JUDGMENT OF SUCH PERSON.

     The undersigned hereby revokes all former proxies given in respect of the Meeting and ratifies everything the Proxyholder may do at the Meeting or any adjournment or postponement of the Meeting.

Executed on
------------------------------------------ , 2004.

------------------------------------------------------
Number of Common Shares

------------------------------------------------------
Signature of MDSI Shareholder

------------------------------------------------------
Name of MDSI Shareholder

(Please print clearly)

               ---------------------------------------------------------------
               -------------------------------

               ---------------------------------------------------------------
               -------------------------------

NOTES:

1. NOTWITHSTANDING THE DESIGNATION ON THE REVERSE, AN MDSI SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT SUCH MDSI SHAREHOLDER AT THE MEETING OTHER THAN THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THIS PROXY. SUCH RIGHT MAY BE EXERCISED BY INSERTING IN THE SPACE PROVIDED THE NAME OF THE OTHER PERSON THE MDSI SHAREHOLDER WISHES TO APPOINT. SUCH OTHER PERSON NEED NOT BE AN MDSI SHAREHOLDER.

2. An MDSI Shareholder should indicate their choice on the items listed on the reverse hereof by checking the appropriate box. If an MDSI Shareholder does not specify a choice, their Common Shares will be voted in favour of the item set out on the reverse hereof.

3. To be valid, this proxy must be signed and deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Stock Transfer Services or by fax to 1-866-249-7775 (within North America) or 1-416-263-9524 (outside North America) (Attention: Stock Transfer Services) not later than 9:00 a.m. (Vancouver time) on Friday, July 30, 2004 or, if the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the chair of the Meeting, immediately prior to the commencement of the Meeting or any adjournment or postponement thereof.

4. If you are an individual holder of Common Shares, please sign exactly as your Common Shares are registered.

5. If the MDSI Shareholder is a person other than an individual, this proxy must be executed by a duly authorized officer or attorney of the MDSI Shareholder and, if the MDSI Shareholder is a corporation and such corporation has a corporate seal, its corporate seal should be affixed.

6. If Common Shares are registered in the name of an executor, administrator or trustee, please sign exactly as the Common Shares are registered. If the Common Shares are registered in the name of a deceased or other MDSI Shareholder, the MDSI Shareholder's name must be printed in the space provided, the proxy must be signed by the legal representative with his or her name printed below his or her signature and evidence of authority to sign on behalf of the MDSI Shareholder must be attached to this proxy.

7. In many cases, Common Shares beneficially owned by a holder (a "NON-REGISTERED HOLDER") are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should follow the instructions of their intermediaries to vote their Common Shares.

8. Please refer to the Circular for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.

9. If this proxy is not dated in the space provided, it will be deemed to bear the date of the Circular.

10. Registered holders of Common Shares are entitled to dissent in respect of the Arrangement involving the Corporation in accordance with the Dissent Procedures described in the Circular. An MDSI Shareholder may only exercise the right to dissent in respect of Common Shares which are registered in that MDSI Shareholder's name. MDSI Shareholders, including Non-Registered Holders, who wish to dissent should carefully review the section entitled "Dissenting Shareholders' Rights" in the Circular. The failure to comply strictly with the Dissent Procedures may result in the loss or unavailability of the right to dissent.

11. Capitalized terms used herein without definitions have the meanings given to such terms in the Circular.

     THIS IS YOUR PROXY. PLEASE COMPLETE, FOLD AND RETURN IN THE ENVELOPE PROVIDED.

                    PROXY FOR HOLDERS OF OPTIONS TO ACQUIRE
                 MDSI MOBILE DATA SOLUTIONS INC. COMMON SHARES

     FOR USE AT A SPECIAL MEETING OF THE HOLDERS ("MDSI SHAREHOLDERS") OF COMMON SHARES AND HOLDERS ("MDSI OPTIONHOLDERS") OF OPTIONS ("OPTIONS") TO ACQUIRE COMMON SHARES (MDSI SHAREHOLDERS AND MDSI OPTIONHOLDERS, COLLECTIVELY, "MDSI SECURITYHOLDERS") OF MDSI MOBILE DATA SOLUTIONS INC. (THE "CORPORATION") TO BE HELD ON WEDNESDAY, AUGUST 4, 2004, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, TO SEEK MDSI SECURITYHOLDER APPROVAL FOR AN ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT (THE "ARRANGEMENT") THAT WILL RESULT IN THE INDIRECT ACQUISITION OF THE CORPORATION BY AT ROAD, INC., ALL AS MORE PARTICULARLY DESCRIBED IN THE MANAGEMENT PROXY CIRCULAR OF THE CORPORATION DATED JUNE 17, 2004 (THE "CIRCULAR").

    THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE CORPORATION.

     The undersigned MDSI Optionholder hereby appoints Erik Dysthe, Chairman of the Board and Chief Executive Officer of the Corporation, or failing him, Glenn Kumoi, Vice President, Chief Legal Officer and Corporate Secretary of the Corporation, or instead of either of the foregoing ----------------------------------------- (the "PROXYHOLDER"), as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the special meeting (the "MEETING") of MDSI Securityholders to be held at 9:00 a.m. (Vancouver time) on Wednesday, August 4, 2004 at the Sheraton Vancouver Wall Centre Hotel, Port Alberni Room, 4th Floor, North Tower, 1088 Burrard Street, Vancouver, British Columbia, and at any adjournment or postponement thereof, with full power of substitution, upon the following matter:

(1)  The special resolution being the
     Arrangement Resolution set forth as
     Appendix A to the accompanying Circular
     approving, among other matters, the
     Arrangement. (Mark only one of the
     following):

        [ ] FOR  or  [ ] AGAINST

     IF ANY AMENDMENTS OR VARIATIONS TO THE
MATTER REFERRED TO ABOVE ARE PROPOSED AT THE
MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
THEREOF, THE UNDERSIGNED HEREBY CONFERS
DISCRETIONARY AUTHORITY ON THE PROXYHOLDER TO
VOTE ON SUCH AMENDMENTS OR VARIATIONS OR SUCH
OTHER MATTERS IN ACCORDANCE WITH THE BEST
JUDGMENT OF SUCH PERSON.

     The undersigned hereby revokes all former proxies given in respect of the Meeting and ratifies everything the Proxyholder may do at the Meeting or any adjournment or postponement of the Meeting.

Executed on
------------------------------------------ , 2004.

------------------------------------------------------
Signature of MDSI Optionholder

------------------------------------------------------
Name of MDSI Optionholder
(Please print clearly)

               ---------------------------------------------------------------
               -------------------------------

               ---------------------------------------------------------------
               -------------------------------

NOTES:

1. NOTWITHSTANDING THE DESIGNATION ON THE REVERSE, AN MDSI OPTIONHOLDER HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT SUCH MDSI OPTIONHOLDER AT THE MEETING OTHER THAN THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THIS PROXY. SUCH RIGHT MAY BE EXERCISED BY INSERTING IN THE SPACE PROVIDED THE NAME OF THE OTHER PERSON THE MDSI OPTIONHOLDER WISHES TO APPOINT. SUCH OTHER PERSON NEED NOT BE AN MDSI OPTIONHOLDER.

2. An MDSI Optionholder should indicate their choice on the item listed on the reverse hereof by checking the appropriate box. If an MDSI Optionholder does not specify a choice, their Options will be voted in favour of the item set out on the reverse hereof.

3. To be valid, this proxy must be signed and deposited with Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Stock Transfer Services or by fax to 1-866-249-7775 (within North America) or 1-416-263-9524 (outside North America) (Attention: Stock Transfer Services) not later than 9:00 a.m. (Vancouver time) on Friday, July 30, 2004 or, if the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or postponed Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the chair of the Meeting, immediately prior to the commencement of the Meeting or any adjournment or postponement thereof.

4. Please refer to the Circular for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.

5. If this proxy is not dated in the space provided, it will be deemed to bear the date of the Circular.

6. Capitalized terms used herein without definitions have the meanings given to such terms in the Circular.

     THIS IS YOUR PROXY. PLEASE COMPLETE, FOLD AND RETURN IN THE ENVELOPE PROVIDED.